     AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2012.
                                                           FILE NOS. 333-
                                                                       811-09003
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM N-4
                             REGISTRATION STATEMENT
                                      UNDER

                          THE SECURITIES ACT OF 1933                         [X]


                            Pre-Effective Amendment No.                          [ ]

                            Post-Effective Amendment No.                         [ ]


                                     and/or

                             REGISTRATION STATEMENT
                                      UNDER

                      THE INVESTMENT COMPANY ACT OF 1940                     [X]


                                   Amendment No.                                 [ ]


                        (Check Appropriate Box or Boxes)

                                  ------------

                         VARIABLE ANNUITY ACCOUNT SEVEN
                           (Exact Name of Registrant)


                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                               (Name of Depositor)


                              2727-A ALLEN PARKWAY,
                              HOUSTON, TEXAS 77019

              (Address of Depositor's Principal Offices) (Zip Code)


        Depositor's Telephone Number, including Area Code: (800) 871-2000



                               MANDA GHAFERI, ESQ.


                             AIG LIFE AND RETIREMENT


                            1999 AVENUE OF THE STARS

                       LOS ANGELES, CALIFORNIA 90067-6121
      (Name and Address of Agent for Service for Depositor and Registrant)

Approximate Date of Proposed Public Offering: As soon after the effective date of this registration statement as is practicable.


Title of Securities Being Registered: Units of interest in Variable Annuity Account Seven of American General Life Insurance Company under variable annuity contracts.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         VARIABLE ANNUITY ACCOUNT SEVEN

                              CROSS REFERENCE SHEET

                              PART A -- PROSPECTUS

ITEM NUMBER
IN FORM N-4                                                    CAPTION
-----------                                                    -------
1.   Cover Page..............................   Cover Page
2.   Definitions.............................   Glossary
3.   Synopsis................................   Highlights; Fee Tables; Portfolio
                                                Expenses; Examples
4.   Condensed Financial Information.........   Appendix - Condensed Financial
                                                Information
5.   General Description of Registrant,
     Depositor and Portfolio Companies.......   The Polaris II A-Class Platinum
                                                Series Variable Annuity; Other
                                                Information
6.   Deductions..............................   Expenses
7.   General Description of Variable Annuity
     Contracts...............................   The Polaris II A-Class Platinum
                                                Series Variable Annuity; Purchasing a
                                                Polaris II A-Class Platinum Series
                                                Variable Annuity; Investment Options
8.   Annuity Period..........................   Annuity Income Options
9.   Death Benefit...........................   Death Benefits
10.  Purchases and Contract Value............   Purchasing a Variable Annuity
                                                Contract
11.  Redemptions.............................   Access To Your Money
12.  Taxes...................................   Taxes
13.  Legal Proceedings.......................   Legal Proceedings
14.  Table of Contents of Statement of
     Additional Information..................   Table of Contents of  Statement of
                                                Additional Information

                  PART B -- STATEMENT OF ADDITIONAL INFORMATION

Certain information required in Part B of the Registration Statement has been included within the Prospectus forming part of this Registration Statement; the following cross-references suffixed with a "P" are made by reference to the captions in the Prospectus.

ITEM NUMBER
IN FORM N-4                                                    CAPTION
-----------                                                    -------
15.  Cover Page..............................   Cover Page
16.  Table of Contents.......................   Table of Contents
17.  General Information and History.........   The Polaris II A-Class Platinum
                                                Series Variable Annuity (P);
                                                Separate Account; General Account
                                                (P);
                                                Investment Options (P);
                                                Other Information (P)
18.  Services................................   Other Information (P)
19.  Purchase of Securities Being Offered....   Purchasing a Polaris II A-Class
                                                Platinum Series Variable Annuity (P)
20.  Underwriters............................   Distribution of Contracts
21.  Calculation of Performance Data.........   Performance Data
22.  Annuity Payments........................   Annuity Income Options (P);
                                                Income Payments; Annuity Unit Values
23.  Financial Statements....................   Depositor: Other Information (P);
                                                Financial Statements; Registrant:
                                                Financial Statements


                                     PART C

Information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C of this Registration Statement.

                  [POLARIS(II) A - CLASS PLATINUM SERIES LOGO]
                                   PROSPECTUS
                                 JANUARY 2, 2013

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                               issued by Depositor

                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                               in connection with
                         VARIABLE ANNUITY ACCOUNT SEVEN


This variable annuity has several investment choices -- Variable Portfolios (which are subaccounts of the separate account) and available Fixed Account options. Each Variable Portfolio invests exclusively in shares of one of the Underlying Funds listed below. The Underlying Funds are part of AIM Variable Insurance Funds (Invesco Variable Insurance Funds), American Funds Insurance Series, Anchor Series Trust, Franklin Templeton Variable Insurance Products Trust, Lord Abbett Series Fund, Inc., Seasons Series Trust and SunAmerica Series Trust.

This contract is no longer available for sale to new contract owners.


UNDERLYING FUNDS:                   MANAGED BY:
Aggressive Growth                   Wells Capital Management Incorporated
Alliance Growth                     AllianceBernstein L.P.
American Funds Asset Allocation(1)  Capital Research and Management Company
American Funds Global Growth(1)     Capital Research and Management Company
American Funds Growth-Income(1)     Capital Research and Management Company
American Funds Growth(1)            Capital Research and Management Company
Asset Allocation                    Edge Asset Management, Inc.
Balanced                            J.P. Morgan Investment Management Inc.
Blue Chip Growth                    SunAmerica Asset Management Corp.
Capital Appreciation                Wellington Management Company, LLP
Capital Growth                      OppenheimerFunds, Inc.
Cash Management                     BofA Advisors, LLC
Corporate Bond                      Federated Investment Management Company
Davis Venture Value                 Davis Selected Advisers, L.P.
"Dogs" of Wall Street(2)            SunAmerica Asset Management Corp.
Emerging Markets                    J.P. Morgan Investment Management Inc.(6)
Equity Opportunities                OppenheimerFunds, Inc.
Foreign Value                       Templeton Investment Counsel, LLC
Franklin Income Securities Fund     Franklin Advisers, Inc.
Franklin Templeton VIP Founding     Franklin Templeton Services, LLC(3)
  Funds Allocation Fund
Fundamental Growth                  Wells Capital Management Incorporated
Global Bond                         Goldman Sachs Asset Management International
Global Equities                     J.P. Morgan Investment Management Inc.
Government and Quality Bond         Wellington Management Company, LLP
Growth                              Wellington Management Company, LLP
Growth-Income                       J.P. Morgan Investment Management Inc.
Growth Opportunities                Invesco Advisers, Inc.
High-Yield Bond                     PineBridge Investments LLC
International Diversified Equities  Morgan Stanley Investment Management, Inc.
International Growth and Income     Putnam Investment Management, LLC
Invesco Van Kampen V.I. American    Invesco Advisers, Inc.
  Franchise Fund, Series II
  Shares(4)
Invesco Van Kampen V.I. Comstock    Invesco Advisers, Inc.
  Fund, Series II Shares
Invesco Van Kampen V.I. Growth and  Invesco Advisers, Inc.
  Income Fund, Series II Shares
Lord Abbett Growth and Income       Lord, Abbett & Co. LLC
Lord Abbett Mid Cap Stock(5)        Lord, Abbett & Co. LLC
Marsico Focused Growth              Marsico Capital Management, LLC
MFS Massachusetts Investors         Massachusetts Financial Services Company
  Trust(2)
MFS Total Return                    Massachusetts Financial Services Company
Mid-Cap Growth                      J.P. Morgan Investment Management Inc.
Natural Resources                   Wellington Management Company, LLP
Real Estate                         Davis Selected Advisers, L.P.
Real Return                         Wellington Management Company, LLP
Small & Mid Cap Value               AllianceBernstein L.P.
Small Company Value                 Franklin Advisory Services, LLC
Technology                          Columbia Management Investment Advisers, LLC
Telecom Utility                     Massachusetts Financial Services Company
Total Return Bond                   Pacific Investment Management Company LLC

(1) Separate Investment of American Funds Insurance Series.

(2) "Dogs" of Wall Street is an equity fund seeking total return including capital appreciation and current income. MFS Massachusetts Investors Trust is an equity fund seeking reasonable current income and long-term growth of capital and income.

(3) Franklin Templeton Services, LLC is the administrator of this Fund-of-Funds. Franklin Templeton Services, LLC may receive assistance from Franklin Advisers, Inc. in monitoring the Underlying Funds and the VIP Founding Fund's investment in the Underlying Funds.

(4) On April 30, 2012, the Invesco Van Kampen V.I. Capital Growth Fund, Series II Shares Variable Portfolio was renamed Invesco Van Kampen V.I. American Franchise Fund, Series II Shares.

(5) On May 1, 2012, the Lord Abbett Mid Cap Value Variable Portfolio was renamed Lord Abbett Mid Cap Stock.


(6) On or about January 14, 2013, the investment manager of the Emerging Markets Variable Portfolio will change from Putnam Investment Management, LLC to J.P. Morgan Investment Management Inc.


Please read this prospectus carefully before investing and keep it for future reference. It contains important information about the variable annuity.

To learn more about the annuity offered in this prospectus, you can obtain a copy of the Statement of Additional Information ("SAI") dated January 2, 2013. The SAI has been filed with the United States Securities and Exchange Commission ("SEC") and is incorporated by reference into this prospectus. The Table of Contents of the SAI appears at the end of this prospectus. For a free copy of the SAI, call us at (800) 445-7862 or write to us at our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.

In addition, the SEC maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC by the Company.

VARIABLE ANNUITIES INVOLVE RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



GLOSSARY...................................................................      3
HIGHLIGHTS.................................................................      4
FEE TABLE..................................................................      5
      Maximum Owner Transaction Expenses..................................       5
      Maximum Sales Charge................................................       5
      Maximum Withdrawal Charges..........................................       5
      Contract Maintenance Fee............................................       5
      Separate Account Annual Expenses....................................       5
      Additional Optional Feature Fees....................................       5
         Optional MarketLock Income Plus Fee...............................      5
         Optional MarketLock For Life Plus Fee.............................      5
         Optional MarketLock Fee...........................................      5
      Underlying Fund Expenses............................................       5
MAXIMUM AND MINIMUM EXPENSE EXAMPLES.......................................      6
THE POLARIS(II) A-CLASS PLATINUM SERIES VARIABLE ANNUITY...................      7
PURCHASING A POLARIS(II) A-CLASS PLATINUM SERIES VARIABLE ANNUITY..........      7
      Allocation of Purchase Payments.....................................       8
      Accumulation Units..................................................       9
      Right to Examine....................................................       9
      Exchange Offers.....................................................      10
      Important Information for Military Servicemembers...................      10
INVESTMENT OPTIONS.........................................................     10
      Variable Portfolios.................................................      10
         AIM Variable Insurance Funds
                    (Invesco Variable Insurance Funds).....................     11
         American Funds Insurance Series...................................     11
         Anchor Series Trust...............................................     11
         Franklin Templeton Variable Insurance Products Trust..............     11
         Lord Abbett Series Fund, Inc......................................     11
         Seasons Series Trust..............................................     11
         SunAmerica Series Trust...........................................     11
      Substitution, Addition or Deletion of Variable Portfolios...........      13
      Fixed Accounts......................................................      13
      Dollar Cost Averaging Fixed Accounts................................      13
      Dollar Cost Averaging Program.......................................      14
      Polaris Portfolio Allocator Program.................................      14
      Transfers During the Accumulation Phase.............................      16
      Automatic Asset Rebalancing Program.................................      19
      Voting Rights.......................................................      19
ACCESS TO YOUR MONEY.......................................................     19
      Systematic Withdrawal Program.......................................      20
      Minimum Contract Value..............................................      20
      Qualified Contract Owners...........................................      20
OPTIONAL LIVING BENEFITS...................................................     20
      MarketLock Income Plus..............................................      20
      MarketLock For Life Plus............................................      27
      MarketLock..........................................................      34
DEATH BENEFITS.............................................................     39
      Death Benefit Defined Terms.........................................      40
      Spousal Continuation................................................      42
EXPENSES...................................................................     42
      Separate Account Expenses...........................................      42
      Sales Charge........................................................      42
      Underlying Fund Expenses............................................      44
      Contract Maintenance Fee............................................      44
      Transfer Fee........................................................      44
      Optional MarketLock Income Plus Fee.................................      45
      Optional MarketLock For Life Plus Fee...............................      45
      Optional MarketLock Fee.............................................      45
      Premium Tax.........................................................      45
      Income Taxes........................................................      45
      Reduction or Elimination of Fees, Expenses
               and Additional Amounts Credited.............................     45
PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT...................     46
ANNUITY INCOME OPTIONS.....................................................     47
      The Income Phase....................................................      47
      Annuity Income Options..............................................      48
      Fixed or Variable Annuity Income Payments...........................      49
      Annuity Income Payments.............................................      49
      Transfers During the Income Phase...................................      49
      Deferment of Payments...............................................      49
TAXES......................................................................     49
      Annuity Contracts in General........................................      49
      Tax Treatment of Distributions - Non-Qualified Contracts............      50
      Tax Treatment of Distributions - Qualified Contracts................      50
      Required Minimum Distributions......................................      51
      Tax Treatment of Death Benefits.....................................      52
      Tax Treatment of Optional Living Benefits...........................      52
      Contracts Owned by a Trust or Corporation...........................      52
      Gifts, Pledges and/or Assignments of a Contract.....................      52
      Diversification and Investor Control................................      53
OTHER INFORMATION..........................................................     53
      The Distributor.....................................................      53
      The Company.........................................................      53
      The Separate Account................................................      54
      The General Account.................................................      55
      Financial Statements................................................      55
      Administration......................................................      55
      Legal Proceedings...................................................      56
      Registration Statements.............................................      56
CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION............................     56
APPENDIX A - CONDENSED FINANCIAL INFORMATION...............................    A-1
APPENDIX B - THE GUARANTEE FOR CONTRACTS ISSUED PRIOR TO DECEMBER 29,
  2006.....................................................................    B-1
APPENDIX C - STATE CONTRACT AVAILABILITY AND/OR VARIABILITY................    C-1
APPENDIX D - LIVING BENEFIT PROVISIONS FOR CONTRACTS ISSUED PRIOR TO MAY 1,
  2008.....................................................................    D-1
APPENDIX E - DEATH BENEFITS FOLLOWING SPOUSAL CONTINUATION.................    E-1
APPENDIX F - OPTIONAL DEATH BENEFITS AND SPOUSAL CONTINUATION DEATH
  BENEFITS FOR CONTRACTS ISSUED PRIOR TO MAY 1, 2009.......................    F-1
APPENDIX G - SALES CHARGE AND RIGHTS OF ACCUMULATION FOR CONTRACTS ISSUED
  PRIOR TO NOVEMBER 9, 2009................................................    G-1
APPENDIX H - EXAMPLE OF SALES CHARGE CALCULATION FOR CONTRACTS ISSUED ON OR
  AFTER NOVEMBER 9, 2009...................................................    H-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    GLOSSARY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.

ACCUMULATION PHASE - The period during which you invest money in your contract.

ACCUMULATION UNITS - A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT - The person on whose life we base annuity income payments after you begin the Income Phase.

ANNUITY DATE - The date you select on which annuity income payments begin.

ANNUITY UNITS - A measurement we use to calculate the amount of annuity income payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY - The person you designate to receive any benefits under the contract if you or in the case of a non-natural Owner, the Annuitant dies. If your contract is jointly owned, you and the joint Owner are each other's primary Beneficiary.

COMPANY - Refers to American General Life Insurance Company ("AGL"), the insurer that issues this contract. The term "we," "us" and "our" are also used to identify the issuing Company.

CONTINUING SPOUSE - Spouse of original contract owner at the time of death who elects to continue the contract after the death of the original contract owner.

FIXED ACCOUNT - An account, if available, in which you may invest money and earn a fixed rate of return. Fixed Accounts are obligations of the General Account.

GOOD ORDER - Fully and accurately completed forms, including any necessary supplementary documentation, applicable to any given transaction or request received by us.

GROSS PURCHASE PAYMENTS - The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it. Gross Purchase Payments do not reflect the reduction of the sales charge.

INCOME PHASE - The period upon annuitization during which we make annuity income payments to you.

INSURABLE INTEREST - Evidence that the Owner(s), Annuitant(s) or Beneficiary(ies) will suffer a financial loss at the death of the life that triggers the death benefit. Generally, we consider an interest insurable if a familial relationship and/or an economic interest exists. A familial relationship generally includes those persons related by blood or by law. An economic interest exists when the Owner has a lawful and substantial economic interest in having the life, health or bodily safety of the insured life preserved.

LATEST ANNUITY DATE - The first business day of the month following your 95th birthday or tenth contract anniversary, whichever is later.

MARKET CLOSE - The close of the New York Stock Exchange, usually at 1:00 p.m. Pacific Time.

NON-QUALIFIED (CONTRACT) - A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

NYSE - New York Stock Exchange

OWNER - The person or entity (if a non-natural owner) with an interest or title to this contract. The term "you" or "your" are also used to identify the Owner.

PURCHASE PAYMENTS - The portion of your Gross Purchase Payments which we invest in your contract. We calculate this amount by deducting the applicable sales charge from your Gross Purchase Payments.

QUALIFIED (CONTRACT) - A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or IRA.

SEPARATE ACCOUNT - A segregated asset account maintained by the Company separately from the Company's general account. The Separate Account consists of Variable Portfolios or subaccounts, each investing in shares of the Underlying Funds.

TRUSTS - Collectively refers to the AIM Variable Insurance Funds (Invesco Variable Insurance Funds), American Funds Insurance Series, Anchor Series Trust, Franklin Templeton Variable Insurance Products Trust, Lord Abbett Series Fund, Inc., Seasons Series Trust and SunAmerica Series Trust.

UNDERLYING FUNDS - The underlying investment portfolios of the Trusts in which the Variable Portfolios invest.

VARIABLE PORTFOLIO(S) - The variable investment options available under the contract. Each Variable Portfolio, which is a subaccount of the Separate Account, invests in shares of one of the Underlying Funds. Each Underlying Fund has its own investment objective.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   HIGHLIGHTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The Polaris(II) A-Class Platinum Series Variable Annuity is a contract between you and the Company. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals. There are minimum Purchase Payment amounts required to purchase a contract. Purchase Payments may be invested in a variety of Variable Portfolios and Fixed Accounts, if available. Like all deferred annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. The Income Phase begins when you start receiving annuity income payments from your annuity to provide for your retirement.

RIGHT TO EXAMINE: You may cancel your contract within 10 days after receiving it (or whatever period is required in your state). You will receive whatever your contract is worth on the day that we receive your request plus any sales charges we deducted. The amount refunded may be more or less than your original Gross Purchase Payment. We will return your original Purchase Payment if required by state law. PLEASE SEE PURCHASING A POLARIS(II) A-CLASS PLATINUM SERIES VARIABLE ANNUITY IN THE PROSPECTUS.

EXPENSES: There are fees and charges associated with the contract. Each year, we deduct a $35 contract maintenance fee from your contract, which may be waived for contracts of $50,000 or more. We also deduct separate account charges which equal 0.85% annually of the average daily value of your contract allocated to the Variable Portfolios. There are investment charges on amounts invested in the Variable Portfolios, including 12b-1 fees of up to 0.25%. If you elect optional features available under the contract, we may charge additional fees for those features. We apply an up-front sales charge against Gross Purchase Payments you make to your contract. The sales charge equals a percentage of each Gross Purchase Payment and varies with your investment amount. PLEASE SEE FEE TABLE IN THE PROSPECTUS.

ACCESS TO YOUR MONEY: You may withdraw money from your contract during the Accumulation Phase. If you make a withdrawal, earnings are deemed to be withdrawn first. You will pay income taxes on earnings and untaxed contributions when you withdraw them. Annuity income payments received during the Income Phase are considered partly a return of your original investment. A federal tax penalty may apply if you make withdrawals before age 59 1/2. As noted above, a withdrawal charge may apply. PLEASE SEE ACCESS TO YOUR MONEY AND TAXES IN THE PROSPECTUS.

OPTIONAL LIVING BENEFITS: You may have elected one of the optional living benefits that were available under your contract for an additional fee. These living benefits were designed to protect a portion of your investment in the event your contract value declines due to unfavorable investment performance during the Accumulation Phase and before a death benefit is payable. These benefits can provide a guaranteed income stream during the Accumulation Phase that may last as long as you live.

You should consider the impact of Excess Withdrawals on the Living Benefit you elect. Withdrawals in excess of the prescribed amount can have a detrimental impact on the guaranteed benefit. In addition, if an Excess Withdrawal reduces your contract value to zero, your contract will terminate and no further benefits are payable.

DEATH BENEFIT: A death benefit feature is available under the contract which is payable to your Beneficiaries in the event of your death during the Accumulation Phase. PLEASE SEE DEATH BENEFITS IN THE PROSPECTUS.

ANNUITY INCOME OPTIONS: When you switch to the Income Phase, you can choose to receive annuity income payments on a variable basis, fixed basis or a combination of both. You may also choose from five different annuity income options, including an option for annuity income that you cannot outlive. PLEASE SEE ANNUITY INCOME OPTIONS IN THE PROSPECTUS.

INQUIRIES: If you have questions about your contract, call your financial representative or contact us at Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299. Telephone Number: (800) 445-7862. PLEASE SEE ALLOCATION OF PURCHASE PAYMENTS IN THE PROSPECTUS FOR THE ADDRESS TO WHICH YOU MUST SEND PURCHASE PAYMENTS.

PLEASE SEE THE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX BELOW FOR STATE SPECIFIC INFORMATION.

THE COMPANY OFFERS SEVERAL DIFFERENT VARIABLE ANNUITY CONTRACTS TO MEET THE DIVERSE NEEDS OF OUR INVESTORS. OUR CONTRACTS MAY PROVIDE DIFFERENT FEATURES, BENEFITS, PROGRAMS AND INVESTMENT OPTIONS OFFERED AT DIFFERENT FEES AND EXPENSES. WHEN WORKING WITH YOUR FINANCIAL REPRESENTATIVE TO DETERMINE THE BEST PRODUCT TO MEET YOUR NEEDS, YOU SHOULD CONSIDER AMONG OTHER THINGS, WHETHER THE FEATURES OF THIS CONTRACT AND THE RELATED FEES PROVIDE THE MOST APPROPRIATE PACKAGE TO HELP YOU MEET YOUR RETIREMENT SAVINGS GOALS.

IF YOU WOULD LIKE INFORMATION REGARDING HOW MONEY IS SHARED AMONG OUR BUSINESS PARTNERS, INCLUDING BROKER-DEALERS THROUGH WHICH YOU MAY PURCHASE A VARIABLE ANNUITY AND FROM CERTAIN INVESTMENT ADVISERS OF THE UNDERLYING FUNDS, PLEASE SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW.

PLEASE READ THE PROSPECTUS CAREFULLY FOR MORE DETAILED INFORMATION REGARDING THESE AND OTHER FEATURES AND BENEFITS OF THE CONTRACT, AS WELL AS THE RISKS OF INVESTING.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    FEE TABLE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE FOLLOWING DESCRIBES THE FEES AND EXPENSES THAT ARE APPLICABLE TO THE CONTRACT AND WHEN YOU TRANSFER CONTRACT VALUE BETWEEN INVESTMENT OPTIONS OR SURRENDER THE CONTRACT. IF APPLICABLE, YOU MAY ALSO BE SUBJECT TO STATE PREMIUM TAXES.(1)

MAXIMUM OWNER TRANSACTION EXPENSES

MAXIMUM SALES CHARGE

(as a percentage of each Gross Purchase
  Payment)(2)............................   5.75%


MAXIMUM WITHDRAWAL CHARGES

(as a percentage of each Gross Purchase
  Payment)(3)............................   0.50%


TRANSFER FEE

$25 per transfer after the first 15 transfers in any contract year.

THE FOLLOWING DESCRIBES THE FEES AND EXPENSES THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT, NOT INCLUDING UNDERLYING FUND EXPENSES WHICH ARE OUTLINED IN THE NEXT SECTION.

CONTRACT MAINTENANCE FEE(4).......................................  $35 per year

SEPARATE ACCOUNT ANNUAL EXPENSES
(deducted from the average daily ending net asset value allocated to the Variable Portfolios)

  Separate Account Fee............................           0.85%
  Optional EstatePlus Fee(5)......................           0.25%
                                                             -----
     Total Separate Account Annual Expenses.......           1.10%
                                                             =====



ADDITIONAL OPTIONAL FEATURE FEES

You may have elected one of the following optional living benefits below, all of which are guaranteed minimum withdrawal benefits:

OPTIONAL MARKETLOCK INCOME PLUS FEE
(calculated as a percentage of the Income Base)(6)

NUMBER OF COVERED PERSONS                               ANNUALIZED FEE
-------------------------                            --------------------
For One Covered Person............................           0.85%
For Two Covered Persons...........................           1.10%


OPTIONAL MARKETLOCK FOR LIFE PLUS FEE
(calculated as a percentage of the Income Base)(6)

NUMBER OF COVERED PERSONS                               ANNUALIZED FEE
-------------------------                            --------------------
For One Covered Person............................           0.75%
For Two Covered Persons...........................           1.00%


OPTIONAL MARKETLOCK FEE
(calculated as a percentage of the MAV Benefit Base)(7)

                                                        ANNUALIZED FEE
                                                     --------------------
All years in which the feature is in effect.......           0.50%


UNDERLYING FUND EXPENSES
(AS OF JANUARY 31, 2012)

THE FOLLOWING SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE UNDERLYING FUNDS OF THE TRUSTS, BEFORE ANY WAIVERS OR REIMBURSEMENTS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT. MORE DETAIL CONCERNING THE UNDERLYING FUNDS' EXPENSES IS CONTAINED IN THE PROSPECTUS FOR EACH OF THE TRUSTS. PLEASE READ THEM CAREFULLY BEFORE INVESTING.

TOTAL ANNUAL UNDERLYING FUND
EXPENSES(8)                          MINIMUM   MAXIMUM
----------------------------         -------   -------
(expenses that are deducted from
Trust assets, including management
fees, 12b-1 fees, if applicable,
and other expenses)...............    0.53%     1.57%


FOOTNOTES TO THE FEE TABLE:

(1) State premium taxes of up to 3.5% of your Purchase Payments may be deducted when you make a Purchase Payment or when you fully surrender your contract or begin the Income Phase. PLEASE SEE PREMIUM TAX AND STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX BELOW.
(2) Your Gross Purchase Payment may qualify for a reduced sales charge. PLEASE SEE EXPENSES SECTION BELOW.

                                              SALES CHARGE AS A
INVESTMENT AMOUNT (AS DEFINED IN SALES       PERCENTAGE OF GROSS
CHARGE SECTION)                           PURCHASE PAYMENT INVESTED
--------------------------------------    -------------------------
Less than $50,000.......................             5.75%
$50,000 but less than $100,000..........             4.75%
$100,000 but less than $250,000.........             3.50%
$250,000 but less than $500,000.........             2.50%
$500,000 but less than $1,000,000.......             2.00%
$1,000,000 or more......................             0.50%




(3) A withdrawal charge of 0.50% applies only to Gross Purchase Payment(s) that qualify for the $1,000,000 or more Investment Amount level, if the Gross Purchase Payment(s) are invested less than 12 months at the time of withdrawal.
(4) The contract maintenance fee is assessed annually and may be waived if contract value is $50,000 or more. The fee is deducted on a pro rata basis from your contract value on your contract anniversary.
(5) EstatePlus is an optional earnings enhancement death benefit. If you do not elect the EstatePlus feature, your total separate account annual expenses would be 0.85%. If you purchased your contract prior to May 1, 2009, you may have elected EstatePlus which is no longer being offered.
(6) MarketLock Income Plus and MarketLock For Life Plus are optional guaranteed minimum withdrawal benefits. The fee is assessed against the Income Base which determines the basis of the guaranteed benefit. The annualized fee is deducted from your contract value at the end of the first quarter following election and quarterly thereafter. For a complete description of how the Income Base is calculated, PLEASE SEE OPTIONAL LIVING BENEFITS below. If you purchased your contract prior to May 1, 2008 and elected MarketLock For Life Plus, PLEASE SEE APPENDIX D for the fee applicable to this feature. If you purchased your contract prior to May 1, 2009, you may have elected MarketLock Income Plus or MarketLock For Life Plus which are no longer being offered.
(7) MarketLock is an optional guaranteed minimum withdrawal benefit. The annual fee is assessed against the MAV Benefit Base which determines the basis of the guaranteed benefit. The applicable annualized fee is deducted from your contract value at the end of the first quarter following the election and quarterly thereafter. For a complete description of how the MAV Benefit Base is calculated, PLEASE SEE OPTIONAL LIVING BENEFITS below. If you purchased your contract prior to May 1, 2009, you may have elected MarketLock which is no longer being offered.
(8) The maximum expense is for an Underlying Fund of SunAmerica Series Trust, as of its fiscal year ended January 31, 2012. The minimum expense is for an Underlying Fund of American Funds Insurance Series Trust as of its fiscal year ended December 31, 2011.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      MAXIMUM AND MINIMUM EXPENSE EXAMPLES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include owner transaction expenses, the contract maintenance fee if any, separate account annual expenses, available optional feature fees and Underlying Fund expenses.

The examples assume that you invest $10,000 in the contract for the time periods indicated; that your investment has a 5% return each year; and you incur the maximum or minimum fees and expenses of the Underlying Fund as indicated in the examples. Although your actual costs may be higher or lower, based on these assumptions, your costs at the end of the stated period would be:

MAXIMUM EXPENSE EXAMPLES
(assuming maximum separate account annual expenses of 1.10% including the EstatePlus feature, the optional MarketLock Income Plus feature (1.10%), and investment in an Underlying Fund with total expenses of 1.57%)

(1) If you surrender your contract at the end of the applicable time period:

1 YEAR    3 YEARS    5 YEARS    10 YEARS
------    -------    -------    --------
 $937      $1,674     $2,429     $4,395


(2) If you do not surrender or annuitize your contract at the end of the applicable time period:

1 YEAR    3 YEARS    5 YEARS    10 YEARS
------    -------    -------    --------
 $937      $1,674     $2,429     $4,395




MINIMUM EXPENSE EXAMPLES
(assuming minimum separate account annual expenses of 0.85%, no election of optional features and investment in an Underlying Fund with total expenses of 0.53%)

(1) If you surrender your contract at the end of the applicable time period:

1 YEAR    3 YEARS    5 YEARS    10 YEARS
------    -------    -------    --------
 $712      $1,001     $1,312     $2,190


(2) If you do not surrender or annuitize your contract at the end of the applicable time period:

1 YEAR    3 YEARS    5 YEARS    10 YEARS
------    -------    -------    --------
 $712      $1,001     $1,312     $2,190


EXPLANATION OF EXPENSE EXAMPLES

1. The Maximum Expense Examples reflect the highest possible combination of charges. The purpose of the Expense Examples is to show you the various fees and expenses you would incur directly and indirectly by investing in this variable annuity contract. The Expense Examples represent both fees of the separate account as well as the maximum and minimum total annual Underlying Fund operating expenses. We converted the contract maintenance fee to a percentage (0.05%). The actual impact of the contract maintenance fee may differ from this percentage and may be waived for contract values over $50,000. Additional information on the Underlying Fund fees can be found in the Trust prospectuses.

2. In addition to the stated assumptions, the Expense Examples also assume Separate Account fees as indicated and that no transfer fees were imposed. A maximum sales charge of 5.75% is used in the Expense Examples because of the $10,000 investment amount. Your expenses may be lower if you are subject to a lower sales charge. Although premium taxes may apply in certain states, they are not reflected in the Expense Examples.


3. If you elected other optional features, your expenses would be lower than those shown in the Maximum Expense Examples. The Maximum Expense Examples assume that the Income Base, which is used to calculate the MarketLock Income Plus fee, equals contract value and that no withdrawals are taken during the stated period.

4. If you elected optional features, you do not pay fees for optional features once you begin the Income Phase (annuitize your contract); therefore, your expenses will be lower than those shown here. PLEASE SEE ANNUITY INCOME OPTIONS BELOW.

5. You may have elected certain optional benefits that are no longer being offered to new contract owners. Please see Appendix D and Appendix F for details about those benefits, including applicable fees.

THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

CONDENSED FINANCIAL INFORMATION APPEARS IN THE CONDENSED FINANCIAL INFORMATION APPENDIX OF THIS PROSPECTUS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                     THE POLARIS(II) A-CLASS PLATINUM SERIES
                                VARIABLE ANNUITY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

When you purchase a variable annuity, a contract exists between you and the Company. You are the Owner of the contract. The contract provides several main benefits:

     - Optional Living Benefit: If you elect an optional living benefit, the Company guarantees to provide a guaranteed income stream, with additional benefits under the feature you elect, in the event your contract value declines due to unfavorable investment performance and withdrawals within the feature's parameters.

     - Death Benefit: If you die during the Accumulation Phase, the Company pays a death benefit to your Beneficiary.

     - Guaranteed Income: Once you begin the Income Phase, you receive a stream of annuity income payments for your lifetime, or another available period you select.

     - Tax Deferral: This means that you do not pay taxes on your earnings from the contract until you withdraw them.

Tax-qualified retirement plans (e.g., IRAs, 401(k) or 403(b) plans) defer payment of taxes on earnings until withdrawal. If you are considering funding a tax-qualified retirement plan with an annuity, you should know that an annuity does not provide any additional tax deferral treatment of earnings beyond the treatment provided by the tax-qualified retirement plan itself. However, annuities do provide other features and benefits, which may be valuable to you. You should fully discuss this decision with your financial representative.

This variable annuity was developed to help you plan for your retirement. In the Accumulation phase, it can help you build assets on a tax-deferred basis. In the Income Phase, it can provide you with guaranteed income through annuity income payments. Alternatively, you may elect an optional living benefit that is designed to help you create a guaranteed income stream that may last as long as you live.

The contract is called a "variable" annuity because it allows you to invest in Variable Portfolios which, like mutual funds, have different investment objectives and performance. You can gain or lose money if you invest in these Variable Portfolios. The amount of money you accumulate in your contract depends on the performance of the Variable Portfolios in which you invest.

Fixed Accounts, if available, earn interest at a rate set and guaranteed by the Company. If you allocate money to an available Fixed Account, the amount of money that accumulates in the contract depends on the total interest credited to the particular Fixed Account in which you invest.

For more information on investment options available under this contract, PLEASE SEE INVESTMENT OPTIONS BELOW.

As a function of the Internal Revenue Code ("IRC"), you may be assessed a 10% federal tax penalty on any withdrawal made prior to your reaching age 59 1/2. PLEASE SEE TAXES BELOW.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    PURCHASING A POLARIS(II) A-CLASS PLATINUM
                             SERIES VARIABLE ANNUITY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

An initial Gross Purchase Payment is the money you give us to buy a contract. Any additional money you give us to invest in the contract after purchase is a subsequent Gross Purchase Payment.

The following chart shows the minimum initial and subsequent Gross Purchase Payments permitted under your contract. These amounts depend upon whether a contract is Qualified or Non-Qualified for tax purposes. FOR FURTHER EXPLANATION, PLEASE SEE TAXES BELOW.

------------------------------------------------------------------------------
                                                                  MINIMUM
                                              MINIMUM            AUTOMATIC
                      MINIMUM INITIAL       SUBSEQUENT          SUBSEQUENT
                      GROSS PURCHASE      GROSS PURCHASE      GROSS PURCHASE
                          PAYMENT             PAYMENT             PAYMENT
------------------------------------------------------------------------------
     Qualified            $2,000               $250                $100
------------------------------------------------------------------------------
   Non-Qualified          $5,000               $500                $100
------------------------------------------------------------------------------





We reserve the right to refuse any Gross Purchase Payment. Furthermore, we reserve the right to require Company approval prior to accepting Gross Purchase Payments greater than $1,500,000. For contracts owned by a non-natural owner, we reserve the right to require prior Company approval to accept any Gross Purchase Payment. Gross Purchase Payments that would cause total Gross Purchase Payments in all contracts issued by the Company or its affiliate, The United States Life Insurance Company in the City of New York, to the same Owner and/or Annuitant to exceed these limits may also be subject to Company pre-approval. For any contracts that meet or exceed these dollar amount limitations, we further reserve the right to limit the death benefit amount payable in excess of contract value at the time we receive all required paperwork and satisfactory proof of death. In addition, for any contracts that meet or exceed these dollar amount limitations, we further reserve the right to impose certain limitations on available living benefits under the contract. The terms creating any limit on the maximum death or living benefit payable would be mutually agreed upon in writing by you and the Company prior to purchasing the contract.


NON-NATURAL OWNERSHIP

A trust, corporation or other non-natural entity may only purchase this contract if such entity has sufficiently demonstrated an Insurable Interest in the Annuitant selected.

FOR MORE INFORMATION ON NON-NATURAL OWNERSHIP, PLEASE SEE TAXES BELOW.

Various considerations may apply with respect to non-natural ownership of this contract including but not limited to estate planning, tax consequences and the propriety of this contract as an investment consistent with a non-natural Owner's organizational documentation. You should consult with your tax and/or legal advisor in connection with non-natural ownership of this contract.

MAXIMUM ISSUE AGE

We will not issue a contract to anyone age 86 or older on the contract issue date. We will not accept subsequent Gross Purchase Payments from contract owners age 86 or older. In general, we will not issue a Qualified contract to anyone who is age 70 1/2 or older, unless it is shown that the minimum distribution required by the IRS is being made. PLEASE SEE TAXES BELOW. If we learn of a misstatement of age, we reserve the right to fully pursue our remedies including termination of the contract and/or revocation of any age-driven benefits.

TERMINATION OF THE CONTRACT FOR MISSTATEMENT AND/OR FRAUD

The Company reserves the right to terminate the contract at any time if it discovers a misstatement or fraudulent representation of any information provided in connection with the issuance or ongoing administration of the contract.

JOINT OWNERSHIP

We allow this contract to be jointly owned. We require that the joint Owners be spouses except in states that allow non-spouses to be joint Owners. The age of the older Owner is used to determine the availability of most age driven benefits. The addition of a joint Owner after the contract has been issued is contingent upon prior review and approval by the Company.

Certain states require that the benefits and features of the contract be made available to domestic or civil union partners ("Domestic Partners") who qualify for treatment as, or are equal to, spouses under state law. Other states allow same-sex partners to marry ("Same-Sex Spouses"). There are also states that require us to issue the contract to non-spousal joint Owners. However, Domestic Partners, Same-Sex Spouses and non-spousal joint Owners who jointly own or are Beneficiaries of a contract should consult with their tax adviser and/or financial representative as they are not eligible for spousal continuation under the contract as allowed by the IRC. Therefore, the ability of Domestic Partners, Same-Sex Spouses and non-spousal joint Owners to fully benefit from certain benefits and features of the contract, such as optional living benefit(s), if applicable, that guarantee withdrawals over two lifetimes may be limited by the conflict between certain state and federal laws.

ASSIGNMENT OF THE CONTRACT/CHANGE OF OWNERSHIP

You may assign this contract before beginning the Income Phase by sending a written request to us at the Annuity Service Center for an assignment. Your rights and those of any other person with rights under this contract will be subject to the assignment. We will not be bound by any assignment until written notice is processed by us at our Annuity Service Center and you have received confirmation. We are not responsible for the validity, tax or other legal consequences of any assignment. An assignment will not affect any payments we may make or actions we may take before we receive notice of the assignment.

We reserve the right not to recognize any assignment if it changes the risk profile of the owner of the contract, as determined in our sole discretion, if no Insurable Interest exists or if not permitted by the Internal Revenue Code. PLEASE SEE THE STATEMENT OF ADDITIONAL INFORMATION FOR DETAILS ON THE TAX CONSEQUENCES OF AN ASSIGNMENT. You should consult a qualified tax adviser before assigning the contract.

ALLOCATION OF PURCHASE PAYMENTS

A Purchase Payment is the portion of your Gross Purchase Payment which we invest in your contract after we deduct the sales charge.

In order to issue your contract, we must receive your initial Gross Purchase Payment and all required paperwork in Good Order, including Purchase Payment allocation instructions at our Annuity Service Center. We will accept initial and subsequent Gross Purchase Payments by electronic transmission from certain broker-dealer firms. In connection with arrangements we have to transact business electronically, we may have agreements in place whereby your broker-dealer may be deemed our agent for receipt of your Gross Purchase Payments. Thus, if we have deemed a broker-dealer our agent, a Gross Purchase Payment received by the broker-dealer will be priced as if the Gross Purchase Payment was received by us. However, if a broker-dealer is not deemed our agent, a Gross Purchase Payment received by the broker-dealer will not be priced until it is received by us. You assume any risk in market fluctuations if you submit your Purchase Payment directly to a broker-dealer that is not deemed our agent, should there be a delay in that broker-dealer delivering your Purchase Payment to us. Please check with your financial representative to determine if his/her broker-dealer has an agreement with the Company that deems the broker-dealer an agent of the Company.

An initial Purchase Payment will be priced within two business days after it is received by us in Good Order if the Gross Purchase Payment is received before Market Close. If the initial Gross Purchase Payment is received in Good Order after Market Close, the initial Purchase Payment will be priced within two NYSE business days after the next NYSE business day. We allocate your initial Purchase Payment as of the date such Purchase Payment is priced. If we do not have complete information necessary to issue your contract, we will contact you. If we do not have the information necessary to issue your contract within five NYSE business days, we will send your money back to you, or ask your permission to keep your money until we get the information necessary to issue the contract.

Any subsequent Purchase Payment will be priced as of the day it is received by us in Good Order if the request is received before Market Close. If the subsequent Gross Purchase Payment is received in Good Order after Market Close, it will be priced as of the next NYSE business day. We invest your subsequent Purchase Payments in the Variable Portfolios and available Fixed Accounts according to any allocation instructions that accompany the subsequent Gross Purchase Payment. If we receive a Gross Purchase Payment without allocation instructions, we will invest the Purchase Payment according to your allocation instructions on file. PLEASE SEE INVESTMENT OPTIONS BELOW.

Gross Purchase Payments submitted by check can only be accepted by the Company at the Payment Center at the following address:


American General Life Insurance Company
P.O. Box 100330
Pasadena, CA 91189-0330


Gross Purchase Payments sent to the Annuity Service Center will be forwarded and priced when received at the Payment Center.

Overnight deliveries of Gross Purchase Payments can only be accepted at the following address:


American General Life Insurance Company
Building #6, Suite 120
2710 Media Center Drive
Los Angeles, CA 90065-0330


Delivery of Gross Purchase Payments to any other address will result in a delay in crediting your contract until the Gross Purchase Payment is received at the Payment Center.

ACCUMULATION UNITS

When you allocate a Purchase Payment to the Variable Portfolios, we credit your contract with Accumulation Units of the Separate Account. We base the number of Accumulation Units you receive on the unit value of the Variable Portfolio as of the day we process your Purchase Payment, as described under ALLOCATION OF PURCHASE PAYMENTS above, if before that day's Market Close, or on the next business day's unit value if we process your Purchase Payment after that day's Market Close. The value of an Accumulation Unit goes up and down based on the performance of the Variable Portfolios.

We calculate the value of an Accumulation Unit each day that the NYSE is open as follows:

     1. We determine the total value of money invested in a particular Variable Portfolio;

     2. We subtract from that amount all applicable daily asset based charges;
        and

     3. We divide this amount by the number of outstanding Accumulation Units.

We determine the number of Accumulation Units credited to your contract by dividing the Purchase Payment by the Accumulation Unit value for the specific Variable Portfolio.

     EXAMPLE:

     We receive a $25,000 Gross Purchase Payment from you on Wednesday which you allocate to the Variable Portfolio A. After we deduct the sales charge, the net amount to be invested of your Gross Purchase Payment is $23,562.50. We determine that the value of an Accumulation Unit for the Variable Portfolio A is $11.10 when the NYSE closes on Wednesday. We then divide $23,562.50 by $11.10 and credit your contract on Wednesday night with 2,122.747748 Accumulation Units for the Variable Portfolio A.

Performance of the Variable Portfolios and the insurance charges under your contract affect Accumulation Unit values. These factors cause the value of your contract to go up and down.

RIGHT TO EXAMINE

You may cancel your contract within ten days after receiving it. We call this a "free look." Your state may require a longer free look period. Please check your contract or with your financial representative. To cancel, you must mail the contract along with your written free look request to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299.

If you decide to cancel your contract during the free look period, generally we will refund to you the value of your contract on the day we receive your request in Good Order at the Annuity Service Center plus any sales charges we deducted. The amount refunded may be more or less than the amount you originally invested. Certain states require us to return your Gross Purchase Payments upon a free look request. Additionally, all contracts issued as an IRA require the full return of Gross Purchase Payments upon a free look.

If your contract was issued either in a state requiring return of Gross Purchase Payments or as an IRA, and you cancel your contract during the free look period, we return the greater of (1) your Gross Purchase Payments; or (2) the value of your contract on the day we receive your request in Good Order at the Annuity Service Center. With respect to these contracts, we reserve the right to put your money in the Cash Management Variable Portfolio during the free look period. If we place your money in the Cash Management Variable Portfolio during the free look period, we will allocate your money according to your instructions at the end of the applicable free look period. PLEASE SEE THE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX BELOW FOR INFORMATION ABOUT THE FREE LOOK PERIOD IN YOUR STATE.

EXCHANGE OFFERS

From time to time, we allow you to exchange an older variable annuity issued by the Company or one of its affiliates, for a newer product with different features and benefits issued by the Company or one of its affiliates. Such an exchange offer will be made in accordance with applicable federal securities laws and state insurance rules and regulations. We will provide the specific terms and conditions of any such exchange offer at the time the offer is made.

IMPORTANT INFORMATION FOR MILITARY SERVICEMEMBERS

If you are an active duty full-time servicemember, and are considering the purchase of this contract, please read the following important information before investing. Subsidized life insurance is available to members of the Armed Forces from the Federal Government under the Servicemembers' Group Life Insurance program (also referred to as "SGLI"). More details may be obtained on-line at the following website: www.insurance.va.gov. This contract is not offered or provided by the Federal Government and the Federal Government has in no way sanctioned, recommended, or encouraged the sale of this contract. No entity has received any referral fee or incentive compensation in connection with the offer or sale of this contract, unless that entity has a selling agreement with the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               INVESTMENT OPTIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

VARIABLE PORTFOLIOS

The Variable Portfolios invest in the Underlying Funds of the Trusts. Additional Variable Portfolios may be available in the future. The Variable Portfolios are only available through the purchase of certain insurance contracts.

The Trusts serve as the underlying investment vehicles for other variable annuity contracts issued by the Company and other affiliated and unaffiliated insurance companies. Neither the Company nor the Trusts believe that offering shares of the Trusts in this manner disadvantages you. The Trusts are monitored for potential conflicts. The Trusts may have other Underlying Funds, in addition to those listed here, that are not available for investment under this contract.


The Variable Portfolios offered through this contract are selected by us and we may consider various factors in the selection process, including but not limited to: asset class coverage, the strength of the investment adviser's or subadviser's reputation and tenure, brand recognition, performance and the capability and qualification of each investment firm. Another factor we may consider is whether the Underlying Fund or its service providers (i.e., the investment adviser and/or subadviser(s)) or their affiliates will make payments to us or our affiliates in connection with certain administrative, marketing and support services, or whether the Underlying Fund's service providers have affiliates that can provide marketing and distribution support for sales of the contract. PLEASE SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW.


We review the Variable Portfolios periodically and may make changes if we determine that a Variable Portfolio no longer satisfies one or more of the selection criteria and/or if the Variable Portfolio has not attracted significant allocations from contract owners. We offer Underlying Funds of the Anchor Series Trust, Seasons Series Trust and SunAmerica Series Trust at least in part because they are managed by SunAmerica Asset Management Corp. ("SAAMCo"), a wholly-owned subsidiary of AGL.


From time to time, certain Variable Portfolio names are changed. When we are notified of a name change, we will make changes so that the new name is properly shown. However, until we complete the changes, we may provide you with various forms, reports and confirmations that reflect a Variable Portfolio's prior name.

You are responsible for allocating Purchase Payments to the Variable Portfolios as is appropriate for your own individual circumstances, investment goals, financial situation and risk tolerance. You should periodically review your allocations and values to ensure they continue to suit your needs. You bear the risk of any decline in contract value resulting from the performance of the Variable Portfolios you have selected. In making your investment selections, you should investigate all information available to you including the Underlying Fund's prospectus, statement of additional information and annual and semi-annual reports.

During periods of low short-term interest rates, and in part due to contract fees and expenses, the investment return of the Cash Management Variable Portfolio may become extremely low and possibly negative. In the case of negative returns, your investment in the Cash Management Variable Portfolio will lose value.

We do not provide investment advice, nor do we recommend or endorse any particular Variable Portfolio. The Variable

Portfolios along with their respective advisers are listed below.

     AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS) -- SERIES II SHARES

     Invesco Advisers, Inc. is the investment adviser to AIM Variable Insurance Funds (Invesco Variable Insurance Funds) ("AVIF").

     AMERICAN FUNDS INSURANCE SERIES -- CLASS 2 SHARES

     Capital Research and Management Company is the investment adviser to American Funds Insurance Series ("AFIS").

     ANCHOR SERIES TRUST -- CLASS 3 SHARES

     SAAMCo is the investment adviser and various managers are the subadviser to Anchor Series Trust ("AST").

     FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST -- CLASS 2 SHARES

     Franklin Advisers, Inc. is the investment adviser to Franklin Templeton Variable Insurance Products Trust ("FTVIPT").

     Franklin Templeton VIP Founding Funds Allocation Fund ("VIP Founding Funds") is structured as a Fund-of-Funds. The administrator for the VIP Founding Funds is Franklin Templeton Services, LLC. Franklin Templeton Services, LLC may receive assistance from Franklin Advisers, Inc. in monitoring the Underlying Funds and the VIP Founding Fund's investment in the Underlying Funds. Each Underlying Fund of the VIP Founding Funds has its own investment adviser.

     Please see the Franklin Templeton Variable Insurance Products prospectus for details.

     LORD ABBETT SERIES FUND, INC. -- CLASS VC SHARES

     Lord, Abbett & Co. LLC is the investment adviser to Lord Abbett Series Fund, Inc. ("LASF").

     SEASONS SERIES TRUST -- CLASS 3 SHARES

     The Real Return Portfolio listed below is part of the Seasons Series Trust ("SST"). SAAMCo manages this Trust and generally engages subadvisers to provide investment advice for the Underlying Funds.

     SUNAMERICA SERIES TRUST -- CLASS 3 SHARES

     SAAMCo is the investment adviser and various managers are the subadvisers to SunAmerica Series Trust ("SAST").

           (PLEASE SEE NEXT PAGE FOR FULL LIST OF INVESTMENT OPTIONS)

UNDERLYING FUNDS                       MANAGED BY:                                     TRUST     ASSET CLASS
----------------                       -----------                                     -----     -----------
Aggressive Growth                      Wells Capital Management Incorporated           SAST      STOCK
Alliance Growth                        AllianceBernstein L.P.                          SAST      STOCK
American Funds Asset Allocation        Capital Research and Management Company         AFIS      BALANCED
American Funds Global Growth           Capital Research and Management Company         AFIS      STOCK
American Funds Growth-Income           Capital Research and Management Company         AFIS      STOCK
American Funds Growth                  Capital Research and Management Company         AFIS      STOCK
Asset Allocation                       Edge Asset Management, Inc.                     AST       BALANCED
Balanced                               J.P. Morgan Investment Management Inc.          SAST      BALANCED
Blue Chip Growth                       SunAmerica Asset Management Corp.               SAST      STOCK
Capital Appreciation                   Wellington Management Company, LLP              AST       STOCK
Capital Growth                         OppenheimerFunds, Inc.                          SAST      STOCK
Cash Management                        BofA Advisors, LLC                              SAST      CASH
Corporate Bond                         Federated Investment Management Company         SAST      BOND
Davis Venture Value                    Davis Selected Advisers, L.P.                   SAST      STOCK
"Dogs" of Wall Street                  SunAmerica Asset Management Corp.               SAST      STOCK
Emerging Markets                       J.P. Morgan Investment Management Inc.          SAST      STOCK
Equity Opportunities                   OppenheimerFunds, Inc.                          SAST      STOCK
Foreign Value                          Templeton Investment Counsel, LLC               SAST      STOCK
Franklin Income Securities Fund        Franklin Advisers, Inc.                         FTVIPT    BALANCED
Franklin Templeton VIP Founding        Franklin Templeton Services, LLC                FTVIPT    BALANCED
  Funds Allocation Fund
Fundamental Growth                     Wells Capital Management Incorporated           SAST      STOCK
Global Bond                            Goldman Sachs Asset Management International    SAST      BOND
Global Equities                        J.P. Morgan Investment Management Inc.          SAST      STOCK
Government and Quality Bond            Wellington Management Company, LLP              AST       BOND
Growth                                 Wellington Management Company, LLP              AST       STOCK
Growth-Income                          J.P. Morgan Investment Management Inc.          SAST      STOCK
Growth Opportunities                   Invesco Advisers, Inc.                          SAST      STOCK
High-Yield Bond                        PineBridge Investments LLC                      SAST      BOND
International Diversified Equities     Morgan Stanley Investment Management, Inc.      SAST      STOCK
International Growth and Income        Putnam Investment Management, LLC               SAST      STOCK
Invesco Van Kampen V.I. American       Invesco Advisers, Inc.                          AVIF      STOCK
  Franchise Fund, Series II Shares
Invesco Van Kampen V.I. Comstock       Invesco Advisers, Inc.                          AVIF      STOCK
  Fund, Series II Shares
Invesco Van Kampen V.I. Growth and     Invesco Advisers, Inc.                          AVIF      STOCK
  Income Fund, Series II Shares
Lord Abbett Growth and Income          Lord, Abbett & Co. LLC                          LASF      STOCK
Lord Abbett Mid Cap Stock              Lord, Abbett & Co. LLC                          LASF      STOCK
Marsico Focused Growth                 Marsico Capital Management, LLC                 SAST      STOCK
MFS Massachusetts Investors Trust      Massachusetts Financial Services Company        SAST      STOCK
MFS Total Return                       Massachusetts Financial Services Company        SAST      BALANCED
Mid-Cap Growth                         J.P. Morgan Investment Management Inc.          SAST      STOCK
Natural Resources                      Wellington Management Company, LLP              AST       STOCK
Real Estate                            Davis Selected Advisers, L.P.                   SAST      STOCK
Real Return                            Wellington Management Company, LLP              SST       BOND
Small & Mid Cap Value                  AllianceBernstein L.P.                          SAST      STOCK
Small Company Value                    Franklin Advisory Services, LLC                 SAST      STOCK
Technology                             Columbia Management Investment Advisers, LLC    SAST      STOCK
Telecom Utility                        Massachusetts Financial Services Company        SAST      STOCK
Total Return Bond                      Pacific Investment Management Company LLC       SAST      BOND



YOU SHOULD READ THE PROSPECTUSES FOR THE TRUSTS CAREFULLY. THESE PROSPECTUSES CONTAIN DETAILED INFORMATION ABOUT THE UNDERLYING FUNDS, INCLUDING EACH UNDERLYING FUND'S INVESTMENT OBJECTIVE AND RISK FACTORS. YOU MAY OBTAIN AN ADDITIONAL COPY OF THESE PROSPECTUSES FOR THE TRUSTS BY CALLING OUR ANNUITY SERVICE CENTER AT (800) 445-7862 OR BY VISITING OUR WEBSITE AT WWW.SUNAMERICA.COM. YOU MAY ALSO OBTAIN INFORMATION ABOUT THE UNDERLYING FUNDS (INCLUDING A COPY OF THE STATEMENT OF ADDITIONAL INFORMATION) BY ACCESSING THE U.S. SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

SUBSTITUTION, ADDITION OR DELETION OF VARIABLE PORTFOLIOS

We may, subject to any applicable law, make certain changes to the Variable Portfolios offered in your contract. We may offer new Variable Portfolios or stop offering existing Variable Portfolios. New Variable Portfolios may be made available to existing contract owners and Variable Portfolios may be closed to new or subsequent Purchase Payments, transfers or allocations. In addition, we may also liquidate the shares of any Variable Portfolio, substitute the shares of one Underlying Fund held by a Variable Portfolio for another and/or merge Variable Portfolios or cooperate in a merger of Underlying Funds. To the extent required by the Investment Company Act of 1940, as amended, we may be required to obtain SEC approval or your approval.

FIXED ACCOUNTS

Your contract may offer Fixed Accounts for varying guarantee periods. A Fixed Account may be available for differing lengths of time (such as 1, 3, or 5 years). Each guarantee period may have different guaranteed interest rates.

We guarantee that the interest rate credited to amounts allocated to any Fixed Account guarantee periods will never be less than the guaranteed minimum interest rate specified in your contract. Once the rate is established, it will not change for the duration of the guarantee period. We determine which, if any, guarantee periods will be offered at any time in our sole discretion, unless state law requires us to do otherwise. Please check with your financial representative regarding the availability of Fixed Accounts.

There are three categories of interest rates for money allocated to the Fixed Accounts. The applicable rate is guaranteed until the corresponding guarantee period expires. With each category of interest rate, your money may be credited a different rate as follows:

     - Initial Rate: The rate credited to any portion of the initial Purchase Payment allocated to a Fixed Account.

     - Current Rate: The rate credited to any portion of a subsequent Purchase Payment allocated to a Fixed Account.

     - Renewal Rate: The rate credited to money transferred from a Fixed Account or a Variable Portfolio into a Fixed Account and to money remaining in a Fixed Account after expiration of a guarantee period.

When a guarantee period ends, you may leave your money in the same Fixed Account or you may reallocate your money to another Fixed Account, if available, or to the Variable Portfolios. If you do not want to leave your money in the same Fixed Account, you must contact us within 30 days after the end of the guarantee period and provide us with new allocation instructions. WE DO NOT CONTACT YOU. IF YOU DO NOT CONTACT US, YOUR MONEY WILL REMAIN IN THE SAME FIXED ACCOUNT WHERE IT WILL EARN INTEREST AT THE RENEWAL RATE THEN IN EFFECT FOR THAT FIXED ACCOUNT.

We reserve the right to defer payments for a withdrawal from a Fixed Account for up to six months. PLEASE SEE ACCESS TO YOUR MONEY BELOW.

If available, you may systematically transfer interest earned in available Fixed Accounts into any of the Variable Portfolios on certain periodic schedules offered by us. Systematic transfers may be started, changed or terminated at any time by contacting our Annuity Service Center. Check with your financial representative about the current availability of this service.

At any time we are crediting the minimum guaranteed interest rate specified in your contract, we reserve the right to restrict your ability to invest into the Fixed Accounts. All Fixed Accounts may not be available in your state. Please check with your financial representative regarding the availability of Fixed Accounts.

DOLLAR COST AVERAGING FIXED ACCOUNTS

You may invest initial and/or subsequent Purchase Payments in the dollar cost averaging ("DCA") Fixed Accounts, if available. The minimum Purchase Payment that you must invest for the 6-month DCA Fixed Account is $600, for the 12-month DCA Fixed Account ("1-Year DCA Fixed Account") is $1,200 and the 24-month DCA Fixed Account ("2-Year DCA Fixed Account") is $2,400. Purchase Payments less than these minimum amounts will automatically be allocated to available investment options according to your instructions or your current allocation instruction on file. The 6-month, 1-Year and 2-Year DCA Fixed Accounts may not be available in your state. Please check with your financial representative for availability.

DCA Fixed Accounts credit a fixed rate of interest and can only be elected to facilitate a DCA program. PLEASE SEE DOLLAR COST AVERAGING PROGRAM BELOW for more information. Interest is credited to amounts allocated to the DCA Fixed Accounts while your money is transferred to available investment options over certain specified time frames. The interest rates applicable to the DCA Fixed Accounts may differ from those applicable to any other Fixed Account but will never be less than the minimum guaranteed interest rate specified in your contract. However, when using a DCA Fixed Account, the annual interest rate is paid on a declining balance as you systematically transfer your money to available investment options. Therefore, the actual effective yield will be less than the stated annual crediting rate. We reserve the right to change the availability of DCA Fixed Accounts offered, unless state law requires us to do otherwise.

DOLLAR COST AVERAGING PROGRAM

The DCA program allows you to invest gradually in available investment options at no additional cost. Under the program, you systematically transfer a specified dollar amount or percentage of contract value from a Variable Portfolio, available Fixed Account or DCA Fixed Account ("source account") to any available investment options ("target account"). Fixed Accounts are not available as target accounts for the DCA program. Transfers occur on a monthly periodic schedule. The minimum transfer amount under the DCA program is $100 per transaction, regardless of the source account. Transfers resulting from your participation in the DCA program are not counted towards the number of free transfers per contract year.

We may also offer DCA Fixed Accounts as source accounts exclusively to facilitate the DCA program for a specified time period. The DCA Fixed Accounts only accept initial or subsequent Purchase Payments. You may not make a transfer from a Variable Portfolio or available Fixed Account into a DCA Fixed Account.


If you choose to allocate subsequent Gross Purchase Payments to an active DCA program with an available Fixed Account serving as the source account, the rate applicable to that Fixed Account at the time we receive the subsequent Purchase Payment will apply. Further, we will begin transferring that subsequent Purchase Payment into your target account allocations on the same day of the month as the initial active DCA program. Therefore, you may not receive a full 30 days of interest prior to the first transfer to the target account(s).


You may terminate the DCA program at any time. If you terminate the DCA program and money remains in the DCA Fixed Account(s), we transfer the remaining money according to your current allocation instructions on file.

The DCA program is designed to lessen the impact of market fluctuations on your investment. However, the DCA program can neither guarantee a profit nor protect your investment against a loss. When you elect the DCA program, you are continuously investing in securities fluctuating at different price levels. You should consider your tolerance for investing through periods of fluctuating price levels.

     EXAMPLE OF DCA PROGRAM:

     Assume that you want to move $750 each month from one Variable Portfolio to another Variable Portfolio over six months. You set up a DCA program and purchase Accumulation Units at the following values:

----------------------------------------------------------------
     MONTH        ACCUMULATION UNIT VALUE      UNITS PURCHASED
----------------------------------------------------------------

       1                  $ 7.50                     100
       2                  $ 5.00                     150
       3                  $10.00                      75
       4                  $ 7.50                     100
       5                  $ 5.00                     150
       6                  $ 7.50                     100
----------------------------------------------------------------


     You paid an average price of only $6.67 per Accumulation Unit over six months, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high. This example is for illustrative purposes only.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE DCA PROGRAM AT ANY
TIME.

POLARIS PORTFOLIO ALLOCATOR PROGRAM

PROGRAM DESCRIPTION

This program may be offered to you at no additional cost to assist in diversifying your investment across various investment categories. The program allows you to invest in either one of the four Polaris Portfolio Allocator models ("Models") or in one of the four Sample Portfolios. Each Model and Sample Portfolio is comprised of a carefully selected combination of Variable Portfolios representing various investment categories. The Models allocate amongst the various asset classes to attempt to match certain combinations of investor's investment time horizon and risk tolerance. The Sample Portfolios allocate among the various investment categories and coincide with the recommended weightings for each Sample Portfolio's objective. Please consult your financial representative about investment in the program.

Your broker-dealer designs the Sample Portfolios. Your broker-dealer may have revenue sharing arrangements in place with the money managers that manage the Underlying Funds comprising the Sample Portfolios. Those arrangements are not related to the availability of the same Underlying Funds in this variable annuity. Information about your broker-dealer's revenue sharing arrangements can be obtained from your financial representative or by visiting the broker-dealer's website.

ENROLLING IN THE POLARIS PORTFOLIO ALLOCATOR PROGRAM

You may enroll in the program by electing a Model or Sample Portfolio when you purchase your variable annuity if after contract issue, by contacting our Annuity Service

Center. You and your financial representative should determine the Model or Sample Portfolio most appropriate for you based on your financial needs, risk tolerance and investment horizon. You may request to discontinue the use of a Model or Sample Portfolio by providing a written reallocation request, calling our Annuity Service Center or logging onto our website.

You may also choose to invest gradually into a Model or Sample Portfolio through the DCA program. PLEASE SEE THE DOLLAR COST AVERAGING PROGRAM ABOVE.

You may only invest in either one Model or one Sample Portfolio at a time. Participation in this program requires that you invest 100% of your initial Purchase Payment and subsequent Purchase Payment(s) in the same Model or Sample Portfolio. Investment outside of the Sample Portfolios is prohibited. If you attempt to split your investment in one or more Models, your investment may no longer be consistent with the Model's intended objectives and therefore, will effectively terminate your participation in the program. Additionally, if you invest in any Variable Portfolios in addition to investing in a Model, such an investment may no longer be consistent with the Model's intended objectives.

You may request withdrawals, as permitted by your contract, which will be taken proportionately from each of the allocations in the selected Model or Sample Portfolio unless otherwise indicated in your withdrawal instructions. If you choose to make a non-proportional withdrawal from the Variable Portfolios in the Model or Sample Portfolio, your investment may no longer be consistent with the Model's or Sample Portfolio's intended objectives and therefore, will effectively terminate your participation in the program. Withdrawals may be subject to a withdrawal charge. Withdrawals may also be taxable and a 10% IRS penalty may apply if you are under age 59 1/2.

You can transfer 100% of your investment from one Model or Sample Portfolio to another Model or Sample Portfolio at any time; you will be transferred into the most current Model or Sample Portfolio available in your contract. As a result of a transfer, we will automatically update your allocation instructions on file with respect to subsequent Purchase Payments and DCA target allocation instructions, if applicable, and we will automatically update your Automatic Asset Rebalancing Program instructions to reflect your new investment. PLEASE SEE DOLLAR COST AVERAGING PROGRAM ABOVE AND AUTOMATIC ASSET REBALANCING PROGRAM BELOW.

A subsequent Purchase Payment will be invested in the same Model or Sample Portfolio as your current investment unless we receive different instructions from you. You should consult with your financial representative to determine if you should update your allocation instructions, DCA target allocation instructions and/or Automatic Asset Rebalancing Program instructions on file when you make a subsequent Purchase Payment.

REBALANCING THE POLARIS PORTFOLIO ALLOCATOR MODELS AND THE SAMPLE PORTFOLIOS

You can elect to have your investment in the Model or Sample Portfolio rebalanced quarterly, semi-annually, or annually to maintain the target asset allocation among the Variable Portfolios of the Model or Sample Portfolio you selected.


Over time, the Model or Sample Portfolio you select may no longer align with its original investment objective due to the effects of Variable Portfolio performance and changes in the Variable Portfolio's investment objectives. Therefore, if you do not elect to have your investment in the Model or Sample Portfolio rebalanced at least annually, then your investment may no longer be consistent with the Model or Sample Portfolio's intended objectives. In addition, your investment goals, financial situation and risk tolerance may change over time. You should consult your financial representative about how to keep your Model or Sample Portfolio's allocations in line with your investment goals. Finally, changes in investment objectives or management of the Underlying Funds in the models may mean that, over time, the Models no longer are consistent with their original investment goals.


If you choose to make investments outside of the Model, only those Variable Portfolios within the Model you selected will be rebalanced. Investments in other Variable Portfolios not included in the Model cannot be rebalanced if you wish to maintain your current Model.

If you elect an optional Living Benefit, you may elect a Model or Sample Portfolio that complies with the investment requirements of the optional Living Benefit and your Model or Sample Portfolio will be rebalanced quarterly. PLEASE SEE OPTIONAL LIVING BENEFITS BELOW.

IMPORTANT INFORMATION ABOUT THE POLARIS PORTFOLIO ALLOCATOR PROGRAM

The Models and Sample Portfolios are not intended as investment advice about investing in the Variable Portfolios, and we do not provide investment advice regarding whether a Model or Sample Portfolio should be revised or whether it remains appropriate to invest in accordance with any particular Model or Sample Portfolio.

The program does not guarantee greater or more consistent returns. Future market and investment category performance may differ from the historical performance upon which the Models and Sample Portfolios may have been built. Also, allocation to a single investment category may outperform a Model or Sample Portfolio, so that you could have been better off investing in a single investment category than in a Model or Sample Portfolio. However, such a strategy may involve a greater degree of risk because of the concentration of similar securities in a single investment category. Further, there can be no assurance that any Variable Portfolio chosen for a particular Model or Sample Portfolio will perform well or that its performance will closely reflect that of the investment category it is designed to represent.

The Models and Sample Portfolios represent suggested allocations that are provided to you as general guidance. You should work with your financial representative in determining if one of the Models or Sample Portfolios meets your financial needs, investment time horizon, and is consistent with your risk tolerance level. Information concerning the specific Models or Sample Portfolios can be obtained from your financial representative.

POLARIS PORTFOLIO ALLOCATOR MODELS
(EFFECTIVE APRIL 30, 2012)

----------------------------------------------------------------------------------------
         VARIABLE PORTFOLIOS            MODEL A      MODEL B      MODEL C      MODEL D
----------------------------------------------------------------------------------------
 American Funds Global Growth             4.0%         6.0%         6.0%         7.0%
----------------------------------------------------------------------------------------
 American Funds Growth                    2.0%         2.0%         2.0%         3.0%
----------------------------------------------------------------------------------------
 American Funds Growth-Income             2.0%         2.0%         2.0%         3.0%
----------------------------------------------------------------------------------------
 Capital Appreciation                     2.0%         2.0%         2.0%         3.0%
----------------------------------------------------------------------------------------
 Corporate Bond                           9.0%         8.0%         7.0%         1.0%
----------------------------------------------------------------------------------------
 Davis Venture Value                      4.0%         4.0%         4.0%         5.0%
----------------------------------------------------------------------------------------
 "Dogs" of Wall Street                    3.0%         3.0%         3.0%         3.0%
----------------------------------------------------------------------------------------
 Emerging Markets                         0.0%         1.0%         2.0%         3.0%
----------------------------------------------------------------------------------------
 Equity Opportunities                     2.0%         2.0%         2.0%         2.0%
----------------------------------------------------------------------------------------
 Foreign Value                            4.0%         5.0%         6.0%         8.0%
----------------------------------------------------------------------------------------
 Global Bond                              3.0%         3.0%         2.0%         2.0%
----------------------------------------------------------------------------------------
 Government and Quality Bond             10.0%         8.0%         7.0%         2.0%
----------------------------------------------------------------------------------------
 Growth-Income                            5.0%         5.0%         6.0%         8.0%
----------------------------------------------------------------------------------------
 Growth Opportunities                     1.0%         2.0%         3.0%         4.0%
----------------------------------------------------------------------------------------
 High-Yield Bond                          4.0%         2.0%         1.0%         0.0%
----------------------------------------------------------------------------------------
 International Diversified Equities       1.0%         2.0%         3.0%         3.0%
----------------------------------------------------------------------------------------
 Invesco Van Kampen V.I. Comstock
  Fund, Series II Shares                  4.0%         4.0%         4.0%         5.0%
----------------------------------------------------------------------------------------
 Invesco Van Kampen V.I. Growth and
  Income Fund, Series II Shares           5.0%         5.0%         5.0%         6.0%
----------------------------------------------------------------------------------------
 Lord Abbett Growth and Income            1.0%         1.0%         1.0%         2.0%
----------------------------------------------------------------------------------------
 Marsico Focused Growth                   0.0%         1.0%         2.0%         3.0%
----------------------------------------------------------------------------------------
 MFS Massachusetts Investors Trust        5.0%         5.0%         6.0%         8.0%
----------------------------------------------------------------------------------------
 Mid-Cap Growth                           1.0%         1.0%         1.0%         2.0%
----------------------------------------------------------------------------------------
 Real Estate                              2.0%         3.0%         4.0%         4.0%
----------------------------------------------------------------------------------------
 Real Return                             12.0%         8.0%         3.0%         0.0%
----------------------------------------------------------------------------------------
 Small & Mid Cap Value                    1.0%         2.0%         4.0%         5.0%
----------------------------------------------------------------------------------------
 Small Company Value                      1.0%         2.0%         2.0%         3.0%
----------------------------------------------------------------------------------------
 Total Return Bond                       12.0%        11.0%        10.0%         5.0%
----------------------------------------------------------------------------------------
                               TOTAL      100%         100%         100%         100%
----------------------------------------------------------------------------------------


We reserve the right to change the Variable Portfolios and/or allocations to certain Variable Portfolios in each model to the extent that Variable Portfolios are liquidated, substituted, merged or otherwise reorganized.


SAMPLE PORTFOLIOS
(EFFECTIVE JUNE 25, 2012)





---------------------------------------------------------------------------------
                                              BALANCED                    ALL
                                               TOWARD       GROWTH       EQUITY
            VARIABLE PORTFOLIOS                GROWTH       FOCUS        FOCUS
---------------------------------------------------------------------------------
 American Funds Global Growth                   11.0%        11.0%        15.0%
---------------------------------------------------------------------------------
 American Funds Growth                          10.0%        11.0%        12.0%
---------------------------------------------------------------------------------
 Corporate Bond                                  5.0%         0.0%         0.0%
---------------------------------------------------------------------------------
 Foreign Value                                  10.0%        13.0%        15.0%
---------------------------------------------------------------------------------
 Government and Quality Bond                    25.0%        20.0%         0.0%
---------------------------------------------------------------------------------
 Growth Opportunities                            3.0%         5.0%         6.0%
---------------------------------------------------------------------------------
 Invesco Van Kampen V.I. Comstock Fund,
  Series II Shares                               6.0%        10.0%        14.0%
---------------------------------------------------------------------------------
 Invesco Van Kampen V.I. Growth and
  Income Fund, Series II Shares                  6.0%        12.0%        14.0%
---------------------------------------------------------------------------------
 MFS Massachusetts Investors Trust               7.0%        10.0%        14.0%
---------------------------------------------------------------------------------
 MFS Total Return                               13.0%         0.0%         0.0%
---------------------------------------------------------------------------------
 Mid-Cap Growth                                  4.0%         8.0%        10.0%
---------------------------------------------------------------------------------
                                     TOTAL     100.0%       100.0%       100.0%
---------------------------------------------------------------------------------




The Models and Sample Portfolios listed above are those that are currently available. The Models and Sample Portfolios are reconfigured from time to time. However, once you invest in either a Model or Sample Portfolio, the percentages of your contract value allocated to each Variable Portfolio within a Model and Sample Portfolio will not be changed by us. If you purchased your contract prior to the current allocations of the Models or Sample Portfolios specified above, any subsequent Purchase Payments will be invested in the same Model or Sample Portfolio as your current investment and will not be invested in the Model or Sample Portfolio allocations specified above unless you provide us with specific instructions to do so. You should speak with your financial representative about how to keep the Variable Portfolio allocations in each Model and Sample Portfolio in line with your investment goals over time.


WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE PROGRAM AT ANY TIME.

TRANSFERS DURING THE ACCUMULATION PHASE

Subject to our rules, restrictions and policies described below, during the Accumulation Phase you may transfer funds between the Variable Portfolios and/or any available Fixed Accounts by telephone (800) 445-7862, through the Company's website (www.sunamerica.com), by U.S. Mail addressed to our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299 or by facsimile. All transfer instructions submitted via facsimile must be sent to (818) 615-1543; otherwise they will not be considered received by us. We may accept transfers by telephone or the Internet unless you tell us not to on your contract application. If your contract was issued in the state of New York, we may accept transfers by telephone if you complete and send the Telephone Transfer Agreement form to our Annuity Service Center. When receiving instructions over the telephone or the Internet, we have procedures to provide reasonable assurance that the transactions executed are genuine. Thus, we are not responsible for any claim, loss or expense from any error resulting from instructions received over the telephone or the Internet. If we fail to follow our procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We cannot guarantee that we will be able to accept telephone, fax and/or internet transfer instructions at all times. Any telephone, fax or computer system, whether it is yours, your broker-dealer's, or ours, can experience outages or delays for a variety of reasons and may prevent our processing of your transfer request. We reserve the right to modify, suspend or terminate telephone, fax and/or internet transfer privileges at any time. If telephone, fax and/or internet access is unavailable, you should make your transfer request in writing by U.S. Mail to our Annuity Service Center.

Any transfer request will be priced as of the day it is received by us in Good Order if the request is received before Market Close. If the transfer request is received after Market Close, the request will be priced as of the next business day.

Funds already in your contract cannot be transferred into the DCA Fixed
Accounts.

You must transfer at least $100 per transfer. If less than $100 remains in any Variable Portfolio or Fixed Account after a transfer, that amount must be transferred as well.

There is no charge for your first 15 transfers. We charge for transfers in excess of 15 in any contract year. The fee is $25 for each transfer exceeding this limit. Transfers resulting from your participation in the DCA or Automatic Asset Rebalancing programs are not counted towards the number of free transfers per contract year.

SHORT-TERM TRADING POLICIES

We do not want to issue this variable annuity contract to contract owners engaged in trading strategies that seek to benefit from short-term price fluctuations or price inefficiencies in the Variable Portfolios of this product ("Short-Term Trading") and we discourage Short-Term Trading as more fully described below. However, we cannot always anticipate if a potential contract owner intends to engage in Short-Term Trading. Short-Term Trading may create risks that may result in adverse effects on investment return of the Underlying Fund in which a Variable Portfolio invests. Such risks may include, but are not limited to: (1) interference with the management and planned investment strategies of an Underlying Fund; (2) dilution of the interests in the Underlying Fund due to practices such as "arbitrage"; and/or (3) increased brokerage and administrative costs due to forced and unplanned fund turnover. These circumstances may reduce the value of the Variable Portfolio. In addition to negatively impacting the Owner, a reduction in contract value may also be harmful to Annuitants and/or Beneficiaries.

We have adopted the following administrative procedures to discourage Short-Term Trading which are summarized below.

The first 15 transfers in a rolling 12-month look-back period ("12-Month Rolling Period") can be made by telephone, through the Company's website, or in writing by mail or by facsimile. The 15th transfer in a 12-Month Rolling Period triggers the U.S. Mail method of transfer. Therefore, once you make the 15th transfer in a 12-Month Rolling Period, all transfers must be submitted by United States Postal Service first-class mail ("U.S. Mail") for 12-months following the date of the 15th transfer ("Standard U.S. Mail Policy").

For example, if you made a transfer on August 16, 2011 and within the previous twelve months (from August 17, 2010 forward) you made 15 transfers including the August 16th transfer, then all transfers made for twelve months after August 16, 2011 must be submitted by U.S. Mail (from August 17, 2011 through August 16,
2012).

U.S. Mail includes any postal service delivery method that offers delivery no sooner than United States Postal Service first-class mail, as determined in the Company's sole discretion. We will not accept transfer requests sent by any other medium except U.S. Mail during this 12-month period. Transfer requests required to be submitted by U.S. Mail can only be cancelled by a written request sent by U.S. Mail with the appropriate paperwork received prior to the execution of the transfer.

All transfers made on the same day prior to Market Close are considered one transfer request for purposes of applying the Short-Term Trading policy and calculating the number of free transfers. Transfers resulting from your participation in the DCA or Automatic Asset Rebalancing programs are not included for the purposes of determining the number of transfers before applying the Standard U.S. Mail Policy.

We apply the Standard U.S. Mail Policy uniformly and consistently to all contract owners except for omnibus group contracts as described below.

We believe that the Standard U.S. Mail Policy is a sufficient deterrent to Short-Term Trading. However, we may become aware of transfer patterns among the Variable Portfolios and/or Fixed Accounts which appear to be Short-Term Trading or otherwise detrimental to the Variable Portfolios but have not yet triggered the limitations of the Standard U.S. Mail Policy described above. If such transfer activity comes to our attention, we may require you to adhere to our Standard U.S. Mail Policy prior to reaching the specified number of transfers ("Accelerated U.S. Mail Policy"). To the extent we become aware of Short-Term Trading activities which cannot be reasonably controlled solely by the Standard U.S. Mail Policy or the Accelerated U.S. Mail Policy, we reserve the right to evaluate, in our sole discretion, whether to: (1) impose further limits on the size, manner, number and/or frequency of transfers you can make; (2) impose minimum holding periods; (3) reject any Purchase Payment or transfer request; (4) terminate your transfer privileges; and/or (5) request that you surrender your contract. We will notify you in writing if your transfer privileges are terminated. In addition, we reserve the right not to accept or otherwise restrict transfers from a third party acting for you and not to accept pre-authorized transfer forms.

Some of the factors we may consider when determining whether to accelerate the Standard U.S. Mail Policy, reject transfers or impose other conditions on transfer privileges include:

     (1) the number of transfers made in a defined period;

     (2) the dollar amount of the transfer;

     (3) the total assets of the Variable Portfolio involved in the transfer and/or transfer requests that represent a significant portion of the total assets of the Variable Portfolio;

     (4) the investment objectives and/or asset classes of the particular Variable Portfolio involved in your transfers;

     (5) whether the transfer appears to be part of a pattern of transfers to take advantage of short-term market fluctuations or market inefficiencies;

     (6) the history of transfer activity in the contract or in other contracts we may offer; and/or

     (7) other activity, as determined by us, that creates an appearance, real or perceived, of Short-Term Trading or the possibility of Short-Term Trading.


Notwithstanding the administrative procedures above, there are limitations on the effectiveness of these procedures. Our ability to detect and/or deter Short-Term Trading is limited by operational systems and technological limitations, as well as our ability to predict strategies employed by contract owners (or those acting on their behalf) to avoid detection. We cannot guarantee that we will detect and/or deter all Short-Term Trading and it is likely that some level of Short-Term Trading will occur before it is detected and steps are taken to deter it. To the extent that we are unable to detect and/or deter Short-Term Trading, the Variable Portfolios may be negatively impacted as described above. Additionally, the Variable Portfolios may be harmed by transfer activity related to other insurance companies and/or retirement plans or other investors that invest in shares of the Underlying Fund. Moreover, our ability to deter Short-Term Trading may be limited by decisions by state regulatory bodies and court orders which we cannot predict. You should be aware that the design of our administrative procedures involves inherently subjective decisions which we attempt to make in a fair and reasonable manner consistent with the interests of all Owners of this contract. We do not enter into agreements with contract owners whereby we permit or intentionally disregard Short-Term Trading.


The Standard and Accelerated U.S. Mail Policies are applied uniformly and consistently to contract owners utilizing third party trading services/strategies performing asset allocation services for a number of contract owners at the same time. You should be aware that such third party trading services may engage in transfer activities that can also be detrimental to the Variable Portfolios, including trading relatively large groups of contracts simultaneously. These transfer activities may not be intended to take advantage of short-term price fluctuations or price inefficiencies. However, such activities can create the same or similar risks as Short-Term Trading and negatively impact the Variable Portfolios as described above.

Omnibus group contracts may invest in the same Underlying Funds available in your contract but on an aggregate, not individual basis. Thus, we have limited ability to detect Short-Term Trading in omnibus group contracts and the Standard U.S. Mail Policy does not apply to these contracts. Our inability to detect Short-Term Trading may negatively impact the Variable Portfolios as described above.

WE RESERVE THE RIGHT TO MODIFY THE POLICIES AND PROCEDURES DESCRIBED IN THIS SECTION AT ANY TIME. To the extent that we exercise this reservation of rights, we will do so uniformly and consistently unless we disclose otherwise.

UNDERLYING FUNDS' SHORT-TERM TRADING POLICIES

Please note that the Underlying Funds have their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. We reserve the right to enforce these Underlying Fund policies and procedures, including, but not limited to, the right to collect a redemption fee on shares of the Underlying Fund if imposed by such Fund's Board of Trustees/Directors. As of the date of this prospectus, none of the Underlying Funds impose a redemption fee. We also reserve the right to reject, with or without prior notice, any purchase, transfer or allocation into a Variable Portfolio if the corresponding Underlying Fund will not accept such purchase, transfer or allocation for any reason. The prospectuses for the Underlying Funds describe these procedures, which may be different among Underlying Funds and may be more or less restrictive than our policies and procedures.

Under rules adopted by the Securities and Exchange Commission, we also have written agreements with the Underlying Funds that obligate us to, among other things, provide the Underlying Funds promptly upon request certain information about you (e.g., your social security number) and your trading activity. In addition, we are obligated to execute instructions from the Underlying Funds to restrict or prohibit further purchases or transfers in an Underlying Fund under certain circumstances.

Many investments in the Underlying Funds outside of these contracts are omnibus orders from intermediaries such as other separate accounts or retirement plans. If an Underlying Fund's policies and procedures fail to successfully detect and discourage Short-Term trading, there may be a negative impact to the owners of the Underlying Fund. If an Underlying Fund believes that an omnibus order we submit may reflect transfer requests from owners engaged in Short-Term Trading, the Underlying Fund may reject the entire omnibus order and delay or prevent us from implementing your transfer request.

TRANSFERS DURING THE INCOME PHASE

During the Income Phase, only one transfer per month is permitted between the Variable Portfolios. No other transfers are allowed during the Income Phase. Transfers will be effected for the last NYSE business day of the month in which we receive your request for the transfer.

AUTOMATIC ASSET REBALANCING PROGRAM

Market fluctuations may cause the percentage of your investment in the Variable Portfolios to differ from your original allocations. Under the Automatic Asset Rebalancing Program, you may elect to have your investments in the Variable Portfolios and/or Fixed Accounts, if applicable, periodically rebalanced to return your allocations to the percentages given at your last instructions for no additional charge. If you make a transfer, you must provide updated rebalancing instructions. If you do not provide new rebalancing instructions at the time you make such transfer, we will change your ongoing rebalancing instructions to reflect the percentage allocations among the new Variable Portfolios and/or Fixed Accounts, if applicable, resulting from your transfer which will replace any previous rebalancing instructions you may have provided ("Default Rebalancing Instructions"). You may change any applicable Default Rebalancing Instructions at any time by contacting the Annuity Service Center.

Automatic Asset Rebalancing typically involves shifting a portion of your money out of investment options which had higher returns into investment options which had lower returns. At your request, rebalancing occurs on a quarterly, semiannual or annual basis. Transfers resulting from your participation in this program are not counted against the number of free transfers per contract year. If you elect an optional living benefit with investment requirements, we will automatically enroll you in the Automatic Asset Rebalancing Program with quarterly rebalancing. PLEASE SEE OPTIONAL LIVING BENEFITS BELOW.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE AUTOMATIC ASSET REBALANCING PROGRAM AT ANY TIME.

VOTING RIGHTS

The Company is the legal owner of the Trusts' shares. However, when an Underlying Fund solicits proxies in conjunction with a shareholder vote, we must obtain your instructions on how to vote those shares. We vote all of the shares we own in proportion to your instructions. This includes any shares we own on our own behalf. Should we determine that we are no longer required to vote in the manner described above, we will vote the shares in our own right.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                              ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You can access money in your contract by making a systematic, partial, or total withdrawal, and/or by receiving annuity income payments during the Income Phase. PLEASE SEE ANNUITY INCOME OPTIONS BELOW. Any request for withdrawal will be priced as of the day it is received by us in Good Order at the Annuity Service Center, if the request is received before Market Close. If the request for withdrawal is received after Market Close, the request will be priced as of the next business day.

If you have elected an optional living benefit, you should consider the impact of your withdrawals on the benefit. PLEASE SEE OPTIONAL LIVING BENEFITS BELOW.

A withdrawal charge of 0.50% only applies to Gross Purchase Payment(s) that qualify for the $1,000,000 or more Investment Amount level if the Gross Purchase Payment(s) are invested less than 12 months at the time of withdrawal. PLEASE SEE FEE TABLE ABOVE.

If you surrender your contract, we may also deduct any premium taxes, if applicable. PLEASE SEE EXPENSES BELOW.

Under most circumstances, the minimum amount you can withdraw is $1,000. We require that the value left in any Variable Portfolio or available Fixed Account be at least $100, after the withdrawal and your total contract value must be at least $500. The request for withdrawal must be in writing and sent to the Annuity Service Center. For withdrawals of $500,000 and more, a signature guarantee is generally required at the time of your request. Unless you provide us with different instructions, partial withdrawals will be made proportionately from each Variable Portfolio and the Fixed Account in which you are invested. In the event that a proportionate partial withdrawal would cause the value of any Variable Portfolio or Fixed Account investment to be less than $100, we will contact you to obtain alternate instructions on how to structure the withdrawal.

Withdrawals made prior to age 59 1/2 may result in a 10% IRS penalty tax. PLEASE SEE TAXES BELOW. Under certain Qualified plans, access to the money in your contract may be restricted.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading with the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the Variable Portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners; (5) we are on notice that this contract is the subject of a court proceeding, an arbitration, a regulatory matter or other legal action.

Additionally, we reserve the right to defer payments for a withdrawal from a Fixed Account for up to six months.

SYSTEMATIC WITHDRAWAL PROGRAM

During the Accumulation Phase, you may elect to receive periodic withdrawals under the Systematic Withdrawal program for no additional charge. Under the program, you may choose to take monthly, quarterly, semi-annual or annual payments from your contract. Electronic transfer of these withdrawals to your bank account is also available. The minimum amount of each withdrawal is $250. There must be at least $500 remaining in your contract at all times, or withdrawals may be discontinued. Withdrawals may be taxable and a 10% federal penalty tax may apply if you are under age 59 1/2.

Please contact our Annuity Service Center which can provide the necessary enrollment forms.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SYSTEMATIC WITHDRAWAL PROGRAM AT ANY TIME.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract value is less than $500 as a result of withdrawals; and (2) you have not made any Purchase Payments during the past three years. We will provide you with sixty days written notice that your contract is being terminated. At the end of the notice period, we will distribute the contract's remaining value to you.

QUALIFIED CONTRACT OWNERS

Certain Qualified plans restrict and/or prohibit your ability to withdraw money from your contract. PLEASE SEE TAXES BELOW for a more detailed explanation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                            OPTIONAL LIVING BENEFITS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

MARKETLOCK INCOME PLUS

What is MarketLock Income Plus?

MarketLock Income Plus is an optional guaranteed minimum withdrawal feature. The feature is designed to help you create a guaranteed income stream that will last as long as you live, or as long as you and your spouse live, even if the entire value of your contract has been reduced to zero, provided withdrawals taken are within the parameters of the feature. MarketLock Income Plus may offer protection in the event your contract value declines due to unfavorable investment performance, certain withdrawal activity, if you live longer than expected or any combination of these factors. You may never need to rely on MarketLock Income Plus as its value is dependent on your contract's performance, your withdrawal activity and your longevity.

This feature may not be appropriate if you plan to make ongoing Gross Purchase Payments, such as with contributory IRA's or other tax-qualified plans. The feature guarantees that only certain Gross Purchase Payments received during the contract's first five years are included in the Income Base.

Please remember that all withdrawals, including withdrawals taken under this feature, reduce your contract value and your death benefit and may reduce other benefits under the contract. In addition, withdrawals under this feature will reduce the free withdrawal amount and may be subject to applicable withdrawal charges if withdrawals taken are in excess of the maximum annual withdrawal amount allowable by the feature. The sum of withdrawals in any contract year up to the maximum annual withdrawal amount will not be assessed a withdrawal charge. PLEASE SEE ACCESS TO YOUR MONEY ABOVE.

In addition, any withdrawals taken may be subject to a 10% IRS tax penalty if you are under age 59 1/2 at the time of the withdrawal. For information about how the feature is treated for income tax purposes, you should consult a qualified tax advisor concerning your particular circumstances. If you must take required minimum distributions and want to ensure that these withdrawals are not considered excess withdrawals under the feature, your distributions must be set up on the automated monthly minimum distribution withdrawal program administered by our Annuity Service Center. In addition, if you have a Qualified contract, tax law and the terms of the plan may restrict withdrawal amounts.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE MARKETLOCK INCOME PLUS AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS. WE ALSO RESERVE THE RIGHT TO MODIFY MARKETLOCK INCOME PLUS AT TIME OF EXTENSION FOR EXISTING CONTRACTS.

When and how may I elect MarketLock Income Plus?

You may have elected MarketLock Income Plus at the time of contract issue. You may have elected to have the feature cover only your life or the lives of both you and your spouse. We refer to the person or persons whose lifetime withdrawals are guaranteed under MarketLock Income Plus as the "Covered Person(s)." If the contract is not owned by a natural person, references to Owner(s) apply to the Annuitant(s). To elect this feature, Covered Persons must have met the age requirement. The age requirement varies depending on the type of contract you purchased and the number of Covered Persons. The tables below provide the age requirement for this feature.

IF YOU ELECTED ONE COVERED PERSON:

------------------------------------------------------------------------------------
                                                        COVERED PERSON
                                           -----------------------------------------
                                                 MINIMUM               MAXIMUM
                                                   AGE                 AGE(1)
------------------------------------------------------------------------------------
                One Owner                          45                    80
------------------------------------------------------------------------------------
              Joint Owners
  (based on the age of the older Owner)            45                    80
------------------------------------------------------------------------------------


IF YOU ELECTED TWO COVERED PERSONS:

----------------------------------------------------------------------------------------
                              COVERED PERSON #1                 COVERED PERSON #2
                       -----------------------------------------------------------------
                        MINIMUM AGE     MAXIMUM AGE(1)    MINIMUM AGE     MAXIMUM AGE(1)
----------------------------------------------------------------------------------------
   NON-QUALIFIED:
    Joint Owners             45               80               45               85
----------------------------------------------------------------------------------------
   NON-QUALIFIED:
   One Owner with            45               80               45             N/A(2)
 Spousal Beneficiary
----------------------------------------------------------------------------------------
     QUALIFIED:
   One Owner with            45               80               45             N/A(2)
 Spousal Beneficiary
----------------------------------------------------------------------------------------


(1) The age requirements for optional death benefits and other optional features may be different than those listed here. You must meet the age requirement for those features in order to elect them.

(2) The age requirement is based solely on the single owner for purposes of issuing the contract with the feature.

How does MarketLock Income Plus work?

MarketLock Income Plus locks-in the greater of two values in determining the Income Base, defined below. The Income Base determines the basis of the Covered Person(s)' guaranteed lifetime benefit which may be taken in a series of withdrawals. Each consecutive one-year period starting from the Effective Date is considered a Benefit Year. A new Income Base is automatically locked-in each year on each Benefit Year anniversary during the first 5 Benefit Years following the Effective Date based on the greater of either (1) the highest Anniversary Value, or (2) the Income Base increased by any available Income Credit. MarketLock Income Plus is designed for individuals or spousal joint owners. Thus, if a contract is owned by non-spousal joint owners and either owner dies, the full contract value must be paid within 5 years of death, after which time the contract terminates; the surviving owner may not receive the benefit of MarketLock Income Plus.

You may elect to extend both the Income Base Evaluation Period and the Income Credit Period over which the feature locks-in either the highest Anniversary Value or Income Base plus any Income Credit for two additional five year periods provided that you are age 85 or younger at the time of each extension ("First Extension and Second Extension"). After election of the First Extension and the Second Extension, you may elect to extend only the Income Base Evaluation Period over which the feature locks-in the highest Anniversary Value ("Subsequent Extension(s)") provided that you are age 85 or younger at the time of each Subsequent Extension. As a result, the Income Credit Period is not available for Subsequent Extensions.

New fees and other conditions may apply upon extension. We guarantee that the current fee, as reflected in the Fee Table below, will not increase by more than 0.25% at the time of First Extension. IF YOU ELECT EXTENSIONS, YOU MUST CONTACT US IN WRITING BEFORE THE END OF EACH EVALUATION PERIOD. PLEASE SEE "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD AND INCOME CREDIT PERIOD BEYOND 5 YEARS?" BELOW.

Is there an additional guarantee if I do not take withdrawals for 10 years?

Yes, if you do not take any withdrawals before the 10th Benefit Year anniversary. On the 10th Benefit Year anniversary following the Effective Date, the Income Base, and if applicable, the Income Credit Base, are eligible to be increased to equal at least 200% of your first Benefit Year's Eligible Purchase Payments ("Minimum Income Base"), if you elect the feature at contract issue. If you elect the feature after contract issue, the Minimum Income Base is equal to 200% of the contract value as of the Effective Date. You do not need to elect extensions in order to be eligible to receive the Minimum Income Base.

What determines the Maximum Annual Withdrawal Percentage?

The Maximum Annual Withdrawal Percentage represents the percentage of your Income Base used to calculate the Maximum Annual Withdrawal Amount that you may withdraw each year. The Maximum Annual Withdrawal Percentage is determined by the age of the Covered Person(s) at the time of the first withdrawal as shown in the tables below.

One Covered Person

If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner and the following is applicable:

------------------------------------------------------------------------
      AGE OF THE COVERED PERSON AT                MAXIMUM ANNUAL
        TIME OF FIRST WITHDRAWAL               WITHDRAWAL PERCENTAGE
------------------------------------------------------------------------
         Prior to 62nd Birthday                  4% of Income Base
------------------------------------------------------------------------
        On or after 62nd Birthday                5% of Income Base
------------------------------------------------------------------------

Two Covered Persons

If the feature is elected to cover two lives, the following is applicable:

------------------------------------------------------------------------
    AGE OF THE YOUNGER COVERED PERSON
     OR SURVIVING COVERED PERSON AT               MAXIMUM ANNUAL
        TIME OF FIRST WITHDRAWAL               WITHDRAWAL PERCENTAGE
------------------------------------------------------------------------
         Prior to 62nd Birthday                  4% of Income Base
------------------------------------------------------------------------
        On or after 62nd Birthday                5% of Income Base
------------------------------------------------------------------------


If you are taking required minimum distributions ("RMD") from this contract, and the amount of the RMD (based only on this contract) is greater than the Maximum Annual Withdrawal Amount in any given Benefit Year, no portion of the RMD will be treated as an Excess Withdrawal (defined below). Any portion of a withdrawal in a Benefit Year that is more than the greater of both the Maximum Annual Withdrawal Amount and the RMD amount (based only on this contract) will be considered an Excess Withdrawal. PLEASE SEE "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK INCOME PLUS?" below.

Are there investment requirements if I elect MarketLock Income Plus?

As long as the feature is in effect, we require that you allocate your investments in accordance with the investment requirements listed below.

INVESTMENT REQUIREMENTS

You may comply with investment requirements by allocating your investments in one of three ways or if using a DCA Fixed Account, by indicating your target allocations in one of three ways:

     1. Invest 100% in the Cash Management Variable Portfolio


     2. Invest 100% in the Balanced Growth & Income Sample Portfolio* or in Polaris Portfolio Allocator Model A, B or C


     3. Invest 100% in one or a combination of the following Variable
        Portfolios: American Funds Asset Allocation, Asset Allocation, Balanced, Franklin Income Securities Fund, Franklin Templeton VIP Founding Funds Allocation Fund and MFS Total Return




   * As of June 25, 2012, the Balanced Growth & Income Sample Portfolio is no longer available as an investment option for Purchase Payments or transfers. However, if you are currently invested in the Balanced Growth & Income Sample Portfolio, your investment will not be changed by us.


If we offer additional allocations that comply with investment requirements in the future, we will give you the opportunity to allocate your investments accordingly.

For details regarding the investment allocations of the Polaris Portfolio Allocator Models, PLEASE SEE POLARIS PORTFOLIO ALLOCATOR PROGRAM ABOVE.

The Polaris Portfolio Allocator Models are designed to assist in diversifying your investment across various asset classes which may help minimize the risk that your contract value will be reduced to zero before your death. You may have better investment returns investing in a single asset class or in Variable Portfolios that are not available for investment under this feature. You should consult with your financial representative to assist you in determining whether the Polaris Portfolio Allocator Models are suited for your financial needs and risk tolerance.

Your allocation instructions accompanying any Gross Purchase Payment must comply with the investment requirements, described above, in order for your application or subsequent Gross Purchase Payment(s) to be considered in Good Order. PLEASE SEE ALLOCATION OF PURCHASE PAYMENTS ABOVE. We will automatically enroll you in the Automatic Asset Rebalancing Program with quarterly rebalancing. We require quarterly rebalancing because market performance and transfer and withdrawal activity may result in your contract's allocations going outside these restrictions. Quarterly rebalancing will ensure that your allocations will continue to comply with the investment requirements for this feature. In addition to quarterly rebalancing, we will initiate rebalancing in accordance with your Automatic Asset Rebalancing instructions, after any of the following transactions:

     - any transfer or reallocation you initiate; or

     - any withdrawal you initiate.

Automatic transfers and/or systematic withdrawals will not result in rebalancing. We will rebalance your contract in accordance with your most current and compliant Automatic Asset Rebalancing Program instructions on file. If at any point, for any reason, your Automatic Asset Rebalancing Program instructions would result in allocations inconsistent with the investment requirements listed above, we will revert to the last compliant instructions on file whether for rebalancing or for allocation of a Purchase Payment; we will implement the last compliant instructions at the next rebalancing. PLEASE SEE AUTOMATIC ASSET REBALANCING PROGRAM ABOVE. You can modify your Automatic Asset Rebalancing Program instructions, as long as they are consistent with the investment requirements, at any time by calling the Annuity Service Center.

We reserve the right to change the investment requirements at any time for prospectively issued contracts. We may also revise the investment requirements for any existing contract to the extent that Variable Portfolios are added, deleted, substituted, merged or otherwise reorganized. We will notify you of any changes to the investment requirements due to deletions, substitutions, mergers or reorganizations at least 30 days in advance.

How are the components for MarketLock Income Plus calculated?

FIRST, we determine the ELIGIBLE PURCHASE PAYMENTS, which include:

     1. 100% of Gross Purchase Payments received during the first contract year; and

     2. Gross Purchase Payments received in each of contract years 2-5, capped in each year at an amount equal to 100% of the Gross Purchase Payments received in year 1. This means that if you made a $100,000 Gross Purchase Payment in year 1, Eligible Purchase Payments will include additional Gross Purchase Payments of up to $100,000 contributed in each of contract years 2-5 for a grand total maximum of $500,000 of Eligible Purchase Payments. If the feature is elected after contract issue, Gross Purchase Payments received from the Effective Date through contract year 5 are capped in each year at an amount equal to 100% of the Gross Purchase Payments received during the first contract year.

Any Gross Purchase Payments made in contract years 2-5 in excess of the annual cap amount as well as all Gross Purchase Payments received after the 5th contract year are considered INELIGIBLE PURCHASE PAYMENTS. The calculation of Eligible Purchase Payments does not include any spousal continuation contributions; however, continuation contributions are included in the calculation of Anniversary Values, as defined below. PLEASE SEE SPOUSAL CONTINUATION BELOW. Total Eligible Purchase Payments are limited to $1,500,000 without our prior Company approval.

SECOND, we consider the INCOME CREDIT PERIOD and the INCOME BASE EVALUATION PERIOD. The Income Credit Period is the period of time over which we calculate the Income Credit. The Income Base Evaluation Period is the period of time over which we consider Anniversary Values and if applicable and greater, the Income Base plus any available Income Credit. The initial Income Credit Period and the initial Income Base Evaluation Period begin on the Effective Date and end 5 years later. You may elect to extend both the Income Base Evaluation Period and the Income Credit Period at the end of the initial Income Base Evaluation Period and initial Income Credit Period, and after election of the First Extension, you may elect a Second Extension. Subsequent Extensions apply to only the Income Base Evaluation Period. PLEASE SEE "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD AND INCOME CREDIT PERIOD BEYOND 5 YEARS?" BELOW.

THIRD, we determine the ANNIVERSARY VALUE which equals your contract value on any contract anniversary during the Income Base Evaluation Period minus any Ineligible Purchase Payments.

FOURTH, we determine the INCOME BASE which initially is equal to the first Eligible Purchase Payment. If the feature is elected after contract issue, the initial Income Base is the contract value on the Effective Date. In each subsequent Benefit Year, the Income Base equals the Income Base at the beginning of the Benefit Year plus any subsequent Eligible Purchase Payments made during that Benefit Year, less proportionate adjustments for Excess Withdrawals that occurred during that Benefit Year. On each Benefit Year anniversary, we determine if the Income Base should be increased based on the maximum Anniversary Value or any available Income Credit as defined below. PLEASE SEE "HOW CAN THE INCOME BASE AND INCOME CREDIT BASE BE INCREASED?" and "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK INCOME PLUS?" BELOW.

FIFTH, we determine the INCOME CREDIT BASE which is used solely as a basis for calculating the Income Credit during an Income Credit Period. The initial Income Credit Base is equal to the first Eligible Purchase Payment. If the feature is elected after contract issue, the initial Income Credit Base is the contract value on the Effective Date. PLEASE SEE "HOW CAN THE INCOME BASE AND INCOME CREDIT BASE BE INCREASED?" below.

SIXTH, we determine the INCOME CREDIT which is an amount equal to 7% ("Income Credit Percentage") of the Income Credit Base, on each Benefit Year anniversary. If you take withdrawals in a Benefit Year that are less than or equal to the Maximum Annual Withdrawal Amount, the Income Credit Percentage on the Benefit Year anniversary is reduced by a percentage calculated as the sum of all withdrawals taken during the preceding Benefit Year, divided by the Income Base, prior to the determining the Income Base for the next Benefit Year. If you take a withdrawal that is greater than the Maximum Annual Withdrawal Amount in the preceding Benefit Year, the Income Credit is equal to zero.

FINALLY, we determine the MAXIMUM ANNUAL WITHDRAWAL AMOUNT, which represents the maximum amount that may be withdrawn each Benefit Year following the Effective Date without reducing the Income Base, and if applicable, the Income Credit Base. The Maximum Annual Withdrawal Amount is calculated by multiplying the Income Base by the applicable Maximum Annual Withdrawal Percentage shown in the tables above. PLEASE SEE "HOW DO INCREASES AND DECREASES IN THE INCOME BASE IMPACT THE MAXIMUM ANNUAL WITHDRAWAL AMOUNT?" below.

How can the Income Base and Income Credit Base be increased?

On each Benefit Year anniversary during an Income Base Evaluation Period, we determine if the Income Base should be increased based on the maximum Anniversary Value or any available Income Credit.

The maximum Anniversary Value equals the highest Anniversary Value on any Benefit Year anniversary occurring during an Income Base Evaluation Period. On each Benefit Year anniversary during an Income Base Evaluation Period, the Income Base is automatically increased to the Anniversary Value when the Anniversary Value is greater than (a), (b), and (c), where:

     (a) is the cumulative Eligible Purchase Payments; and

     (b) is the current Income Base, increased by the Income Credit, if any; and

     (c) is all previous Anniversary Values during any Income Base Evaluation Period.

On each Benefit Year anniversary during the Income Credit Period, we determine the amount to which the Income Credit Base and/or the Income Base could increase. The components used to determine this amount are:

     (a) the Income Base calculated based on the maximum Anniversary Value; and

     (b) the current Income Base plus the Income Credit.

If (a) is greater than (b), the Income Credit Base and the Income Base are increased to the current Anniversary Value. If (b) is greater than (a), the Income Base is increased by the Income Credit and the Income Credit Base remains unchanged.

Increases to your Income Base and Income Credit Base occur on Benefit Year anniversaries as described above. However, Eligible Purchase Payments increase your Income Base and Income Credit Base at the time they are received. Your Income Base and Income Credit Base will not increase even if your contract value on days other than the Benefit Year anniversary was greater than your Income Base on the Benefit Year anniversary.

In addition, the Income Base, and if applicable, the Income Credit Base, can also be increased to at least the Minimum Income Base on the 10th Benefit Year anniversary, PROVIDED NO WITHDRAWALS ARE TAKEN PRIOR TO THAT ANNIVERSARY. If you are eligible for the Minimum Income Base, the Income Base on the 10th Benefit Year anniversary is the greatest of (a), (b) and (c), where:

     (a) is the current Income Base, calculated based on the maximum Anniversary Value; and

     (b) is the current Income Base plus the Income Credit if applicable; and

     (c) is the Minimum Income Base.

On your 10th Benefit Year anniversary, if you are eligible for the Minimum Income Base and if the First Extension is elected, the Income Credit Base is the greatest of (a), (b) and (c), where:

     (a) is the Income Base calculated based on the maximum Anniversary Value;
         and

     (b) is the current Income Credit Base; and

     (c) is the Minimum Income Base.

How do increases and decreases in the Income Base Impact the Maximum Annual Withdrawal Amount?

INCREASES IN THE INCOME BASE

In any Benefit Year where Eligible Purchase Payments are allocated to your contract, any remaining withdrawals of the Maximum Annual Withdrawal Amount will be based on the increased Maximum Annual Withdrawal Amount reduced by withdrawals previously taken in that Benefit Year. If the Income Base is increased on a Benefit Year anniversary, the Maximum Annual Withdrawal Amount will be recalculated on that Benefit Year anniversary by multiplying the increased Income Base by the applicable Maximum Annual Withdrawal Percentage.

DECREASES IN THE INCOME BASE

Excess Withdrawals reduce Your Income Base on the date the Excess Withdrawal occurs. Any Excess Withdrawal in a Benefit Year reduces the Income Base in the same proportion by which the contract value is reduced by the Excess Withdrawal. PLEASE SEE "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK INCOME PLUS?" BELOW. As a result of a reduction of the Income Base, the new Maximum Annual Withdrawal Amount will be equal to the reduced Income Base multiplied by the applicable Maximum Annual Withdrawal Percentage. The last recalculated Maximum Annual Withdrawal Amount in a given Benefit Year is available for withdrawal at the beginning of the next Benefit Year and may be lower than your previously calculated Maximum Annual Withdrawal Amount. When the contract value is less than or equal to the Income Base, Excess Withdrawals will reduce the Income Base by an amount which is greater than the amount of the Excess Withdrawal. In addition, no Income Credit will be added to the Income Base in that Benefit Year.

What are the effects of withdrawals on MarketLock Income Plus?

The Maximum Annual Withdrawal Amount, the Income Base and Income Credit Base may change over time as a result of the timing and amount of withdrawals. IF YOU TAKE A WITHDRAWAL BEFORE THE 10TH BENEFIT YEAR ANNIVERSARY, YOUR INCOME BASE, AND IF APPLICABLE, THE INCOME CREDIT BASE, ARE NOT ELIGIBLE TO BE INCREASED TO THE MINIMUM INCOME BASE.

You may take withdrawals during a contract year that in total are less than or equal to the Maximum Annual Withdrawal Amount which will not reduce the Income Base or Income Credit Base. However, if you choose to take less than the Maximum Annual Withdrawal Amount in any contract year, you may not carry over the unused amount into subsequent years. Your Maximum Annual Withdrawal

Amount will not be recalculated solely as a result of taking less than the entire Maximum Annual Withdrawal Amount in any given year.

Withdrawals in excess of the Maximum Annual Withdrawal Amount are considered EXCESS WITHDRAWALS. We define Excess Withdrawals as any portion of a withdrawal that causes the total withdrawals in a Benefit Year to exceed the Maximum Annual Withdrawal Amount, including but not limited to any withdrawal in a contract year taken after the Maximum Annual Withdrawal Amount has been withdrawn. You should not elect this feature if you plan to take Excess Withdrawals since those withdrawals may significantly reduce or eliminate the value of the feature.

The impact of withdrawals and the effect on certain components of MarketLock Income Plus are further explained below:

     INCOME BASE AND INCOME CREDIT BASE: If the sum of withdrawals in any Benefit Year exceeds the Maximum Annual Withdrawal Amount, the Income Base and Income Credit Base will be reduced for those withdrawals. For each Excess Withdrawal taken, the Income Base and Income Credit Base are reduced in the same proportion by which the contract value is reduced by each Excess Withdrawal.

     MAXIMUM ANNUAL WITHDRAWAL AMOUNT: The Maximum Annual Withdrawal Amount is recalculated each time there is a change in the Income Base. Accordingly, if the sum of withdrawals in any contract year does not exceed the Maximum Annual Withdrawal Amount for that year, the Maximum Annual Withdrawal Amount will not change for the next year unless your Income Base is increased (as described above under "HOW ARE THE COMPONENTS FOR MARKETLOCK INCOME PLUS CALCULATED?"). If you take an Excess Withdrawal, the Maximum Annual Withdrawal Amount will be recalculated by multiplying the reduced Income Base by the existing Maximum Annual Withdrawal Percentage. This recalculated Maximum Annual Withdrawal Amount is available for withdrawal at the beginning of the next Benefit Year and may be lower than your previous Maximum Annual Withdrawal Amount.

Please remember that all withdrawals, including withdrawals taken under this feature, reduce your contract value and your death benefit and may reduce other benefits under the contract. In addition, withdrawals under this feature will reduce the free withdrawal amount and may be subject to applicable withdrawal charges if in excess of the Maximum Annual Withdrawal Amount. PLEASE SEE ACCESS TO YOUR MONEY ABOVE AND EXPENSES BELOW.

What is the fee for MarketLock Income Plus?

The fee for MarketLock Income Plus depends on whether you elect to cover one life or two lives, as follows:

------------------------------------------------------------------------
                NUMBER OF
             COVERED PERSONS                      ANNUALIZED FEE
------------------------------------------------------------------------
 For One Covered Person                        0.85% of Income Base
------------------------------------------------------------------------
 For Two Covered Persons                       1.10% of Income Base
------------------------------------------------------------------------


The fee will be calculated as a percentage of the Income Base and deducted quarterly from your contract value starting on the first quarter following the Effective Date and ending upon termination of the feature. Once you elect this feature, you will be assessed a non-refundable fee regardless of whether or not you take any withdrawals and/or receive any lifetime income payments under this feature.

An increase in the Income Base due to an adjustment to a higher Anniversary Value, addition of an Income Credit, or subsequent Eligible Purchase Payments will result in an increase to the dollar amount of the fee.

If your contract value falls to zero before the feature has been terminated, the fee will no longer be deducted. We will not assess the quarterly fee if you annuitize your contract or if a death benefit is paid before the end of a contract quarter. If the feature is still in effect and you surrender your contract, we will assess a pro-rata charge for the fee if you surrender your contract before the end of a contract quarter. The pro-rata charge is calculated by multiplying the full quarterly fee by the number of days between the date the fee was last assessed and the date of surrender divided by the number of days in that contract quarter.

New fees and conditions may apply upon extension of the Income Base Evaluation Period and Income Credit Period. We guarantee that the current fee, as reflected above, will not increase by more than 0.25% at time of First Extension.

Can I extend the Income Base Evaluation Period and Income Credit Period beyond 5 years?

Yes, after the initial Income Base Evaluation Period and initial Income Credit Period you may elect to extend both the Income Base Evaluation Period and Income Credit Period for two additional 5 year periods, as long as the feature is still in effect, and the age of the Covered Person or younger of two Covered Persons is 85 or younger at the time of extension ("First Extension and Second Extension").

After election of the First Extension and Second Extension, as long as the feature is still in effect and the age of the Covered Person or younger of two Covered Persons is 85 or younger at the time of the next extension, you may elect to extend only the Income Base Evaluation Period for additional 5 year periods ("Subsequent Extensions").

Prior to the end of the initial Income Base Evaluation Period and initial Income Credit Period and prior to the end of each evaluation period, we will inform you of the terms of the next extension in writing. If you elect extension(s), you must contact us in writing before the end of each evaluation period. The components of the feature will change to those in effect at the time of extension, such as the fee, Maximum Annual Withdrawal Percentage, and investment requirements, which may be different from the components when you initially elected the feature. We guarantee that the current fee as reflected in the Fee Table above, will not increase by more than 0.25% at the time of First Extension.

If you do not elect the First Extension and the Second Extension, Subsequent Extensions are no longer available for election and the Income Base and Income Credit Base, if applicable, will not be adjusted for higher Anniversary Values or Income Credits on subsequent Benefit Year anniversaries. However, you can continue to take the Maximum Annual Withdrawal Amount in effect at the end of the last Income Base Evaluation Period, subject to adjustments for Excess Withdrawals. You will continue to pay the fee at the rate that was in effect during the last Income Base Evaluation Period and you will not be permitted to extend the Income Base Evaluation Period in the future. If you have not taken any withdrawals prior to the 10th Benefit Year anniversary, your Income Base will be eligible to be increased to the Minimum Income Base even if you have not elected the First Extension.

What happens if the contract value is reduced to zero?

All withdrawals from the contract, including withdrawals under this feature, will reduce your contract value. Unfavorable investment experience may also reduce your contract value. If the contract value is reduced to zero but the Income Base is greater than zero, we will continue to pay guaranteed payments under the terms of this feature over the lifetime of the Covered Person(s).

However, if at any time an Excess Withdrawal(s) reduce your contract value to zero, no further benefits will remain under this feature and your contract along with this feature will terminate.

If the contract value is reduced to zero, the contract's other benefits will be terminated. You may no longer make subsequent Purchase Payments or transfers, and no death benefit or future annuity income payments are available. Therefore, you should be aware that, particularly during times of unfavorable investment performance, withdrawals taken under the benefit may reduce the contract value to zero and eliminate any other benefits of the contract.

When the contract value equals zero but a benefit remains payable, to receive any remaining benefit, you must select one of the following:

     1. The current Maximum Annual Withdrawal Amount, divided equally and paid on a quarterly, semi-annual or annual frequency as selected by you until the date of death of the Covered Person(s); or

     2. Any option mutually agreeable between you and us.

If you do not select an option above, the remaining benefit will be paid as the current Maximum Annual Withdrawal Amount divided equally and paid on a quarterly basis until the date of death of the Covered Person(s).

Any amounts that we may pay under the feature in excess of your contract value are subject to the Company's financial strength and claims-paying ability.

What happens to MarketLock Income Plus upon a spousal continuation?

If there is one Covered Person and that person dies, the surviving spousal joint owner or spousal beneficiary may elect to:

     1. Make a death claim if the contract value is greater than zero which terminates MarketLock Income Plus and the contract; or

     2. Continue the contract if the contract value is greater than zero, without MarketLock Income Plus and its corresponding fee.

If there are two Covered Persons, upon the death of one Covered Person, the surviving Covered Person may elect to:

     1. Make a death claim if the contract value is greater than zero, which terminates MarketLock Income Plus and the contract; or

     2. Continue the contract with MarketLock Income Plus and its corresponding fee.

The components of the feature in effect at the time of spousal continuation will not change. The surviving Covered Person can elect to receive withdrawals in accordance with the provisions of the feature based on the age of the younger Covered Person when the first withdrawal was taken. If no withdrawals were taken prior to the spousal continuation, the Maximum Annual Withdrawal Percentage will be based on the age of the surviving Covered Person at the time the first withdrawal is taken.

If spousal continuation occurs during the Income Base Evaluation Period and/or Income Credit Period, if applicable, the Continuing Spouse will continue to receive any increases to the Income Base during the remaining Income Base Evaluation Period and/or Income Credit Period. The Continuing Spouse is eligible to receive the Minimum Income Base if no withdrawals have been taken during the first 10 Benefit years following the Effective Date. PLEASE SEE "IS THERE AN ADDITIONAL GUARANTEE IF I DO NOT TAKE WITHDRAWALS FOR 10 YEARS?" ABOVE. In addition, the Continuing Spouse will be eligible to elect to extend the Income Base Evaluation Period and the Income Credit Period upon the expiration of the period. PLEASE SEE "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD AND INCOME CREDIT PERIOD BEYOND 5 YEARS?" ABOVE.

Can a non-spousal Beneficiary elect to receive any remaining benefits under MarketLock Income Plus upon the death of the second spouse?

No. Upon the death of the Covered Person(s), if the contract value is greater than zero, a non-spousal beneficiary must make an election under the death benefit provisions of the contract, which terminates MarketLock Income Plus. PLEASE SEE DEATH BENEFITS BELOW.

What happens to MarketLock Income Plus upon the Latest Annuity Date?

If the contract value and the Income Base are greater than zero on the Latest Annuity Date, you must select one of the following options:

     1. Annuitize the contract value under the contract's annuity provisions; or

     2. Elect to receive the current Maximum Annual Withdrawal Amount on the Latest Annuity Date, divided equally and paid on a quarterly, semi-annual or annual frequency as selected by you until the date of death of the Covered Person(s); or

     3. Any option mutually agreeable between you and us.

If you do not elect an option listed above, on the Latest Annuity Date, we may annuitize the contract value in accordance with Annuity Income Option 3, as described in ANNUITY INCOME OPTIONS BELOW. At that point, the Accumulation Phase of your contract ends and the Income Phase begins.

Can MarketLock Income Plus be cancelled?

MarketLock Income Plus may be cancelled on the 5th Benefit Year anniversary, the 10th Benefit Year anniversary, or any Benefit Year anniversary after the 10th Benefit Year anniversary. Once MarketLock Income Plus is cancelled, you will no longer be charged a fee after the cancellation is effective and the guarantees under the benefit are terminated. In addition, the investment requirements for MarketLock Income Plus will no longer apply to your contract. You may not extend the Income Base Evaluation Period or Income Credit Period and you may not re-elect or reinstate MarketLock Income Plus after cancellation.

Are there circumstances under which MarketLock Income Plus will automatically terminate?

The feature automatically terminates upon the occurrence of one of the following:

     1. Annuitization of the contract; or

     2. Termination or surrender of the contract; or

     3. A death benefit is paid and the contract is terminated; or

     4. Excess Withdrawals reduce the contract value to zero; or

     5. Death of the Covered Person, if only one is elected; or, if two are elected, death of the surviving Covered Person; or

     6. A change that removes all Covered Persons from the contract except as noted below and under "ARE THERE CIRCUMSTANCES UNDER WHICH GUARANTEED WITHDRAWALS FOR TWO COVERED PERSONS, IF ELECTED, TERMINATE FOR ONE OF THE COVERED PERSONS?"

If a change of ownership occurs from a natural person to a non-natural entity, the original natural Owner(s) must also be the annuitant(s) after the ownership change to prevent termination of MarketLock Income Plus. A change of ownership from a non-natural entity to a natural person can only occur if the new natural Owner(s) was the original natural annuitant(s) in order to prevent termination of MarketLock Income Plus. Any ownership change is contingent upon prior review and approval by the Company.

Are there circumstances under which guaranteed withdrawals for two Covered Persons, if elected, terminate for one of the Covered Persons?

Under any of the following circumstances, MarketLock Income Plus will provide a guarantee for one Covered Person and not the lifetime of the other Covered
Person:

     1. One of the two Covered Persons is removed from the contract, due to reasons other than death; or

     2. The original spousal joint Owners or spousal beneficiary, who are the Covered Persons, are no longer married at the time of death of the first spouse.

Under these circumstances, the fee for MarketLock Income Plus based on two Covered Persons remains unchanged and the guaranteed withdrawals are payable for the remaining Covered Person only. However, the remaining Covered Person may choose to terminate the feature as described under "CAN MARKETLOCK INCOME PLUS BE CANCELLED?"

MARKETLOCK FOR LIFE PLUS

If your contract was issued with an optional Living Benefit prior to May 1, 2008, please see Appendix D for details regarding certain differences to the Living Benefit provisions from those described below.

What is MarketLock For Life Plus?

MarketLock For Life Plus is an optional guaranteed minimum withdrawal feature. The feature is designed to help you create a guaranteed income stream that may last as long as you live, or as long as you and your spouse live, even if the entire value of your contract has been reduced to zero. The feature guarantees withdrawals based on the greater of the highest Anniversary Value or the Income Base, as defined below, plus a potential additional amount ("Income Credit"). Thus, MarketLock For Life Plus may offer protection in the event your contract value declines due to unfavorable investment performance, certain withdrawal activity, that you live longer than expected or any combination of these factors. You may never need to rely on MarketLock For Life Plus as its value is dependent on your contract's performance, your withdrawal activity and your longevity.

This feature may not be appropriate if you plan to make ongoing Gross Purchase Payments, such as with contributory IRA's or other tax-qualified plans. The feature guarantees that only certain Gross Purchase Payments received in the contract's first five years are included in the Income Base.

Withdrawals under the feature are treated like any other withdrawal for the purpose of calculating taxable income, reducing the contract value, deducting applicable withdrawal charges, free withdrawal amounts and all other benefits, features and conditions of your contract.

Any withdrawals taken may be subject to a 10% IRS tax penalty if you are under age 59 1/2 at the time of the withdrawal. For information about how the feature is treated for income tax purposes, you should consult a qualified tax advisor concerning your particular circumstances. If you take required minimum distributions and want to ensure that these withdrawals are not considered Excess Withdrawals under the feature, your distributions must be set up on the automated monthly minimum distribution withdrawal program administered by our Annuity Service Center. In addition, if you have a Qualified contract, tax law and the terms of the plan may restrict withdrawal amounts.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE MARKETLOCK FOR LIFE PLUS AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS.

When and how may I elect MarketLock For Life Plus?

You may have elected MarketLock For Life Plus at the time of contract issue. We refer to the person or persons whose lifetime withdrawals are guaranteed under MarketLock For Life Plus as the "Covered Person(s)." There are age parameters applicable to this feature which determine whether you can elect the feature and who can qualify as a Covered Person. If the contract is not owned by a natural person, references to owner(s) apply to the annuitants. The tables below provide the age requirement for electing this feature depending on the type of contract you purchase and the number of Covered Persons.

IF YOU ELECTED ONE COVERED PERSON:

------------------------------------------------------------------------------------
                                                        COVERED PERSON
                                           -----------------------------------------
                                               MINIMUM AGE         MAXIMUM AGE(1)
------------------------------------------------------------------------------------
                One Owner                          45                    80
------------------------------------------------------------------------------------
              Joint Owners
  (based on the age of the older Owner)            45                    80
------------------------------------------------------------------------------------


IF YOU ELECTED TWO COVERED PERSONS:

----------------------------------------------------------------------------------------
                              COVERED PERSON #1                 COVERED PERSON #2
                       -----------------------------------------------------------------
                        MINIMUM AGE     MAXIMUM AGE(1)    MINIMUM AGE     MAXIMUM AGE(1)
----------------------------------------------------------------------------------------
   NON-QUALIFIED:
    Joint Owners             45               80               45               85
----------------------------------------------------------------------------------------
   NON-QUALIFIED:
   One Owner with            45               80               45             N/A(2)
 Spousal Beneficiary
----------------------------------------------------------------------------------------
     QUALIFIED:
   One Owner with            45               80               45             N/A(2)
 Spousal Beneficiary
----------------------------------------------------------------------------------------


(1) The age requirements for optional death benefits and other optional features may be different than those listed here. You must meet the age requirement for those features in order to elect them.

(2) Not applicable because feature availability is based on the younger Owner. The spousal beneficiary's age is not considered in determining the maximum issue age of the second Covered Person.

How does MarketLock For Life Plus work?

MarketLock For Life Plus automatically locks-in the greater of two values in determining the Covered Person(s) guaranteed lifetime benefit. For 10 years following the Effective Date, the feature annually locks-in the highest Anniversary Value or the Income Base plus an Income Credit, as described below. You may extend the period over which the feature locks-in the highest Anniversary Value beyond 10 years; however, the Income Credit is only available for the first 10 years following the Effective Date.

MarketLock For Life Plus automatically locks-in a new Income Base each year during the first 10 years of your contract based on the greater of either (1) the highest Anniversary Value, or (2) the Income Base increased by an Income Credit. The Income Credit is calculated as 7% of the Income Credit Base, defined below. The Income Credit may only be added to the Income Base if no withdrawals are taken in a contract year. For instance, if you take a withdrawal in year 2, you will not be eligible for an Income Credit to be added to your Income Base on your second contract anniversary; however, if you do not take a withdrawal in year 3, you will be eligible for an Income Credit to be added to your Income Base on your third contract anniversary. PLEASE SEE "HOW ARE THE COMPONENTS OF MARKETLOCK FOR LIFE PLUS CALCULATED?" BELOW FOR DETAILS.

What determines the Maximum Annual Withdrawal Percentage?

The Maximum Annual Withdrawal Percentage represents the percentage of your Income Base used to calculate the Maximum Annual Withdrawal Amount that you may withdraw each year. The Maximum Annual Withdrawal Percentage is determined by the age of the Covered Person(s) at the time of the first withdrawal as shown in the table below.

One Covered Person

If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner and the following is applicable:

------------------------------------------------------------------------
                                                  MAXIMUM ANNUAL
  AGE OF THE COVERED PERSON AT TIME OF              WITHDRAWAL
            FIRST WITHDRAWAL                        PERCENTAGE
------------------------------------------------------------------------
    At least age 45 but prior to 60th
                 Birthday                        4% of Income Base
------------------------------------------------------------------------
    At least age 60 but prior to 76th
                 Birthday                        5% of Income Base
------------------------------------------------------------------------
        On or after 76th Birthday                6% of Income Base
------------------------------------------------------------------------


Two Covered Persons

If the feature is elected to cover two lives, the following is applicable:

------------------------------------------------------------------------
    AGE OF THE YOUNGER COVERED PERSON
              OR SURVIVING                        MAXIMUM ANNUAL
            COVERED PERSON AT                       WITHDRAWAL
        TIME OF FIRST WITHDRAWAL                    PERCENTAGE
------------------------------------------------------------------------
    At least age 45 but prior to 60th
                 Birthday                        4% of Income Base
------------------------------------------------------------------------
    At least age 60 but prior to 76th
                 Birthday                        5% of Income Base
------------------------------------------------------------------------
        On or after 76th Birthday                6% of Income Base
------------------------------------------------------------------------


If you are taking required minimum distributions ("RMD") from this contract, and the amount of the RMD (based on this contract) is greater than the Maximum Annual Withdrawal Amount in any given contract year, no portion of the RMD withdrawal will be treated as an Excess Withdrawal (defined below). Any portion of a withdrawal in a contract year that is greater than both the Maximum Annual Withdrawal Amount and the RMD (based only on this contract) will be considered an Excess Withdrawal. PLEASE SEE "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK FOR LIFE PLUS?" BELOW.

Are there investment requirements if I elect MarketLock For Life Plus?

As long as the feature is in effect, we require that you allocate your investments in accordance with the investment requirements listed below.

INVESTMENT REQUIREMENTS

You may comply with investment requirements by allocating your investments in one of three ways or if using a DCA Fixed Account, by indicating your target allocations in one of four ways:

     1. Invest 100% in the Cash Management Variable Portfolio


     2. Invest 100% in the Balanced Growth & Income Sample Portfolio* or in Polaris Portfolio Allocator Model A, B or C


     3. Invest 100% in one or a combination of the following balanced Variable
        Portfolios: American Funds Asset Allocation, Asset Allocation, Balanced, Franklin Income Securities Fund, Franklin Templeton VIP Founding Funds Allocation Fund and MFS Total Return




   * As of June 25, 2012, the Balanced Growth & Income Sample Portfolio is no longer available as an investment option for Purchase Payments or transfers. However, if you are currently invested in the Balanced Growth & Income Sample Portfolio, your investment will not be changed by us.

     4. Invest in accordance with the requirements outlined in the table below:


---------------------------------------------------------------------------------
  INVESTMENT          INVESTMENT                    VARIABLE PORTFOLIOS
     GROUP            REQUIREMENT                  AND/OR FIXED ACCOUNTS
--------------- -----------------------------------------------------------------
 A. Bond, Cash        Minimum 20%        Cash Management
    and Fixed        Maximum 100%        Corporate Bond
    Accounts                             Global Bond
                                         Government & Quality Bond
                                         Real Return
                                         Total Return Bond

                                         DCA FIXED ACCOUNTS
                                         6-Month DCA
                                         1-Year DCA
                                         2-Year DCA

                                         FIXED ACCOUNTS
                                         1-Year Fixed (if available)
--------------- -----------------------------------------------------------------
 B. Equity            Minimum 0%         Aggressive Growth
    Maximum           Maximum 80%        Alliance Growth
                                         American Funds Asset Allocation
                                         American Funds Global Growth
                                         American Funds Growth
                                         American Funds Growth-Income
                                         Asset Allocation
                                         Balanced
                                         Blue Chip Growth
                                         Capital Appreciation
                                         Davis Venture Value
                                         "Dogs" of Wall Street
                                         Equity Opportunities
                                         Foreign Value
                                         Franklin Income Securities Fund
                                         Franklin Templeton VIP Founding
                                           Funds Allocation Fund
                                         Fundamental Growth
                                         Global Equities
                                         Growth
                                         Growth-Income
                                         High-Yield Bond
                                         International Diversified Equities
                                         International Growth and Income
                                         Invesco Van Kampen V.I. American
                                           Franchise Fund, Series II Shares
                                         Invesco Van Kampen V.I. Comstock
                                           Fund, Series II Shares
                                         Invesco Van Kampen V.I. Growth
                                           and Income Fund, Series II
                                           Shares
                                         Lord Abbett Growth and Income
                                         Lord Abbett Mid Cap Stock
                                         Marsico Focused Growth
                                         MFS Massachusetts Investors Trust
                                         MFS Total Return
                                         Small & Mid Cap Value
                                         Telecom Utility
--------------- -----------------------------------------------------------------

 C. Limited           Minimum 0%         Capital Growth
    Equity            Maximum 20%        Emerging Markets
                                         Growth Opportunities
                                         Mid-Cap Growth
                                         Natural Resources
                                         Real Estate
                                         Small Company Value
                                         Technology
--------------- -----------------------------------------------------------------


Your allocation instructions accompanying any Gross Purchase Payment must comply with the investment requirements, listed above, in order for your application or subsequent Gross Purchase Payment to be considered in Good Order. PLEASE SEE ALLOCATION OF PURCHASE PAYMENTS ABOVE. We will automatically enroll you in the Automatic Asset Rebalancing Program, with quarterly rebalancing because market performance and withdrawal activity may result in your contract's allocations going outside these restrictions. This will ensure that your allocations are rebalanced quarterly to comply with the investment requirements for this feature. In addition to quarterly rebalancing, we will initiate rebalancing in accordance with your Automatic Asset Rebalancing instructions, after any of the following transactions:

     - any transfer or reallocation you initiate; or

     - any withdrawal you initiate.

Automatic transfers and/or systematic withdrawals will not result in rebalancing. We will rebalance your contract in accordance with your most current and compliant Automatic Asset Rebalancing Program instructions on file. If at any point, for any reason, your Automatic Asset Rebalancing Program instructions would result in allocations inconsistent with the investment requirements, we will revert to the last compliant instructions on file whether for rebalancing or for allocation of a Gross Purchase Payment and implement those at the next rebalancing. PLEASE SEE AUTOMATIC ASSET REBALANCING PROGRAM IN THE PROSPECTUS. You can modify your Automatic Asset Rebalancing Program instructions, as long as they are consistent with the investment requirements, at any time by calling the Annuity Service Center.

We reserve the right to change the investment requirements at any time for prospectively issued contracts. We may also revise the investment requirements for any existing contract to the extent Variable Portfolios and/or Fixed Accounts are added, deleted, substituted, merged or otherwise reorganized. We will notify you of any changes to the investment requirements at least 30 days in advance.

How are the components for MarketLock For Life Plus calculated?

FIRST, we determine the ELIGIBLE PURCHASE PAYMENTS, which include:

     1. 100% of Gross Purchase Payments received during the first contract year; and

     2. Gross Purchase Payments received in each of contract years 2-5, capped in each year at an amount equal to 100% of the Gross Purchase Payments received in year 1. This means that if you made a $100,000 Gross Purchase Payment in year 1, Eligible Purchase Payments will include additional Gross Purchase Payments of up to $100,000 contributed in each of contract years 2-5 for a grand total maximum of $500,000 of Eligible Purchase Payments.

Any Gross Purchase Payments made in contract years 2-5 in excess of the annual cap amount as well as all Gross Purchase Payments received after the 5th contract year are considered INELIGIBLE PURCHASE PAYMENTS. The calculation of Eligible Purchase Payments does not include any spousal continuation contributions; however, continuation contributions are included in the calculation of Anniversary Values, as defined below. PLEASE SEE SPOUSAL CONTINUATION BELOW. Total Eligible Purchase Payments are limited to $1,500,000 Value without our prior Company approval.


SECOND, we consider the INCOME CREDIT PERIOD and the INCOME BASE EVALUATION PERIOD. The Income Credit Period is the period of time over which we calculate the potential Income Credit. The Income Base Evaluation Period is the period of time over which we will consider Anniversary Values and if greater, the Income Base plus the Income Credit, if applicable, during the Income Credit Period. The Income Credit Period and the Income Base Evaluation Period begin on the Effective Date and end 10 years later. On the expiration of the Income Base Evaluation Period, you may contact us to extend the Income Base Evaluation Period. PLEASE SEE "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD BEYOND 10 YEARS?" below. However, you cannot extend the Income Credit Period.

THIRD, we determine the ANNIVERSARY VALUE which equals your contract value on any contract anniversary during the Income Base Evaluation Period minus any Ineligible Purchase Payments.

FOURTH, we determine the INCOME BASE which initially is equal to the first Eligible Purchase Payment. PLEASE SEE"WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK FOR LIFE PLUS?" below. On each contract anniversary, we determine if the Income Base should be increased based on the maximum Anniversary Value or any available Income Credit. The calculation and components of this determination are detailed below.

     CALCULATION OF THE INCOME BASE WHEN AN INCOME CREDIT IS NOT AVAILABLE OR AFTER INCOME CREDIT PERIOD ENDS:

     On each contract anniversary occurring during the Income Base Evaluation Period, the Income Base is automatically increased to the Anniversary Value when the Anniversary Value is greater than both (a) and (b), where:

          (a) is the current Income Base; and

          (b) is all previous maximum Anniversary Values during the Income Base Evaluation Period.

     CALCULATION OF THE INCOME BASE WHEN AN INCOME CREDIT IS AVAILABLE:

     The Income Credit Base is used to calculate the Income Credit during the Income Credit Period. The Income Credit is calculated as a percentage of the Income Credit Base. The Income Credit Base is used solely to calculate the Income Credit. The initial Income Credit Base is equal to the initial Eligible Purchase Payment.

     On each contract anniversary during the Income Credit Period, we determine the amount by which the Income Credit Base and/or the Income Base could increase. The components used to determine this amount are:

          (a) the Income Base calculated based on the maximum Anniversary Value; and

          (b) the current Income Base plus the Income Credit.

     If (a) is greater than or equal to (b), the Income Credit Base and the Income Base are increased to the current Anniversary Value. If (b) is greater than (a), the Income Base is increased by the Income Credit and the Income Credit Base remains unchanged.

Increases to your Income Base and Income Credit Base occur on contract year anniversaries as described above. However eligible Purchase Payments can increase your Income Base and Income Credit Base at the time they are received. Your Income Base and Income Credit Base will not increase even if your contract value on days other than the contract year anniversary was greater than your Income Base on the contract year anniversary.

The Income Base and Income Credit Base are increased each time subsequent Eligible Purchase Payments are made. The Income Credit Base also increases when the Income Base is increased as a result of a maximum Anniversary Value being achieved that is greater than both the current Income Base and all previous maximum Anniversary Values. The Income Base and Income Credit Base are decreased each time an Excess Withdrawal is taken, in the same proportion by which the contract value is reduced by the Excess Withdrawal. The Income Base and Income Credit Base are not used in the calculation of the contract value or any other benefits under the contract.

Other than adjustments made for Excess Withdrawals, the Income Base and Income Credit Base can only be adjusted upwards, and subsequent lower Anniversary Values during the Income Base Evaluation Period will not result in a lower Income Base or lower Income Credit Base.

FINALLY, we determine the MAXIMUM ANNUAL WITHDRAWAL AMOUNT, which represents the maximum amount that may be withdrawn each contract year. The Maximum Annual Withdrawal Amount is calculated by multiplying the current Income Base by the applicable Maximum Annual Withdrawal Percentage shown in the tables above. If the Income Base is increased on a contract anniversary, the Maximum Annual Withdrawal Amount is recalculated on that contract anniversary by multiplying the increased Income Base by the applicable Maximum Annual Withdrawal Percentage. If the Income Base is increased for any Eligible Purchase Payments, the Maximum Annual Withdrawal Amount will be recalculated upon receipt of each Eligible Purchase Payments by multiplying the new Income Base by the applicable Maximum Annual Withdrawal Percentage. The Maximum Annual Withdrawal Amount may also be decreased due to Excess Withdrawals. PLEASE SEE WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK FOR LIFE PLUS? below.

What is the fee for MarketLock For Life Plus?

The fee for MarketLock For Life Plus depends on whether you elect to cover one life or two lives. The fee is as follows:

------------------------------------------------------------------------
         ALL YEARS IN WHICH THE
          FEATURE IS IN EFFECT                    ANNUALIZED FEE
------------------------------------------------------------------------
 For One Covered Person                        0.75% of Income Base
------------------------------------------------------------------------
 For Two Covered Persons                       1.00% of Income Base
------------------------------------------------------------------------


The fee will be calculated as a percentage of the Income Base and deducted quarterly from your contract value starting on the first quarter following the Effective Date and ending upon termination of the Benefit.

An increase in the Income Base due to an adjustment to a higher Anniversary Value, addition of an Income Credit, or subsequent Eligible Purchase Payments will result in an increase to the dollar amount of the fee.

If your contract value falls to zero before the feature has been terminated, the fee will no longer be deducted. We will not assess the quarterly fee if you annuitize your contract before the end of a contract quarter. If the feature is still in effect and you surrender your contract, we will assess a pro-rata charge for the fee if you surrender your contract before the end of a contract quarter. The pro-rata charge is calculated by multiplying the full quarterly fee by the number of days between the date the fee was last assessed and the date of surrender divided by the number of days in a contract quarter.

What are the effects of withdrawals on MarketLock For Life Plus?

The Maximum Annual Withdrawal Amount, the Income Base and Income Credit Base may change over time as a result of the timing and amount of withdrawals.

Any withdrawals in a contract year that in total are less than or equal to the Maximum Annual Withdrawal Amount do not reduce the Income Base or Income Credit Base. Withdrawals in excess of the Maximum Annual Withdrawal Amount are considered EXCESS WITHDRAWALS. We define Excess Withdrawals as any portion of a withdrawal that causes the total withdrawals in a benefit year to exceed the Maximum Annual Withdrawal Amount, including but not limited to any withdrawal in a contract year taken after the Maximum Annual Withdrawal Amount has been withdrawn.

You should not elect this feature if you plan to take Excess Withdrawals since those withdrawals may significantly reduce or eliminate the value of the feature. In addition, if you plan to take withdrawals in any years during the Income Credit Period, an Income Credit will not be added to your Income Base in those years.

You may take withdrawals during a contract year up to or less than the Maximum Annual Withdrawal Amount. However, if you choose to take less than the Maximum Annual Withdrawal Amount in any contract year, you may not carry over the unused amount into subsequent years. Your Maximum Annual Withdrawal Amount will not be recalculated as a result of taking less than the entire Maximum Annual Withdrawal Amount in any given year.

The impact of withdrawals and the effect on each component of MarketLock For Life Plus are further explained below:

     INCOME BASE AND INCOME CREDIT BASE: If the sum of withdrawals in any contract year does not exceed the Maximum Annual Withdrawal Amount, the Income Base and Income Credit Base are not reduced for those withdrawals.

     For each Excess Withdrawal taken, the Income Base and Income Credit Base are reduced in the same proportion by which the contract value is reduced by each Excess Withdrawal.

     Since Excess Withdrawals reduce the Income Credit Base, it will result in the reduction of the amount of the Income Credit.

     MAXIMUM ANNUAL WITHDRAWAL AMOUNT: The Maximum Annual Withdrawal Amount is recalculated each time there is a change in the Income Base. Accordingly, if the sum of withdrawals in any contract year does not exceed the Maximum Annual Withdrawal Amount for that year, the Maximum Annual Withdrawal Amount will not change for the next year unless your Income Base is increased (as described above under "HOW ARE THE COMPONENTS FOR MARKETLOCK FOR LIFE PLUS CALCULATED?").

If you take an Excess Withdrawal, the Maximum Annual Withdrawal Amount will be recalculated by multiplying the reduced Income Base by the existing Maximum Annual Withdrawal Percentage. This recalculated Maximum Annual Withdrawal Amount will be available beginning on the next contract anniversary and may be lower than your previous Maximum Annual Withdrawal Amount.

What happens if the contract value is reduced to zero?

If the contract value is reduced to zero but the Income Base is greater than zero, guaranteed withdrawals will continue to be payable over the lifetime of the Covered Person(s). However, if at any time an Excess Withdrawal reduces your contract value to zero, no benefit remains and the feature terminates.

The contract's other benefits will be terminated once the contract value equals zero. You may not make subsequent Gross Purchase Payments or transfers, and no death benefit or future annuity income payments are available. Therefore, particularly during times of unfavorable investment performance, withdrawals taken under the benefit may reduce the contract value to zero eliminating any other benefits of the contract.

When the contract value equals zero but a benefit remains payable, to receive any remaining benefit, you must select one of the following:

     1. The current Maximum Annual Withdrawal Amount, divided equally and paid on a quarterly, semi-annual or annual frequency as selected by you until the date of death of the Covered Person(s); or

     2. Any option mutually agreeable between you and us.

If you do not select an option above, the remaining benefit will be paid as the current Maximum Annual Withdrawal Amount divided equally and paid on a quarterly basis until the date of death of the Covered Person(s).


Can I extend the Income Base Evaluation Period beyond 10 years?

There is an option for extension of the Income Base Evaluation Period as long as the feature is still in effect and the age of the Covered Person or younger of two Covered Persons is 85 or younger at the time of extension. IN ORDER TO EXTEND THE INCOME BASE EVALUATION PERIOD, WE WILL NOTIFY YOU 60 DAYS PRIOR TO THE END OF THE INCOME BASE EVALUATION PERIOD AND YOU MUST RESPOND TO US IN WRITING NO LATER THAN THE END OF THE CURRENT INCOME BASE EVALUATION PERIOD. If you elect to extend the Income Base Evaluation Period, the Income Base can continue to be adjusted upward as described above on each anniversary during the new Income Base Evaluation Period which is a period of 5 years. PLEASE SEE "HOW ARE THE COMPONENTS FOR MARKETLOCK FOR LIFE PLUS CALCULATED?" ABOVE. Also, if you extend the Income Base Evaluation Period, you should note that the components of the feature will change to those in effect at the time you elect to extend, such as the fee, Maximum Annual Withdrawal Percentage, and investment requirements, which may be different from the components when you initially elected the feature. We will notify you in writing of the terms of the extension at least 30 days prior to the end of the Income Base Evaluation Period.

If you do not contact us at the end of each Income Base Evaluation Period to extend the Income Base Evaluation Period, an extension will no longer be available and the Income Base will not be adjusted for higher Anniversary Values on subsequent contract anniversaries. However, you can continue to take the Maximum Annual Withdrawal Amount in effect at the end of the last Income Base Evaluation Period, subject to adjustments for Excess Withdrawals. You will continue to pay the fee at the rate that was in effect during the last Income Base Evaluation Period and you will not be permitted to extend the Income Base Evaluation Period in the future.

Can I extend the Income Credit Period beyond 10 years?

No. The Income Credit Period may not be extended. However, the Income Base Evaluation Period as described above may be extended.

What happens to MarketLock For Life Plus upon a spousal continuation?

If there is one Covered Person and that person dies, the surviving spousal joint owner or spousal beneficiary may elect to:

     1. Make a death claim if the contract value is greater than zero which terminates MarketLock For Life Plus and the contract; or

     2. Continue the contract if the contract value is greater than zero, without MarketLock For Life Plus and its corresponding fee.

If there are two Covered Persons, upon the death of one Covered Person, the surviving Covered Person may elect to:

     1. Make a death claim if the contract value is greater than zero, which terminates MarketLock For Life Plus and the contract; or

     2. Continue the contract with MarketLock For Life Plus and its corresponding fee.

The components of the feature will not change as a result of a spousal continuation. The surviving Covered Person can elect to receive withdrawals in accordance with the provisions of the feature based on the age of the younger Covered Person when the first withdrawal was taken or, if no withdrawals were taken prior to the continuation, the age of the surviving Covered Person at the time the first withdrawal is taken.

If spousal continuation occurs during the Income Base Evaluation Period and/or Income Credit Period, if applicable, the Continuing Spouse will continue to receive any increases to the Income Base during the remaining Income Base Evaluation Period and/or Income Credit Period. In addition, the Continuing Spouse will be eligible to extend the Income Base Evaluation Period upon the expiration of the period. See "CAN I EXTEND THE INCOME BASE EVALUATION PERIOD BEYOND 10 YEARS?" ABOVE.

Can a non-spousal Beneficiary elect to receive any remaining benefits under MarketLock For Life Plus upon the death of the second spouse?

No. Upon the death of the Covered Person(s), if the contract value is greater than zero, a non-spousal beneficiary must make an election under the death benefit provisions of the contract, which terminates MarketLock For Life Plus. SEE DEATH BENEFITS BELOW.

What happens to MarketLock For Life Plus upon the Latest Annuity Date?

If the contract value and the Income Base are greater than zero on the Latest Annuity Date, you must select one of the following options:

     1. Annuitize the contract value under the contract's annuity provisions; or

     2. Elect to receive the current Maximum Annual Withdrawal Amount on the Latest Annuity Date, divided equally and paid on a quarterly, semi-annual or annual frequency as selected by you until the date of death of the Covered Person(s); or

     3. Any option mutually agreeable between you and us.

If you do not elect an option listed above, on the Latest Annuity Date, we will annuitize the contract value in accordance with Annuity Income Option 3, as described in ANNUITY INCOME OPTIONS below. At that point, the Accumulation Phase of your contract ends and the Income Phase begins.

Can MarketLock For Life Plus be cancelled?

MarketLock For Life Plus may be cancelled on the 5th contract anniversary, the 10th contract anniversary, or any contract anniversary after the 10th contract anniversary. Once MarketLock For Life Plus is cancelled, you will no longer be charged a fee after the cancellation is effective and the guarantees under the benefit are terminated. In addition, the investment requirements for MarketLock For Life Plus will no longer apply to your contract. You may not extend the Income Base Evaluation Period and you may not re-elect or reinstate MarketLock For Life Plus after cancellation.

Are there circumstances under which MarketLock For Life Plus will automatically terminate?

The feature automatically terminates upon the occurrence of one of the following:

     1. Annuitization of the contract; or

     2. Full surrender or termination of the contract; or

     3. A death benefit is paid and the contract is terminated; or

     4. Excess withdrawals reduce the contract value to zero; or

     5. Death of the Covered Person, if only one is elected; or, if two are elected, death of the surviving Covered Person; or

     6. A change that removes all Covered Persons from the contract except as noted below and under "ARE THERE CIRCUMSTANCES UNDER WHICH GUARANTEED WITHDRAWALS FOR TWO COVERED PERSONS, IF ELECTED, TERMINATE FOR ONE OF THE COVERED PERSONS?"

If a change of ownership occurs from a natural person to a non-natural entity, the original natural Owner(s) must also be the annuitant(s) after the ownership change to prevent termination of MarketLock For Life Plus. A change of ownership from a non-natural entity to a natural person can only occur if the new natural Owner(s) was the original natural annuitant(s) in order to prevent termination of MarketLock For Life Plus. Any ownership change is contingent upon prior review and approval by the Company.

Are there circumstances under which guaranteed withdrawals for two Covered Persons, if elected, terminate for one of the Covered Persons?

Under any of the following circumstances, MarketLock For Life Plus will provide a guarantee for one Covered Person and not the lifetime of the other Covered
Person:

     1. One of the two Covered Persons is removed from the contract, due to reasons other than death; or

     2. The original spousal joint Owners or spousal beneficiary, who are the Covered Persons, are no longer married at the time of death of the first spouse.

Under these circumstances, the fee for MarketLock For Life Plus based on two Covered Persons remains unchanged and the guaranteed withdrawals are payable for the remaining Covered Person only. However, the remaining Covered Person may choose to terminate the feature as described under "CAN MARKETLOCK FOR LIFE PLUS BE CANCELLED?"

MARKETLOCK

What is MarketLock?

MarketLock is an optional guaranteed minimum withdrawal benefit designed to help you create a guaranteed income stream for a specified period of time that may last as long as you live even if the entire value of your contract has been reduced to zero (the "Benefit"). Thus, MarketLock may offer protection in the event your contract value declines due to unfavorable investment performance, certain withdrawal activity, a longer than expected life span, or any combination of these factors.

The feature does not guarantee a withdrawal of an income stream based on any Gross Purchase Payments made after the second contract anniversary. The feature only guarantees lifetime withdrawals in the manner described below. You may never need to rely on MarketLock depending on your contract's market performance, your withdrawal activity, and your longevity.

The feature may not be appropriate if you plan to make ongoing Purchase Payments, such as with contributory IRAs or tax qualified plans. The feature guarantees only Purchase Payments received in the contract's first two years.

Withdrawals under this feature are treated like any other withdrawal for the purpose of calculating taxable income, deducting applicable withdrawal charges, and reducing the contract value, free withdrawal amounts and all other benefits, features and conditions of your contract. PLEASE SEE ACCESS TO YOUR MONEY
SECTION IN THE PROSPECTUS.

Any withdrawals taken may be subject to a 10% IRS tax penalty if you are under age 59 1/2 at the time of the withdrawal. For information about how the feature is treated for income tax purposes, you should consult a qualified tax advisor concerning your particular circumstances. If you take required minimum distributions and have elected this feature, your distributions must be set up on the automated minimum distribution withdrawal program administered by our Annuity Service Center. In addition, if you have a Qualified contract, tax law and the terms of the plan may restrict withdrawal amounts.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE MARKETLOCK AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS.

THE INVESTMENT REQUIREMENTS APPLICABLE TO MARKETLOCK INCOME PLUS AND MARKETLOCK FOR LIFE PLUS, DISCUSSED ABOVE, ARE NOT APPLICABLE TO MARKETLOCK.

When and how can I elect MarketLock?

You may have elected MarketLock at the time of contract issue and if you were age 75 or younger on the contract issue date. If the contract is jointly owned, the maximum issue age is based on the age of the older owner.

How does MarketLock work?

MarketLock automatically locks-in the highest contract Anniversary Value during the first 7 years (or longer if you extend the Maximum Anniversary Value ("MAV") Evaluation Period, as discussed below) and guarantees annual withdrawals based on this amount over the period that the Benefit is in effect. Additionally, you may take withdrawals over the lifetime of the owner as more fully described below. For jointly owned contracts, the older owner is the life upon which the lifetime guarantee applies. Accordingly, if the older contract owner were to die first, the surviving younger spousal owner is not eligible for lifetime withdrawals, but may elect to continue the contract and receive any remaining withdrawals under the feature as described below. MarketLock is designed for individuals. Thus, if a contract is owned by non-spousal joint owners and either owner dies, the full contract value must be paid within 5 years of death, after which time the contract terminates; the surviving owner may not receive the benefit of MarketLock.

The Benefit's components and value may vary depending on when the first withdrawal is taken, the age of the older owner at the time of the first withdrawal and the amount that is withdrawn. Your withdrawal activity determines the time period over which you are eligible to receive withdrawals. You will automatically be eligible to receive lifetime withdrawals if you begin withdrawals on or after your 65th birthday and your withdrawals do not exceed the Maximum Annual Withdrawal Amount in any Benefit Year. However, you may begin taking withdrawals under the Benefit immediately following the contract issue date. See the MARKETLOCK SUMMARY TABLE below.

The table below is a summary of the MarketLock feature and applicable components of the Benefit. "Benefit Year Anniversary" refers to each one-year period beginning on the contract issue date and ending on the day before the contract anniversary date.

MARKETLOCK SUMMARY TABLE:

----------------------------------------------------------------------------------------------
                                                           MAXIMUM               INITIAL
                                                           ANNUAL                MINIMUM
                                                         WITHDRAWAL            WITHDRAWAL
             TIME OF FIRST WITHDRAWAL                    PERCENTAGE*             PERIOD
----------------------------------------------------------------------------------------------
       Before 7(th) Benefit Year anniversary                 5%                 20 years
----------------------------------------------------------------------------------------------
    On or after 7(th) Benefit Year anniversary               7%               14.28 years**
----------------------------------------------------------------------------------------------
   On or after the older contract owner's 65(th)             5%                Life of the
                     birthday***                                             older contract
                                                                                  owner
----------------------------------------------------------------------------------------------


* For the purposes of complying with the Maximum Annual Withdrawal Percentage, the amount of the withdrawal would include any charges applicable to the withdrawal.

If you are taking required minimum distributions ("RMD") from the contract, and the portion of the RMD amount based on this contract only is greater than the Maximum Annual Withdrawal Amount in any given Benefit Year; no portion of the withdrawal will be treated as an excess withdrawal. Any portion of an RMD withdrawal in a Benefit Year that is greater than both the Maximum Annual Withdrawal Amount and the RMD amount (based only on this contract) will be considered an Excess Withdrawal. This will result in cancellation of the lifetime withdrawals and may further reduce your Maximum Annual Withdrawal Amount, MAV Benefit Base, and remaining Minimum Withdrawal Period. See "HOW ARE THE COMPONENTS FOR MARKETLOCK CALCULATED?" below.

** The fractional year indicates that the final withdrawal of the remaining Benefit Base, which will be less than your Maximum Annual Withdrawal Amount, may be taken at any time during the final year of the Minimum Withdrawal Period.

*** Lifetime withdrawals are available so long as your first withdrawal is taken on or after age 65 and withdrawals do not exceed the 5% Maximum Annual Withdrawal Percentage indicated above. If withdrawals exceed the 5% Maximum Annual Withdrawal Percentage in any Benefit Year (other than for RMD amounts for this contract that are greater than the Maximum Annual Withdrawal Amount), lifetime withdrawals are no longer available. Instead, available withdrawals are automatically recalculated with respect to the Minimum Withdrawal Period and Maximum Annual Withdrawal Percentage listed in the table above, based on the time of first withdrawal and reduced for withdrawals already taken.

For details on the effects of withdrawals, please see "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK?"

How are the components for MarketLock calculated?

In order to determine the Benefit's value, we calculate each of the components as described below.

FIRST, we determine the ELIGIBLE PURCHASE PAYMENTS, which include the amount of Gross Purchase Payments received during the first two years after your contract issue date, adjusted for any withdrawals during that period. Any Gross Purchase Payments we receive more than two years after your contract issue date are considered INELIGIBLE PURCHASE PAYMENTS. The calculation of Eligible Purchase Payments does not include any spousal continuation contributions; however, spousal continuation contributions are included in the calculation of Anniversary Values. PLEASE SEE SPOUSAL CONTINUATION BELOW. Eligible Purchase Payments are limited to $1,500,000 without prior Company approval.

SECOND, we consider the MAV EVALUATION PERIOD, which begins on your contract issue date and ends on your 7th contract anniversary. On the expiration of the MAV Evaluation Period, you may contact us to extend the MAV Evaluation Period for additional periods as discussed further below.

THIRD, we determine the ANNIVERSARY VALUE which equals the value of your contract on any contract anniversary during the MAV Evaluation Period minus any Ineligible Purchase Payments.

FOURTH, we determine the MAV BENEFIT BASE. Initially, the MAV Benefit Base equals the first Eligible Purchase Payment. Thereafter, the MAV Benefit Base is increased each time subsequent Eligible Purchase Payments are made, and adjusted each time any withdrawals of contract value are taken. Please see "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK?" below. On each contract anniversary throughout the MAV Evaluation Period, the MAV Benefit Base automatically adjusts upwards if the current Anniversary Value is greater than both the current MAV Benefit Base and any previous year's Anniversary Value. Other than adjustments made for withdrawals, the MAV Benefit Base will only be adjusted upwards, and subsequent lower Anniversary Values through the MAV Evaluation Period will not result in a lower MAV Benefit Base.

FIFTH, we determine the MAXIMUM ANNUAL WITHDRAWAL AMOUNT, which represents the maximum amount that may be withdrawn each Benefit Year and is an amount calculated as a percentage of the MAV Benefit Base. The applicable Maximum Annual Withdrawal Percentage is determined based on the Benefit Year when you take your first withdrawal or whether you are taking lifetime withdrawals. Applicable percentages are shown in the MarketLock Summary Table above. If the MAV Benefit Base is increased to the current Anniversary Value, the Maximum Annual Withdrawal Amount is recalculated on that contract anniversary using the applicable Maximum Annual Withdrawal Percentage multiplied by the new MAV Benefit Base. If the MAV Benefit Base is increased for Eligible Purchase Payments, the Maximum Annual Withdrawal Amount will be recalculated by multiplying the new MAV Benefit Base by the applicable Maximum Annual Withdrawal Percentage.

FINALLY, we determine the MINIMUM WITHDRAWAL PERIOD, which is the minimum period of time over which you may take withdrawals under the feature. The initial Minimum Withdrawal Period is calculated when withdrawals under the Benefit begin and is recalculated when the MAV Benefit Base is adjusted to a higher Anniversary Value by dividing the MAV Benefit Base by the Maximum Annual Withdrawal Amount. Please see the MarketLock Summary Table above for initial Minimum Withdrawal Periods. The Minimum Withdrawal Periods will be reduced due to Excess Withdrawals.

FOR DETAILS ON THE EFFECTS OF WITHDRAWALS, PLEASE SEE "WHAT ARE THE EFFECTS OF WITHDRAWALS ON MARKETLOCK?" BELOW.

Can I extend MarketLock beyond 7 years?

Yes. As long as the Benefit is still in effect and the older owner is age 85 or younger at the time you elect the extension, you may elect to extend the MAV Evaluation Period. We guarantee that you will be given the opportunity to extend the MAV Evaluation Period under these conditions for at least two additional evaluation periods of 7 years each. IN ORDER TO EXTEND THE MAV EVALUATION PERIOD, YOU MUST CONTACT US NO LATER THAN 60 DAYS AFTER THE END OF THE MAV EVALUATION PERIOD. If you elect to extend the MAV Evaluation Period, the MAV Benefit Base can continue to be adjusted upward as described above on each anniversary during the new MAV Evaluation Period. See "HOW ARE THE COMPONENTS OF MARKETLOCK CALCULATED?" Also, if you extend the MAV Evaluation Period, you should note that the components of the feature, such as the fee and Maximum Annual Withdrawal Percentage, may change to those in effect at the time you elect to extend, which may be different from the components when you initially elected the feature. We will notify you in writing of the terms of the extension at least 30 days prior to the end of the MAV Evaluation Period. Additional MAV Evaluation Periods may be offered after the guaranteed additional evaluation periods at our sole discretion.

If you do not contact us to extend the MAV Evaluation Period, the MAV Benefit Base will no longer be adjusted on subsequent contract anniversaries. However, you can continue to take the Maximum Annual Withdrawal Amount in effect at the end of the last MAV Evaluation Period, subject to adjustments for withdrawals. You will continue to pay the fee at the rate that was in effect during the last MAV Evaluation Period and you will not be permitted to extend the MAV Evaluation Period in the future.

What is the fee for MarketLock?

The annualized fee for MarketLock is calculated as 0.50% of the MAV Benefit Base for all years in which the feature is in effect. However, if you elect to extend the MAV Evaluation Period the fee may change at the time of the extension.

The fee will be calculated as a percentage of the MAV Benefit Base and deducted quarterly from your contract value starting on the first quarter following your contract issue date and ending upon termination of the Benefit. We will not assess the quarterly fee if you surrender or annuitize your contract before the end of a contract quarter. You should keep in mind that an increase in the MAV Benefit Base due to an adjustment to a higher Anniversary Value or due to subsequent Eligible Purchase Payments will result in an increase to the dollar amount of the fee. Alternatively, a decrease in the MAV Benefit Base due to withdrawals will decrease the dollar amount of the fee.

If your contract value and/or MAV Benefit Base falls to zero before the feature has been terminated, the fee will no longer be deducted. However, if the MAV Benefit Base is adjusted upwards at a later date because the current anniversary value is greater than both the current and any previous anniversary values, the calculation and deduction of the fee will resume.


What are the effects of withdrawals on MarketLock?

The Maximum Annual Withdrawal Amount, MAV Benefit Base and Minimum Withdrawal Period may change over time as a result of the timing and amounts of withdrawals.

If you elect to begin withdrawals prior to your 65th birthday (if jointly owned, prior to the 65th birthday of the older owner), you will not be eligible to receive lifetime withdrawals. If you begin withdrawals on or after your 65th birthday (older owner's 65th birthday if jointly owned) and wish to receive lifetime withdrawals, you must withdraw no more than the Maximum Annual Withdrawal Amount which is calculated as 5% of the MAV Benefit Base. If the amount of withdrawals, at any time, exceeds 5% of the MAV Benefit Base in a Benefit Year, you will not receive lifetime withdrawals. However, you can continue to receive withdrawals over the Minimum Withdrawal Period in amounts up to the Maximum Annual Withdrawal Amount as described in the MarketLock Summary Table and under "HOW ARE THE COMPONENTS FOR MARKETLOCK CALCULATED?" above, based on when your first withdrawal was taken and adjusted for withdrawals already taken.

Total withdrawals in any Benefit Year equal to or less than the Maximum Annual Withdrawal Amount reduce the MAV Benefit Base by the amount of the withdrawal. Withdrawals in excess of the Maximum Annual Withdrawal Amount are considered Excess Withdrawals. We define Excess Withdrawals as either: 1) any portion of a withdrawal that causes the total withdrawals in a Benefit Year to exceed the Maximum Annual Withdrawal Amount; or 2) any withdrawal in a Benefit Year taken after the Maximum Annual Withdrawal Amount has been withdrawn. Excess Withdrawals will reduce the MAV Benefit Base by the greater of: (a) the amount of the Excess Withdrawal; or (b) the relative size of the Excess Withdrawal in relation to the contract value prior to the Excess Withdrawal. This means that if contract value is less than the MAV Benefit Base, withdrawals greater than the Maximum Annual Withdrawal Amount will result in a proportionately greater reduction of the MAV Benefit Base (as described below), which will be more than the amount of the withdrawal itself. This will also reduce your Maximum Annual Withdrawal Amount.

The impact of withdrawals and the effect on each component of MarketLock are further explained below:

MAV BENEFIT BASE: Withdrawals reduce the MAV Benefit Base as follows:

     (1) If the withdrawal does not cause total withdrawals in the Benefit Year to exceed the Maximum Annual Withdrawal Amount, the MAV Benefit Base will be reduced by the amount of the withdrawal;

     (2) Excess Withdrawals as described above reduce the MAV Benefit Base as follows:

          If total withdrawals during the Benefit Year, including the current withdrawal, exceed the Maximum Annual Withdrawal Amount, the MAV Benefit Base is further reduced to the lesser of:

          (a) is the MAV Benefit Base immediately prior to the withdrawal minus the amount of the Excess Withdrawal; or

          (b) is the MAV Benefit Base immediately prior to the withdrawal reduced in the same proportion by which the contract value is reduced by the amount of the Excess Withdrawal.

     MAXIMUM ANNUAL WITHDRAWAL AMOUNT: If the sum of withdrawals in a Benefit Year does not exceed the Maximum Annual Withdrawal Amount for that Benefit Year, the Maximum Annual Withdrawal Amount will not change for the next Benefit Year unless your MAV Benefit Base is adjusted upward (as described above under "HOW ARE THE COMPONENTS FOR MARKETLOCK

     CALCULATED?"). If total withdrawals in a Benefit Year exceed the Maximum Annual Withdrawal Amount, the Maximum Annual Withdrawal Amount will be recalculated on the next contract anniversary. The new Maximum Annual Withdrawal Amount will equal the new MAV Benefit Base after any withdrawals on that contract anniversary, divided by the new Minimum Withdrawal Period on that contract anniversary. On that contract anniversary, the new Maximum Annual Withdrawal Amount may be lower than your previous Maximum Annual Withdrawal Amount.

MINIMUM WITHDRAWAL PERIOD:

On each contract anniversary, a new Minimum Withdrawal Period is calculated as shown in the chart below.

------------------------------------------------------------------------
                                                          EFFECT ON
               THE AMOUNT WITHDRAWN                  MINIMUM WITHDRAWAL
                 IN A BENEFIT YEAR                         PERIOD
------------------------------------------------------------------------
Amounts up to the Maximum Annual Withdrawal Amount       New Minimum
                                                     Withdrawal Period =
                                                    the MAV Benefit Base
                                                      (which includes a
                                                      deduction for any
                                                          previous
                                                        withdrawals),
                                                       divided by the
                                                       current Maximum
                                                      Annual Withdrawal
                                                           Amount
------------------------------------------------------------------------
Amounts in excess of the Maximum Annual Withdrawal       New Minimum
                      Amount                         Withdrawal Period =
                                                         the Minimum
                                                    Withdrawal Period as
                                                        of the prior
                                                    contract anniversary
                                                       minus one year
------------------------------------------------------------------------


What happens if the contract value is reduced to zero?

If the contract value is zero but the MAV Benefit Base is greater than zero, a Benefit remains payable under the feature until the MAV Benefit Base is zero. Further, if you are eligible to take lifetime withdrawals, a Benefit is still payable even if the contract value and MAV Benefit Base both equal zero. However, the contract's other benefits, will be terminated once the contract value equals zero. You may not make subsequent Gross Purchase Payments or transfers and no death benefit or future annuitization payments are available. Therefore, during times of unfavorable investment performance, withdrawals taken under the Benefit may reduce the contract value to zero eliminating any other benefits of the contract.

When the contract value equals zero, to receive any remaining Benefit, you must select one of the following:

     1. The current Maximum Annual Withdrawal Amount, paid equally on a quarterly, semi-annual or annual frequency as selected by you until either: (a) the time at which the Minimum Withdrawal Period equals zero, or (b) if receiving 5% lifetime withdrawals, the date of death of the older contract owner; or

     2. Lump sum distribution of the discounted present value as determined by us, of the total remaining guaranteed withdrawals; or

     3. Any option mutually agreeable between you and us.


What happens to MarketLock upon a spousal continuation?

A Continuing Spouse may elect to continue or cancel the feature and its accompanying fee. The components of the feature will not change as a result of a spousal continuation. However, lifetime withdrawals or the option to receive lifetime withdrawals will cease upon death of the older owner. Excluding the lifetime option, a younger continuing spouse can elect to receive withdrawals in accordance with the provisions of the MarketLock Summary Table above based on when the first withdrawal was taken and adjusted for any withdrawals already taken. In the event of the death of the younger spouse, the older spousal beneficiary may continue to receive lifetime withdrawals if eligible, because they are based on the older owner's life.

If the contract owner elected MarketLock and dies during the MAV Evaluation Period and the spousal beneficiary continues the Benefit, we will continue to re-evaluate the MAV Benefit Base on each contract anniversary during the MAV Evaluation Period, and any spousal continuation contribution is included in Anniversary Values. PLEASE SEE SPOUSAL CONTINUATION BELOW. Additionally, the Continuing Spouse may extend the MAV Evaluation Period up to two times provided that (1) the original owner did not previously extend the MAV Evaluation period and (2) the Continuing Spouse is age 85 or younger at the time they extend the MAV Evaluation Period. If the original owner extended the MAV Evaluation Period once, the Continuing Spouse may extend the MAV Evaluation Period only one more time. If the original owner extended the MAV Evaluation Period twice, the Continuing Spouse may not extend the MAV Evaluation Period. Spousal continuation contributions are not considered Eligible Purchase Payments. However, spousal continuation contributions are included in the calculation of Anniversary Values for the purpose of determining the MAV Benefit Base during the MAV Evaluation Period.

Can my non-spousal Beneficiary elect to receive any remaining withdrawals under MarketLock upon my death?

Upon the death of the older contract owner, lifetime withdrawals will no longer be available. If the contract value is greater than zero when the owner dies, a non-spousal Beneficiary must make a death claim under the contract provisions, which terminates MarketLock. SEE DEATH BENEFITS BELOW. If the contract value is zero when the owner dies, meaning that no death benefit is payable, but the Minimum Withdrawal Period remaining is greater than zero, a non-spousal Beneficiary may elect to continue receiving any remaining withdrawals under the feature. The other components of the feature will not change. However, the contract and its other benefits will be terminated.

What happens to MarketLock upon the Latest Annuity Date?

If there is remaining contract value and the MAV Benefit Base is greater than zero on the Latest Annuity Date, you must select one of the following options:

     1. Annuitize the contract value under the contract's annuity income options; or

     2. If eligible for lifetime withdrawals, even if the MAV Benefit Base equals zero, elect to receive the current Maximum Annual Withdrawal Amount on the Latest Annuity Date, paid equally on a quarterly, semi-annual or annual frequency as selected by you, until your death; or

     3. Elect to receive your remaining MAV Benefit Base on the Latest Annuity Date paid over the Minimum Withdrawal Period with payments equal to the current Maximum Annual Withdrawal Amount. If withdrawals have not started, your Maximum Annual Withdrawal Amount and Minimum Withdrawal Period will be calculated based on the applicable Maximum Annual Withdrawal Percentage; or

     4. Any option mutually agreeable between you and us.

Upon election of any of the above options, the Accumulation Phase of your contract ends and the Income Phase begins. Therefore, if electing Income Payments for the life of the Annuitant, upon death, no benefit remains and the contract and its features will terminate.

Can MarketLock be cancelled?

MarketLock may be cancelled on the 7th contract anniversary, or any contract anniversary thereafter. Once MarketLock is cancelled, you will no longer be charged a fee and the guarantees under the Benefit are terminated. You may not re-elect MarketLock after cancellation.


Are there circumstances under which MarketLock will automatically terminate?

The feature automatically terminates upon the occurrence of one of the following:

     1. The Minimum Withdrawal Period has been reduced to zero unless conditions for lifetime withdrawals are met; or

     2. Annuitization of the contract; or

     3. Full surrender of the contract; or

     4. Death benefit is paid.

Lifetime withdrawals will not be available in the event of:

     1. An ownership change which results in a change of the older owner;* or

     2. Withdrawals prior to the 65th birthday of the older owner; or

     3. Death of the older owner; or

     4. A Spousal Continuation (upon the death of the older owner); or

     5. A withdrawal in excess of 5% of MAV Benefit Base.**

* If a change of ownership occurs from a natural person to a non-natural entity, the original natural older owner must also be the annuitant after the ownership change to prevent termination of lifetime withdrawals. A change of ownership from a non-natural entity to a natural person can only occur if the new natural owner was the original natural older annuitant in order to prevent termination of lifetime withdrawals. Any ownership change is contingent upon prior review and approval by the Company.

** If a required minimum distribution withdrawal for this contract exceeds the Maximum Annual Withdrawal Amount, the ability to receive lifetime withdrawals will not be terminated.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 DEATH BENEFITS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

If you die during the Accumulation Phase of your contract, we pay a death benefit to your Beneficiary.

We do not pay a death benefit if you die after you begin the Income Phase; your Beneficiary would receive any remaining guaranteed annuity income payments in accordance with the annuity income option you selected. PLEASE SEE ANNUITY INCOME OPTIONS BELOW.

If the contract is owned by a trust or any other non-natural person, we will treat the death of the Primary Annuitant as the death of any Owner.

If your contract value is reduced to zero as a result of receiving guaranteed withdrawals under a living benefit feature, no death benefit will be paid. PLEASE SEE OPTIONAL LIVING BENEFITS ABOVE.

You designate your Beneficiary, who will receive any death benefit payments. You may change the Beneficiary at any time. If your contract is jointly owned, the surviving joint Owner is the sole Beneficiary. Joint Annuitants, if any, when the Owner is a non-natural person shall be each other's sole Beneficiary, except when the Owner is a charitable remainder trust. In designating your Beneficiary, you may impose restrictions on the timing and manner of the payment of death benefits. Those restrictions can govern the payment of the death benefit.

If any contract is owned by a trust, whether as an agent for a natural person or otherwise, you should consider the contractual provisions that apply, including provisions that apply in the event of the death or change of an Annuitant, in determining whether the contract is an appropriate trust investment. You may wish to consult with your tax and/or legal adviser.

We calculate and pay the death benefit when we receive all required paperwork and satisfactory proof of death at the Annuity Service Center. All death benefit calculations discussed below are made as of the day a death benefit request is received by us in Good Order at the Annuity Service Center, (including satisfactory proof of death) if the request is received before Market Close. If the death benefit request is received after Market Close, the death benefit calculations will be as of the next business day. If the death benefit request is not received by us in Good Order or if notification of the death is made by the Beneficiary prior to submitting all required paperwork and satisfactory proof of death, the Beneficiary may have the option of transferring the entire contract value to the Cash Management Variable Portfolio or available Fixed Account by contacting the Annuity Service Center. We consider the following satisfactory proof of death:

     1. a certified copy of the death certificate; or

     2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

     3. a written statement by a medical doctor who attended the deceased at the time of death; or

     4. any other proof satisfactory to us.

For contracts in which the aggregate of all Gross Purchase Payments in contracts issued by the Company or its affiliate, The United States Life Insurance Company in the City of New York, to the same Owner/Annuitant are in excess of $1,500,000, we reserve the right to limit the death benefit amount that is in excess of contract value at the time we receive all paperwork and satisfactory proof of death. Any limit on the maximum death benefit payable would be mutually agreed upon in writing by you and the Company prior to purchasing the contract.

If a Beneficiary does not elect a settlement option, within 60 days of our receipt of all required paperwork and satisfactory proof of death received by us in Good Order, we pay a lump sum death benefit by check to the Beneficiary's address of record.

The death benefit must be paid within 5 years of the date of death unless the Beneficiary elects to have it payable in the form of an annuity income option. If the Beneficiary elects an annuity income option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. Payments must begin within one year of your death.

If the Beneficiary is the spouse of a deceased owner, he or she can elect to continue the contract at the then current value. PLEASE SEE SPOUSAL CONTINUATION BELOW.

EXTENDED LEGACY PROGRAM AND BENEFICIARY CONTINUATION OPTIONS

The Extended Legacy program, if available, can allow a Beneficiary to take the death benefit amount in the form of annuity income payments over a longer period of time with the flexibility to withdraw more than the IRS required minimum distribution. The contract continues in the original Owner's name for the benefit of the Beneficiary. The Beneficiary may elect the Extended Legacy Program on the Death Claim Form. Generally, IRS required minimum distributions must be made at least annually over a period not to exceed the Beneficiary's life expectancy as determined in the calendar year after the Owner's death.

A Beneficiary may withdraw all or a portion of the contract value at any time, name their own Beneficiary to receive any remaining unpaid amount in the contract in the event of their death and make transfers among investment options.

There are certain restrictions applicable to this program. No Purchase Payments are permitted. Optional features, including death benefits, elected by the original Owner are not available and any changes associated with these features will no longer be deducted. The contract may not be assigned and ownership may not be changed or jointly owned. Any Fixed Accounts that may have been available to the original Owner will no longer be available for investment to the Beneficiary.

If the Beneficiary elects to participate in this program and the contract value is less than the death benefit amount as of the date we receive satisfactory proof of death and all required paperwork, we will increase the contract value by the amount which the death benefit exceeds contract value.

OTHER BENEFICIARY CONTINUATION OPTIONS

The Beneficiary may also elect to receive the death benefit under a 5-year settlement option. The Beneficiary may take withdrawals as desired, but the entire contract value must be distributed by the fifth anniversary of death. For IRAs, the 5-year payout option is not available if the date of death is after the required beginning date for distributions (April 1 of the year following the year the original Owner reaches the age of 70 1/2).

Please consult a qualified adviser regarding tax implications of these options and your particular circumstances.

DEATH BENEFIT DEFINED TERMS

The term "Withdrawal Adjustment" is used, if you have elected the Living Benefit, to describe the way in which the amount of the death benefit will be adjusted for withdrawals depending on when you take a withdrawal and the amount of the withdrawal. If cumulative withdrawals for the current contract year are taken prior to your 81st birthday and are less than or equal to the Maximum Annual Withdrawal Amount, the amount of adjustment will equal the amount of each withdrawal. If a withdrawal is taken prior to your 81st birthday and cumulative withdrawals for the current contract year are in excess of the Maximum Annual Withdrawal Amount, the contract value and the death benefit are first reduced by the Maximum Annual Withdrawal Amount. The resulting death benefit is further adjusted by the withdrawal amount in excess of the Maximum Annual Withdrawal Amount by the percentage by which the Excess Withdrawal reduced the resulting contract value. If a withdrawal is taken on or after your 81st birthday, the amount of adjustment is determined by the percentage by which the withdrawal reduced the contract value.

The term "withdrawals" as used in describing the death benefit options is defined as withdrawals and the fees and charges applicable to those withdrawals.


The Company does not accept Gross Purchase Payments from anyone age 86 or older. Therefore, the death benefit calculations assume that no Gross Purchase Payments are received on or after your 86th birthday.

Certain death benefits are either no longer offered or have changed since first being offered. IF YOUR CONTRACT WAS ISSUED PRIOR TO MAY 1, 2009, PLEASE SEE APPENDIX F FOR DETAILS REGARDING THOSE FEATURES. Currently, the optional Purchase Payment Accumulation and the optional EstatePlus death benefits are not available for election.

DEATH BENEFIT
The death benefit is calculated differently depending on whether you have also elected the Living Benefit described above.

THE FOLLOWING DESCRIBES THE DEATH BENEFIT WITHOUT ELECTION OF THE LIVING
BENEFIT:

If the contract is issued prior to your 83rd birthday, the death benefit is the greatest of:

     1. Contract value; or

     2. Gross Purchase Payments, reduced for any withdrawals in the same proportion that the contract value was reduced on the date of such withdrawal; or

     3. Maximum anniversary value on any contract anniversary prior to the earlier of your 83rd birthday or date of death. The anniversary value equals the contract value on a contract anniversary, plus any Purchase Payments received since that anniversary, and reduced for any withdrawal since that contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal.

If the contract is issued on or after your 83rd birthday but before your 86th birthday, the death benefit is greater of:

     1. Contract value; or

     2. The lesser of:

          a. Gross Purchase Payments, reduced for any withdrawals in the same proportion that the contract value was reduced on the date of such withdrawal; or

          b. 125% of contract value.

THE FOLLOWING DESCRIBES THE DEATH BENEFIT WITH ELECTION OF THE LIVING BENEFIT:

The death benefit is the greatest of:

     1. Contract value; or

     2. Gross Purchase Payments reduced by:

          a. any Withdrawal Adjustments, if the Living Benefit has not been terminated: or

          b. any Withdrawal Adjustments, prior to the date the Living Benefit is terminated; and reduced for any withdrawals in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal on or after the date the Living Benefit is terminated.

     3. Maximum anniversary value on any contract anniversary prior to the earlier of your 83rd birthday or date of death, plus Purchase Payments received since that contract anniversary; and reduced by:

          a. any Withdrawal Adjustments since that contract anniversary, if the Living Benefit has not been terminated: or

          b. any Withdrawal Adjustments since that contract anniversary, prior to the date the Living Benefit is terminated; and reduced for any withdrawals in the same proportion that the withdrawal reduced the contract value on the date of such withdrawal on or after the date the Living Benefit is terminated.

          The anniversary value for any year is equal to the contract value on the applicable anniversary.

If the contract is issued on or after your 83rd birthday but prior to your 86th birthday, the death benefit is the greater of:

     1. Contract value; or

     2. The lesser of:

          a. Gross Purchase Payments, reduced for any withdrawals in the same proportion that the contract value was reduced on the date of such withdrawal; or

          b. 125% of contract value.

SPOUSAL CONTINUATION

The Continuing Spouse may elect to continue the contract after your death. Generally, the contract, its benefits and elected features, if any, remain the same. However, Domestic Partners, Same-Sex Spouses and non-spousal joint Owners who jointly own or are Beneficiaries of a contract should consult with their tax adviser and/or financial representative as they are not eligible for spousal continuation under the contract as allowed by the IRC. The Continuing Spouse is subject to the same fees, charges and expenses applicable to the original Owner of the contract. A spousal continuation can only take place once, upon the death of the original Owner of the contract.

To the extent that the Continuing Spouse invests in the Variable Portfolios, they will be subject to investment risk as was the original Owner.

Upon a spousal continuation, we will contribute to the contract value an amount by which the death benefit that would have been paid to the Beneficiary upon the death of the original Owner, exceeds the contract value as of the Good Order date ("Continuation Contribution"), if any. We will add any Continuation Contribution as of the date we receive both the Continuing Spouse's written request to continue the contract and satisfactory proof of death of the original Owner ("Continuation Date") at the Annuity Service Center. The Continuation Contribution is not considered a Purchase Payment for the purposes of any other calculations except the death benefit following the Continuing Spouse's death. Generally, the age of the Continuing Spouse on the Continuation Date and on the date of the Continuing Spouse's death will be used in determining any future death benefits under the contract. PLEASE SEE THE SPOUSAL CONTINUATION APPENDIX FOR A DISCUSSION OF THE DEATH BENEFIT CALCULATIONS UPON A CONTINUING SPOUSE'S DEATH.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SPOUSAL CONTINUATION PROVISION (IN ITS ENTIRETY OR ANY COMPONENT) AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS.

PLEASE SEE OPTIONAL LIVING BENEFITS ABOVE FOR INFORMATION ON THE EFFECT OF SPOUSAL CONTINUATION ON THESE BENEFITS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    EXPENSES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

There are fees and expenses associated with your contract which reduce your investment return. We will not increase certain contract fees, such as mortality and expense charges or withdrawal charges for the life of your contract. Underlying Fund fees may increase or decrease. Some states may require that we charge less than the amounts described below. PLEASE SEE THE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX FOR STATE-SPECIFIC EXPENSES.

We intend to profit from the sale of the contracts. Our profit may be derived as a result of a variety of pricing factors including but not limited to the fees and charges assessed under the contract and/or amounts we may receive from an Underlying Fund, its investment adviser and/or subadvisers (or affiliates thereof). PLEASE SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW. The fees, charges, amounts received from the Underlying Funds (or affiliates thereof) and any resulting profit may be used for any corporate purpose including supporting marketing, distribution and/or administration of the contract and, in its role as an intermediary, the Underlying Funds.

SEPARATE ACCOUNT EXPENSES

The annualized Separate Account expense is 0.85% of the average daily ending net asset value allocated to the Variable Portfolios. This charge compensates the Company for the mortality and expense risk and the costs of contract distribution assumed by the Company.

Generally, the mortality risks assumed by the Company arise from its contractual obligations to make annuity income payments after the Annuity Date and to provide a death benefit. The expense risk assumed by the Company is that the costs of administering the contracts and the Separate Account will exceed the amount received from the fees and charges assessed under the contract.

If these charges do not cover all of our expenses, we will pay the difference. Likewise, if these charges exceed our expenses, we will keep the difference. The mortality and expense risk charge is expected to result in a profit. Profit may be used for any cost or expense including supporting distribution. PLEASE SEE PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT BELOW.

SALES CHARGE

A sales charge is deducted from all initial and subsequent Gross Purchase Payments you make to your contract. We deduct the sales charge from each Gross Purchase Payment before it is allocated to a Variable Portfolio and/or available Fixed Account option. The sales charge equals a percentage of each Gross Purchase Payment and is based on your investment amount at the time each Gross Purchase Payment is received by us, according to the schedule below. We call the investment levels in the schedule below "breakpoints." You can reduce your sales charge by increasing your investment amount to reach the next breakpoint. PLEASE SEE EXAMPLE OF SALES CHARGE CALCULATION FOR CONTRACTS ISSUED ON OR AFTER NOVEMBER 9, 2009 IN APPENDIX H BELOW.

Your investment amount is determined on the day we receive a Gross Purchase Payment. Your initial investment amount is equal to your initial Gross Purchase Payment. Thereafter, your investment amount is equal to the sum of:

     (1) The subsequent Gross Purchase Payment when received by us; and,

     (2) The greater of:

          (a) The contract value on the date that subsequent Gross Purchase Payment is received, or;

          (b) The sum of all previous Gross Purchase Payments made into the contract less any withdrawals.

                              SALES CHARGE SCHEDULE


------------------------------------------------------------------------
                                               MAXIMUM SALES CHARGE
                                                AS A PERCENTAGE OF
            TOTAL INVESTMENT                      GROSS PURCHASE
             AMOUNT RECEIVED                     PAYMENT INVESTED
------------------------------------------------------------------------
 Less than $50,000                                     5.75%
 $ 50,000-$99,999                                      4.75%
 $100,000-$249,999                                     3.50%
 $250,000-$499,999                                     2.50%
 $500,000-$999,999                                     2.00%
 $1,000,000 and over*                                  0.50%
------------------------------------------------------------------------



* Additionally, a withdrawal charge of 0.50% only applies to Gross Purchase Payment(s) that qualify for the $1,000,000 or more investment amount level, if the Gross Purchase Payment(s) are invested less than 12 months at the time of withdrawal. PLEASE SEE PURCHASE PAYMENTS SUBJECT TO A WITHDRAWAL CHARGE BELOW.

We recommend that you submit each Gross Purchase Payment through your broker-dealer in order to guarantee that your investment amount is calculated as defined above. If you choose to submit your Gross Purchase Payment directly to us, we recommend that you call our Annuity Service Center and/or review your financial confirmation to ensure that the appropriate sales charge was applied.

IF YOUR CONTRACT WAS ISSUED PRIOR TO NOVEMBER 9, 2009, PLEASE SEE SALES CHARGE AND RIGHTS OF ACCUMULATION FOR CONTRACTS ISSUED PRIOR TO NOVEMBER 9, 2009 IN APPENDIX G BELOW.

We reserve the right to modify, suspend, or terminate this program at any time.

LETTER OF INTENT

The Letter of Intent feature lets you establish an investment goal up front so that all Gross Purchase Payments you make during a designated 13-month period receive the sales charge corresponding to your stated investment goal. When you submit a signed Letter of Intent, we use the amount of your stated investment goal to determine the sales charge on any Gross Purchase Payment you make during the 13-month period as though the total amount of Gross Purchase Payments (your investment goal) is invested as one lump-sum.

Gross Purchase Payments made within 90 days prior to our receipt of your Letter of Intent (but not prior to the issue date of your contract) may count towards meeting your investment goal. If you use prior Gross Purchase Payments towards satisfying your investment goal, the Letter of Intent start date will be backdated to the receipt date of the earliest prior Gross Purchase Payment. If you wish to use prior Gross Purchase Payments towards meeting your investment goal, you or your financial representative must inform us of such prior Gross Purchase Payments at the time you submit your Letter of Intent.

     EXAMPLE:

     Assume as part of your contract application you sign a Letter of Intent indicating an investment goal of $50,000 over a 13-month period. The sales charge corresponding to your investment goal is 4.75%. You make an initial Gross Purchase Payment of $20,000. We deduct a reduced sales charge of 4.75% from your initial Gross Purchase Payment. Ten months later you make a subsequent Gross Purchase Payment of $30,000. We again deduct a reduced sales charge of 4.75% from your Gross Purchase Payment. Without a Letter of Intent the sales charge for the first Gross Purchase Payment would have been 5.75%.

You may submit a Letter of Intent at any time. If you choose to submit a Letter of Intent when you apply for the contract, you must notify us on the application and the appropriate form, if applicable that is submitted to us. If you elect to submit a Letter of Intent after your contract is issued, you must complete the appropriate form, which is available from your financial representative or our Annuity Service Center.

You are not obligated to reach your investment goal. If you do not achieve your investment goal by the end of the 13-month period or if you surrender or annuitize your contract without having reached your investment goal, we will deduct from your contract the difference between: (1) the sales charge corresponding to the amount of Gross Purchase Payments made to your contract during the 13-month period; and (2) the sales charge you actually paid, regardless of whether the original sales charge was based on your Letter of Intent investment goal. The sales charges are deducted proportionately from your then current contract value. We will not deduct this amount if a death benefit is paid on the contract prior to the end of the 13-month period.

You may increase your investment goal by sending us a written request at any time during the 13-month period. Gross Purchase Payments made from the date of such notice through the end of the original 13-month period will receive any applicable reduction in sales charges. Sales charges on Gross Purchase Payments received prior to the notice to increase your investment goal will not be retroactively reduced.

We reserve the right to modify, suspend or terminate the Letter of Intent provision at any time.

PURCHASE PAYMENTS SUBJECT TO A WITHDRAWAL CHARGE

Each Gross Purchase Payment that qualifies for the $1,000,000 or more breakpoint is also subject to a withdrawal charge of 0.50%. The withdrawal charge applies to withdrawals of such Gross Purchase Payments or any portion thereof, that is invested less than 12 months prior to such withdrawal.

Assume that at contract issue, you make an initial Gross Purchase Payment of $800,000. We deduct a sales charge of 2.00%. Three months later, you make a subsequent Gross Purchase Payment of $400,000. Assuming a flat market, the Investment Amount level is now $1,200,000 ($800,000 + $400,000). The second Gross Purchase Payment puts your contract in the Investment Amount of $1,000,000 or more. We deduct a sales charge of 0.50% on $400,000 and will charge a withdrawal charge of 0.50% if you take a withdrawal from this Gross Purchase Payment if invested less than 12 months. Four months later, you take a withdrawal of $700,000 which will reduce your contract value to $500,000 ($1,200,000 - $700,000). We do not charge a withdrawal charge on this withdrawal. Two months later, you take a withdrawal of $400,000 which will reduce your contract value to $100,000 ($500,000 - $400,000). We will charge a withdrawal charge of $1,500 (0.50% of $300,000 since $100,000 is part of the first Gross Purchase Payment).

When calculating the withdrawal charge, we treat withdrawals as coming first from the Gross Purchase Payments that have been in your contract the longest. However, for tax purposes, your withdrawals are considered as coming from earnings first, then Gross Purchase Payments. PLEASE SEE ACCESS TO YOUR MONEY ABOVE.

If you take a partial withdrawal, you can choose whether any applicable withdrawal charges are deducted from the amount withdrawn or from the contract value remaining after the amount withdrawn. If you fully surrender your contract value, we deduct any applicable withdrawal charges from the amount surrendered.

We will not assess a withdrawal charge when we pay a death benefit, assess contract fees and/or when you switch to the Income Phase.

Withdrawals made prior to age 59 1/2 may result in tax penalties. PLEASE SEE TAXES BELOW.

UNDERLYING FUND EXPENSES

INVESTMENT MANAGEMENT FEES

Each Variable Portfolio purchases shares of a corresponding Underlying Fund. The Accumulation Unit value for each Variable Portfolio reflects the investment management fees and other expenses of the corresponding Underlying Fund. These fees may vary. They are not fixed or specified in your annuity contract, rather the Underlying Funds are governed by their own boards of trustees.

12b-1 FEES

Certain Underlying Funds available in this product assess a 12b-1 fee of 0.25% of the average daily net assets allocated to those Underlying Funds. Over time these fees will increase the cost of your investment.

There is an annualized 0.25% fee applicable to Class 3 shares of Anchor Series Trust, Seasons Series Trust and SunAmerica Series Trust, Series II shares of AIM Invesco Insurance Funds (Invesco Variable Insurance Funds) and Class 2 shares of American Funds Insurance Series and Franklin Templeton Variable Insurance Products Trust. This amount is generally used to pay financial intermediaries for services provided over the life of your contract.

The 12b-1 fees compensate us for costs associated with the servicing of these shares, including, but not limited to, reimbursing us for expenditures we make to registered representatives in selling firms for providing services to contract owners who are indirect beneficial owners of these shares and for maintaining contract owner accounts.

FOR MORE DETAILED INFORMATION ON THESE UNDERLYING FUND FEES, PLEASE REFER TO THE TRUST PROSPECTUSES.

CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we deduct a contract maintenance fee of $35 from your contract once per year on your contract anniversary. This charge compensates us for the cost of administering your contract. The fee is deducted proportionately from your contract value on your contract anniversary by redeeming the number of Accumulation Units invested in the Variable Portfolios and the dollar amount invested in available Fixed Accounts which in total equal the amount of the fee. If you withdraw your entire contract value, we will deduct the contract maintenance fee from that withdrawal.

If your contract value is $50,000 or more on your contract anniversary date, we currently waive this fee. This waiver is subject to change without notice.

TRANSFER FEE

We permit 15 free transfers between investment options each contract year. We charge you $25 for each additional transfer that contract year.

OPTIONAL MARKETLOCK INCOME PLUS FEE

The annualized MarketLock Income Plus fee will be calculated as a percentage of the Income Base for all years in which the feature is in effect. The fee for MarketLock Income Plus depends on whether you elect to cover one life or two lives. The fee will be calculated as a percentage of the Income Base and deducted quarterly from your contract value, starting on the first quarter following the Effective Date and ending upon termination of the feature. You will be notified of any change in fee prior to the First, Second and Subsequent Extensions. We guarantee that the current fee reflected below will not increase by more than 0.25% at the time of First Extension.

The fee is deducted proportionately from your contract value by redeeming the number of Accumulation Units invested in the Variable Portfolios and the value in the Fixed Accounts which in total equal the amount of the fee. If your contract value falls to zero before the feature has been terminated, the fee will no longer be assessed. We will not assess the quarterly fee if you annuitize your contract or if a death benefit is paid before the end of a contract quarter. If the feature is still in effect and you surrender your contract, we will assess a pro-rata fee if you surrender your contract before the end of a contract quarter. The pro-rata fee is calculated by multiplying the full quarterly fee by the number of days between the date the fee was last assessed and the date of surrender divided by the number of days in that contract quarter. The fee is as follows:

--------------------------------------------------------
   ALL YEARS IN WHICH THE
    FEATURE IS IN EFFECT            ANNUALIZED FEE
--------------------------------------------------------
 For One Covered Person          0.85% of Income Base
--------------------------------------------------------
 For Two Covered Persons         1.10% of Income Base
--------------------------------------------------------


OPTIONAL MARKETLOCK FOR LIFE PLUS FEE

The annualized MarketLock For Life Plus fee will be calculated as a percentage of the Income Base for all years in which the feature is in effect. The fee for MarketLock For Life Plus depends on whether you elect to cover one life or two lives. The fee will be calculated and deducted quarterly from your contract value, starting on the first quarter following the contract issue date and ending upon termination of the Benefit.

The fee is deducted proportionately from your contract value by redeeming the number of Accumulation Units invested in the Variable Portfolios and the dollar amount invested in the available Fixed Accounts which in total equal the amount of the fee. If your contract value falls to zero before the feature has been terminated, the fee will no longer be assessed. We will not assess the quarterly fee if you annuitize your contract before the end of a contract quarter. If the feature is still in effect and you surrender your contract, we will assess a pro-rata fee if you surrender your contract before the end of a contract quarter. The pro-rata fee is calculated by multiplying the full quarterly fee by the number of days between the date the fee was last assessed and the date of surrender divided by the number of days in a contract quarter. The fee is as follows:

--------------------------------------------------------
 NUMBER OF COVERED PERSONS          ANNUALIZED FEE
--------------------------------------------------------
 For One Covered Person          0.75% of Income Base
--------------------------------------------------------
 For Two Covered Persons         1.00% of Income Base
--------------------------------------------------------


If you purchased your contract prior to May 1, 2008, please see Appendix D for the fee applicable to this feature.

OPTIONAL MARKETLOCK FEE

The annualized MarketLock fee will be calculated as a percentage of the MAV Benefit Base. The fee will be deducted quarterly from your contract value starting on the first quarter following the contract issue date and ending upon the termination of the feature. The fee is deducted proportionately from your contract value by redeeming the number of Accumulation Units invested in the Variable Portfolios and the dollar amount invested in available Fixed Accounts which in total equal the amount of the fee. If your contract value and/or MAV Benefit Base falls to zero before the feature has been terminated, the fee will no longer be assessed. However, if the MAV Benefit Base is adjusted upwards at a later date because the current anniversary value is greater than both the current and any previous anniversary values, the calculation and deduction of the fee will resume. We will not assess the quarterly fee if you surrender or annuitize before the end of a quarter. The fee is as follows:

--------------------------------------------------------
                                    ANNUALIZED FEE
--------------------------------------------------------
 All years in which the       0.50% of MAV Benefit Base
  feature is in effect
--------------------------------------------------------


PREMIUM TAX

Certain states charge the Company a tax on Purchase Payments up to a maximum of 3.5%. These states permit us to either deduct the premium tax when you make a Purchase Payment or when you fully surrender your contract or begin the Income Phase. PLEASE SEE THE STATE CONTRACT AVAILABILITY AND/OR VARIABILITY APPENDIX BELOW for a listing of the states that charge premium taxes, the percentage of the tax and distinctions in impact on Qualified and Non-Qualified contracts.

INCOME TAXES

We do not currently deduct income taxes from your contract. We reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF FEES, EXPENSES AND ADDITIONAL AMOUNTS CREDITED

Sometimes sales of contracts to groups of similarly situated individuals may lower our fees and expenses. We reserve the right to reduce or waive certain fees and expenses when this type of sale occurs. In addition, we may also credit additional amounts to contracts sold to such groups. We determine which groups are eligible for this treatment. Some of the criteria we evaluate to make a determination are size of the group; amount of expected Purchase Payments; relationship existing between us and the prospective purchaser; length of time a group of contracts is expected to remain active; purpose of the purchase and whether that purpose increases the likelihood that our expenses will be reduced; and/or any other factors that we believe indicate that fees and expenses may be reduced.

The Company may make such a determination regarding sales to its employees, its affiliates' employees and employees of currently contracted broker-dealers; its registered representatives; and immediate family members of all of those described. Currently, the Company credits an additional amount to contracts sold to the following groups: (1) employees of the Company and its affiliates, and their immediate family members; (2) appointed agents and registered representatives of broker-dealers that sell the Company's and its affiliates' variable contracts, and the agents' and registered representatives' immediate family members; (3) trustees of mutual funds offered in the Company's and its affiliates' variable contracts. The additional amount credited to a contract sold to one of the above individuals will generally equal the commission payable on the initial purchase payment for the contract. This means that the additional amount will generally be in the range of 0.25% to 5.00% of the initial Purchase Payment.

Certain broker-dealers may limit crediting this additional amount to employees only.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE ANY SUCH DETERMINATION OR THE TREATMENT APPLIED TO A PARTICULAR GROUP AT ANY TIME.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    PAYMENTS IN CONNECTION WITH DISTRIBUTION
                                 OF THE CONTRACT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PAYMENTS WE MAKE

We make payments in connection with the distribution of the contracts that generally fall into the three categories below.

COMMISSIONS. Registered representatives of broker-dealers ("selling firms") licensed under federal securities laws and state insurance laws sell the contract to the public. The selling firms have entered into written selling agreements with the Company and SunAmerica Capital Services, Inc. ("SACS"), the distributor of the contracts. We pay commissions to the selling firms for the sale of your contract. The selling firms are paid commissions for the promotion and sale of the contracts according to one or more schedules. The amount and timing of commissions will vary depending on the selling firm and its selling agreement with us. For example, as one option, we may pay upfront commission only, up to a maximum 5.00% of each Gross Purchase Payment you invest (which may include promotional amounts we may pay periodically as commission specials). Another option may be a lower upfront commission on each Gross Purchase Payment, with a trail commission of up to a maximum 0.25% of contract value annually.

The registered representative who sells you the contract typically receives a portion of the compensation we pay to his/her selling firm, depending on the agreement between the selling firms and its registered representative and their internal compensation program. We are not involved in determining your registered representatives' compensation.

ADDITIONAL CASH COMPENSATION. We may enter into agreements to pay selling firms support fees in the form of additional cash compensation ("revenue sharing"). These revenue sharing payments may be intended to reimburse the selling firms for specific expenses incurred or may be based on sales, certain assets under management, longevity of assets invested with us and/or a flat fee. Asset-based payments primarily create incentives to service and maintain previously sold contracts. Sales-based payments primarily create incentives to make new sales of contracts.

These revenue sharing payments may be consideration for, among other things, product placement/preference and visibility, greater access to train and educate the selling firm's registered representatives about our contracts, our participation in sales conferences and educational seminars and for selling firms to perform due diligence on our contracts. The amount of these fees may be tied to the anticipated level of our access in that selling firm.

We enter into such revenue sharing arrangements in our discretion and we may negotiate customized arrangements with selling firms, including affiliated and non-affiliated selling firms based on various factors. These special compensation arrangements are not offered to all selling firms and the terms of such arrangements may vary between selling firms depending on, among other things, the level and type of marketing and distribution support provided, assets under management and the volume and size of the sales of our contracts.

If allowed by his or her selling firm, a registered representative or other eligible person may purchase a contract on a basis in which an additional amount is credited to the contract. PLEASE SEE REDUCTION OR ELIMINATION OF FEES, EXPENSES AND ADDITIONAL AMOUNTS CREDITED ABOVE.

We provide a list of firms to whom we paid annual amounts greater than $5,000 under these revenue sharing arrangements in 2011 in the Statement of Additional Information which is available upon request.

We do not assess a specific charge directly to you or your separate account assets in order to cover commissions and other sales expenses and incentives we pay. However, we anticipate recovering these amounts from our profits which are derived from the fees and charges collected under the contract. We hope to benefit from these revenue sharing arrangements through increased sales of our contracts and greater customer service support.

Revenue sharing arrangements may provide selling firms and/or their registered representatives with an incentive to favor sales of our contracts over other variable annuity contracts (or other investments) with respect to which a selling firm does not receive the same level of additional compensation. You should discuss with your selling firm and/or registered representative how they are compensated for sales of a contract and/or any resulting real or perceived conflicts of interest. You may wish to take such revenue sharing arrangements into account when considering or evaluating any recommendation relating to this contract.

NON-CASH COMPENSATION. Some registered representatives may receive various types of non-cash compensation such as gifts, promotional items and entertainment in connection with our marketing efforts. We may also pay for registered representatives to attend educational and/or business seminars. Any such compensation is paid in accordance with SEC and FINRA rules.

PAYMENTS WE RECEIVE

We may directly or indirectly receive revenue sharing payments from the Trusts, their investment advisers, sub-advisers and/or distributors (or affiliates thereof), in connection with certain administrative, marketing and other services we provide and related expenses we incur. The availability of these revenue sharing arrangements creates an incentive for us to seek and offer Underlying Funds (and classes of shares of such Underlying Funds) that make such payments to us. Other Underlying Funds (or available classes of shares) may have lower fees and better overall investment performance. Not all Trusts pay the same amount of revenue sharing. Therefore, the amount of fees we collect may be greater or smaller based on the Underlying Funds you select.

We generally receive three kinds of payments described below.

RULE 12b-1 OR SERVICE FEES. We receive 12b-1 fees of up to 0.25% or service fees of up to 0.50% of the average daily net assets in certain Underlying Funds. These fees are deducted directly from the assets of the Underlying Funds. PLEASE SEE EXPENSES ABOVE.


ADMINISTRATIVE, MARKETING AND SUPPORT SERVICE FEES. We receive compensation of up to 0.50% annually based on assets under management from certain Trusts' investment advisers, subadvisers and/or distributors (or affiliates thereof). These payments may be derived, in whole or in part, from the investment management fees deducted from assets of the Underlying Funds or wholly from the assets of the Underlying Funds. Contract Owners, through their indirect investment in the Trusts, bear the costs of these investment management fees, which in turn will reduce the return on your investment. These amounts are generally based on assets under management from certain Trusts' investment advisers or their affiliates and vary by Trust. Some investment advisers, subadvisers and/or distributors (or affiliates thereof) pay us more than others. Such amounts received from SAAMCo, a wholly-owned subsidiary of AGL, are not expected to exceed 0.50% annually based on assets under management.


OTHER PAYMENTS. Certain investment advisers, subadvisers and/or distributors (or affiliates thereof) may help offset the costs we incur for marketing activities and training to support sales of the Underlying Funds in the contract. These amounts are paid voluntarily and may provide such advisers, subadvisers and/or distributors access to national and regional sales conferences attended by our employees and registered representatives. The amounts paid depend on the nature of the meetings, the number of meetings attended, the costs expected to be incurred and the level of the adviser's, subadviser's or distributor's participation.

In addition, we (and our affiliates) may receive occasional gifts, entertainment or other compensation as an incentive to market the Underlying Funds and to cooperate with their marketing efforts. As a result of these payments, the investment advisers, subadvisers and/or distributors (or affiliates thereof) may benefit from increased access to our wholesalers and to our affiliates involved in the distribution of the contract.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                             ANNUITY INCOME OPTIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INCOME PHASE

WHAT IS THE INCOME PHASE?

During the Income Phase, we use the money accumulated in your contract to make regular payments to you. This is known as "annuitizing" your contract. At this point, the Accumulation Phase ends. You will no longer be able to take withdrawals of contract value and all other features and benefits of your contract will terminate, including your ability to surrender your contract.

BEGINNING THE INCOME PHASE IS AN IMPORTANT EVENT. YOU HAVE DIFFERENT OPTIONS AVAILABLE TO YOU. YOU SHOULD DISCUSS YOUR OPTIONS WITH YOUR FINANCIAL REPRESENTATIVE AND/OR TAX ADVISOR SO THAT TOGETHER YOU MAY MAKE THE BEST DECISION FOR YOUR PARTICULAR CIRCUMSTANCES.

WHEN DOES THE INCOME PHASE BEGIN?

Generally, you can annuitize your contract any time after your second contract anniversary ("Annuity Date") and on or before the Latest Annuity Date, defined below, by completing and mailing the Annuity Option Selection Form to our Annuity Service Center.

If you do not request to annuitize your contract on the Annuity Date of your choice, your contract will be annuitized on the Latest Annuity Date. Your Latest Annuity Date is defined as the later of the first business day of the month following your 95th birthday or 10 years after your contract issue date, whichever is later. If your contract is jointly owned, the Latest Annuity Date is based on the older Owner's date of birth.

HOW DO I ELECT TO BEGIN THE INCOME PHASE?

You must select one of the annuity income payment options, listed below, that best meets your needs by mailing a completed Annuity Option Selection Form to our Annuity Service Center. If you do not select an annuity income payment option, your contract will be annuitized in accordance with the default annuity income payment option specified under Annuity Income Options below.

WHAT IS THE IMPACT ON THE LIVING AND DEATH BENEFITS IF I ANNUITIZE?

Upon annuitizing the contract, the death benefit will terminate. In addition, upon annuitizing, any guaranteed withdrawals under a Living Benefit feature will cease and will be replaced by the annuity income payments. If your contract value is reduced to zero prior to annuitization as a result of receiving guaranteed withdrawals under a Living Benefit feature, your remaining payments under the Living Benefit feature will be paid to you as an annuity. PLEASE SEE OPTIONAL LIVING BENEFITS AND DEATH BENEFITS ABOVE.

ANNUITY INCOME OPTIONS

You must send a written request to our Annuity Service Center to select an annuity income option. Once you begin receiving annuity income payments, you cannot change your annuity income option. If you elect to receive annuity income payments but do not select an annuity income option, your annuity income payments shall be in accordance with Option 4 for a period of 10 years; for annuity income payments based on joint lives, the default is Option 3 for a period of 10 years.

We base our calculation of annuity income payments on the life expectancy of the Annuitant and the annuity rates set forth in your contract. In most contracts, the Owner and Annuitant are the same person. The Owner may change the Annuitant if different from the Owner at any time prior to the Annuity Date. The Owner must notify us if the Annuitant dies before the Annuity Date and designate a new Annuitant. If we do not receive a new Annuitant election, the Owner may not select an annuity income option based on the life of the Annuitant.

If the contract is owned by a non-natural Owner, the Annuitant cannot be changed after the contract has been issued and the death of the Annuitant will trigger the payment of the death benefit.

ANNUITY INCOME OPTION 1 - LIFE INCOME ANNUITY

This option provides annuity income payments for the life of the Annuitant. Annuity income payments end when the Annuitant dies.

ANNUITY INCOME OPTION 2 - JOINT AND SURVIVOR LIFE INCOME ANNUITY

This option provides annuity income payments for the life of the Annuitant and for the life of another designated person. Upon the death of either person, we will continue to make annuity income payments during the lifetime of the survivor. Annuity income payments end when the survivor dies.

ANNUITY INCOME OPTION 3 - JOINT AND SURVIVOR LIFE INCOME ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to Option 2 above, with an additional guarantee of payments for at least 10 or 20 years, depending on the period chosen. If the Annuitant and the survivor die before all of the guaranteed annuity income payments have been made, the remaining annuity income payments are made to the Beneficiary under your contract.

ANNUITY INCOME OPTION 4 - LIFE INCOME ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to income Option 1 above with an additional guarantee of payments for at least 10 or 20 years, depending on the period chosen. If the Annuitant dies before all guaranteed annuity income payments are made, the remaining annuity income payments are made to the Beneficiary under your contract.

ANNUITY INCOME OPTION 5 - INCOME FOR A SPECIFIED PERIOD

This option provides annuity income payments for a guaranteed period ranging from 5 to 30 years, depending on the period chosen. If the Annuitant dies before all the guaranteed annuity income payments are made, the remaining annuity income payments are made to the Beneficiary under your contract. Additionally, if variable annuity income payments are elected under this option, you (or the Beneficiary under the contract if the Annuitant dies prior to all guaranteed annuity income payments being made) may redeem any remaining guaranteed variable annuity income payments after the Annuity Date. The amount available upon such redemption would be the discounted present value of any remaining guaranteed variable annuity income payments.

The value of an Annuity Unit, regardless of the option chosen, takes into account separate account charges which includes a mortality and expense risk charge. Since Option 5 does not contain an element of mortality risk, no benefit is derived from this charge.

Please see the Statement of Additional Information for a more detailed discussion of the annuity income options.

FIXED OR VARIABLE ANNUITY INCOME PAYMENTS

You can choose annuity income payments that are fixed, variable or both. Unless otherwise elected, if at the date when annuity income payments begin you are invested in the Variable Portfolios only, your annuity income payments will be variable and if your money is only in Fixed Accounts at that time, your annuity income payments will be fixed in amount. Further, if you are invested in both Fixed Accounts and Variable Portfolios when annuity income payments begin, your payments will be fixed and variable, unless otherwise elected. If annuity income payments are fixed, the Company guarantees the amount of each payment. If the annuity income payments are variable, the amount is not guaranteed.

ANNUITY INCOME PAYMENTS

We make annuity income payments on a monthly, quarterly, semi-annual or annual basis. You instruct us to send you a check or to have the payments directly deposited into your bank account. If state law allows, we distribute annuities with a contract value of $5,000 or less in a lump sum. Also, if state law allows and the selected annuity income option results in annuity income payments of less than $50 per payment, we may decrease the frequency of payments.

If you are invested in the Variable Portfolios after the Annuity Date, your annuity income payments vary depending on the following:

     - for life income options, your age when annuity income payments begin; and

     - the contract value attributable to the Variable Portfolios on the Annuity Date; and

     - the 3.5% assumed investment rate used in the annuity table for the contract; and

     - the performance of the Variable Portfolios in which you are invested during the time you receive annuity income payments.

If you are invested in both the Fixed Accounts and the Variable Portfolios after the Annuity Date, the allocation of funds between the Fixed Accounts and Variable Portfolios also impacts the amount of your annuity income payments.

The value of variable annuity income payments, if elected, is based on an assumed interest rate ("AIR") of 3.5% compounded annually. Variable annuity income payments generally increase or decrease from one annuity income payment date to the next based upon the performance of the applicable Variable Portfolios. If the performance of the Variable Portfolios selected is equal to the AIR, the annuity income payments will remain constant. If performance of Variable Portfolios is greater than the AIR, the annuity income payments will increase and if it is less than the AIR, the annuity income payments will decline.

TRANSFERS DURING THE INCOME PHASE

During the Income Phase, only one transfer per month is permitted between the Variable Portfolios. No other transfers are allowed during the Income Phase. Transfers will be effected for the last NYSE business day of the month in which we receive your request for the transfer.

DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by law. Interest is credited to you during the deferral period. PLEASE SEE ACCESS TO YOUR MONEY ABOVE FOR A DISCUSSION OF WHEN PAYMENTS FROM A VARIABLE PORTFOLIO MAY BE SUSPENDED OR POSTPONED.

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                                      TAXES
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THE BASIC SUMMARY BELOW ADDRESSES BROAD FEDERAL TAXATION MATTERS BASED ON THE
INTERNAL REVENUE CODE ("IRC"), TREASURY REGULATIONS AND INTERPRETATIONS EXISTING AS OF THE DATE OF THIS PROSPECTUS AND GENERALLY DOES NOT ADDRESS STATE OR LOCAL TAXATION ISSUES OR QUESTIONS. IT IS NOT TAX ADVICE, NOR DOES IT INCLUDE ALL THE FEDERAL TAX RULES THAT MAY AFFECT YOU AND YOUR CONTRACT. WE CAUTION YOU TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES FROM A QUALIFIED TAX ADVISOR. WE DO NOT GUARANTEE THE TAX STATUS OR TREATMENT OF YOUR ANNUITY. TAX LAWS CONSTANTLY CHANGE; THEREFORE, WE CANNOT GUARANTEE THAT INFORMATION CONTAINED HEREIN IS COMPLETE AND/OR ACCURATE. FEDERAL INCOME TAX TREATMENT OF THE CONTRACT IS SOMETIMES UNCERTAIN AND CONGRESS, THE INTERNAL REVENUE SERVICE ("IRS") AND/OR THE COURTS MAY MODIFY TAX LAWS AND TREATMENT RETROACTIVELY. WE HAVE INCLUDED AN ADDITIONAL DISCUSSION REGARDING TAXES IN THE STATEMENT OF ADDITIONAL INFORMATION.

ANNUITY CONTRACTS IN GENERAL

The IRC provides for special rules regarding the tax treatment of annuity contracts. Generally, taxes on the earnings in your annuity contract are deferred until you take the money out. Qualified retirement investment arrangements that satisfy specific tax and ERISA requirements automatically provide tax deferral regardless of whether the underlying contract is an annuity, a trust, or a custodial account. Different rules and tax treatment apply depending on how you take the money out and whether your contract is Qualified or Non-Qualified.

If you do not purchase your contract under an employer-sponsored retirement plan, or an Individual Retirement Account or Annuity ("IRA"), your contract is referred to as a Non-Qualified contract. In general, your cost basis in a Non-Qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your Non-Qualified contract.


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If you purchase your contract under a qualified employer-sponsored retirement plan or an IRA, your contract is referred to as a Qualified contract.

Examples of qualified plans or arrangements are: traditional (pre-tax) IRAs, Tax-Sheltered Annuities (also referred to as 403(b) annuities or 403(b) contracts), plans of self-employed individuals (often referred to as H.R. 10 Plans or Keogh Plans), pension and profit sharing plans including 401(k) plans, and governmental 457(b) deferred compensation plans. Typically, for employer plans and tax deductible IRA contributions, you have not paid any tax on the Gross Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

AGGREGATION OF CONTRACTS

Federal tax rules generally require that all Non-Qualified contracts issued after October 21, 1988 by the same company to the same policyholder during the same calendar year will be treated as one annuity contract for purposes of determining the taxable amount upon distribution.

TAX TREATMENT OF DISTRIBUTIONS - NON-QUALIFIED CONTRACTS

If you make partial or total withdrawals from a Non-Qualified contract, the IRC generally treats such withdrawals as coming first from taxable earnings and then coming from your Gross Purchase Payments. Gross Purchase Payments made prior to August 14, 1982, however, are an important exception to this general rule, and for tax purposes generally are treated as being distributed first, before either the earnings on those contributions, or other Gross Purchase Payments and earnings in the contract. If you annuitize your contract, a portion of each annuity income payment will be considered, for tax purposes, to be a return of a portion of your Gross Purchase Payment, generally until you have received all of your Gross Purchase Payment. Any portion of each annuity income payment that is considered a return of your Gross Purchase Payment will not be taxed. Additionally, the taxable portion of any withdrawals, whether annuitized or other withdrawals, generally is subject to applicable state and/or local income taxes, and may be subject to an additional 10% penalty tax unless withdrawn in conjunction with the following circumstances:

     - after attaining age 59 1/2;

     - when paid to your Beneficiary after you die;

     - after you become disabled (as defined in the IRC);

     - when paid as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary for a period of 5 years or attainment of age 59 1/2, whichever is later;

     - under an immediate annuity contract;

     - when attributable to Gross Purchase Payments made prior to August 14, 1982.

On March 30, 2010, the Health Care and Education Reconciliation Act ("Reconciliation Act") was signed into law. Among other provisions, the Reconciliation Act imposes a new tax on net investment income. This tax, which goes into effect in 2013, is at the rate of 3.8% of applicable thresholds for Modified Adjusted Gross Income ("MAGI") ($250,000 for joint filers; $125,000 for married individuals filing separately; and, $200,000 for individual filers). An individual with MAGI in excess of the threshold will be required to pay this new tax on net investment income in excess of the applicable MAGI threshold. For this purpose, net investment income generally will include taxable withdrawals from a Non-Qualified contract, as well as other taxable amounts including amounts taxed annually to an owner that is not a natural person (see Contracts Owned by a Trust or Corporation). This new tax generally does not apply to Qualified contracts, however taxable distributions from such contracts may be taken into account in determining the applicability of the MAGI thresholds.

A transfer of contract value to another annuity contract generally will be tax reported as a distribution unless we have sufficient information to confirm that the transfer qualifies as an exchange under IRC Section 1035 (a "1035 exchange").

TAX TREATMENT OF DISTRIBUTIONS - QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract. As a result, most amounts withdrawn from the contract or received as annuity income payments will be taxable income. Exceptions to this general rule include withdrawals attributable to after-tax amounts permitted under the employer's plan.

The taxable portion of any withdrawal or income payment from a Qualified contract will be subject to an additional 10% penalty tax, under the IRC, except in the following circumstances:

     - after attainment of age 59 1/2;

     - when paid to your Beneficiary after you die;

     - after you become disabled (as defined in the IRC);

     - as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint expectancies) of you and your designated Beneficiary for a period of 5 years or attainment of age 59 1/2, whichever is later;

     - payments to employees after separation from service after attainment of age 55 (does not apply to IRAs);

     - dividends paid with respect to stock of a corporation described in IRC
       Section 404(k);

     - for payment of medical expenses to the extent such withdrawals do not exceed limitations set by the IRC for deductible amounts paid during the taxable year for medical care;

     - payments to alternate payees pursuant to a qualified domestic relations order (does not apply to IRAs);

     - for payment of health insurance if you are unemployed and meet certain requirements;

     - distributions from IRAs for qualifying higher education expenses or first home purchases;

     - amounts distributed from a Code Section 457(b) plan other than to the extent such amounts in a governmental Code Section 457(b) plan represent rollovers from an IRA or employer-sponsored plan to which the 10% penalty would otherwise apply and which are treated as distributed from a Qualified plan for purposes of the premature distribution penalty.

     - The Pension Protection Act of 2006 created other distribution events and exemptions from the 10% early withdrawal penalty tax. These include payments to certain reservists called up for active duty after September 11, 2001 and payments up to $3,000 per year for health, life and accident insurance by certain retired public safety officers, which are federal income tax-free.

The IRC limits the withdrawal of an employee's voluntary Purchase Payments from a Tax-Sheltered Annuity (TSA) contract. Generally, withdrawals can only be made when an Owner: (1) reaches age 59 1/2; (2) severs employment with the employer;
(3) dies; (4) becomes disabled (as defined in the IRC); or (5) experiences a financial hardship (as defined in the IRC). In the case of hardship, the owner can only withdraw Purchase Payments. Additional plan limitations may also apply. Amounts held in a TSA contract as of December 31, 1988 are not subject to these restrictions except as otherwise imposed by the plan.

Qualifying transfers (including intra-plan exchanges) of amounts from one TSA contract or account to another TSA contract or account, and qualifying transfers to a state defined benefit plan to purchase service credits, where permitted under the employer's plan, generally are not considered distributions, and thus are not subject to these withdrawal limitations. If amounts are transferred to a contract with lesser IRC withdrawal limitations than the account from which it is transferred, the more restrictive withdrawal limitations will continue to apply.

Transfers among 403(b) annuities and/or 403(b)(7) custodial accounts generally are subject to rules set out in the plan, the Code, regulations, IRS pronouncements, and other applicable legal authorities.

On July 26, 2007, the Department of the Treasury published final 403(b) regulations that were largely effective on January 1, 2009. These comprehensive regulations include several new rules and requirements, such as a requirement that employers maintain their 403(b) plans pursuant to a written plan. Subsequent IRS guidance and/or the terms of the written plan may impose new restrictions on both new and existing contracts, including restrictions on the availability of loans, distributions, transfers and exchanges, regardless of when a contract was purchased. Effective January 1, 2009, the Company no longer accepts new premiums (including contributions, transfers and exchanges) into new or existing 403(b) contracts. You may wish to discuss the new regulations and/or the general information above with your tax adviser.

Withdrawals from other Qualified contracts are often limited by the IRC and by the employer's plan.

If you are purchasing the contract as an investment vehicle for a trust under a Qualified Plan, you should consider that the contract does not provide any additional tax-deferral benefits beyond the treatment provided by the trust itself. In addition, if the contract itself is a qualifying arrangement (as with a 403(b) annuity or Individual Retirement Annuity), the contract generally does not provide tax deferral benefits beyond the treatment provided to alternative qualifying arrangements such as trusts or custodial accounts. However, in both cases the contract offers features and benefits that other investments may not offer. You and your financial representative should carefully consider whether the features and benefits, including the investment options, lifetime annuity income options, and protection through living benefits, death benefits and other benefits provided under an annuity contract issued in connection with a Qualified contract are suitable for your needs and objectives and are appropriate in light of the expense.

REQUIRED MINIMUM DISTRIBUTIONS

Generally, the IRC requires that you begin taking annual distributions from Qualified annuity contracts by April 1 of the calendar year following the later of (1) the calendar year in which you attain age 70 1/2 or (2) the calendar year in which you separate from service from the employer sponsoring the plan. If you own a traditional IRA, you must begin receiving minimum distributions by April 1 of the calendar year following the calendar year in which you reach age 70 1/2. If you choose to delay your first distribution until the year after the year in which you reach 70 1/2 or separate from service, as applicable, then you will be required to withdraw your second required minimum distribution on or before December 31 in that same year. For each year thereafter, you must withdraw your required minimum distribution by December 31.

If you own more than one IRA, you may be permitted to take your annual distributions in any combination from your IRAs. A similar rule applies if you own more than one TSA. However, you cannot satisfy this distribution requirement for

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

your IRA contract by taking a distribution from a TSA, and you cannot satisfy the requirement for your TSA by taking a distribution from an IRA.

You may be subject to a surrender charge on withdrawals taken to meet minimum distribution requirements, if the withdrawals exceed the contract's maximum penalty free amount.

Failure to satisfy the minimum distribution requirements may result in a tax penalty. You should consult your tax adviser for more information. You may elect to have the required minimum distribution amount on your contract calculated and withdrawn each year under the automatic withdrawal option. You may select monthly, quarterly, semiannual, or annual withdrawals for this purpose. This service is provided as a courtesy and we do not guarantee the accuracy of our calculations. Accordingly, we recommend you consult your tax adviser concerning your required minimum distribution. You may terminate your election for automated minimum distribution at any time by sending a written request to our Annuity Service Center. We reserve the right to change or discontinue this service at any time.

IRS regulations require that the annuity contract value used to determine required minimum distributions include the actuarial value of other benefits under the contract, such as optional death benefits and/or living benefits. As a result, if you request a minimum distribution calculation, or if one is otherwise required to be provided, in those specific circumstances where this requirement applies, the calculation may be based upon a value that is greater than your contract value, resulting in a larger required minimum distribution. This regulation does not apply to required minimum distributions made under an irrevocable annuity income option. You should discuss the effect of these new regulations with your tax adviser.

TAX TREATMENT OF DEATH BENEFITS

The taxable amount of any death benefits paid under the contract are taxable to the Beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefit is paid as lump sum or annuity income payments. Estate taxes may also apply.

Enhanced death benefits are used as investment protection and are not expected to rise to any adverse tax effects. However, the IRS could take the position that some or all of the charges for these death benefits should be treated as a partial withdrawal from the contract. In that case, the amount of the partial withdrawal may be includible in taxable income and subject to the 10% penalty if the owner is under 59 1/2, unless another exception applies.

If you own a Qualified contract and purchase these enhanced death benefits, the IRS may consider these benefits "incidental death benefits" or "life insurance." The IRC imposes limits on the amount of the incidental benefits and/or life insurance allowable for Qualified contracts and the employer-sponsored plans under which they are purchased. If the death benefit(s) selected by you are considered to exceed these limits, the benefit(s) could result in taxable income to the owner of the Qualified contract, and in some cases could adversely impact the qualified status of the Qualified contract or the plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a contract.

TAX TREATMENT OF OPTIONAL LIVING BENEFITS

Generally, we will treat amounts credited to the contract value under the optional living benefit guarantees, for income tax purposes, as earnings in the contract. Payments in accordance with such guarantees after the contract value has been reduced to zero may be treated for tax purposes as amounts received as an annuity, if the other requirements for such treatment are satisfied. All payments or withdrawals after cost basis has been reduced to zero, whether or not under such a guarantee, will be treated as taxable amounts. If available and you elect an optional living benefit, the application of certain tax rules, including those rules relating to distributions from your contract, are not entirely clear. Such benefits are not intended to adversely affect the tax treatment of distributions or of the contract. However, you should be aware that little guidance is available. You should consult a tax adviser before electing an optional living benefit.

CONTRACTS OWNED BY A TRUST OR CORPORATION

A Trust or Corporation or other owner that is not a natural person ("Non-Natural Owner") that is considering purchasing this contract should consult a tax adviser.

Generally, the IRC does not confer tax-deferred status upon a Non-Qualified contract owned by a Non-Natural Owner for federal income tax purposes. Instead in such cases, the Non-Natural Owner pays tax each year on the contract's value in excess of the owner's cost basis, and the contract's cost basis is then increased by a like amount. However, this treatment is not applied to a contract held by a trust or other entity as an agent for a natural person nor to contracts held by Qualified Plans. Please see the Statement of Additional Information for a more detailed discussion of the potential adverse tax consequences associated with non-natural ownership of a Non-Qualified annuity contract.

GIFTS, PLEDGES AND/OR ASSIGNMENTS OF A CONTRACT

If you transfer ownership of your Non-Qualified contract to a person other than your spouse (or former spouse incident to divorce) as a gift you will pay federal income tax on the contract's cash value to the extent it exceeds your cost basis. The recipient's cost basis will be increased by the amount on which you will pay federal taxes. In addition, the IRC treats any assignment or pledge (or agreement to assign or pledge) of any portion of a Non-Qualified contract as a withdrawal. Please see the Statement of Additional Information for a more detailed discussion regarding potential tax consequences of gifting, assigning, or pledging a Non-Qualified contract.

The IRC prohibits Qualified annuity contracts including IRAs from being transferred, assigned or pledged as security for a loan. This prohibition, however, generally does not apply to loans under an employer-sponsored plan (including loans from the annuity contract) that satisfy certain requirements, provided that: (a) the plan is not an unfunded deferred compensation plan; and
(b) the plan funding vehicle is not an IRA.

DIVERSIFICATION AND INVESTOR CONTROL

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity. We believe that the manager of the Underlying Funds monitors the Funds so as to comply with these requirements. To be treated as a variable annuity for tax purposes, the Underlying Funds must meet these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, and not the Company, would be considered the owner of the shares of the Variable Portfolios under your Non-Qualified contract, because of the degree of control you exercise over the underlying investments. This diversification requirement is sometimes referred to as "investor control." The determination of whether you possess sufficient incidents of ownership over Variable Portfolio assets to be deemed the owner of the Underlying Funds depends on all of the relevant facts and circumstances. However, IRS Revenue Ruling 2003-91 provides that an annuity owner's ability to choose among general investment strategies either at the time of the initial purchase or thereafter, does not constitute control sufficient to cause the contract holder to be treated as the owner of the Variable Portfolios. The Revenue Ruling provides that if, based on all the facts and circumstances, you do not have direct or indirect control over the Separate Account or any Variable Portfolio asset, then you do not possess sufficient incidents of ownership over the assets supporting the annuity to be deemed the owner of the assets for federal income tax purposes. If any guidance is provided which is considered a new position, then the guidance should generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean that you, as the owner of the Non-Qualified contract, could be treated as the owner of the Underlying Fund. Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

These investor control limitations generally do not apply to Qualified contracts, which are referred to as "Pension Plan Contracts" for purposes of this rule, although the limitations could be applied to Qualified contracts in the future.

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                                OTHER INFORMATION
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THE DISTRIBUTOR

SunAmerica Capital Services, Inc. ("SACS"), Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311-4992, distributes the contracts. SACS, an affiliate of the Company, is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority ("FINRA"). No underwriting fees are retained by SACS in connection with the distribution of the contracts.

THE COMPANY




American General Life Insurance Company ("AGL") is a stock life insurance company organized under the laws of the state of Texas. AGL's home office is 2727-A Allen Parkway, Houston, Texas 77019-2191. AGL is successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.



Effective December 31, 2012, SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity"), an affiliate of AGL, merged with and into AGL ("Merger"). Before the Merger, contracts in all states except New York were issued by SunAmerica Annuity. Upon the Merger, all contractual obligations of SunAmerica Annuity became obligations of AGL. Accordingly, all references in the prospectus to SunAmerica Annuity as the issuer of the Contracts and owner of the separate account assets are amended to refer to AGL.



The Merger did not affect the terms of, or the rights and obligations under your contract, other than to reflect the change to the Company that provides your contract benefits from SunAmerica Annuity to AGL. You will receive a contract endorsement from AGL that reflects the change from SunAmerica Annuity to AGL. The Merger also did not result in any adverse tax consequences for any contract Owners.



Until we update all the forms to reflect the SunAmerica Annuity merger into AGL, we may provide you with forms, statements or reports that still reflect SunAmerica Annuity as the issuer. You may also contact AGL at its Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299. Telephone
Number: (800) 445-7862.


OWNERSHIP STRUCTURE OF THE COMPANY


AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.



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AGL is regulated for the benefit of policy owners by the insurance regulator in its state of domicile and also by all state insurance departments where it is licensed to conduct business. AGL is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to contract owners. Insurance regulations also require AGL to maintain additional surplus to protect against a financial impairment; the amount of which surplus is based on the risks inherent in AGL's operations.



AIG is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.



On September 22, 2008, AIG entered into a revolving credit facility ("FRBNY Credit Facility") with the Federal Reserve Bank of New York ("NY Fed"). On January 14, 2011, AIG completed a series of integrated transactions (the "Recapitalization") to recapitalize AIG. In the Recapitalization, AIG repaid the NY Fed approximately $21 billion in cash, representing complete repayment of all amounts owing under the FRBNY Credit Facility, and the facility was terminated. As a result of the Recapitalization, AIG was controlled by the Department of Treasury. As of December 14, 2012, the Department of Treasury sold its remaining shares of AIG Common Stock.


The transactions described above do not alter our obligations to you. More information about AIG may be found in the regulatory filings AIG files from time to time with the U.S. Securities and Exchange Commission ("SEC") at www.sec.gov. For information on how to locate these documents, SEE FINANCIAL STATEMENTS, BELOW.

OPERATION OF THE COMPANY


The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial and insurance products is influenced by many factors, including general market rates of interest, the strength, weakness and volatility of equity markets, terms and conditions of competing financial and insurance products and the relative value of such brands.



The Company is exposed to market risk, interest rate risk, contract owner behavior risk and mortality/longevity risk. Market volatility may result in increased risks related to death and living guaranteed benefits on the Company's financial and insurance products, as well as reduced fee income in the case of assets held in separate accounts, where applicable. These guaranteed benefits are sensitive to equity market and other conditions. The Company primarily uses capital market hedging strategies to help cover the risk of paying guaranteed living benefits in excess of account values as a result of significant downturns in equity markets or as a result of other factors. The Company has treaties to reinsure a portion of the guaranteed minimum income benefits and guaranteed death benefits for equity and mortality risk on some of its older contracts. Such risk mitigation may or may not reduce the volatility of net income and capital and surplus resulting from equity market volatility.


The Company is regulated for the benefit of contract owners by the insurance regulator in its state of domicile; and also by all state insurance departments where it is licensed to conduct business. The Company is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to contract owners. Insurance regulations also require the Company to maintain additional surplus to protect against a financial impairment the amount of which is based on the risks inherent in the Company's operations.

THE SEPARATE ACCOUNT


Before December 31, 2012, Variable Annuity Account Seven was a separate account of SunAmerica Annuity, originally established under Arizona law on August 28, 1998. On December 31, 2012, and in conjunction with the merger of AGL and SunAmerica Annuity, Variable Annuity Account Seven was transferred to and became a separate account of AGL under Texas law. It may be used to support the contract and other variable annuity contracts, and used for other permitted purposes.


The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended.

Purchase Payments you make that are allocated to the Variable Portfolios are invested in the Separate Account. The Company owns the assets in the Separate Account and invests them on your behalf, according to your instructions. Purchase Payments invested in the Separate Account are not guaranteed and will fluctuate with the value of the Variable Portfolios you select. Therefore, you assume all of the investment risk for contract value allocated to the Variable Portfolios. These assets are kept separate from our General Account and may not be charged with liabilities arising from any other business we may conduct. Additionally, income gains and losses (realized and unrealized) resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income gains or losses of the Company.

You benefit from dividends received by the Separate Account through an increase in your unit value. The Company expects to benefit from these dividends through tax credits and corporate dividends received deductions; however, these

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corporate deductions are not passed back to the Separate Account or to contract
Owners.


THE GENERAL ACCOUNT

Obligations that are paid out of the Company's general account ("General Account") include any amounts you have allocated to available Fixed Accounts, including any interest credited thereon, and amounts owed under your contract for death and/or living benefits which are in excess of portions of contract value allocated to the Variable Portfolios. The obligations and guarantees under the contract are the sole responsibility of the Company. Therefore, payments of these obligations are subject to our financial strength and claims paying ability, and our long term ability to make such payments.

The General Account assets are invested in accordance with applicable state regulation. These assets are exposed to the typical risks normally associated with a portfolio of fixed income securities, namely interest rate, option, liquidity and credit risk. The Company manages its exposure to these risks by, among other things, closely monitoring and matching the duration and cash flows of its assets and liabilities, monitoring or limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. With respect to the living benefits available in your contract, we also manage interest rate and certain market risk through a hedging strategy in the portfolio and we may require that those who elect a living benefit allocate their Purchase Payments in accordance with specified investment parameters.



CONTRACTS ISSUED ON OR PRIOR TO DECEMBER 29, 2006 WERE ISSUED WITH A GUARANTEE (THE "GUARANTEE") BY AMERICAN HOME ASSURANCE COMPANY (THE "GUARANTOR"). PLEASE SEE APPENDIX B FOR MORE INFORMATION.


FINANCIAL STATEMENTS

The financial statements described below are important for you to consider. Information about how to obtain these financial statements is also provided below.

THE COMPANY AND SEPARATE ACCOUNT

The financial statements of the Company and the Separate Account are required to be made available because you must look to those entities directly to satisfy our obligations to you under the Contract. If your contract is covered by the Guarantee, financial statements of the Guarantor are also provided in relation to its ability to meet its obligations under the Guarantee; please see Appendix B for more information.

INSTRUCTIONS TO OBTAIN FINANCIAL STATEMENTS

The financial statements of the Company, Separate Account and Guarantor, if applicable, and AIG are available by requesting a free copy of the Statement of Additional Information by calling (800) 445-7862 or by using the request form on the last page of this prospectus.


We encourage both existing and prospective contract Owners to read and understand the financial statements.


You can also inspect and copy this information at SEC public facilities at the following locations:

WASHINGTON, DISTRICT OF COLUMBIA
100 F. Street, N.E., Room 1580
Washington, DC 20549

CHICAGO, ILLINOIS
175 W. Jackson Boulevard
Chicago, IL 60604

NEW YORK, NEW YORK
3 World Financial, Room 4300
New York, NY 10281

To obtain copies by mail, contact the Washington, D.C. location. After you pay the fees as prescribed by the rules and regulations of the SEC, the required documents are mailed. The Company will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of the above documents. Requests for these documents should be directed to the Company's Annuity Service Center, as follows:

By Mail:
Annuity Service Center
P.O. Box 54299
Los Angeles, California 90054-0299
Telephone Number: (800) 445-7862

ADMINISTRATION

We are responsible for the administrative servicing of your contract. Please contact our Annuity Service Center at (800) 445-7862, if you have any comments, questions or service requests.

We send out transaction confirmations and quarterly statements. During the Accumulation Phase, you will receive confirmation of transactions for your contract. Transactions made pursuant to contractual or systematic agreements, such as dollar cost averaging, may be confirmed quarterly. Purchase Payments received through the automatic payment plan or a salary reduction arrangement, may also be confirmed quarterly. For all other transactions, we send confirmations. It is your responsibility to review these documents carefully and notify our Annuity Service Center of any inaccuracies immediately. We investigate all inquiries. Depending on the facts and circumstances, we may retroactively adjust your contract, provided you notify us of your concern within 30 days of receiving the transaction confirmation or quarterly statement. Any other adjustments we deem warranted are made as of the time we receive notice of the error. If you fail to notify our Annuity Service Center of any mistakes or inaccuracy within 30 days of receiving the transaction confirmation or quarterly statement, we will deem you to have ratified the transaction.

LEGAL PROCEEDINGS


The Company has received industry-wide regulatory inquiries, including a multi-state audit and market conduct examination covering compliance with unclaimed property laws and a directive from the New York Department of Financial Services regarding claims settlement practices and other related state regulatory inquiries. In the three months ended September 30, 2012, the Company, together with its life insurance company affiliates, worked to resolve multi-state examinations relating to the handling of unclaimed property and the use of the Social Security Administration Death Master File ("SSDMF") to identify death claims that have not been submitted to the Company or its insurance company affiliates, as the case may be, in the normal course of business. The final settlement of these examinations was announced on October 22, 2012. The Company is taking enhanced measures to, among other things, routinely match policyholder records with the SSDMF to determine if its insured parties, annuitants, or retained account holders have died and locate beneficiaries when a claim is payable.



Although the Company has reached final settlement on the multi-state examinations, it is possible that the settlement remediation requirements and/or remaining inquiries and other regulatory activity could result in the payment of additional death claims and additional escheatment of funds deemed abandoned under state laws. The Company believes that it has adequately reserved for such claims as of December 31, 2012, but there can be no assurance that the ultimate cost will not vary, perhaps materially, from its estimate.



In addition, the state of West Virginia has two lawsuits pending against the Company relating to alleged violations of the West Virginia Uniform Unclaimed Property Act, in connection with policies issued by the Company and by American General Life and Accident Insurance Company (which merged into the Company on December 31, 2012). The State of West Virginia has also filed similar lawsuits against other insurers.



In addition, the Company invested a total of $490.7 million in WG Trading Company, L.P. ("WG Trading") in two separate transactions. The Company received back a total amount of $567.2 million from these investments. In August 2010, a court-appointed Receiver filed a lawsuit against the Company and other defendants seeking to recover any funds distributed in excess of the entities' investments. The Receiver asserts that WG Trading and WG Trading Investors, L.P. were operated as a "ponzi" scheme.



There are no pending legal proceedings affecting the Separate Account. Various lawsuits against the Company have arisen in the ordinary course of business. In addition, various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company, such as through financial examinations, market conduct exams or regulatory inquiries. As of December 31, 2012, the Company believes it is not likely that contingent liabilities arising from the above matters will have a material adverse effect on the financial condition of the Company.


REGISTRATION STATEMENTS


Registration statements under the Securities Act of 1933, as amended, related to the contracts offered by this prospectus are on file with the SEC. This prospectus does not contain all of the information contained in the registration statements and exhibits. For further information regarding the Separate Account, the Company and its general account, American Home, if your contract is covered by the Guarantee, the Variable Portfolios and the contract, please refer to the registration statements and exhibits.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   CONTENTS OF
                       STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Additional information concerning the operations of the Separate Account is contained in the Statement of Additional Information, which is available without charge upon written request. Please use the request form at the back of this prospectus and send it to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299 or by calling (800) 445-7862. The table of contents of the SAI is listed below.


Separate Account and the Company
General Account
Performance Data
Annuity Income Payments
Annuity Unit Values
Taxes
Broker-Dealer Firms Receiving Revenue Sharing Payments
Distribution of Contracts
Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  APPENDIX A - CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                    FISCAL YEAR       FISCAL YEAR       FISCAL YEAR         8 MONTHS
                                  INCEPTION TO         ENDED             ENDED             ENDED             ENDED
VARIABLE PORTFOLIOS                  4/30/07          4/30/08           4/30/09           4/30/10          12/31/10*
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
AGGRESSIVE GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $   10.449   (a) $    11.840   (a) $     9.591   (a) $     5.207   (a) $     7.740
                                 (b) $   10.327   (b) $    11.674   (b) $     9.452   (b) $     5.127   (b) $     7.616
  Ending AUV..................   (a) $   11.840   (a) $     9.591   (a) $     5.207   (a) $     7.740   (a) $     8.325
                                 (b) $   11.674   (b) $     9.452   (b) $     5.127   (b) $     7.616   (b) $     8.183
  Ending Number of AUs........   (a)     26,652   (a)      54,248   (a)      61,895   (a)      67,246   (a)      50,489
                                 (b)        548   (b)         548   (b)         548   (b)       2,340   (b)         548
-----------------------------------------------------------------------------------------------------------------------
ALLIANCE GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $    8.263   (a) $     8.502   (a) $     8.465   (a) $     5.800   (a) $     7.788
                                 (b) $    8.156   (b) $     8.370   (b) $     8.313   (b) $     5.681   (b) $     7.609
  Ending AUV..................   (a) $    8.502   (a) $     8.465   (a) $     5.800   (a) $     7.788   (a) $     8.268
                                 (b) $    8.370   (b) $     8.313   (b) $     5.681   (b) $     7.609   (b) $     8.065
  Ending Number of AUs........   (a)  1,513,459   (a)   1,908,105   (a)   1,742,225   (a)   1,536,717   (a)   1,386,226
                                 (b)     26,728   (b)      32,954   (b)      31,405   (b)      26,813   (b)      24,925
-----------------------------------------------------------------------------------------------------------------------
AMERICAN FUNDS ASSET ALLOCATION - AFIS Class 2 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $   15.710   (a) $    17.305   (a) $    16.787   (a) $    12.412   (a) $    15.640
                                 (b) $   15.581   (b) $    17.120   (b) $    16.566   (b) $    12.218   (b) $    15.357
  Ending AUV..................   (a) $   17.305   (a) $    16.787   (a) $    12.412   (a) $    15.640   (a) $    16.764
                                 (b) $   17.120   (b) $    16.566   (b) $    12.218   (b) $    15.357   (b) $    16.433
  Ending Number of AUs........   (a)  3,348,786   (a)   9,514,179   (a)  12,936,037   (a)  12,198,747   (a)  11,346,101
                                 (b)     76,725   (b)     171,524   (b)     202,418   (b)     184,255   (b)     167,132
-----------------------------------------------------------------------------------------------------------------------
AMERICAN FUNDS GLOBAL GROWTH - AFIS Class 2 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $   20.632   (a) $    23.856   (a) $    24.374   (a) $    16.058   (a) $    22.164
                                 (b) $   20.461   (b) $    23.599   (b) $    24.051   (b) $    15.806   (b) $    21.761
  Ending AUV..................   (a) $   23.856   (a) $    24.374   (a) $    16.058   (a) $    22.164   (a) $    24.316
                                 (b) $   23.599   (b) $    24.051   (b) $    15.806   (b) $    21.761   (b) $    23.834
  Ending Number of AUs........   (a)  2,905,057   (a)   6,670,604   (a)   8,676,054   (a)   8,135,364   (a)   7,569,322
                                 (b)     69,495   (b)     116,071   (b)     133,695   (b)     122,640   (b)     116,069
-----------------------------------------------------------------------------------------------------------------------
AMERICAN FUNDS GROWTH - AFIS Class 2 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $   20.073   (a) $    21.888   (a) $    21.938   (a) $    13.684   (a) $    18.985
                                 (b) $   19.901   (b) $    21.647   (b) $    21.642   (b) $    13.467   (b) $    18.636
  Ending AUV..................   (a) $   21.888   (a) $    21.938   (a) $    13.684   (a) $    18.985   (a) $    20.908
                                 (b) $   21.647   (b) $    21.642   (b) $    13.467   (b) $    18.636   (b) $    20.489
  Ending Number of AUs........   (a)  2,028,654   (a)   4,738,967   (a)   6,505,924   (a)   6,169,175   (a)   5,678,306
                                 (b)     51,732   (b)      93,118   (b)      90,719   (b)      93,343   (b)      87,329
-----------------------------------------------------------------------------------------------------------------------
AMERICAN FUNDS GROWTH-INCOME - AFIS Class 2 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $   17.274   (a) $    19.636   (a) $    18.613   (a) $    12.268   (a) $    16.452
                                 (b) $   17.112   (b) $    19.403   (b) $    18.346   (b) $    12.062   (b) $    16.135
  Ending AUV..................   (a) $   19.636   (a) $    18.613   (a) $    12.268   (a) $    16.452   (a) $    17.328
                                 (b) $   19.403   (b) $    18.346   (b) $    12.062   (b) $    16.135   (b) $    16.966
  Ending Number of AUs........   (a)  4,591,772   (a)  10,943,193   (a)  13,932,499   (a)  13,297,931   (a)  12,409,667
                                 (b)    101,103   (b)     180,363   (b)     181,322   (b)     168,887   (b)     157,423
-----------------------------------------------------------------------------------------------------------------------
ASSET ALLOCATION - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $   12.974   (a) $    14.394   (a) $    14.370   (a) $    11.218   (a) $    14.345
                                 (b) $   12.813   (b) $    14.172   (b) $    14.114   (b) $    10.991   (b) $    14.020
  Ending AUV..................   (a) $   14.394   (a) $    14.370   (a) $    11.218   (a) $    14.345   (a) $    15.322
                                 (b) $   14.172   (b) $    14.114   (b) $    10.991   (b) $    14.020   (b) $    14.950
  Ending Number of AUs........   (a)    102,264   (a)     262,850   (a)     306,441   (a)     289,041   (a)     300,106
                                 (b)      1,172   (b)       3,098   (b)       5,211   (b)       9,708   (b)       9,547
-----------------------------------------------------------------------------------------------------------------------
                                   FISCAL YEAR
                                      ENDED
VARIABLE PORTFOLIOS                  12/31/11
------------------------------------------------
------------------------------------------------
AGGRESSIVE GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $     8.325
                                 (b) $     8.183
  Ending AUV..................   (a) $     8.071
                                 (b) $     7.925
  Ending Number of AUs........   (a)      39,725
                                 (b)         548
------------------------------------------------
ALLIANCE GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $     8.268
                                 (b) $     8.065
  Ending AUV..................   (a) $     7.989
                                 (b) $     7.773
  Ending Number of AUs........   (a)   1,118,951
                                 (b)      22,485
------------------------------------------------
AMERICAN FUNDS ASSET ALLOCATION - AFIS Class 2
Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $    16.764
                                 (b) $    16.433
  Ending AUV..................   (a) $    16.837
                                 (b) $    16.464
  Ending Number of AUs........   (a)   9,908,980
                                 (b)     150,599
------------------------------------------------
AMERICAN FUNDS GLOBAL GROWTH - AFIS Class 2
Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $    24.316
                                 (b) $    23.834
  Ending AUV..................   (a) $    21.968
                                 (b) $    21.479
  Ending Number of AUs........   (a)   6,808,373
                                 (b)     104,031
------------------------------------------------
AMERICAN FUNDS GROWTH - AFIS Class 2 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $    20.908
                                 (b) $    20.489
  Ending AUV..................   (a) $    19.845
                                 (b) $    19.398
  Ending Number of AUs........   (a)   5,005,475
                                 (b)      79,384
------------------------------------------------
AMERICAN FUNDS GROWTH-INCOME - AFIS Class 2
Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $    17.328
                                 (b) $    16.966
  Ending AUV..................   (a) $    16.867
                                 (b) $    16.473
  Ending Number of AUs........   (a)  10,783,993
                                 (b)     137,060
------------------------------------------------
ASSET ALLOCATION - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...............   (a) $    15.322
                                 (b) $    14.950
  Ending AUV..................   (a) $    15.295
                                 (b) $    14.886
  Ending Number of AUs........   (a)     307,308
                                 (b)      10,381
------------------------------------------------


                 AU - Accumulation Units
                 AUV - Accumulation Unit

                 (a) Reflecting minimum Separate Account expenses
                 (b) Reflecting maximum Separate Account expenses, with election of the optional EstatePlus feature

                 * Effective December 31, 2010, the Separate Account fiscal year end changed from April 30 to December 31.

                                                       FISCAL YEAR      FISCAL YEAR       FISCAL YEAR       8 MONTHS
                                     INCEPTION TO         ENDED            ENDED             ENDED            ENDED
VARIABLE PORTFOLIOS                     4/30/07          4/30/08          4/30/09           4/30/10         12/31/10
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
BALANCED - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    9.069   (a) $   10.153   (a) $     9.740   (a) $    7.482   (a) $    9.597
                                    (b) $    8.954   (b) $    9.973   (b) $     9.514   (b) $    7.284   (b) $    9.319
  Ending AUV.....................   (a) $   10.153   (a) $    9.740   (a) $     7.482   (a) $    9.597   (a) $   10.103
                                    (b) $    9.973   (b) $    9.514   (b) $     7.284   (b) $    9.319   (b) $    9.793
  Ending Number of AUs...........   (a)     72,720   (a)    157,572   (a)     263,947   (a)    316,261   (a)    331,116
                                    (b)         32   (b)         32   (b)       2,259   (b)      3,508   (b)      2,257
-----------------------------------------------------------------------------------------------------------------------
BLUE CHIP GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    5.863   (a) $    6.472   (a) $     6.443   (a) $    4.411   (a) $    5.857
                                    (b) $    5.786   (b) $    6.359   (b) $     6.307   (b) $    4.292   (b) $    5.680
  Ending AUV.....................   (a) $    6.472   (a) $    6.443   (a) $     4.411   (a) $    5.857   (a) $    6.261
                                    (b) $    6.359   (b) $    6.307   (b) $     4.292   (b) $    5.680   (b) $    6.065
  Ending Number of AUs...........   (a)     31,483   (a)    114,787   (a)     199,824   (a)    219,496   (a)    248,706
                                    (b)         49   (b)         49   (b)          49   (b)        898   (b)        902
-----------------------------------------------------------------------------------------------------------------------
CAPITAL APPRECIATION - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   13.557   (a) $   14.888   (a) $    16.168   (a) $   10.547   (a) $   15.245
                                    (b) $   13.370   (b) $   14.644   (b) $    15.864   (b) $   10.323   (b) $   14.884
  Ending AUV.....................   (a) $   14.888   (a) $   16.168   (a) $    10.547   (a) $   15.245   (a) $   17.236
                                    (b) $   14.644   (b) $   15.864   (b) $    10.323   (b) $   14.884   (b) $   16.799
  Ending Number of AUs...........   (a)  2,999,950   (a)  6,695,403   (a)   8,758,997   (a)  8,115,186   (a)  7,324,423
                                    (b)     85,302   (b)    150,056   (b)     169,672   (b)    157,025   (b)    133,988
-----------------------------------------------------------------------------------------------------------------------
CAPITAL GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    7.644   (a) $    8.771   (a) $     8.916   (a) $    5.523   (a) $    7.354
                                    (b) $    7.546   (b) $    8.631   (b) $     8.751   (b) $    5.407   (b) $    7.182
  Ending AUV.....................   (a) $    8.771   (a) $    8.916   (a) $     5.523   (a) $    7.354   (a) $    7.784
                                    (b) $    8.631   (b) $    8.751   (b) $     5.407   (b) $    7.182   (b) $    7.589
  Ending Number of AUs...........   (a)    106,683   (a)    310,147   (a)     534,035   (a)    498,084   (a)    469,813
                                    (b)      4,971   (b)      5,571   (b)       8,186   (b)      8,035   (b)      8,133
-----------------------------------------------------------------------------------------------------------------------
CASH MANAGEMENT - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   11.226   (a) $   11.650   (a) $    11.923   (a) $   11.865   (a) $   11.727
                                    (b) $   11.107   (b) $   11.447   (b) $    11.665   (b) $   11.570   (b) $   11.407
  Ending AUV.....................   (a) $   11.650   (a) $   11.923   (a) $    11.865   (a) $   11.727   (a) $   11.622
                                    (b) $   11.447   (b) $   11.665   (b) $    11.570   (b) $   11.407   (b) $   11.288
  Ending Number of AUs...........   (a)    221,876   (a)    903,101   (a)   1,874,622   (a)    923,248   (a)    932,080
                                    (b)         25   (b)        146   (b)       6,272   (b)      2,612   (b)      2,671
-----------------------------------------------------------------------------------------------------------------------
CORPORATE BOND - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   14.000   (a) $   15.076   (a) $    15.571   (a) $   15.045   (a) $   19.087
                                    (b) $   13.814   (b) $   14.837   (b) $    15.286   (b) $   14.733   (b) $   18.644
  Ending AUV.....................   (a) $   15.076   (a) $   15.571   (a) $    15.045   (a) $   19.087   (a) $   19.941
                                    (b) $   14.837   (b) $   15.286   (b) $    14.733   (b) $   18.644   (b) $   19.446
  Ending Number of AUs...........   (a)  2,689,317   (a)  7,436,341   (a)  10,135,061   (a)  9,998,898   (a)  9,286,896
                                    (b)     47,723   (b)    110,217   (b)     152,505   (b)    148,597   (b)    140,513
-----------------------------------------------------------------------------------------------------------------------
DAVIS VENTURE VALUE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   14.277   (a) $   16.349   (a) $    15.731   (a) $   10.012   (a) $   13.762
                                    (b) $   14.089   (b) $   16.091   (b) $    15.444   (b) $    9.805   (b) $   13.443
  Ending AUV.....................   (a) $   16.349   (a) $   15.731   (a) $    10.012   (a) $   13.762   (a) $   14.615
                                    (b) $   16.091   (b) $   15.444   (b) $     9.805   (b) $   13.443   (b) $   14.254
  Ending Number of AUs...........   (a)  2,275,462   (a)  5,097,085   (a)   7,491,086   (a)  7,046,454   (a)  6,485,341
                                    (b)     59,536   (b)     92,774   (b)     117,716   (b)    111,716   (b)    100,758
-----------------------------------------------------------------------------------------------------------------------
"DOGS" OF WALL STREET - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   13.544   (a) $   15.874   (a) $    14.814   (a) $   10.130   (a) $   13.899
                                    (b) $   13.396   (b) $   15.627   (b) $    14.547   (b) $    9.923   (b) $   13.581
  Ending AUV.....................   (a) $   15.874   (a) $   14.814   (a) $    10.130   (a) $   13.899   (a) $   14.945
                                    (b) $   15.627   (b) $   14.547   (b) $     9.923   (b) $   13.581   (b) $   14.577
  Ending Number of AUs...........   (a)     14,734   (a)     55,858   (a)      56,776   (a)     53,091   (a)     81,303
                                    (b)        672   (b)      2,899   (b)       2,177   (b)      2,132   (b)        808
-----------------------------------------------------------------------------------------------------------------------
                                      FISCAL YEAR
                                         ENDED
VARIABLE PORTFOLIOS                    12/31/11
--------------------------------------------------
--------------------------------------------------
BALANCED - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   10.103
                                    (b) $    9.793
  Ending AUV.....................   (a) $   10.220
                                    (b) $    9.881
  Ending Number of AUs...........   (a)    325,995
                                    (b)      4,616
--------------------------------------------------
BLUE CHIP GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    6.261
                                    (b) $    6.065
  Ending AUV.....................   (a) $    5.846
                                    (b) $    5.652
  Ending Number of AUs...........   (a)    241,176
                                    (b)        922
--------------------------------------------------
CAPITAL APPRECIATION - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   17.236
                                    (b) $   16.799
  Ending AUV.....................   (a) $   15.846
                                    (b) $   15.406
  Ending Number of AUs...........   (a)  6,392,822
                                    (b)    124,318
--------------------------------------------------
CAPITAL GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    7.784
                                    (b) $    7.589
  Ending AUV.....................   (a) $    7.598
                                    (b) $    7.389
  Ending Number of AUs...........   (a)    396,118
                                    (b)      7,266
--------------------------------------------------
CASH MANAGEMENT - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   11.622
                                    (b) $   11.288
  Ending AUV.....................   (a) $   11.464
                                    (b) $   11.105
  Ending Number of AUs...........   (a)  1,065,113
                                    (b)     12,947
--------------------------------------------------
CORPORATE BOND - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   19.941
                                    (b) $   19.446
  Ending AUV.....................   (a) $   20.987
                                    (b) $   20.415
  Ending Number of AUs...........   (a)  7,825,877
                                    (b)    128,139
--------------------------------------------------
DAVIS VENTURE VALUE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   14.615
                                    (b) $   14.254
  Ending AUV.....................   (a) $   13.844
                                    (b) $   13.468
  Ending Number of AUs...........   (a)  5,626,575
                                    (b)     93,562
--------------------------------------------------
"DOGS" OF WALL STREET - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   14.945
                                    (b) $   14.577
  Ending AUV.....................   (a) $   16.657
                                    (b) $   16.199
  Ending Number of AUs...........   (a)     99,735
                                    (b)        808
--------------------------------------------------


                 AU - Accumulation Units
                 AUV - Accumulation Unit

                 (a) Reflecting minimum Separate Account expenses
                 (b) Reflecting maximum Separate Account expenses, with election of the optional EstatePlus feature

                 Effective December 31, 2010, the Separate Account fiscal year end changed from April 30 to December 31.

                                                       FISCAL YEAR      FISCAL YEAR      FISCAL YEAR       8 MONTHS
                                     INCEPTION TO         ENDED            ENDED            ENDED            ENDED
VARIABLE PORTFOLIOS                     4/30/07          4/30/08          4/30/09          4/30/10         12/31/10
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
EMERGING MARKETS - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   22.367   (a) $   25.986   (a) $   31.359   (a) $   16.723   (a) $   25.519
                                    (b) $   22.117   (b) $   25.632   (b) $   30.855   (b) $   16.413   (b) $   24.983
  Ending AUV.....................   (a) $   25.986   (a) $   31.359   (a) $   16.723   (a) $   25.519   (a) $   29.467
                                    (b) $   25.632   (b) $   30.855   (b) $   16.413   (b) $   24.983   (b) $   28.800
  Ending Number of AUs...........   (a)     74,785   (a)    183,089   (a)    440,121   (a)    424,086   (a)    411,775
                                    (b)      3,392   (b)      4,153   (b)      5,163   (b)      5,937   (b)      8,417
----------------------------------------------------------------------------------------------------------------------
EQUITY OPPORTUNITIES - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   12.055   (a) $   13.513   (a) $   12.451   (a) $    8.450   (a) $   11.197
                                    (b) $   11.901   (b) $   13.306   (b) $   12.230   (b) $    8.279   (b) $   10.943
  Ending AUV.....................   (a) $   13.513   (a) $   12.451   (a) $    8.450   (a) $   11.197   (a) $   12.210
                                    (b) $   13.306   (b) $   12.230   (b) $    8.279   (b) $   10.943   (b) $   11.913
  Ending Number of AUs...........   (a)     41,759   (a)     73,037   (a)     81,008   (a)     90,102   (a)    100,161
                                    (b)      2,633   (b)      4,669   (b)      5,140   (b)      4,136   (b)      5,469
----------------------------------------------------------------------------------------------------------------------
FOREIGN VALUE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   10.000   (a) $   12.199   (a) $   11.926   (a) $    7.199   (a) $    9.298
                                    (b) $   10.000   (b) $   12.170   (b) $   11.868   (b) $    7.146   (b) $    9.207
  Ending AUV.....................   (a) $   12.199   (a) $   11.926   (a) $    7.199   (a) $    9.298   (a) $    9.739
                                    (b) $   12.170   (b) $   11.868   (b) $    7.146   (b) $    9.207   (b) $    9.627
  Ending Number of AUs...........   (a)  1,385,503   (a)  3,187,468   (a)  6,112,300   (a)  6,428,456   (a)  6,465,262
                                    (b)     26,734   (b)     60,492   (b)     95,969   (b)    100,970   (b)     93,727
----------------------------------------------------------------------------------------------------------------------
FRANKLIN INCOME SECURITIES FUND - FTVIPT Class 2 Shares
(Inception Date - 02/04/08)
  Beginning AUV..................   (a)        N/A   (a) $   10.000   (a) $   10.124   (a) $    7.331   (a) $   10.018
                                    (b)        N/A   (b) $   10.000   (b) $   10.122   (b) $    7.322   (b) $    9.980
  Ending AUV.....................   (a)        N/A   (a) $   10.124   (a) $    7.331   (a) $   10.018   (a) $   10.630
                                    (b)        N/A   (b) $   10.122   (b) $    7.322   (b) $    9.980   (b) $   10.572
  Ending Number of AUs...........   (a)        N/A   (a)     63,993   (a)  1,071,486   (a)  1,228,123   (a)  1,256,497
                                    (b)        N/A   (b)          9   (b)     10,871   (b)     10,923   (b)     18,697
----------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION FUND - FTVIPT Class 2 Shares
(Inception Date - 02/04/08)
  Beginning AUV..................   (a)        N/A   (a) $   10.000   (a) $    9.970   (a) $    6.651   (a) $    8.958
                                    (b)        N/A   (b) $   10.000   (b) $    9.969   (b) $    6.634   (b) $    8.912
  Ending AUV.....................   (a)        N/A   (a) $    9.970   (a) $    6.651   (a) $    8.958   (a) $    9.399
                                    (b)        N/A   (b) $    9.969   (b) $    6.634   (b) $    8.912   (b) $    9.336
  Ending Number of AUs...........   (a)        N/A   (a)     83,149   (a)  2,705,579   (a)  2,731,570   (a)  2,658,437
                                    (b)        N/A   (b)          9   (b)     11,009   (b)     12,697   (b)     12,438
----------------------------------------------------------------------------------------------------------------------
FUNDAMENTAL GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    7.184   (a) $    7.561   (a) $    8.078   (a) $    4.795   (a) $    6.420
                                    (b) $    7.092   (b) $    7.433   (b) $    7.893   (b) $    4.672   (b) $    6.237
  Ending AUV.....................   (a) $    7.561   (a) $    8.078   (a) $    4.795   (a) $    6.420   (a) $    7.161
                                    (b) $    7.433   (b) $    7.893   (b) $    4.672   (b) $    6.237   (b) $    6.944
  Ending Number of AUs...........   (a)     11,239   (a)    177,259   (a)    545,527   (a)    527,730   (a)    477,230
                                    (b)         40   (b)        497   (b)      3,579   (b)      3,564   (b)      3,495
----------------------------------------------------------------------------------------------------------------------
GLOBAL BOND - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   13.194   (a) $   13.567   (a) $   15.431   (a) $   14.739   (a) $   16.352
                                    (b) $   13.024   (b) $   13.361   (b) $   15.159   (b) $   14.443   (b) $   15.984
  Ending AUV.....................   (a) $   13.567   (a) $   15.431   (a) $   14.739   (a) $   16.352   (a) $   17.226
                                    (b) $   13.361   (b) $   15.159   (b) $   14.443   (b) $   15.984   (b) $   16.809
  Ending Number of AUs...........   (a)    185,604   (a)    799,175   (a)  1,408,979   (a)  1,592,845   (a)  1,554,881
                                    (b)      5,461   (b)     18,933   (b)     25,527   (b)     26,163   (b)     22,866
----------------------------------------------------------------------------------------------------------------------
GLOBAL EQUITIES - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    9.910   (a) $   11.561   (a) $   11.154   (a) $    6.513   (a) $    8.954
                                    (b) $    9.784   (b) $   11.375   (b) $   10.950   (b) $    6.384   (b) $    8.770
  Ending AUV.....................   (a) $   11.561   (a) $   11.154   (a) $    6.513   (a) $    8.954   (a) $    9.737
                                    (b) $   11.375   (b) $   10.950   (b) $    6.384   (b) $    8.770   (b) $    9.529
  Ending Number of AUs...........   (a)    110,466   (a)    148,346   (a)    129,241   (a)    143,128   (a)    145,844
                                    (b)      1,919   (b)      2,185   (b)        682   (b)        659   (b)        650
----------------------------------------------------------------------------------------------------------------------
                                      FISCAL YEAR
                                         ENDED
VARIABLE PORTFOLIOS                    12/31/11
--------------------------------------------------
--------------------------------------------------
EMERGING MARKETS - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   29.467
                                    (b) $   28.800
  Ending AUV.....................   (a) $   21.541
                                    (b) $   21.001
  Ending Number of AUs...........   (a)    404,837
                                    (b)      9,025
--------------------------------------------------
EQUITY OPPORTUNITIES - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   12.210
                                    (b) $   11.913
  Ending AUV.....................   (a) $   12.063
                                    (b) $   11.740
  Ending Number of AUs...........   (a)     84,431
                                    (b)      5,259
--------------------------------------------------
FOREIGN VALUE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    9.739
                                    (b) $    9.627
  Ending AUV.....................   (a) $    8.512
                                    (b) $    8.393
  Ending Number of AUs...........   (a)  6,372,025
                                    (b)     91,547
--------------------------------------------------
FRANKLIN INCOME SECURITIES FUND - FTVIPT Class 2
Shares
(Inception Date - 02/04/08)
  Beginning AUV..................   (a) $   10.630
                                    (b) $   10.572
  Ending AUV.....................   (a) $   10.791
                                    (b) $   10.705
  Ending Number of AUs...........   (a)  1,242,645
                                    (b)     19,610
--------------------------------------------------
FRANKLIN TEMPLETON VIP FOUNDING FUNDS ALLOCATION
FUND - FTVIPT Class 2 Shares
(Inception Date - 02/04/08)
  Beginning AUV..................   (a) $    9.399
                                    (b) $    9.336
  Ending AUV.....................   (a) $    9.176
                                    (b) $    9.091
  Ending Number of AUs...........   (a)  2,509,007
                                    (b)     11,966
--------------------------------------------------
FUNDAMENTAL GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    7.161
                                    (b) $    6.944
  Ending AUV.....................   (a) $    6.695
                                    (b) $    6.477
  Ending Number of AUs...........   (a)    415,891
                                    (b)      3,341
--------------------------------------------------
GLOBAL BOND - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   17.226
                                    (b) $   16.809
  Ending AUV.....................   (a) $   18.017
                                    (b) $   17.537
  Ending Number of AUs...........   (a)  1,366,513
                                    (b)     18,136
--------------------------------------------------
GLOBAL EQUITIES - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    9.737
                                    (b) $    9.529
  Ending AUV.....................   (a) $    8.630
                                    (b) $    8.434
  Ending Number of AUs...........   (a)    128,888
                                    (b)        647
--------------------------------------------------


                 AU - Accumulation Units
                 AUV - Accumulation Unit

                 (a) Reflecting minimum Separate Account expenses
                 (b) Reflecting maximum Separate Account expenses, with election of the optional EstatePlus feature

                 Effective December 31, 2010, the Separate Account fiscal year end changed from April 30 to December 31.

                                                       FISCAL YEAR      FISCAL YEAR      FISCAL YEAR       8 MONTHS
                                     INCEPTION TO         ENDED            ENDED            ENDED            ENDED
VARIABLE PORTFOLIOS                     4/30/07          4/30/08          4/30/09          4/30/10         12/31/10
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
GOVERNMENT AND QUALITY BOND - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   13.161   (a) $   13.913   (a) $   14.597   (a) $   14.955   (a) $   15.660
                                    (b) $   12.992   (b) $   13.699   (b) $   14.338   (b) $   14.653   (b) $   15.305
  Ending AUV.....................   (a) $   13.913   (a) $   14.597   (a) $   14.955   (a) $   15.660   (a) $   15.930
                                    (b) $   13.699   (b) $   14.338   (b) $   14.653   (b) $   15.305   (b) $   15.543
  Ending Number of AUs...........   (a)  2,010,771   (a)  3,724,736   (a)  5,371,822   (a)  5,848,136   (a)  5,741,170
                                    (b)     33,271   (b)     51,195   (b)     70,848   (b)     74,829   (b)     81,064
----------------------------------------------------------------------------------------------------------------------
GROWTH OPPORTUNITIES - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    5.991   (a) $    5.953   (a) $    6.097   (a) $    4.177   (a) $    5.649
                                    (b) $    6.265   (b) $    6.205   (b) $    6.339   (b) $    4.333   (b) $    5.844
  Ending AUV.....................   (a) $    5.953   (a) $    6.097   (a) $    4.177   (a) $    5.649   (a) $    6.207
                                    (b) $    6.205   (b) $    6.339   (b) $    4.333   (b) $    5.844   (b) $    6.411
  Ending Number of AUs...........   (a)     83,704   (a)    188,654   (a)  2,745,991   (a)  3,324,833   (a)  3,225,444
                                    (b)      3,654   (b)      3,197   (b)     31,838   (b)     49,097   (b)     49,351
----------------------------------------------------------------------------------------------------------------------
GROWTH - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   11.917   (a) $   13.423   (a) $   13.150   (a) $    8.400   (a) $   11.794
                                    (b) $   11.762   (b) $   13.208   (b) $   12.916   (b) $    8.227   (b) $   11.511
  Ending AUV.....................   (a) $   13.423   (a) $   13.150   (a) $    8.400   (a) $   11.794   (a) $   12.505
                                    (b) $   13.208   (b) $   12.916   (b) $    8.227   (b) $   11.511   (b) $   12.180
  Ending Number of AUs...........   (a)    141,950   (a)    294,184   (a)    471,212   (a)    410,054   (a)    385,360
                                    (b)      1,550   (b)      1,929   (b)      1,462   (b)      1,462   (b)      1,035
----------------------------------------------------------------------------------------------------------------------
GROWTH-INCOME - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    9.960   (a) $   10.886   (a) $   10.334   (a) $    6.458   (a) $    8.464
                                    (b) $    9.831   (b) $   10.668   (b) $   10.096   (b) $    6.293   (b) $    8.228
  Ending AUV.....................   (a) $   10.886   (a) $   10.334   (a) $    6.458   (a) $    8.464   (a) $    8.980
                                    (b) $   10.668   (b) $   10.096   (b) $    6.293   (b) $    8.228   (b) $    8.715
  Ending Number of AUs...........   (a)    101,262   (a)    562,209   (a)    604,806   (a)    560,637   (a)    510,660
                                    (b)         29   (b)      7,512   (b)     12,590   (b)     12,307   (b)     12,301
----------------------------------------------------------------------------------------------------------------------
HIGH-YIELD BOND - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   13.898   (a) $   15.424   (a) $   14.855   (a) $   11.049   (a) $   15.111
                                    (b) $   13.734   (b) $   15.204   (b) $   14.607   (b) $   10.837   (b) $   14.784
  Ending AUV.....................   (a) $   15.424   (a) $   14.855   (a) $   11.049   (a) $   15.111   (a) $   16.091
                                    (b) $   15.204   (b) $   14.607   (b) $   10.837   (b) $   14.784   (b) $   15.717
  Ending Number of AUs...........   (a)    439,625   (a)  1,803,905   (a)  2,747,356   (a)  2,574,462   (a)  2,367,845
                                    (b)     11,128   (b)     28,428   (b)     42,525   (b)     41,600   (b)     36,279
----------------------------------------------------------------------------------------------------------------------
INTERNATIONAL DIVERSIFIED EQUITIES - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    9.188   (a) $   10.559   (a) $   10.836   (a) $    6.249   (a) $    8.370
                                    (b) $    9.077   (b) $   10.404   (b) $   10.650   (b) $    6.127   (b) $    8.185
  Ending AUV.....................   (a) $   10.559   (a) $   10.836   (a) $    6.249   (a) $    8.370   (a) $    9.180
                                    (b) $   10.404   (b) $   10.650   (b) $    6.127   (b) $    8.185   (b) $    8.963
  Ending Number of AUs...........   (a)    211,083   (a)    510,201   (a)    731,084   (a)    678,398   (a)    642,959
                                    (b)      4,166   (b)      9,160   (b)      8,523   (b)      8,229   (b)      8,143
----------------------------------------------------------------------------------------------------------------------
INTERNATIONAL GROWTH AND INCOME - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   13.887   (a) $   16.250   (a) $   15.412   (a) $    7.965   (a) $   10.742
                                    (b) $   13.714   (b) $   16.007   (b) $   15.143   (b) $    7.807   (b) $   10.502
  Ending AUV.....................   (a) $   16.250   (a) $   15.412   (a) $    7.965   (a) $   10.742   (a) $   11.507
                                    (b) $   16.007   (b) $   15.143   (b) $    7.807   (b) $   10.502   (b) $   11.231
  Ending Number of AUs...........   (a)    410,266   (a)  1,474,966   (a)  3,761,963   (a)  3,594,598   (a)  3,389,385
                                    (b)     13,261   (b)     26,566   (b)     42,740   (b)     46,238   (b)     45,988
----------------------------------------------------------------------------------------------------------------------
INVESCO VAN KAMPEN V.I. AMERICAN FRANCHISE FUND, SERIES II SHARES - AVIF*
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   10.404   (a) $   10.477   (a) $   11.075   (a) $    7.116   (a) $   10.360
                                    (b) $   10.324   (b) $   10.371   (b) $   10.936   (b) $    7.009   (b) $   10.179
  Ending AUV.....................   (a) $   10.477   (a) $   11.075   (a) $    7.116   (a) $   10.360   (a) $   11.394
                                    (b) $   10.371   (b) $   10.936   (b) $    7.009   (b) $   10.179   (b) $   11.176
  Ending Number of AUs...........   (a)     76,955   (a)    177,652   (a)    184,232   (a)    195,773   (a)    178,242
                                    (b)      4,803   (b)      1,157   (b)      1,820   (b)      1,483   (b)      1,396
----------------------------------------------------------------------------------------------------------------------
                                      FISCAL YEAR
                                         ENDED
VARIABLE PORTFOLIOS                    12/31/11
--------------------------------------------------
--------------------------------------------------
GOVERNMENT AND QUALITY BOND - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   15.930
                                    (b) $   15.543
  Ending AUV.....................   (a) $   16.873
                                    (b) $   16.421
  Ending Number of AUs...........   (a)  4,934,413
                                    (b)     73,420
--------------------------------------------------
GROWTH OPPORTUNITIES - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    6.207
                                    (b) $    6.411
  Ending AUV.....................   (a) $    5.994
                                    (b) $    6.175
  Ending Number of AUs...........   (a)  3,011,808
                                    (b)     46,955
--------------------------------------------------
GROWTH - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   12.505
                                    (b) $   12.180
  Ending AUV.....................   (a) $   11.595
                                    (b) $   11.257
  Ending Number of AUs...........   (a)    330,585
                                    (b)        915
--------------------------------------------------
GROWTH-INCOME - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    8.980
                                    (b) $    8.715
  Ending AUV.....................   (a) $    9.622
                                    (b) $    9.316
  Ending Number of AUs...........   (a)    511,134
                                    (b)     12,290
--------------------------------------------------
HIGH-YIELD BOND - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   16.091
                                    (b) $   15.717
  Ending AUV.....................   (a) $   16.596
                                    (b) $   16.170
  Ending Number of AUs...........   (a)  2,036,917
                                    (b)     31,964
--------------------------------------------------
INTERNATIONAL DIVERSIFIED EQUITIES - SAST Class 3
Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $    9.180
                                    (b) $    8.963
  Ending AUV.....................   (a) $    7.754
                                    (b) $    7.551
  Ending Number of AUs...........   (a)    584,966
                                    (b)      7,059
--------------------------------------------------
INTERNATIONAL GROWTH AND INCOME - SAST Class 3
Shares
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   11.507
                                    (b) $   11.231
  Ending AUV.....................   (a) $    9.811
                                    (b) $    9.552
  Ending Number of AUs...........   (a)  3,290,580
                                    (b)     48,678
--------------------------------------------------
INVESCO VAN KAMPEN V.I. AMERICAN FRANCHISE FUND,
SERIES II SHARES - AVIF*
(Inception Date - 05/01/06)
  Beginning AUV..................   (a) $   11.394
                                    (b) $   11.176
  Ending AUV.....................   (a) $   10.576
                                    (b) $   10.347
  Ending Number of AUs...........   (a)    146,759
                                    (b)        166
--------------------------------------------------


                 AU - Accumulation Units
                 AUV - Accumulation Unit

                 (a) Reflecting minimum Separate Account expenses
                 (b) Reflecting maximum Separate Account expenses, with election of the optional EstatePlus feature
                 * On April 30, 2012, the Invesco Van Kampen V.I. Capital Growth
                   Fund, Series II Shares Variable Portfolio was renamed Invesco Van Kampen V.I. American Franchise Fund, Series II Shares.

                 Effective December 31, 2010, the Separate Account fiscal year end changed from April 30 to December 31.

                                                     FISCAL YEAR      FISCAL YEAR       FISCAL YEAR         8 MONTHS
                                   INCEPTION TO         ENDED            ENDED             ENDED             ENDED
VARIABLE PORTFOLIOS                   4/30/07          4/30/08          4/30/09           4/30/10           12/31/10
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
INVESCO VAN KAMPEN V.I. COMSTOCK FUND, SERIES II SHARES - AVIF
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   13.286   (a) $   15.336   (a) $    13.302   (a) $     8.709   (a) $    12.243
                                  (b) $   13.141   (b) $   15.131   (b) $    13.092   (b) $     8.550   (b) $    11.989
  Ending AUV...................   (a) $   15.336   (a) $   13.302   (a) $     8.709   (a) $    12.243   (a) $    13.167
                                  (b) $   15.131   (b) $   13.092   (b) $     8.550   (b) $    11.989   (b) $    12.872
  Ending Number of AUs.........   (a)  3,734,436   (a)  9,072,219   (a)  12,221,437   (a)  11,307,011   (a)  10,539,350
                                  (b)     63,555   (b)    134,282   (b)     176,388   (b)     168,531   (b)     154,443
-----------------------------------------------------------------------------------------------------------------------
INVESCO VAN KAMPEN V.I. GROWTH AND INCOME FUND, SERIES II SHARES - AVIF
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   14.601   (a) $   16.822   (a) $    15.388   (a) $    10.260   (a) $    14.426
                                  (b) $   14.415   (b) $   16.567   (b) $    15.116   (b) $    10.054   (b) $    14.101
  Ending AUV...................   (a) $   16.822   (a) $   15.388   (a) $    10.260   (a) $    14.426   (a) $    14.956
                                  (b) $   16.567   (b) $   15.116   (b) $    10.054   (b) $    14.101   (b) $    14.594
  Ending Number of AUs.........   (a)  3,390,268   (a)  8,100,129   (a)  11,669,782   (a)  11,242,382   (a)  10,651,814
                                  (b)    100,434   (b)    192,450   (b)     224,786   (b)     201,648   (b)     181,291
-----------------------------------------------------------------------------------------------------------------------
LORD ABBETT GROWTH AND INCOME - LASF Class VC Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   13.169   (a) $   14.681   (a) $    13.707   (a) $     8.609   (a) $    11.967
                                  (b) $   13.039   (b) $   14.499   (b) $    13.504   (b) $     8.460   (b) $    11.731
  Ending AUV...................   (a) $   14.681   (a) $   13.707   (a) $     8.609   (a) $    11.967   (a) $    12.591
                                  (b) $   14.499   (b) $   13.504   (b) $     8.460   (b) $    11.731   (b) $    12.322
  Ending Number of AUs.........   (a)  2,363,367   (a)  4,820,483   (a)   6,088,391   (a)   5,788,770   (a)   5,341,006
                                  (b)     70,781   (b)    114,435   (b)     121,581   (b)     103,374   (b)      98,787
-----------------------------------------------------------------------------------------------------------------------
LORD ABBETT MID CAP STOCK - LASF Class VC Shares**
(Inception Date - 08/28/06)
  Beginning AUV................   (a) $   13.921   (a) $   16.994   (a) $    14.292   (a) $     9.091   (a) $    13.089
                                  (b) $   13.772   (b) $   16.784   (b) $    14.080   (b) $     8.933   (b) $    12.830
  Ending AUV...................   (a) $   16.994   (a) $   14.292   (a) $     9.091   (a) $    13.089   (a) $    14.566
                                  (b) $   16.784   (b) $   14.080   (b) $     8.933   (b) $    12.830   (b) $    14.254
  Ending Number of AUs.........   (a)    479,000   (a)  2,275,007   (a)   2,439,723   (a)   2,270,488   (a)   2,078,217
                                  (b)     11,931   (b)     41,662   (b)      37,964   (b)      32,565   (b)      23,655
-----------------------------------------------------------------------------------------------------------------------
MARSICO FOCUSED GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   10.000   (a) $   10.506   (a) $    10.868   (a) $     6.923   (a) $     9.420
                                  (b) $   10.000   (b) $   10.480   (b) $    10.814   (b) $     6.871   (b) $     9.327
  Ending AUV...................   (a) $   10.506   (a) $   10.868   (a) $     6.923   (a) $     9.420   (a) $    10.252
                                  (b) $   10.480   (b) $   10.814   (b) $     6.871   (b) $     9.327   (b) $    10.133
  Ending Number of AUs.........   (a)    188,139   (a)    286,983   (a)     300,386   (a)     286,710   (a)     281,580
                                  (b)     15,459   (b)     18,673   (b)      14,370   (b)      14,792   (b)      14,614
-----------------------------------------------------------------------------------------------------------------------
MFS MASSACHUSETTS INVESTORS TRUST - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   10.250   (a) $   11.574   (a) $    11.633   (a) $     7.895   (a) $    10.594
                                  (b) $   10.000   (b) $   11.258   (b) $    11.285   (b) $     7.639   (b) $    10.225
  Ending AUV...................   (a) $   11.574   (a) $   11.633   (a) $     7.895   (a) $    10.594   (a) $    11.064
                                  (b) $   11.258   (b) $   11.285   (b) $     7.639   (b) $    10.225   (b) $    10.661
  Ending Number of AUs.........   (a)     12,996   (a)     42,913   (a)   2,174,932   (a)   2,562,919   (a)   2,607,470
                                  (b)      2,114   (b)      2,114   (b)      26,380   (b)      37,294   (b)      41,067
-----------------------------------------------------------------------------------------------------------------------
MFS TOTAL RETURN - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   14.843   (a) $   16.686   (a) $    15.972   (a) $    12.538   (a) $    15.511
                                  (b) $   14.649   (b) $   16.427   (b) $    15.684   (b) $    12.282   (b) $    15.156
  Ending AUV...................   (a) $   16.686   (a) $   15.972   (a) $    12.538   (a) $    15.511   (a) $    16.191
                                  (b) $   16.427   (b) $   15.684   (b) $    12.282   (b) $    15.156   (b) $    15.794
  Ending Number of AUs.........   (a)  2,672,769   (a)  7,319,045   (a)   8,954,648   (a)   8,460,296   (a)   7,741,197
                                  (b)     70,970   (b)    148,355   (b)     170,696   (b)     153,645   (b)     132,568
-----------------------------------------------------------------------------------------------------------------------
MID-CAP GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $    9.195   (a) $    9.464   (a) $     9.640   (a) $     6.372   (a) $     8.889
                                  (b) $    9.076   (b) $    9.320   (b) $     9.468   (b) $     6.243   (b) $     8.687
  Ending AUV...................   (a) $    9.464   (a) $    9.640   (a) $     6.372   (a) $     8.889   (a) $    10.046
                                  (b) $    9.320   (b) $    9.468   (b) $     6.243   (b) $     8.687   (b) $     9.802
  Ending Number of AUs.........   (a)     88,541   (a)    160,371   (a)     215,414   (a)     271,002   (a)     351,244
                                  (b)      2,093   (b)      3,458   (b)       7,207   (b)      10,929   (b)      14,923
-----------------------------------------------------------------------------------------------------------------------
                                    FISCAL YEAR
                                       ENDED
VARIABLE PORTFOLIOS                  12/31/11
------------------------------------------------
------------------------------------------------
INVESCO VAN KAMPEN V.I. COMSTOCK FUND, SERIES II
SHARES - AVIF
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   13.167
                                  (b) $   12.872
  Ending AUV...................   (a) $   12.780
                                  (b) $   12.463
  Ending Number of AUs.........   (a)  9,245,018
                                  (b)    139,987
------------------------------------------------
INVESCO VAN KAMPEN V.I. GROWTH AND INCOME FUND,
SERIES II SHARES - AVIF
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   14.956
                                  (b) $   14.594
  Ending AUV...................   (a) $   14.494
                                  (b) $   14.108
  Ending Number of AUs.........   (a)  9,382,543
                                  (b)    161,779
------------------------------------------------
LORD ABBETT GROWTH AND INCOME - LASF Class VC
Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   12.591
                                  (b) $   12.322
  Ending AUV...................   (a) $   11.726
                                  (b) $   11.446
  Ending Number of AUs.........   (a)  4,623,857
                                  (b)     96,119
------------------------------------------------
LORD ABBETT MID CAP STOCK - LASF Class VC
Shares**
(Inception Date - 08/28/06)
  Beginning AUV................   (a) $   14.566
                                  (b) $   14.254
  Ending AUV...................   (a) $   13.863
                                  (b) $   13.532
  Ending Number of AUs.........   (a)  1,780,264
                                  (b)     22,029
------------------------------------------------
MARSICO FOCUSED GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   10.252
                                  (b) $   10.133
  Ending AUV...................   (a) $    9.994
                                  (b) $    9.853
  Ending Number of AUs.........   (a)    259,755
                                  (b)     14,239
------------------------------------------------
MFS MASSACHUSETTS INVESTORS TRUST - SAST Class 3
Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   11.064
                                  (b) $   10.661
  Ending AUV...................   (a) $   10.734
                                  (b) $   10.317
  Ending Number of AUs.........   (a)  2,550,427
                                  (b)     40,679
------------------------------------------------
MFS TOTAL RETURN - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   16.191
                                  (b) $   15.794
  Ending AUV...................   (a) $   16.323
                                  (b) $   15.882
  Ending Number of AUs.........   (a)  6,607,241
                                  (b)    121,360
------------------------------------------------
MID-CAP GROWTH - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV................   (a) $   10.046
                                  (b) $    9.802
  Ending AUV...................   (a) $    9.347
                                  (b) $    9.097
  Ending Number of AUs.........   (a)    413,646
                                  (b)     17,105
------------------------------------------------


                 AU - Accumulation Units
                 AUV - Accumulation Unit

                 (a) Reflecting minimum Separate Account expenses
                 (b) Reflecting maximum Separate Account expenses, with election of the optional EstatePlus feature
                 ** On May 1, 2012, the Lord Abbett Mid Cap Value Variable Portfolio was renamed Lord Abbett Mid Cap Stock.

                 Effective December 31, 2010, the Separate Account fiscal year end changed from April 30 to December 31.

                                                      FISCAL YEAR      FISCAL YEAR      FISCAL YEAR       8 MONTHS
                                     INCEPTION TO        ENDED            ENDED            ENDED            ENDED
VARIABLE PORTFOLIOS                     4/30/07         4/30/08          4/30/09          4/30/10         12/31/10
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
NATURAL RESOURCES - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $ 10.000   (a) $   11.136   (a) $   14.671   (a) $    7.544   (a) $   10.775
                                     (b) $ 10.000   (b) $   11.112   (b) $   14.601   (b) $    7.490   (b) $   10.670
  Ending AUV......................   (a) $ 11.136   (a) $   14.671   (a) $    7.544   (a) $   10.775   (a) $   12.358
                                     (b) $ 11.112   (b) $   14.601   (b) $    7.490   (b) $   10.670   (b) $   12.218
  Ending Number of AUs............   (a)  221,813   (a)    598,053   (a)    847,200   (a)    775,491   (a)    698,871
                                     (b)    4,601   (b)     19,020   (b)     17,371   (b)     21,810   (b)     19,218
---------------------------------------------------------------------------------------------------------------------
REAL ESTATE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $ 31.589   (a) $   39.987   (a) $   33.273   (a) $   16.770   (a) $   26.103
                                     (b) $ 31.192   (b) $   39.374   (b) $   32.682   (b) $   16.431   (b) $   25.511
  Ending AUV......................   (a) $ 39.987   (a) $   33.273   (a) $   16.770   (a) $   26.103   (a) $   27.375
                                     (b) $ 39.374   (b) $   32.682   (b) $   16.431   (b) $   25.511   (b) $   26.710
  Ending Number of AUs............   (a)   99,677   (a)    192,771   (a)  1,107,119   (a)    926,752   (a)    883,116
                                     (b)    2,477   (b)      2,679   (b)     13,080   (b)     13,631   (b)     13,304
---------------------------------------------------------------------------------------------------------------------
REAL RETURN - SST Class 3 Shares
(Inception Date - 01/19/10)
  Beginning AUV...................   (a)      N/A   (a)        N/A   (a)        N/A   (a)        N/A   (a) $   11.489
                                     (b)      N/A   (b)        N/A   (b)        N/A   (b)        N/A   (b) $   11.489
  Ending AUV......................   (a)      N/A   (a)        N/A   (a)        N/A   (a)        N/A   (a) $   11.644
                                     (b)      N/A   (b)        N/A   (b)        N/A   (b)        N/A   (b) $   11.663
  Ending Number of AUs............   (a)      N/A   (a)        N/A   (a)        N/A   (a)        N/A   (a)    171,448
                                     (b)      N/A   (b)        N/A   (b)        N/A   (b)        N/A   (b)          9
---------------------------------------------------------------------------------------------------------------------
SMALL & MID CAP VALUE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $ 10.000   (a) $   11.474   (a) $   10.611   (a) $    7.074   (a) $   11.289
                                     (b) $ 10.000   (b) $   11.444   (b) $   10.557   (b) $    7.020   (b) $   11.175
  Ending AUV......................   (a) $ 11.474   (a) $   10.611   (a) $    7.074   (a) $   11.289   (a) $   11.812
                                     (b) $ 11.444   (b) $   10.557   (b) $    7.020   (b) $   11.175   (b) $   11.673
  Ending Number of AUs............   (a)  897,041   (a)  1,344,638   (a)  4,884,063   (a)  4,330,001   (a)  4,053,341
                                     (b)   11,515   (b)     17,817   (b)     53,472   (b)     57,801   (b)     56,013
---------------------------------------------------------------------------------------------------------------------
SMALL COMPANY VALUE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $ 10.000   (a) $   10.696   (a) $    9.254   (a) $    6.286   (a) $    9.420
                                     (b) $ 10.000   (b) $   10.669   (b) $    9.207   (b) $    6.239   (b) $    9.326
  Ending AUV......................   (a) $ 10.696   (a) $    9.254   (a) $    6.286   (a) $    9.420   (a) $   10.073
                                     (b) $ 10.669   (b) $    9.207   (b) $    6.239   (b) $    9.326   (b) $    9.956
  Ending Number of AUs............   (a)  310,607   (a)  1,640,217   (a)  3,324,032   (a)  3,100,603   (a)  2,830,259
                                     (b)    4,276   (b)     25,855   (b)     43,664   (b)     41,058   (b)     36,365
---------------------------------------------------------------------------------------------------------------------
TECHNOLOGY - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $  2.398   (a) $    2.440   (a) $    2.404   (a) $    1.557   (a) $    2.188
                                     (b) $  2.367   (b) $    2.399   (b) $    2.356   (b) $    1.519   (b) $    2.117
  Ending AUV......................   (a) $  2.440   (a) $    2.404   (a) $    1.557   (a) $    2.188   (a) $    2.419
                                     (b) $  2.399   (b) $    2.356   (b) $    1.519   (b) $    2.117   (b) $    2.333
  Ending Number of AUs............   (a)   16,027   (a)    149,529   (a)    287,465   (a)    315,915   (a)    320,100
                                     (b)      119   (b)        119   (b)        119   (b)        118   (b)        118
---------------------------------------------------------------------------------------------------------------------
TELECOM UTILITY - SAST Class 3 Shares
(Inception Date - 08/28/06)
  Beginning AUV...................   (a) $  9.540   (a) $   11.568   (a) $   12.435   (a) $    7.748   (a) $   10.434
                                     (b) $  9.418   (b) $   11.413   (b) $   12.230   (b) $    7.601   (b) $   10.210
  Ending AUV......................   (a) $ 11.568   (a) $   12.435   (a) $    7.748   (a) $   10.434   (a) $   11.635
                                     (b) $ 11.413   (b) $   12.230   (b) $    7.601   (b) $   10.210   (b) $   11.367
  Ending Number of AUs............   (a)    2,767   (a)     57,143   (a)     80,416   (a)     66,585   (a)     70,248
                                     (b)       32   (b)      1,711   (b)      3,232   (b)      2,853   (b)      2,849
---------------------------------------------------------------------------------------------------------------------
TOTAL RETURN BOND - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $ 13.889   (a) $   15.234   (a) $   15.517   (a) $   16.494   (a) $   18.130
                                     (b) $ 13.717   (b) $   15.009   (b) $   15.250   (b) $   16.169   (b) $   17.729
  Ending AUV......................   (a) $ 15.234   (a) $   15.517   (a) $   16.494   (a) $   18.130   (a) $   18.572
                                     (b) $ 15.009   (b) $   15.250   (b) $   16.169   (b) $   17.729   (b) $   18.130
  Ending Number of AUs............   (a)   99,711   (a)    185,060   (a)  2,961,651   (a)  4,141,983   (a)  4,388,791
                                     (b)    2,662   (b)      4,817   (b)     36,304   (b)     60,027   (b)     61,101
---------------------------------------------------------------------------------------------------------------------
                                       FISCAL YEAR
                                          ENDED
VARIABLE PORTFOLIOS                     12/31/11
---------------------------------------------------
---------------------------------------------------
NATURAL RESOURCES - AST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $   12.358
                                     (b) $   12.218
  Ending AUV......................   (a) $    9.746
                                     (b) $    9.612
  Ending Number of AUs............   (a)    612,888
                                     (b)     16,837
---------------------------------------------------
REAL ESTATE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $   27.375
                                     (b) $   26.710
  Ending AUV......................   (a) $   29.282
                                     (b) $   28.499
  Ending Number of AUs............   (a)    750,135
                                     (b)     12,015
---------------------------------------------------
REAL RETURN - SST Class 3 Shares
(Inception Date - 01/19/10)
  Beginning AUV...................   (a) $   11.644
                                     (b) $   11.663
  Ending AUV......................   (a) $   12.238
                                     (b) $   12.268
  Ending Number of AUs............   (a)    287,872
                                     (b)          9
---------------------------------------------------
SMALL & MID CAP VALUE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $   11.812
                                     (b) $   11.673
  Ending AUV......................   (a) $   10.749
                                     (b) $   10.596
  Ending Number of AUs............   (a)  3,847,381
                                     (b)     56,523
---------------------------------------------------
SMALL COMPANY VALUE - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $   10.073
                                     (b) $    9.956
  Ending AUV......................   (a) $    9.642
                                     (b) $    9.506
  Ending Number of AUs............   (a)  2,556,855
                                     (b)     36,103
---------------------------------------------------
TECHNOLOGY - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $    2.419
                                     (b) $    2.333
  Ending AUV......................   (a) $    2.264
                                     (b) $    2.176
  Ending Number of AUs............   (a)    242,634
                                     (b)        118
---------------------------------------------------
TELECOM UTILITY - SAST Class 3 Shares
(Inception Date - 08/28/06)
  Beginning AUV...................   (a) $   11.635
                                     (b) $   11.367
  Ending AUV......................   (a) $   12.229
                                     (b) $   11.918
  Ending Number of AUs............   (a)     86,663
                                     (b)      2,301
---------------------------------------------------
TOTAL RETURN BOND - SAST Class 3 Shares
(Inception Date - 05/01/06)
  Beginning AUV...................   (a) $   18.572
                                     (b) $   18.130
  Ending AUV......................   (a) $   19.539
                                     (b) $   19.026
  Ending Number of AUs............   (a)  4,126,544
                                     (b)     54,171
---------------------------------------------------


                 AU - Accumulation Units
                 AUV - Accumulation Unit

                 (a) Reflecting minimum Separate Account expenses
                 (b) Reflecting maximum Separate Account expenses, with election of the optional EstatePlus feature

                 Effective December 31, 2010, the Separate Account fiscal year end changed from April 30 to December 31.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   APPENDIX B - THE GUARANTEE FOR CONTRACTS ISSUED PRIOR TO DECEMBER 29, 2006
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

GUARANTEE OF INSURANCE OBLIGATIONS

The Company's insurance policy obligations for individual and group contracts issued by SunAmerica Annuity prior to December 29, 2006 at 4:00 p.m. Eastern Time, are guaranteed (the "Guarantee") by American Home Assurance Company ("American Home" or "Guarantor").

As of December 29, 2006 at 4:00 p.m. Eastern Time (the "Point of Termination"), the Guarantee by American Home was terminated for prospectively issued contracts. The Guarantee will not cover any contracts or certificates with a date of issue later than the Point of Termination. The Guarantee will continue to cover individual contracts, individual certificates and group unallocated contracts with a date of issue earlier than the Point of Termination until all insurance obligations under such contracts or certificates are satisfied in full. Insurance obligations include, without limitation, contract value invested in any available Fixed Accounts, death benefits, living benefits and annuity income options. The Guarantee does not guarantee contract value or the investment performance of the Variable Portfolios available under the contracts. The Guarantee provides that individual contract owners, individual certificate holders and group unallocated contract owners with a date of issue earlier than the Point of Termination can enforce the Guarantee directly.


Guarantees for contracts and certificates issued prior to the Merger will continue after the Merger. As a result, the Merger of SunAmerica Annuity into AGL will not impact the insurance obligations under the Guarantee. PLEASE SEE THE COMPANY ABOVE FOR MORE DETAILS REGARDING THE MERGER.


American Home is a stock property-casualty insurance company incorporated under the laws of the State of New York on February 7, 1899. American Home's principal executive office is located at 175 Water Street, New York, New York 10038. American Home is licensed in all 50 states of the United States and the District of Columbia, as well as certain foreign jurisdictions, and engages in a broad range of insurance and reinsurance activities. American Home, an affiliate of the Company, is an indirect wholly owned subsidiary of American International Group.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           APPENDIX C - STATE CONTRACT AVAILABILITY AND/OR VARIABILITY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------
   PROSPECTUS PROVISION            AVAILABILITY OR VARIATION              STATES
------------------------------------------------------------------------------------
 Administration Charge      Contract Maintenance Fee is $30.          New Mexico
                                                                      North Dakota
------------------------------------------------------------------------------------
 Administrative Charge      Charge will be deducted pro-rata from     Washington
                            Variable Portfolios only.
------------------------------------------------------------------------------------
 Annuity Date               You may begin the Income Phase any time   Florida
                            after your first contract anniversary.
------------------------------------------------------------------------------------
 Death Benefits             If the contract is issued on or after     Washington
                            your 83rd birthday, but before your
                            86th birthday, the death benefit is the
                            greater of: 1) contract value or 2)
                            Gross Purchase Payments received prior
                            to your 86th birthday reduced for any
                            withdrawals in the same proportion that
                            the contract value was reduced by such
                            withdrawal.
------------------------------------------------------------------------------------
 Death Benefits Upon        If the Continuing Spouse continues the    Washington
 Spousal Continuation       contract on or after the Continuing
                            Spouse's 83rd birthday but before their
                            86th birthday, the death benefit is the
                            greater of: 1) contract value or 2)
                            contract value on the Continuation
                            date, plus Gross Purchase Payments
                            received after the Continuation Date
                            but before the Continuing Spouse's 86th
                            birthday, reduced for any withdrawals
                            in the same proportion that the
                            contract value was reduced by such
                            withdrawal.
------------------------------------------------------------------------------------
 Free Look                  If you reside in Arizona and are age 65   Arizona
                            or older on your Contract Date, the
                            Free Look period is 30 days.
------------------------------------------------------------------------------------
 Free Look                  If you reside in California and are age   California
                            60 or older on your Contract Date, the
                            Free Look period is 30 days.
------------------------------------------------------------------------------------
 Letter of Intent           The Letter of Intent is not applicable.   Oregon
                                                                      Texas
                                                                      Washington
------------------------------------------------------------------------------------
 MarketLock                 Charge will be deducted pro-rata from     Washington
                            Variable Portfolios only.
------------------------------------------------------------------------------------
 MarketLock Income Plus     Charge will be deducted pro-rata from     Oregon
 MarketLock For Life        Variable Portfolios only.                 Texas
 Plus                                                                 Washington
------------------------------------------------------------------------------------
 Premium Tax                We deduct premium tax charges of 0.50%    California
                            for Qualified contracts and 2.35% for
                            Non-Qualified contracts based on
                            contract value when you begin the
                            Income Phase.
------------------------------------------------------------------------------------
 Premium Tax                We deduct premium tax charges of 0% for   Maine
                            Qualified contracts and 2.0% for Non-
                            Qualified contracts based on total
                            Purchase Payments when you begin the
                            Income Phase.
------------------------------------------------------------------------------------
 Premium Tax                We deduct premium tax charges of 0% for   Nevada
                            Qualified contracts and 3.5% for Non-
                            Qualified contracts based on contract
                            value when you begin the Income Phase.
------------------------------------------------------------------------------------
 Premium Tax                For the first $500,000 in the contract,   South Dakota
                            we deduct premium tax charges of 0% for
                            Qualified contracts and 1.25% for Non-
                            Qualified contracts based on total
                            Purchase Payments when you begin the
                            Income Phase. For any amount in excess
                            of $500,000 in the contract, we deduct
                            front-end premium tax charges of 0% for
                            Qualified contracts and 0.80% for Non-
                            Qualified contracts based on total
                            Purchase Payments when you begin the
                            Income Phase.
------------------------------------------------------------------------------------
 Premium Tax                We deduct premium tax charges of 1.0%     West Virginia
                            for Qualified contracts and 1.0% for
                            Non-Qualified contracts based on
                            contract value when you begin the
                            Income Phase.
------------------------------------------------------------------------------------
 Premium Tax                We deduct premium tax charges of 0% for   Wyoming
                            Qualified contracts and 1.0% for Non-
                            Qualified contracts based on total
                            Purchase Payments when you begin the
                            Income Phase.
------------------------------------------------------------------------------------
 Transfer Privilege         Any transfer over the limit of 15 will    Pennsylvania
                            incur a $10 transfer fee.                 Texas
------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
APPENDIX D - LIVING BENEFIT PROVISIONS FOR CONTRACTS ISSUED PRIOR TO MAY 1, 2008
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE FOLLOWING IS A DESCRIPTION OF CERTAIN DIFFERENCES IN THE LIVING BENEFIT PROVISIONS APPLICABLE TO CONTRACTS ISSUED PRIOR TO MAY 1, 2008 FROM THOSE DESCRIBED IN THE OPTIONAL LIVING BENEFITS SECTION OF THE PROSPECTUS.

MARKETLOCK FOR LIFE PLUS

IF YOU PURCHASED YOUR CONTRACT PRIOR TO MAY 1, 2008 AND ELECTED MARKETLOCK FOR LIFE PLUS THE FOLLOWING PROVISIONS APPLY TO YOUR FEATURE.

THE TABLES THAT PROVIDE THE AGE REQUIREMENT FOR ELECTING THE FEATURE ARE AS
FOLLOWS:

IF YOU ELECT ONE COVERED PERSON:

------------------------------------------------------------------------------------
                                                        COVERED PERSON
                                           -----------------------------------------
                                               MINIMUM AGE         MAXIMUM AGE(1)
------------------------------------------------------------------------------------
                One Owner                          50                    75
------------------------------------------------------------------------------------
              Joint Owners
  (based on the age of the older Owner)            50                    75
------------------------------------------------------------------------------------


IF YOU ELECT TWO COVERED PERSONS:

----------------------------------------------------------------------------------------
                              COVERED PERSON #1                 COVERED PERSON #2
                       -----------------------------------------------------------------
                        MINIMUM AGE     MAXIMUM AGE(1)    MINIMUM AGE     MAXIMUM AGE(1)
----------------------------------------------------------------------------------------
   NON-QUALIFIED:
    Joint Owners             50               75               50               85
----------------------------------------------------------------------------------------
   NON-QUALIFIED:
   One Owner with            50               75               50             N/A(2)
 Spousal Beneficiary
----------------------------------------------------------------------------------------
     QUALIFIED:
   One Owner with            50               75               50             N/A(2)
 Spousal Beneficiary
----------------------------------------------------------------------------------------


The Income Credit is calculated as 6% of the Income Credit Base.

What determines the Maximum Annual Withdrawal Percentage?

ONE COVERED PERSON

If the feature is elected to cover one life but the contract is jointly owned, then the Covered Person must be the older Owner and the following is applicable:

------------------------------------------------------------------------
                                                       MAXIMUM ANNUAL
           AGE OF THE COVERED PERSON AT                  WITHDRAWAL
             TIME OF FIRST WITHDRAWAL                    PERCENTAGE*
------------------------------------------------------------------------
    At least age 50 but prior to 60th birthday               4%
------------------------------------------------------------------------
    At least age 60 but prior to 76th birthday               5%
------------------------------------------------------------------------
             On or after 76th birthday                       6%
------------------------------------------------------------------------


TWO COVERED PERSONS

If the feature is elected to cover two lives, the following is applicable:

------------------------------------------------------------------------
         AGE OF THE YOUNGER COVERED PERSON             MAXIMUM ANNUAL
          OR SURVIVING COVERED PERSON AT                 WITHDRAWAL
             TIME OF FIRST WITHDRAWAL                    PERCENTAGE*
------------------------------------------------------------------------
    At least age 50 but prior to 60th birthday               4%
------------------------------------------------------------------------
    At least age 60 but prior to 76th birthday               5%
------------------------------------------------------------------------
             On or after 76th birthday                       6%
------------------------------------------------------------------------


    * The amount of any withdrawal, including any charges applicable to the withdrawal, must be within the Maximum Annual Withdrawal Amount. If you are taking required minimum distributions ("RMD") from this contract, and the amount of the RMD (based on this contract) is greater than the Maximum Annual Withdrawal Amount in any given year, no portion of the RMD withdrawal will be treated as an Excess Withdrawal. Any portion of a withdrawal that is greater than either the Maximum Annual Withdrawal Amount or the RMD amount (based only on this contract) will be considered an Excess Withdrawal.

What is the fee for MarketLock For Life Plus?

The fee for MarketLock For Life Plus depends on whether you elect to cover one life or two lives. The fee is as follows:

--------------------------------------------------------
   ALL YEARS IN WHICH THE
    FEATURE IS IN EFFECT            ANNUALIZED FEE
--------------------------------------------------------
 For One Covered Person         0.70% of Benefit Base
--------------------------------------------------------
 For Two Covered Persons        0.95% of Benefit Base
--------------------------------------------------------


MARKETLOCK

IF YOU PURCHASED YOUR CONTRACT IN OREGON PRIOR TO JANUARY 16, 2007 OR IN TEXAS PRIOR TO OCTOBER 13, 2006 AND YOU ELECTED MARKETLOCK, THE FOLLOWING PROVISIONS APPLY TO YOUR FEATURE.

All references to eligibility for lifetime withdrawals if the first withdrawal is taken after your 65th birthday do not apply to your benefit.

THE MARKETLOCK SUMMARY TABLE IS REPLACED WITH THE FOLLOWING:

MARKETLOCK SUMMARY TABLE

-----------------------------------------------------------------------
                          MAXIMUM                           MAXIMUM
                           ANNUAL                            ANNUAL
                         WITHDRAWAL    INITIAL MINIMUM     WITHDRAWAL
                        PERCENTAGE*       WITHDRAWAL     PERCENTAGE IF
    TIME OF FIRST       PRIOR TO ANY   PERIOD PRIOR TO    EXTENSION IS
     WITHDRAWAL          EXTENSION      ANY EXTENSION       ELECTED
-----------------------------------------------------------------------
 Before 7th Benefit          5%            20 years            5%
  Year anniversary
-----------------------------------------------------------------------
 On or after 7th             7%         14.28 years**          7%
  Benefit Year
  anniversary
-----------------------------------------------------------------------


    * If you are taking minimum distributions ("RMD") from the contract, and the portion of the RMD amount based on this contract only, is greater than the Maximum Annual Withdrawal Amount, that portion of the withdrawal will not be treated as an Excess Withdrawal. Any portion of an RMD withdrawal that is based on amounts greater than for this contract alone will be considered an Excess Withdrawal. This may further reduce your Maximum Annual Withdrawal Amount, MAV Benefit Base, and remaining Minimum Withdrawal Period.

    ** The fractional year indicates that the final withdrawal may be taken at any time during the final year of the Minimum Withdrawal Period.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           APPENDIX E - DEATH BENEFITS FOLLOWING SPOUSAL CONTINUATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Certain death benefits are either no longer offered or have changed since first being offered. If your contract was issued prior to May 1, 2009, please see Appendix F for a description of the death benefit calculations and death benefit calculations following a Spousal Continuation for your contract.

THE FOLLOWING DETAILS THE DEATH BENEFIT PAYABLE UPON THE CONTINUING SPOUSE'S DEATH. THE DEATH BENEFIT WE WILL PAY TO THE NEW BENEFICIARY CHOSEN BY THE CONTINUING SPOUSE VARIES DEPENDING ON WHETHER THE LIVING BENEFIT WAS ELECTED, THE AGE OF THE CONTINUING SPOUSE AS OF THE CONTINUATION DATE AND THE CONTINUING SPOUSE'S DATE OF DEATH.

Capitalized terms used in this Appendix have the same meaning as they have in the prospectus.

We define "Continuation Purchase Payments" as Purchase Payments made on or after the Continuation Date.

The term "withdrawals" as used in describing the death benefits is defined as withdrawals and the fees and charges applicable to those withdrawals.

The term "Withdrawal Adjustment" is used, if the Living Benefit had been elected, to describe the way in which the amount of the death benefit will be adjusted for withdrawals depending on when the Continuing Spouse takes a withdrawal and the amount of the withdrawal. If cumulative withdrawals for the current contract year are taken prior to the Continuing Spouse's 81st birthday and are less than or equal to the Maximum Annual Withdrawal Amount, the amount of adjustment will equal the amount of each withdrawal. If a withdrawal is taken prior to the Continuing Spouse's 81st birthday and cumulative withdrawals for the current contract year are in excess of the Maximum Annual Withdrawal Amount, the contract value and the death benefit are first reduced by the Maximum Annual Withdrawal Amount. The resulting death benefit is further adjusted by the withdrawal amount in excess of the Maximum Annual Withdrawal Amount by the percentage by which the Excess Withdrawal reduced the resulting contract value. If a withdrawal is taken on or after the Continuing Spouse's 81st birthday, the amount of adjustment is determined by the percentage by which the withdrawal reduced the contract value.

THE COMPANY WILL NOT ACCEPT GROSS PURCHASE PAYMENTS FROM ANYONE AGE 86 OR OLDER. THEREFORE, THE DEATH BENEFIT CALCULATIONS DESCRIBED BELOW ASSUME THAT NO GROSS PURCHASE PAYMENTS ARE RECEIVED ON OR AFTER THE CONTINUING SPOUSE'S 86TH BIRTHDAY.

The death benefit is calculated differently depending on whether you have also elected the Living Benefit described above.

A.  DEATH BENEFIT PAYABLE UPON CONTINUING SPOUSE'S DEATH:

THE FOLLOWING DESCRIBES THE DEATH BENEFIT WITHOUT ELECTION OF THE LIVING
BENEFIT:

If the Continuing Spouse is age 82 or younger on the Continuation Date, then upon the death of the Continuing Spouse, the death benefit is the greatest of:

     a.  Contract value; or

     b. Contract value on the Continuation Date, plus Gross Continuation Purchase Payments received prior to the Continuing Spouse's 86th birthday, reduced for withdrawals in the same proportion that the withdrawal reduced contract value on that date of such withdrawal; or

     c. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the earlier of the Continuing Spouse's 83rd birthday or date of death. The anniversary value for any year is equal to the contract value on the applicable contract anniversary, plus Continuation Purchase Payments received since that anniversary date but prior to the Continuing Spouse's 86th birthday, and reduced for any withdrawals since that contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal.

If the Continuing Spouse is age 83-85 on the Continuation Date, then the death benefit will be the greater of:

     a.  Contract value; or

     b.  The lesser of:

          (1) Contract value on the Continuation Date, plus Gross Continuation Purchase Payments received prior to the Continuing Spouse's 86th birthday, reduced for any withdrawals in the same proportion that the withdrawal reduced contract value on the date of such withdrawal; or

          (2) 125% of contract value.

If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit is equal to the contract value.

THE FOLLOWING DESCRIBES THE DEATH BENEFIT WITH ELECTION OF THE LIVING BENEFIT:

If the Continuing Spouse is age 82 or younger on the Continuation Date, the death benefit will be the greatest of:

     a. Contract value; or

     b. Contract value on the Continuation Date, plus Gross Continuation Purchase Payments received prior to the Continuing Spouse's 86th birthday, reduced by any Withdrawal Adjustment; or

     c. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the earlier of Continuing Spouse's 83rd birthday or date of death, plus Purchase Payments received since that anniversary date but prior to the Continuing Spouse's 86th birthday, and reduced by any Withdrawal Adjustment.

If the Continuing Spouse is age 83-85 on the Continuation Date, then the death benefit will be the greater of:

     a. Contract value; or

     b. the lesser of:

          (1) Contract value on the Continuation Date, plus Gross Continuation Purchase Payments received prior to the Continuing Spouse's 86th birthday, reduced for any withdrawals in the same proportion that the withdrawal reduced contract value on the date of such withdrawal; or

          (2) 125% of contract value.

If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit is equal to the contract value.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SPOUSAL CONTINUATION PROVISION (IN ITS ENTIRETY OR ANY COMPONENT) AT ANY TIME FOR PROSPECTIVELY ISSUED CONTRACTS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  APPENDIX F - OPTIONAL DEATH BENEFITS AND SPOUSAL CONTINUATION DEATH BENEFITS
                    FOR CONTRACTS ISSUED PRIOR TO MAY 1, 2009
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DEATH BENEFIT DEFINED TERMS

Capital terms used in this Appendix have the same meaning as they have in the prospectus.

The term "Continuation Purchase Payment" is used to describe the death benefit payable upon a spousal continuation. We define Continuation Purchase Payment as Purchase Payments made on or after the Continuation Date.

The term "withdrawals" as used in describing the death benefits is defined as withdrawals and the fees and charges applicable to those withdrawals.

THE COMPANY WILL NOT ACCEPT GROSS PURCHASE PAYMENTS FROM ANYONE AGE 86 OR OLDER. THEREFORE, THE DEATH BENEFIT CALCULATIONS DESCRIBED BELOW ASSUME THAT NO GROSS PURCHASE PAYMENTS ARE RECEIVED ON OR AFTER THE CONTINUING SPOUSE'S 86TH BIRTHDAY.

THE PURCHASE PAYMENT ACCUMULATION DEATH BENEFIT WAS AVAILABLE FOR ELECTION ON CONTRACTS ISSUED PRIOR TO MAY 1, 2009:

PURCHASE PAYMENT ACCUMULATION OPTION

The death benefit is the greatest of:

     1. Contract value; or

     2. Purchase Payments, compounded at 3% annual growth to the earlier of the 75th birthday or the date of death, reduced for withdrawals after the 75th birthday in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for Purchase Payments received after the 75th birthday; or

     3. Contract value on the seventh contract anniversary, reduced for withdrawals since the seventh contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for Purchase Payments received after the seventh contract anniversary.

     4. Gross Purchase Payments, reduced for any withdrawals in the same proportion that the contract value was reduced on the date of such withdrawal.

The Purchase Payment Accumulation Option can only be elected prior to your 75th birthday.

THE PURCHASE PAYMENT ACCUMULATION DEATH BENEFIT FOLLOWING SPOUSAL CONTINUATION.

PURCHASE PAYMENT ACCUMULATION OPTION

If the Continuing Spouse is age 74 or younger on the Continuation Date, the death benefit will be the greatest of:

     a. Contract value; or

     b. Continuation Purchase Payments, compounded at 3% annual growth rate, to the earlier of the Continuing Spouse's 75th birthday or date of death; reduced for withdrawals after the 75th birthday in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Continuation Purchase Payments received after the Continuing Spouse's 75th birthday; or

     c. Contract value on the seventh contract anniversary (from the original contract issue date), reduced for withdrawals since the seventh contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Continuation Purchase Payments received after the seventh contract anniversary date.

     d. Contract value on the Continuation Date, plus Gross Continuation Purchase Payments, reduced for any withdrawals in the same proportion that the withdrawal reduced contract value on the date of such withdrawal.

If the Continuing Spouse is age 75-82 on the Continuation Date, then the death benefit will be the greatest of:

     a. Contract value; or

     b. Contract value on the Continuation Date, plus Gross Continuation Purchase Payments reduced for any withdrawals in the same proportion that the withdrawal reduced contract value on the date of such withdrawal; or

     c. Maximum anniversary value on any contract anniversary that occurred after the Continuation Date, but prior to the Continuing Spouse's 83rd birthday. The anniversary value for any year is equal to the contract value on the applicable contract anniversary date, reduced for withdrawals since that contract anniversary in the same proportion that the contract value was reduced on the date of such withdrawal, and adjusted for any Continuation Purchase Payments received since that anniversary date.

If the Continuing Spouse is age 83-85 on the Continuation Date, then the death benefit will be the greatest of:

     a. Contract value; or

     b. The lesser of:

          (1) Contract value on the Continuation Date, plus Gross Continuation Purchase Payments reduced for any withdrawals in the same proportion that the withdrawal reduced contract value on the date of such withdrawal; or

          (2) 125% of the contract value.

If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit will be equal to the contract value.

THE FOLLOWING PROVISION APPLIES FOR THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT IF YOU ELECTED THIS OPTION PRIOR TO MAY 1, 2007:

If you die on or after your 90th birthday, the death benefit is equal to your contract value. Accordingly, you will not get any benefit from this option if you are age 90 or older at the time of your death.

THE FOLLOWING PROVISION APPLIES FOR THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT FOLLOWING SPOUSAL CONTINUATION IF THE ORIGINAL OWNER ELECTED THIS OPTION PRIOR TO MAY 1, 2007:

If the Continuing Spouse is age 86 or older on the Continuation Date or age 90 or older at the time of death, the death benefit is equal to contract value.

THE OPTIONAL ESTATEPLUS BENEFIT WAS AVAILABLE FOR ELECTION ON CONTRACTS ISSUED PRIOR TO MAY 1, 2009:

OPTIONAL ESTATEPLUS BENEFIT

EstatePlus, an optional earnings enhancement death benefit, may increase the death benefit amount if you have earnings in your contract at the time of death. The fee for the benefit is 0.25% of the average daily ending net asset value allocated to the Variable Portfolios. EstatePlus is not available if you were age 81 or older at the time we issued your contract. This benefit is not available for election in Washington.

You must have elected EstatePlus at the time we issued your contract and you may not terminate this election. Furthermore, EstatePlus is not payable after the Latest Annuity Date. You may pay for EstatePlus and your Beneficiary may never receive the benefit if you live past the Latest Annuity Date.

We will add a percentage of your contract earnings (the "EstatePlus Percentage"), subject to a maximum dollar amount (the "Maximum EstatePlus Benefit"), to the death benefit payable. The contract year of your death will determine the EstatePlus Percentage and the Maximum EstatePlus Benefit.

The table below applies to contracts issued prior to your 70th birthday:

----------------------------------------------------------------------------------------
         CONTRACT YEAR                 ESTATEPLUS                     MAXIMUM
           OF DEATH                    PERCENTAGE               ESTATEPLUS BENEFIT
----------------------------------------------------------------------------------------
 Years 0 - 4                      25% of Earnings         40% of Purchase Payments
----------------------------------------------------------------------------------------
 Years 5 - 9                      40% of Earnings         65% of Purchase Payments*
----------------------------------------------------------------------------------------
 Years 10+                        50% of Earnings         75% of Purchase Payments*
----------------------------------------------------------------------------------------


The table below applies to contracts issued on or after your 70th birthday but prior to your 81st birthday:

----------------------------------------------------------------------------------------
         CONTRACT YEAR                 ESTATEPLUS                     MAXIMUM
           OF DEATH                    PERCENTAGE               ESTATEPLUS BENEFIT
----------------------------------------------------------------------------------------
 All Contract Years               25% of Earnings         40% of Purchase Payments*
----------------------------------------------------------------------------------------


* Purchase Payments received after the 5th contract anniversary must remain in the contract for at least 6 full months to be included as part of Purchase Payments for the purpose of the Maximum EstatePlus Benefit.

What is the Contract Year of Death?

Contract Year of Death is the number of full 12-month periods during which you have owned your contract ending on the date of death. Your Contract Year of Death is used to determine the EstatePlus Percentage and Maximum EstatePlus Benefit as indicated in the table above.

What is the EstatePlus Percentage?

We determine the EstatePlus benefit using the EstatePlus Percentage, indicated in the table above, which is a specified percentage of the earnings in your contract on the date of death. For the purpose of this calculation, earnings equals contract value minus Purchase Payments as of the date of death. If there are no earnings in your contract at the time of death, the amount of your EstatePlus benefit will be zero.

What is the Maximum EstatePlus Benefit?

The EstatePlus benefit is subject to a maximum dollar amount. The Maximum EstatePlus Benefit is equal to a specified percentage of your Purchase Payments, as indicated in the table above.

THE ESTATEPLUS BENEFIT PAYABLE UPON CONTINUING SPOUSE'S DEATH:

A Continuing Spouse may continue EstatePlus if they are age 80 or younger on the Continuation Date or terminate the benefit. If a Continuing Spouse is age 81 or older on the Continuation Date, they may continue the contract only and may not continue the EstatePlus feature. If the Continuing

Spouse terminates EstatePlus or dies after the Latest Annuity Date, no EstatePlus benefit will be payable to the Continuing Spouse's Beneficiary.

The EstatePlus benefit is only available if the original owner elected
EstatePlus.

If the Continuing Spouse had earnings in the contract at the time of his/her death, we will add a percentage of those earnings (the "EstatePlus Percentage"), subject to a maximum dollar amount (the "Maximum EstatePlus Percentage"), to the death benefit payable. The contract year of death will determine the EstatePlus Percentage and the Maximum EstatePlus benefit. The EstatePlus benefit, if any, is added to the death benefit payable under the Purchase Payment Accumulation or the Maximum Anniversary Value option.

On the Continuation Date, if the Continuing Spouse is 69 or younger, the table below shows the available EstatePlus benefit:

----------------------------------------------------------------------------------------
    CONTRACT YEAR          ESTATEPLUS                         MAXIMUM
      OF DEATH             PERCENTAGE                    ESTATEPLUS BENEFIT
----------------------------------------------------------------------------------------
 Years 0-4              25% of Earnings    40% of contract value on the Continuation
                                           Date plus any Continuation Purchase Payments*
----------------------------------------------------------------------------------------
 Years 5-9              40% of Earnings    65% of contract value on the Continuation
                                           Date plus any Continuation Purchase Payments*
----------------------------------------------------------------------------------------
 Years 10+              50% of Earnings    75% of contract value on the Continuation
                                           Date plus any Continuation Purchase Payments*
----------------------------------------------------------------------------------------


On the Continuation Date, if the Continuing Spouse is between his/her 70th and 81st birthdays, table below shows the available EstatePlus benefit:

----------------------------------------------------------------------------------------
    CONTRACT YEAR          ESTATEPLUS                         MAXIMUM
      OF DEATH             PERCENTAGE                    ESTATEPLUS BENEFIT
----------------------------------------------------------------------------------------
 All Contract Years     25% of Earnings    40% of contract value on the Continuation
                                           Date plus any Continuation Purchase Payments*
----------------------------------------------------------------------------------------


* Continuation Purchase Payments received after the 5th anniversary of the Continuation Date must remain in the contract for at least 6 full months to be included as part of the Continuation Purchase Payments for the purpose of the Maximum EstatePlus Benefit calculation.

What is the Contract Year of Death?

Contract Year of Death is the number of full 12-month periods starting on the Continuation Date and ending on the Continuing Spouse's date of death. The Contract Year of Death is used to determine the EstatePlus Percentage and Maximum EstatePlus benefit as indicated in the tables above.

What is the EstatePlus benefit?

We determine the EstatePlus benefit using the EstatePlus Percentage, as indicated in the tables above, which is a specified percentage of the earnings in the contract at the time of the Continuing Spouse's death. For the purpose of this calculation, earnings equals (1) minus (2) where

     (1) equals the contract value on the Continuing Spouse's date of death;

     (2) equals the contract value on the Continuation Date plus any Continuation Purchase Payment(s).

What is the Maximum EstatePlus amount?

The EstatePlus benefit is subject to a maximum dollar amount. The Maximum EstatePlus benefit is equal to a specified percentage of the contract value on the Continuation Date plus any Continuation Purchase Payments, as indicated in the tables above. The contract value on the Continuation Date is reduced proportionately for withdrawals after the Continuation Date (including any fees or charges applicable to the withdrawal).

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SPOUSAL CONTINUATION PROVISION (IN ITS ENTIRETY OR ANY COMPONENT) AT ANY TIME WITH RESPECT TO PROSPECTIVELY ISSUED CONTRACTS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    APPENDIX G - SALES CHARGE AND RIGHTS OF ACCUMULATION FOR CONTRACTS ISSUED
                            PRIOR TO NOVEMBER 9, 2009
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

UPFRONT SALES CHARGE

We may apply an up front sales charge against the Gross Purchase Payments you make to your contract. The sales charge equals a percentage of each Gross Purchase Payment and varies with your investment amount.

Your investment amount is determined on the day we receive a Gross Purchase Payment and is the greater of:

     1.  The sum of:

         (a)  the Gross Purchase Payment amount;

         (b)  the current contract value of this contract; and

         (c) the current contract value of any eligible related contracts as defined under the Rights of Accumulation section below; or

     2.  The amount, if any, you agree to contribute to this contract.


------------------------------------------------------------------------
                                                 Sales Charge as a
                                                   Percentage of
                                                  Gross Purchase
            Investment Amount                    Payment Invested
------------------------------------------------------------------------
  Less than $50,000                                    5.75%
  $ 50,000 but less than $100,000                      4.75%
  $100,000 but less than $250,000                      3.50%
  $250,000 but less than $500,000                      2.50%
  $500,000 but less than $1,000,000                    2.00%
  $1,000,000 or more                                   0.50%*
------------------------------------------------------------------------



* Additionally, a withdrawal charge of 0.50% only applies to Gross Purchase Payment(s) that qualify for the $1,000,000 or more Investment Amount level, if the Gross Purchase Payment(s) are invested less than 12 months at the time of withdrawal. PLEASE SEE PURCHASE PAYMENTS SUBJECT TO A WITHDRAWAL CHARGE IN THE PROSPECTUS.

We call the above investment levels "breakpoints." You can reduce your sales charge by increasing your investment amount to reach the next breakpoint. For example, an investment amount of $50,000 brings you to the first breakpoint and entitles you to a reduced sales charge of 4.75%.

REDUCING YOUR SALES CHARGES

Our Rights of Accumulation feature allows you to combine your current Gross Purchase Payment with other Gross Purchase Payments and/or contract values so that you may take advantage of the breakpoints in the sales charge schedule.

Other sales charge reductions may be available to clients of financial planners, institutions, broker-dealer representatives or registered investment advisers utilizing fee based services. PLEASE SEE REDUCTION OR ELIMINATION OF FEES, EXPENSES AND ADDITIONAL AMOUNTS CREDITED IN THE PROSPECTUS.

RIGHTS OF ACCUMULATION

You may qualify for a reduced sales charge through Rights of Accumulation. Rights of Accumulation involves combining your current Gross Purchase Payment with the current contract values of this contract and eligible related contracts and mutual funds so that you may reduce the sales charge on your current Gross Purchase Payment(s) into this contract. A list of eligible contracts and mutual funds may be obtained from your financial representative. The sales charge corresponding to this combined investment amount is deducted from your current Gross Purchase Payment.

In order to use Rights of Accumulation to reduce your sales charge using contracts other than this contract, you or your financial representative must inform us of the related contracts and mutual funds each time you make a Gross Purchase Payment. The sales charge for Gross Purchase Payments submitted using Rights of Accumulation privileges will be based on the breakpoint corresponding to the sum of (1) your current Gross Purchase Payment; (2) your current contract value; and (3) the current values of your eligible related contracts and mutual funds (not available in Florida and Vermont).

For purposes of calculating your investment amount, the current contract value is the value of your contract and any eligible related contracts as of the close of the market on the last previous NYSE business day less any current day withdrawals, adjusted for any current day transactions.

     EXAMPLE:

     Assume your contract has a current value of $20,000. You have a second contract with us which qualifies for Rights of Accumulation that has a current value of $25,000. You make a $5,000 Gross Purchase Payment and inform us of your eligible related contracts at the time you make your payment. The sales charge applicable to the current Gross Purchase Payment is based on the sales charge corresponding to the sum of: (1) your current Gross Purchase Payment ($5,000); (2) the current contract value of this contract ($20,000); and (3) the current contract value of your related contract ($25,000). The sum of these values is $50,000. We deduct the sales charge corresponding to an investment amount of $50,000, or 4.75%, from your $5,000 Gross Purchase Payment. Without the benefit of Rights of Accumulation your sales charge would have been 5.75%.

We reserve the right to modify, suspend, or terminate this program at any time.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
APPENDIX H - EXAMPLE OF SALES CHARGE CALCULATION FOR CONTRACTS  ISSUED ON OR
                             AFTER NOVEMBER 9, 2009
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Assume that at contract issue (in January), you make an initial Gross Purchase Payment of $40,000. We deduct a sales charge of 5.75%. Two months later (in March), assuming that the contract value is $35,000, you make a subsequent Gross Purchase Payment of $100,000, which puts your contract in the investment amount of $140,000 ($100,000 + the greater of $35,000 and $40,000 ($40,000 +
$100,000)). We deduct a sales charge of 3.50%. Two months later (in May), you take a withdrawal of $50,000. Three months later (in August), assuming the contract value is $85,000, you make a subsequent Gross Purchase Payment of $160,000, which puts your contract in the investment amount of $250,000 ($160,000 + the greater of $85,000 and $90,000 ($160,000 + $40,000 + $100,000 -
$50,000)). We deduct a sales charge of 2.50%. The following year (in February), assuming the contract value is $280,000, you make a subsequent Gross Purchase Payment of $240,000, which puts your contract in the investment amount of $520,000 ($240,000 + the greater of $280,000 and $250,000 ($240,000 +
$280,000)). We deduct a sales charge of 2.00%.

---------------------------------------------------------------------------------------------------------------------
                      AMOUNT       CONTRACT VALUE ON
                     OF GROSS         DATE GROSS      SUM OF PREVIOUS       SUM OF
   TRANSACTION       PURCHASE      PURCHASE PAYMENT    GROSS PURCHASE    WITHDRAWALS       INVESTMENT        SALES
      MONTH          PAYMENT          IS RECEIVED         PAYMENTS          TAKEN            AMOUNT         CHARGE
---------------------------------------------------------------------------------------------------------------------
    January          $40,000              N/A               N/A              N/A            $40,000          5.75%
---------------------------------------------------------------------------------------------------------------------
     March           $100,000           $35,000           $40,000             $0            $140,000         3.50%
---------------------------------------------------------------------------------------------------------------------
     August          $160,000           $85,000           $140,000         $50,000          $250,000         2.50%
---------------------------------------------------------------------------------------------------------------------
    February         $240,000          $280,000           $300,000         $50,000          $520,000         2.00%
---------------------------------------------------------------------------------------------------------------------

  Please forward a copy (without charge) of the Polaris(II) A-Class Platinum Series Variable Annuity Statement of Additional Information to:

              (Please print or type and fill in all information.)


       ----------------------------------------------------------
       Name

       ----------------------------------------------------------
       Address

       ----------------------------------------------------------
       City/State/Zip


Contract Issue Date: -------------------------------------------------------


Date: ------------------------------    Signed: ----------------------------




  Return to: American General Life Insurance Company, Annuity Service Center, P.O. Box 54299,
  Los Angeles, California 90054-0299

                       STATEMENT OF ADDITIONAL INFORMATION


              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

                                    ISSUED BY


                    AMERICAN GENERAL LIFE INSURANCE COMPANY


                               IN CONNECTION WITH

                         VARIABLE ANNUITY ACCOUNT SEVEN

              Polaris II A-Class Platinum Series Variable Annuity


This Statement of Additional Information is not a prospectus; it should be read with the prospectus dated January 2, 2013, relating to the annuity contracts described above. A copy of the prospectus may be obtained without charge by calling (800) 445-7862 or writing us at:

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                             ANNUITY SERVICE CENTER
                                 P.O. BOX 54299
                       LOS ANGELES, CALIFORNIA 90054-0299

                                January 2, 2013

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
Separate Account and the Company ........................................      3

General Account .........................................................      4

Performance Data ........................................................      5

Annuity Income Payments .................................................      8

Annuity Unit Values .....................................................     10

Taxes ...................................................................     13

Broker-Dealer Firms Receiving Revenue Sharing Payments ..................     23

Distribution of Contracts ...............................................     24

Financial Statements ....................................................     24


                        SEPARATE ACCOUNT AND THE COMPANY


     American General Life Insurance Company ("AGL" or the "Company") is a stock life insurance company organized under the laws of the State of Texas. AGL is a successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. The Company is an indirect, wholly-owned subsidiary of American International Group, Inc. ("American International Group"), a Delaware corporation. American International Group is a holding company which, through its subsidiaries, is engaged primarily in a broad range of insurance and insurance-related activities in the United States and abroad. The commitments under the contacts are the Company's, and American International Group has no legal obligation to back those commitments.

     On December 31, 2012, SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity"), American General Assurance Company ("AGAC"), American General Life and Accident Insurance Company ("AGLA"), American General Life Insurance Company of Delaware ("AGLD"), SunAmerica Life Insurance Company ("SALIC") and Western National Life Insurance Company, ("WNL"), affiliates of American General Life Insurance Company, merged with and into American General Life Insurance Company ("Merger"). Prior to this date, the Polaris II A-Class Platinum Series contracts were issued by SunAmerica Annuity in all states except New York.

     Variable Annuity Account Seven ("Separate Account") was originally established by Anchor National Life Insurance Company ("Anchor National") on August 28, 1998, pursuant to the provisions of Arizona law, as a segregated asset account of Anchor National. Effective March 1, 2003, Anchor National changed its name to AIG SunAmerica Life Assurance Company ("SunAmerica Life"). Effective July 20, 2009, SunAmerica Life changed its name to SunAmerica Annuity and Life Assurance Company ("Company"). These were name changes only and did not affect the substance of any contract. Prior to December 31, 2012, the Separate Account was a separate account of SunAmerica Annuity. On December 31, 2012, and in conjunction with the merger of AGL and SunAmerica Annuity, the Separate Account was transferred to and became a Separate Account of AGL under Texas law.

     The Separate Account meets the definition of a "Separate Account" under the federal securities laws and is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. This registration does not involve supervision of the management of the Separate Account or the Company by the SEC.


     The assets of the Separate Account are the property of the Company. However, the assets of the Separate Account, equal to its reserves and other contract liabilities, are not chargeable with liabilities arising out of any other business the Company may conduct. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to other income, gains, or losses of the Company.

     The Separate Account is divided into Variable Portfolios, with the assets of each Variable Portfolio invested in the shares of one of the underlying funds. The Company does not guarantee the investment performance of the Separate Account, its Variable Portfolios or the underlying funds. Values allocated to the Separate Account and the amount of variable income payments will vary with the values of shares of the underlying funds, and are also reduced by contract charges.

         The basic objective of a variable annuity contract is to provide variable annuity income payments which will be to some degree responsive to changes in the economic environment, including inflationary forces and changes in rates of return available from various types of investments. The contract is designed to seek to accomplish this objective by providing that variable annuity income payments will reflect the investment performance of the Separate Account with respect to amounts allocated to it both before and after the Annuity Date. Since the Separate Account is always fully invested in shares of the underlying funds, its investment performance reflects the investment performance of those entities. The values of such shares held by the Separate Account fluctuate and are subject to the risks of changing economic conditions as well as the risk inherent in the ability of the underlying funds' managements to make necessary changes in their Variable Portfolios to anticipate changes in economic conditions. Therefore, the owner bears the entire investment risk that the basic objectives of the contract may not be realized, and that the adverse effects of inflation may not be lessened. There can be no assurance that the aggregate amount of variable income payments will equal or exceed the Purchase Payments made with respect to a particular account for the reasons described above, or because of the premature death of an Annuitant.

         Another important feature of the contract related to its basic objective is the Company's promise that the dollar amount of variable annuity income payments made during the lifetime of the Annuitant will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of expense deductions provided for in the contract (although the Company does not guarantee the amounts of the variable annuity income payments).


                                 GENERAL ACCOUNT


         The general account is made up of all of the general assets of the Company other than those allocated to the Separate Account or any other segregated asset account of the Company. A Purchase Payment may be allocated to fixed and/or DCA (non-MVA) fixed account options available in connection with the general account, as elected by the owner at the time of purchasing a contract or when making a subsequent Purchase Payment. Assets supporting amounts allocated to fixed account options become part of the Company's general account assets and are available to fund the claims of all classes of customers of the Company, as well as of its creditors. Accordingly, all of the Company's assets held in the general account will be available to fund the Company's obligations under the contracts as well as such other claims.

         The Company will invest the assets of the general account in the manner chosen by the Company and allowed by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

                                PERFORMANCE DATA

         From time to time, we periodically advertise performance data relating to Variable Portfolios and Underlying Funds. We will calculate performance by determining the percentage change in the value of an Accumulation Unit by dividing the increase (or decrease) for that unit by the value of the Accumulation Unit at the beginning of the period. This performance number reflects the deduction of the Separate Account charges (including certain death benefit rider charges) and the Underlying Fund expenses. It does not reflect the deduction of any applicable contract maintenance fee, withdrawal (or sales) charges, if applicable, or optional feature charges. The deduction of these charges would reduce the percentage increase or make greater any percentage decrease. Any advertisement will include total return figures which reflect the deduction of the Separate Account charges (including certain death benefit charges), contract maintenance fee, withdrawal (or sales) charges and the Underlying Fund expenses.

         We may advertise the optional living benefits and death benefits using illustrations showing how the benefit works with historical performance of specific Underlying Funds or with a hypothetical rate of return (which will not exceed 12%) or a combination of historical and hypothetical returns. These illustrations will reflect the deduction of all applicable charges including the Underlying Fund expenses.

         The Separate Account may advertise "total return" data for the Variable Portfolios. Total return figures are based on historical data and are not intended to indicate future performance. "Total return" is a computed rate of return that, when compounded annually over a stated period of time and applied to a hypothetical initial investment in a Variable Portfolio made at the beginning of the period, will produce the same contract value at the end of the period that the hypothetical investment would have produced over the same period (assuming a complete redemption of the contract at the end of the period).

         For periods starting prior to the date the Variable Portfolios first became available through the Separate Account, the total return data for the Variable Portfolios of the Separate Account will be derived from the performance of the corresponding Underlying Funds, modified to reflect the charges and expenses as if the contract had been in existence since the inception date of each respective Underlying Fund. Further, returns shown are for the original class of shares of certain Underlying Funds, adjusted to reflect the fees and charges for the newer class of shares until performance for the newer class becomes available. Returns of the newer class of shares will be lower than those of the original class since the newer class of shares is subject to (higher) service fees. We commonly refer to these performance calculations as hypothetical adjusted historical returns. Performance figures similarly adjusted but based on the Underlying Funds' performance (outside of this Separate Account) should not be construed to be actual historical performance of the relevant Separate Account's Variable Portfolio. Rather, they are intended to indicate the historical performance of the corresponding Underlying Funds, adjusted to provide direct comparability to the performance of the Variable Portfolios after the date the contracts were first offered to the public (reflecting certain contractual fees and charges).

         Performance data is computed in the manners described below.

CASH MANAGEMENT PORTFOLIO


         Current yield is computed by first determining the Base Period Return attributable to a hypothetical contract having a balance of one Accumulation Unit at the beginning of a 7 day period using the formula:

                  Base Period Return = (EV-SV)/(SV)

         where:

                  SV = value of one Accumulation Unit at the start of a 7 day period

                  EV = value of one Accumulation Unit at the end of the 7 day period


         The change in the value of an Accumulation Unit during the 7 day period reflects the income received, minus any expenses accrued, during such 7 day period.

         The current yield is then obtained by annualizing the Base Period
Return:

                  Current Yield = (Base Period Return) x (365/7)

         The Cash Management Portfolio also quotes an "effective yield" that differs from the current yield given above in that it takes into account the effect of dividend reinvestment in the underlying fund. The effective yield, like the current yield, is derived from the Base Period Return over a 7 day period. However, the effective yield accounts for dividend reinvestment by compounding the current yield according to the formula:

                                                             365/7
                  Effective Yield = [(Base Period Return + 1)      - 1]

         The yield quoted should not be considered a representation of the yield of the Cash Management Portfolio in the future since the yield is not fixed. Actual yields will depend on the type, quality and maturities of the investments held by the underlying fund and changes in interest rates on such investments.

         Yield information may be useful in reviewing the performance of the Cash Management Portfolio and for providing a basis for comparison with other investment alternatives. However, the Cash Management Portfolio's yield fluctuates, unlike bank deposits or other investments that typically pay a fixed yield for a stated period of time. In periods of very low short-term interest rates, the Portfolio's yield may become negative, which may result in a decline in the value of your investment.

OTHER VARIABLE PORTFOLIOS

         The Variable Portfolios of the Separate Account other than the Cash Management Portfolio compute their performance data as "total return."

         Total return for a Variable Portfolio represents a single computed annual rate of return that, when compounded annually over a specified time period (one, five, and ten years, or since inception) and applied to a hypothetical initial investment in a contract funded by that Variable Portfolio made at the beginning of the period, will produce the same contract value at the end of the period that the hypothetical investment would have produced over the same period. The total rate of return (T) is computed so that it satisfies the following formulas:

         For Polaris II A-Class Platinum Series contracts:

                                n
                  [(1-SC)P](1+T) = ERV

where:            P  =  a hypothetical initial payment of $1,000
                  T  =  average annual total return
                  n  =  number of years
                 SC  =  sales charge

                ERV  =  ending redeemable value of a hypothetical $1,000
                        payment made at the beginning of the 1, 5, or 10 year period as of the end of the period (or fractional portion thereof)


         As with the Cash Management Portfolio yield figures, total return figures are derived from historical data and are not intended to be a projection of future performance.

        These rates of return do not reflect election of EstatePlus. The rates of return would be lower if EstatePlus were included in the calculation.


POLARIS PORTFOLIO ALLOCATOR MODELS AND SAMPLE PORTFOLIO PERFORMANCE

Please note, certain broker-dealers offer asset allocation models or sample portfolios that are different from the Polaris Portfolio Allocator Models. The performance information described below for the Polaris Portfolio Allocator Models is also applicable to the Sample Portfolios (collectively, "Models").

The Separate Account also computes "total return" data for each of the Models. Each Model is comprised of a combination of Variable Portfolios available under the contract using various asset classes based on historical asset class performance.

 Total return for a Model represents a single computed annual rate of return that, when compounded annually over a specified time period (one, five, and ten years, or since inception) and applied to a hypothetical investment in a contract, will produce the same contract value at the end of the period that the hypothetical investment would have produced over the same period. It is assumed that the initial hypothetical investment is made on the Model inception date and rebalanced in accordance with the Model on each evaluation date. The Model inception date is the date when the Model was first offered for investment.


                            ANNUITY INCOME PAYMENTS

INITIAL MONTHLY ANNUITY INCOME PAYMENTS

         The initial annuity income payment is determined by applying separately that portion of the contract value allocated to the fixed account options and the Variable Portfolio(s), less any premium tax, and then applying it to the annuity table specified in the contract for fixed and variable annuity income payments. Those tables are based on a set amount per $1,000 of proceeds applied. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified contracts and other employee-sponsored retirement plans, such classification is not permitted), premium taxes, if applicable, age of the Annuitant and designated second person, if any, and the income option selected.

         The dollars applied are then divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly annuity income payment. In the case of a variable annuity, that amount is divided by the value of an Annuity Unit as of the Annuity Date to establish the number of Annuity Units representing each variable annuity income payment. The number of Annuity Units determined for the first variable annuity income payment remains constant for the second and subsequent monthly variable annuity income payments, assuming that no reallocation of contract values is made.

SUBSEQUENT MONTHLY ANNUITY INCOME PAYMENTS

         For fixed annuity income payments, the amount of the second and each subsequent monthly annuity income payment is the same as that determined above for the first monthly annuity income payment.

         For variable annuity income payments, the amount of the second and each subsequent monthly annuity income payment is determined by multiplying the number of Annuity Units, as determined in connection with the determination of the initial monthly annuity income payment, above, by the Annuity Unit value as of the day preceding the date on which each annuity income payment is due.

                               ANNUITY UNIT VALUES

         The value of an Annuity Unit is determined independently for each Variable Portfolio.

         The annuity tables contained in the contract are based on a 3.5% per annum assumed investment rate. If the actual net investment rate experienced by a Variable Portfolio exceeds 3.5%, variable annuity income payments derived from allocations to that Variable Portfolio will increase over time. Conversely, if the actual rate is less than 3.5%, variable annuity income payments will decrease over time. If the net investment rate equals 3.5%, the variable annuity income payments will remain constant. If a higher assumed investment rate had been used, the initial monthly payment would be higher, but the actual net investment rate would also have to be higher in order for annuity income payments to increase (or not to decrease).

         The payee receives the value of a fixed number of Annuity Units each month. The value of a fixed number of Annuity Units will reflect the investment performance of the Variable Portfolios elected, and the amount of each annuity income payment will vary accordingly.

         For each Variable Portfolio, the value of an Annuity Unit is determined by multiplying the Annuity Unit value for the preceding month by the Net Investment Factor for the month for which the Annuity Unit value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate of 3.5% per annum which is assumed in the annuity tables contained in the contract.

NET INVESTMENT FACTOR

         The Net Investment Factor ("NIF") is an index applied to measure the net investment performance of a Variable Portfolio from one day to the next. The NIF may be greater or less than or equal to one; therefore, the value of an Annuity Unit may increase, decrease or remain the same.

         The NIF for any Variable Portfolio for a certain month is determined by dividing (a) by (b) where:

         (a) is the Accumulation Unit value of the Variable Portfolio determined as of the end of that month, and

         (b) is the Accumulation Unit value of the Variable Portfolio determined as of the end of the preceding month.

         The NIF for a Variable Portfolio for a given month is a measure of the net investment performance of the Variable Portfolio from the end of the prior month to the end of the given month. A NIF of 1.000 results in no change; a NIF greater than 1.000 results in an increase; and a NIF less than 1.000 results in a decrease. The NIF is increased (or decreased) in accordance with the increases (or decreases, respectively) in the value of a share of the underlying fund in which the Variable Portfolio invests; it is also reduced by Separate Account asset charges.

         ILLUSTRATIVE EXAMPLE

         Assume that one share of a given Variable Portfolio had an Accumulation Unit value of $11.46 as of the close of the New York Stock Exchange ("NYSE") on the last business day in September; that its Accumulation Unit value had been $11.44 at the close of the NYSE on the last business day at the end of the previous month. The NIF for the month of September is:

                           NIF = ($11.46/$11.44)

                                  = 1.00174825

         The change in Annuity Unit value for a Variable Portfolio from one month to the next is determined in part by multiplying the Annuity Unit value at the prior month end by the NIF for that Variable Portfolio for the new month. In addition, however, the result of that computation must also be multiplied by an additional factor that takes into account, and neutralizes, the assumed investment rate of 3.5 percent per annum upon which the annuity income payment tables are based. For example, if the net investment rate for a Variable Portfolio (reflected in the NIF) were equal to the assumed investment rate, the variable annuity income payments should remain constant (i.e., the Annuity Unit value should not change). The monthly factor that neutralizes the assumed investment rate of 3.5 percent per annum is:

                            (1/12)
                  1/[(1.035)      ] = 0.99713732

         In the example given above, if the Annuity Unit value for the Variable Portfolio was $10.103523 on the last business day in August, the Annuity Unit value on the last business day in September would have been:

                  $10.103523 x 1.00174825 x 0.99713732 = $10.092213

         To determine the initial payment, the initial annuity income payment for variable annuitization is calculated based on our mortality expectations and an assumed interest rate (AIR) of 3.5%. Thus the initial variable annuity income payment is the same as the initial payment for a fixed interest payout annuity calculated at an effective rate of 3.5%.

         The NIF measures the performance of the funds that are the basis for the amount of future annuity income payments. This performance is compared to the AIR, and if the growth in the NIF is the same as the AIR rate, the payment remains the same as the prior month. If the rate of the NIF is different than the AIR, then this proportion is greater than one and payments are increased. If the NIF is less than the AIR, then this proportion is less than one and payments are decreased.

VARIABLE ANNUITY INCOME PAYMENTS

         ILLUSTRATIVE EXAMPLE

         Assume that a male owner, P, owns a contract in connection with which P has allocated all of his contract value to a single Variable Portfolio. P is also the sole Annuitant and, at age 60, has elected to annuitize his contract under Option 4, a Life Annuity With 120 Monthly Payments Guaranteed. As of the last valuation preceding the Annuity Date, P's Account was credited with 7543.2456 Accumulation Units each having a value of $15.432655, (i.e., P's account value is equal to 7543.2456 x $15.432655 = $116,412.31). Assume also that the Annuity Unit value for the Variable Portfolio on that same date is $13.256932, and that the Annuity Unit value on the day immediately prior to the second annuity income payment date is $13.327695.

         P's first variable annuity income payment is determined from the annuity factor tables in P's contract, using the information assumed above. From these tables, which supply monthly annuity factors for each $1,000 of applied contract value, P's first variable annuity income payment is determined by multiplying the factor of $4.92 (Option 4 tables, male Annuitant age 60 at the Annuity Date) by the result of dividing P's account value by $1,000:

 First Variable Annuity Income Payment = $4.92 x ($116,412.31/$1,000) = $572.75

         The number of P's Annuity Units (which will be fixed; i.e., it will not change unless he transfers his funds to another Variable Portfolio) is also determined at this time and is equal to the amount of the first variable annuity income payment divided by the value of an Annuity Unit on the day immediately prior to annuitization:

              Annuity Units = $572.75/$13.256932 = 43.203812

         P's second variable annuity income payment is determined by multiplying the number of Annuity Units by the Annuity Unit value as of the day immediately prior to the second variable annuity income payment due date and by applying a monthly factor to neutralize the assumed investment rate of 3.5% per year.

              Second Variable Annuity Income Payment =
                                                               (1/12)
                              43.203812 x $13.327695x1/[(1.035)      ] = $574.16

         The third and subsequent variable annuity income payments are computed in a manner similar to the second variable annuity income payment.

         Note that the amount of the first variable annuity income payment depends on the contract value in the relevant Variable Portfolio on the Annuity Date and thus reflects the investment performance of the Variable Portfolio net of fees and charges during the Accumulation Phase. The amount of that payment determines the number of Annuity Units, which will remain constant during the Income Phase (assuming no transfers from the Variable Portfolio). The net investment performance of the Variable Portfolio during the Income Phase is reflected in continuing changes during this phase in the Annuity Unit value, which determines the amounts of the second and subsequent variable annuity income payments.

                                     TAXES

GENERAL

Note: We have prepared the following information on taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult your own tax adviser about your own circumstances.

Section 72 of the Internal Revenue Code of 1986, as amended (the "Code" or "IRC") governs taxation of annuities in general. A natural owner is not taxed on increases in the value of a contract until distribution occurs, either in the form of a non-annuity distribution or as income payments under the annuity option elected. For a lump-sum payment received as a total surrender (total redemption), the recipient is taxed on the portion of the payment that exceeds the cost basis of the contract. For a payment received as a withdrawal (partial redemption), federal tax liability is determined on a last-in, first-out basis, meaning taxable income is withdrawn before the cost basis of the contract is withdrawn. A different rule applies to Purchase Payments made (including, if applicable, in the case of a contract issued in exchange for a prior contract) prior to August 14, 1982. Those Purchase Payments are considered withdrawn first for federal income tax purposes, followed by earnings on those Purchase Payments. For Non-Qualified contracts, the cost basis is generally the Purchase Payments. The taxable portion of the lump-sum payment is taxed at ordinary income tax rates. Tax penalties may also apply.

If you purchase your contract under one of a number of types of employer-sponsored retirement plans, as an individual retirement annuity, or under an individual retirement account, your contract is referred to as a Qualified Contract. Examples of qualified plans or arrangements are: Individual Retirement Annuities and Individual Retirement Accounts (IRAs), Roth IRAs, Tax-Sheltered Annuities (also referred to as 403(b) annuities or 403(b) contracts), plans of self-employed individuals (often referred to as H.R. 10 Plans or Keogh Plans), pension and profit sharing plans including 401(k) plans, and governmental 457(b) plans. Typically, for employer plans and tax-deductible IRA contributions, you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract. However, you normally will have a cost basis in a Roth IRA, a designated Roth account in a 403(b), 401(k), or governmental 457(b) plan, and you may have cost basis in a traditional IRA or in another Qualified contract.

For annuity payments, the portion of each payment that is in excess of the exclusion amount is includible in taxable income. The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (if any, and adjusted for any period or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the number of years over which the annuity is expected to be paid. Payments received after the investment in the Contract has been recovered (i.e. when the total of the excludable amount equals the investment in the Contract) are fully taxable. The taxable portion is taxed at ordinary income tax rates. For certain types of qualified plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code. Owners, annuitants and beneficiaries under the

Contracts should seek competent financial advice about the tax consequences of any distributions.

On March 30, 2010 the Health Care and Education Reconciliation Act ("Reconciliation Act") was signed into law. Among other provisions, the Reconciliation Act imposes a new tax on net investment income. This tax, which goes into effect in 2013, is at the rate of 3.8% of applicable thresholds for Modified Adjusted Gross Income ("MAGI") ($250,000 for joint filers; $125,000 for married individuals filing separately; and, $200,000 for individual filers). An individual with MAGI in excess of the threshold will be required to pay this new tax on net investment income in excess of the applicable MAGI threshold. For this purpose, net investment income generally will include taxable withdrawals from a Non-Qualified contract, as well as other taxable amounts including amounts taxed annually to an owner that is not a natural person. This new tax generally does not apply to Qualified contracts, however taxable distributions from such contracts may be taken into account in determining the applicability of the MAGI thresholds.

The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company and its operations form a part of the Company.

WITHHOLDING TAX ON DISTRIBUTIONS

Generally, you have not paid any federal taxes on the Purchase Payments used to buy a Qualified contract. As a result, most amounts withdrawn from the contract or received as income payments will be taxable income. Exceptions to this general rule include withdrawals attributable to after-tax Roth IRA contributions, designated Roth contributions to a 403(b), 401(k), or governmental 457(b) plan. Withdrawals from Roth IRAs are generally treated for federal tax purposes as coming first from the Roth contributions that have already been taxed, and as entirely tax free. Withdrawals from designated Roth accounts in a 403(b), 401(k) or governmental 457(b) plan, and withdrawals generally from Qualified contracts, are treated generally as coming pro-rata from amounts that already have been taxed and amounts that are taxed upon withdrawal. Qualified Distributions from Roth IRAs, designated Roth accounts in 403(b), 401(k), and governmental 457(b) plans which satisfy certain qualification requirements, including at least five years in a Roth account under the plan or IRA and either attainment of age 59 1/2, death or disability (or, if an IRA for the purchase of a first home), will not be subject to federal income taxation.

The taxable portion of any withdrawal or income payment from a Qualified contract will be subject to an additional 10% federal penalty tax, under the IRC, except in the following circumstances:

     -    after attainment of age 59 1/2;

     -    when paid to your beneficiary after you die;

     -    after you become disabled (as defined in the IRC);

     - as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint expectancies) of you and your designated beneficiary for a period of 5 years or attainment of age 59 1/2, whichever is later;

     - payments to employees after separation from service after attainment of age 55 (does not apply to IRAs);

     -    dividends paid with respect to stock of a corporation described in IRC
          Section 404(k);

     - for payment of medical expenses to the extent such withdrawals do not exceed limitations set by the IRC for deductible amounts paid during the taxable year for medical care;

     - payments to alternate payees pursuant to a qualified domestic relations order (does not apply to IRAs);

     - for payment of health insurance if you are unemployed and meet certain requirements;

     -    distributions from IRAs for higher education expenses;

     -    distributions from IRAs for first home purchases;

     - amounts distributed from a Code Section 457(b) plan other than amounts representing rollovers from an IRA or employer sponsored plan to which the 10% penalty would otherwise apply; and

     - The Pension Protection Act of 2006 created other distribution events and exemptions from the 10% early withdrawal penalty tax. These include payments to certain reservists called up for active duty after September 11, 2001 and payments up to $3,000 per year for health, life and accident insurance by certain retired public safety officers, which are federal income tax-free.

The Code generally requires the Company (or, in some cases, a plan administrator) to withhold federal tax on the taxable portion of any distribution or withdrawal from a contract, subject in certain instances to the payee's right to elect out of withholding or to elect a different rate of withholding. For "eligible rollover distributions" from contracts issued under certain types of qualified plans, not including IRAs, 20% of the distribution must be withheld, unless the payee elects to have the distribution "rolled over" or transferred to another eligible plan in a direct "trustee-to- trustee" transfer. This requirement is mandatory and cannot be waived by the owner. Withholding on other types of distributions, including distributions from IRAs can be waived. An "eligible rollover distribution" is the taxable portion of any amount received by a covered employee from a traditional IRA or retirement plan qualified under Sections 401 or 403 or, if from a plan of a governmental employer, under Section 457(b) of the Code, or from a tax-sheltered annuity qualified under Section 403(b) of the Code other than (1) substantially equal periodic payments calculated using the life (or life expectancy) of the employee, or joint lives (or joint life expectancies) of the employee and his or her designated Beneficiary, or for a specified period of ten years or more; (2) financial hardship withdrawals; and (3) minimum distributions required to be made under the Code (4) distribution of contributions to a Qualified contract which were made in excess of the applicable contribution limit. Failure to "roll over" the entire amount of an eligible rollover distribution (including an amount equal to the 20% portion of the distribution that was withheld) could have adverse tax consequences, including the imposition of a federal penalty tax on premature withdrawals, described later in this section. Only (1) the participant, or, (2) in the case of the participant's death, the participant's surviving spouse, or (3) in the case of a domestic relations order, the participant's spouse or ex-spouse may roll over a distribution into a plan of the participant's own. An exception to this rule is that a non-spousal beneficiary may, subject to plan provisions, roll inherited funds from an eligible retirement plan into an Inherited IRA. An Inherited IRA is an IRA created for the sole purpose of receiving funds inherited by non-spousal beneficiaries of eligible retirement plans. The distribution must be transferred to the Inherited IRA in a direct "trustee-to-trustee" transfer. Inherited IRAs must meet the distribution requirements relating to IRAs inherited by non-spousal beneficiaries under Code sections 408(a)(6) and (b)(3) and 401(a)(9).

Beginning in 2008, subject to federal income limitations, funds in a Qualified contract may be rolled directly over to a Roth IRA. Withdrawals or distributions from a contract other than eligible rollover distributions are also subject to withholding on the taxable portion of the distribution, but the owner may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a married individual claiming 3 withholding exemptions.

The Small Business Jobs Act of 2010 subsequently added the ability for "in-Plan" rollovers of eligible rollover distribution from pre-tax accounts to a designated Roth account in certain employer-sponsored plans which otherwise include or permit designated Roth accounts.

DIVERSIFICATION - SEPARATE ACCOUNT INVESTMENTS

Section 817(h) of the Code imposes certain diversification standards on the underlying assets of Non-Qualified variable annuity contracts. These requirements generally do not apply to Qualified contracts, which are considered "Pension Plan Contracts" for purposes of these Code requirements. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not adequately diversified, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the contract as an annuity contract would result in imposition of federal income tax to the owner with respect to earnings allocable to the contract prior to the receipt of any payments under the contract. The Code contains a safe harbor provision which provides that annuity contracts, such as your contract, meet the diversification requirements if, as of the close of each calendar quarter, the underlying assets meet the diversification standards for a regulated investment company, and no more than 55% of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

The Treasury Department has issued regulations which establish diversification requirements for the investment portfolios underlying variable contracts such as the contracts. The regulations amplify the diversification requirements for variable contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under the regulations an investment portfolio will be deemed adequately diversified if (1) no more than 55% of the value of the total assets of the portfolio is represented by any one investment; (2) no more than 70% of the value of the total assets of the portfolio is represented by any two investments; (3) no more than 80% of the value of the total assets of the portfolio is represented by any three investments; and (4) no more than 90% of the value of the total assets of the portfolio is represented by any four investments. For purposes of determining whether or not the diversification standards imposed on the underlying assets of variable contracts by Section 817(h) of the Code have been met, "each United States government agency or instrumentality shall be treated as a separate issuer."

NON-NATURAL OWNERS

Under Section 72(u) of the Code, the investment earnings on premiums for the Contracts will be taxed currently to the Owner if the Owner is a non-natural person such as a corporation or certain other entities. Such Contracts generally will not be accorded tax-deferred status. However, this treatment is not applied to a Contract held by a trust or other entity as an agent for a natural person or to Contracts held by qualified plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

MULTIPLE CONTRACTS

The Code provides that multiple Non-Qualified annuity contracts which are issued within a calendar year to the same contract owner by one company are treated as one annuity contract for purposes of determining the federal tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a Section 1035 exchange will be considered issued in the year of the exchange. (However, they may be treated as issued on the issue date of the contract being exchanged, for certain purposes, including for determining whether the contract is an immediate annuity contract.) Owners should consult a tax adviser prior to purchasing more than one Non-Qualified annuity contract from the same issuer in any calendar year.

TAX TREATMENT OF ASSIGNMENTS OF QUALIFIED CONTRACTS

Generally, a Qualified contract, including an IRA, may not be assigned or pledged. One exception to this rule is if the assignment is part of a permitted loan program under an employer-sponsored plan (other than a plan funded with IRAs) or pursuant to a domestic relations order meeting the requirements of the plan or arrangement under which the contract is issued (for many plans, a Qualified Domestic Relations Order, or QDRO), or, in the case of an IRA, pursuant to a decree of divorce or separation maintenance or a written instrument incident to such decree.

TAX TREATMENT OF GIFTING, ASSIGNING OR TRANSFERRING OWNERSHIP OF A NON-QUALIFIED CONTRACT

Under IRC Section 72(e), if you transfer ownership of your Non-Qualified Contract to a person other than your spouse (or former spouse if incident to divorce) for less than adequate consideration you will be taxed on the earnings above the purchase payments at the time of transfer. If you transfer ownership of your Non-Qualified Contract and receive payment less than the Contract's value, you will also be liable for the tax on the Contract's value above your purchase payments not previously withdrawn.

The new Contract owner's purchase payments (basis) in the Contract will be increased to reflect the amount included in your taxable income.

FEDERAL WITHDRAWAL RESTRICTIONS FROM QUALIFIED CONTRACTS

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities (TSAs) and certain other Qualified contracts. Withdrawals generally can only be made when an owner: (1) reaches age 59 1/2 (70 1/2 in the case of Section 457(b) Plans); (2) separates from employment from the employer sponsoring the plan; (3) dies; (4) becomes disabled (as defined in the IRC) (does not apply to section 457(b) plans); or (5) experiences a financial hardship (as defined in the IRC). In the case of hardship, the owner generally can only withdraw Purchase Payments. There are certain exceptions to these restrictions which are generally based upon the type of investment arrangement, the type of contributions, and the date the contributions were made. Transfers of amounts from one Qualified contract to another investment option under the same plan, or to another contract or account of the same plan type or from a qualified plan to a state defined benefit plan to purchase service credits are not considered distributions, and thus are not subject to these withdrawal limitations. Such transfers may, however, be subject to limitations under the annuity contract or Plan. On July 26, 2007, the Department of the Treasury published final 403(b) regulations that are largely effective on January 1, 2009. These comprehensive regulations include several new rules and requirements, such as a requirement that employers maintain their 403(b) plans pursuant to a written plan. The final regulations, subsequent IRS guidance, and the terms of the written plan may impose new restrictions on both new and existing contracts, including restrictions on the availability of loans, distributions, transfers and exchanges, regardless of when a contract was purchased.

Prior to the effective date of the final regulations, provisions applicable to tax-free transfers AND exchanges (both referred to below as "transfers") of 403(b) annuity contracts or custodial accounts became effective September 25, 2007, replacing existing rules under IRS Revenue Ruling 90-24 ("90-24 transfer"). Under these new rules, transfers are available only to the extent permitted under the employer's 403(b) plan once established. Additionally, transfers occurring after September 24, 2007 that did not comply with these new rules could have become taxable on January 1, 2009, or the date of the transfer, whichever is later. If you make a transfer to a contract or custodial account that is not part of the employer's 403(b) plan (other than a transfer to a contract or custodial account in a different plan), and the provider and employer failed to enter into an information sharing agreement by January 1, 2009, the transfer would be considered a "failed" transfer that is subject to tax. Additional guidance issued by the IRS generally permits a failed transfer to be corrected no later than June 30, 2009 by re-transferring to a contract or custodial account that is part of the employer's 403(b) plan or that is subject to an information-sharing agreement with the employer.

In general, certain contracts originally established by a 90-24 transfer prior to September 25, 2007 are exempt (or grandfathered) from some of the requirements of the final regulations; provided that no salary reduction or other contributions have ever been made to the contract, and that no additional transfers are made to made to the contract on or after September 25, 2007. Further, contracts that are not grandfathered were generally required to be part of, and subject to the requirements of an employer's 403(b) plan upon its establishment, but no later than by January 1, 2009.

The new rules in the final regulations generally do not affect a participant's ability to transfer some or all of a 403(b) account to a state-defined benefit plan to purchase service credits, where such a transfer is otherwise consistent with applicable rules and requirements and with the terms of the employer's plan.

You may wish to discuss the new regulations and/or the general information above with your tax advisor.

PARTIAL 1035 EXCHANGES OF NON-QUALIFIED ANNUITIES

Section 1035 of the Code provides that a Non-Qualified annuity contract may be exchanged in a tax-free transaction for another Non-Qualified annuity contract. Historically, it was generally understood that only the exchange of an entire annuity contract, as opposed to a partial exchange, would be respected by the IRS as a tax-free exchange. In 1998, the U.S. Tax Court ruled that the direct transfer of a portion of an annuity contract into another annuity contract qualified as a tax-free exchange. In 1999, the IRS acquiesced in that Tax Court decision, but stated that it would nonetheless continue to challenge partial exchange transactions under certain circumstances. In Notice 2003-51, published on July 9, 2003, the IRS announced that, pending the publication of final regulations, it will consider all the facts and circumstances to determine whether a partial exchange and subsequent withdrawal from, or surrender of, either the surviving annuity contract or the new annuity contract within 24 months of the partial exchange should be treated as an integrated transaction, and thus whether the two contracts should be treated as a single contract to determine the tax treatment of the surrender or withdrawal under Section 72 of the Code. The IRS made this earlier guidance permanent in Revenue Procedure 2008-24, superseding Notice 2003-51, although it shortened the presumption period from 24 months to 12 months. Revenue Procedure 2008-24 provides that a transfer will be treated as a tax-free exchange under Code section 1035 if either (a) no amounts are withdrawn from, or received in surrender of, either of the contracts involved in the exchange during the 12 months beginning on the date on which amounts are treated as received as premiums or other consideration paid for the contract received in exchange (the date of transfer); or (b) the taxpayer demonstrates that one of the conditions described in Code section 72(q) or any similar life event (such as divorce or loss of employment) occurred between the date of the transfer and the date of the withdrawal or surrender. We reserve the right to treat partial transfers as tax-reportable distributions, rather than as partial 1035 exchanges, in recognition of certain questions which remain notwithstanding recent IRS guidance on the subject. Such treatment for tax reporting purposes, however, should not prevent a taxpayer from taking a different position on their return, in accordance with the advice of their tax counsel or other tax consultant, if they believe the requirements of IRC Section 1035 have been satisfied. Owners should seek their own tax advice regarding such transactions and the tax risks associated with subsequent surrenders or withdrawals.

QUALIFIED PLANS

The contracts offered by this prospectus are designed to be available for use under various types of qualified plans. Taxation of owners in each qualified plan varies with the type of plan and terms and conditions of each specific plan. Owners and Beneficiaries are cautioned that benefits under a qualified plan may be subject to limitations under the IRC and the employer-sponsored plan, in addition to the terms and conditions of the contracts issued pursuant to the plan. The following are general descriptions of the types of qualified plans with which the contracts may be used. Such descriptions are not exhaustive and are for general information purposes only. The tax rules regarding qualified plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a contract issued under a qualified plan. Contracts issued pursuant to qualified plans include special provisions restricting contract provisions that may otherwise be available and described in this prospectus. Generally, contracts issued pursuant to qualified plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain contractual withdrawal penalties and restrictions may apply to surrenders from Qualified contracts.

(a) Plans of Self-Employed Individuals: "H.R. 10 Plans"

Section 401 of the Code permits self-employed individuals to establish qualified plans for themselves and their employees, commonly referred to as "H.R. 10" or "Keogh" Plans. Contributions made to the plan for the benefit of the employees will not be included in the gross income of the employees, for federal tax purposes, until distributed from the plan if certain conditions are met. The tax consequences to owners may vary depending upon the particular plan design. However, the Code places limitations and restrictions on these plans, such as: amounts of allowable contributions; form, manner and timing of distributions; vesting and non-forfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Purchasers of contracts for use with an H.R. 10 Plan should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(b) Tax-Sheltered Annuities

Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and not-for-profit organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the contracts for the benefit of their employees. Such contributions are not includible in the gross income of the employee until the employee receives distributions from the contract if certain conditions are met. The amount of contributions to the tax-sheltered annuity is limited to certain maximums imposed by the Code. One of these limits, on the amount that the employee may contribute on a voluntary basis, is imposed by the annuity contract as well as by the Code. That limit for 2012 is the lesser of 100% of includible compensation or $17,000. The limit may be increased by up to $3,000 for certain employees with at least fifteen years of full-time equivalent service with an eligible employer, and by an additional $5,500 in 2012 for employees age 50 or older, provided that other applicable requirements are satisfied. Total combined employer and employee contributions for 2012 may not exceed the lesser of $50,000 or 100% of compensation. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, nondiscrimination and withdrawals. Any employee should obtain competent tax advice as to the tax treatment and suitability of such an Investment.

(c) Individual Retirement Annuities

Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as a traditional "Individual Retirement Annuity" ("IRA"). Under applicable limitations, certain amounts may be contributed to an IRA which will be deductible from the individual's gross income. The ability to deduct an IRA contribution to a traditional IRA is subject to limits based upon income levels, retirement plan participation status, and other factors. The maximum IRA (traditional and/or Roth) contribution for 2012 is the lesser of $5,000 or 100% of compensation. Individuals age 50 or older may be able to contribute an additional $1,000 in 2012. IRAs are subject to limitations on eligibility, contributions, transferability and distributions. Sales of contracts for use with IRAs are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of contracts to be qualified as IRAs should obtain competent tax advice as to the tax treatment and suitability of such an investment. If neither the Owner or the Owner's spouse is covered by an employer retirement plan, the IRA contribution may be fully deductible. If the Owner, or if filing jointly, the Owner or spouse, is covered by an employer retirement plan, the Owner may be entitled to only a partial (reduced) deduction or no deduction at all, depending on adjusted gross income, The rules concerning what constitutes "coverage" are complex and purchasers should consult their tax advisor or Internal Revenue Service Publication 590 for more details. The effect of income on the deduction, is sometimes called the adjusted gross income limitation (AGI limit). A modified AGI at or below a certain threshold level allows a full deduction of contributions regardless of coverage under an employer's plan. If you and your spouse are filing jointly and have a modified AGI in 2012 of less than $92,000, your contribution may be fully deductible; if your income is between $92,000 and $112,000, your contribution may be partially deductible and if your income is $112,000 or more, your contribution may not be deductible. If you are single and your income in 2012 is less than $58,000, your contribution may be fully deductible; if your income is between $58,000 and $68,000, your contribution may be partially deductible and if your income is $68,000 or more, your contribution may not be deductible. If you are married filing separately and you lived with your spouse at anytime during the year, and your income exceeds $10,000, none of your contribution may be deductible. If you and your spouse file jointly, and you are not covered by a plan but your spouse is: if your modified AGI in 2012 is between $173,000 and $183,000, your contribution may be partially deductible.

(d) Roth IRAs

Section 408A of the Code permits an individual to contribute to an individual retirement program called a Roth IRA. Contributions to a Roth IRA are not deductible but distributions are tax-free if certain requirements are satisfied. The maximum IRA (traditional and/or Roth) contribution for 2012 is the lesser of $5,000 or 100% of compensation. Individuals age 50 or older may be able to contribute an additional $1,000 in 2012. Unlike traditional IRAs, to which everyone can contribute even if they cannot deduct the full contribution, Roth IRAs have income limitations on who can establish such a contract. Generally, you can make a full or partial contribution to a Roth IRA if you have taxable compensation and your modified adjusted gross income in 2012 is less than:
$173,000 for married filing jointly or qualifying widow(er), $10,000 for married filing separately and you lived with your spouse at any time during the year, and $110,000 for single, head of household, or married filing separately and you did not live with your spouse at any time during the year. All persons may be eligible to convert a distribution from an employer-sponsored plan or from a traditional IRA into a Roth IRA. Conversions or rollovers from qualified plans into Roth IRAs normally require taxes to be paid on any previously untaxed amounts included in the amount converted. If the Contracts are made available for use with Roth IRAs, they may be subject to special requirements imposed by the Internal Revenue Service ("IRS"). Purchasers of the Contracts for this purpose will be provided with such supplementary information as may be required by the IRS or other appropriate agency.

(e) Pension and Profit-Sharing Plans

Section 401(a) of the Code permits certain employers to establish various types of retirement plans, including 401(k) plans, for employees. However, governmental employers may not establish new 401(k) plans. These retirement plans may permit the purchase of the contracts to provide benefits under the plan. Contributions to the plan for the benefit of employees will not be includible in the gross income of the employee until distributed from the plan if certain conditions are met. The tax consequences to owners may vary depending upon the particular plan design. However, the Code places limitations on all plans on such items as amount of allowable contributions; form, manner and timing of distributions; investing and non-forfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Purchasers of contracts for use with pension or profit sharing plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

(f) Deferred Compensation Plans - Section 457(b)

Under Section 457(b) of the Code, governmental and certain other tax-exempt employers may establish, for the benefit of their employees, deferred compensation plans, which may invest in annuity contracts. The Code, as in the case of employer sponsored retirement plans generally establishes limitations and restrictions on eligibility, contributions and distributions. Under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan if certain conditions are met. Funds in a non-governmental 457(b) plan remain assets of the employer and are subject to claims by the creditors of the employer. As of January 1, 1999, all 457(b) plans of state and local governments must hold assets and income in a qualifying trust, custodial account, or annuity contract for the exclusive benefit of participants and their Beneficiaries.

ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001 AND PENSION PROTECTION ACT OF 2006

For tax years beginning in 2002, the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) expanded the range of eligible tax-free rollover distributions that may be made among qualified plans and increased contribution limits applicable to these plans. The changes made to the IRC by EGTRRA were scheduled to expire on December 31, 2010. The Pension Protection Act of 2006 made permanent those provisions of EGTRRA relating to IRAs and employer sponsored plans.

                               BROKER-DEALER FIRMS
                       RECEIVING REVENUE SHARING PAYMENTS


The following list includes the names of member firms of the FINRA (or their affiliated broker-dealers) that we believe received a revenue sharing payment of more than $5,000 as of the calendar year ending December 31, 2011, from SunAmerica Annuity and Life Assurance Company and The United States Life Insurance Company in the City of New York, both affiliated companies. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Contract.


BancWest Investment Services, Inc.
CCO Investment Services Corporation
Citigroup Global Markets Inc.
CUSO Financial Services, L.P.
Edward D. Jones & Co., L.P.
Financial Network Investment Corporation
FSC Securities Corp.
Infinex Investments, Inc.
ING Financial Partners, Inc.
Janney Montgomery Scott LLC.
J.J.B. Hilliard, W.L. Lyons, Inc.
James Borello & Co
Lincoln Financial Advisor
Lincoln Financial Securities
LPL Financial Corporation
Morgan Keegan & Company, Inc.
Morgan Stanley & Co., Incorporated
Multi Financial Securities Corp.
NEXT Financial Group, Inc.
Primevest Financial Services, Inc.
Raymond James & Associates
Raymond James Financial
RBC Capital Markets Corporation
Royal Alliance Associates, Inc.
SagePoint Financial, Inc.
Sammons Securities Co. LLC
Securities America, Inc.
UBS Financial Services Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Advisor, LLC
Wescom Financial Services

We will update this list annually; interim arrangements may not be reflected. You are encouraged to review the prospectus for each Underlying Fund for any other compensation arrangements pertaining to the distribution of Underlying Fund shares.

Certain broker dealers with which we have selling agreements are our affiliates. In an effort to promote the sale of our products, affiliated firms may pay their registered representatives additional cash incentives which may include but are not limited to bonus payments, expense payments, health and retirement benefits or the waiver of overhead costs or expenses in connection with the sale of the Contracts, that they would not receive in connection with the sale of contracts issued by unaffiliated companies.

                  MARKETING EXPENSE PAYMENTS TO AMERICAN FUNDS

Pursuant to an agreement between the Company, Capital Research and Management Company and American Funds Distributors, Inc. ("AFD"), the Company will pay to AFD a marketing expense allowance for AFD's marketing assistance equal to 0.16% of Purchase Payments invested in Underlying Funds of American Funds Insurance Series. This expense is not paid directly by contract Owners.

                           DISTRIBUTION OF CONTRACTS

     The contracts are offered on a continuous basis through SunAmerica Capital Services, Inc., located at Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311-4992. SunAmerica Capital Services, Inc. is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority. The Company and SunAmerica Capital Services, Inc. are each an indirect, wholly owned subsidiary of American International Group. No underwriting fees are paid in connection with the distribution of the contracts.

                              FINANCIAL STATEMENTS


     PricewaterhouseCoopers LLP, located at 1201 Louisiana Street, Suite 2900, Houston, Texas 77002, serves as the independent registered public accounting firm for Variable Annuity Account Seven, American General Life Insurance Company ("AGL"), the life companies listed below and American International Group, Inc.

     We are required to include additional life companies' financial statements in the Statement of Additional Information to reflect the effect of the Merger.

     You may obtain a free copy of these financial statements if you write us at our Annuity Service Center or call us at 1-800-445-7862. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

     The following financial statements are included in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     - Audited Financial Statements of Variable Annuity Account Seven of SunAmerica Annuity and Life Assurance Company for the year ended December 31, 2011

     - Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009

     - Audited Statutory Financial Statements of American General Assurance Company for years ended December 31, 2011 and 2010

     - Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010

     - Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009

     - Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010

     - Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

     - Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

     The following financial statements are also included in the Statement of Additional Information:

     - Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011

     The financial statements of the life companies listed above should be considered only as bearing on the ability of the AGL to meet its obligation under the contracts.

AMERICAN INTERNATIONAL GROUP, INC. FINANCIAL INFORMATION

     On March 30, 2011, American International Group, Inc. and the Company entered into an Unconditional Capital Maintenance Agreement. As a result, the financial statements of American International Group, Inc. are incorporated by reference below. American International Group, Inc. does not underwrite any contracts referenced herein.

     The following financial statements are incorporated by reference in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     - Consolidated Financial Statements and Financial Statement Schedules of American International Group, Inc.'s Current Report on Form 8-K dated May 4, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting)

     - American International Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011

     The following financial statements are also incorporated by reference in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting:

     - Consolidated Financial Statements of AIA Group Limited incorporated by reference to American International Group, Inc.'s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011

                         VARIABLE ANNUITY ACCOUNT SEVEN

                                       OF

                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2011 AND 2010

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 2011 AND 2010

                                    CONTENTS

Report of Independent Registered Public Accounting Firm .....................  1
Statements of Assets and Liabilities, December 31, 2011 .....................  2
Schedules of Portfolio Investments, December 31, 2011 ....................... 10
Statements of Operations, for the year ended December 31, 2011 .............. 11
Statements of Changes in Net Assets, for the year ended December 31, 2011 ... 19
Statements of Changes in Net Assets, for the eight months ended
  December 31, 2010, except as indicated .................................... 27
Statements of Changes in Net Assets, for the year ended April 30, 2010 ...... 35
Notes to Financial Statements ............................................... 43

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of SunAmerica Annuity and Life Assurance Company and the Contractholders of its separate account, Variable Annuity Account Seven:

In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of each of the Variable Accounts constituting Variable Annuity Account Seven (the "Separate Account"), a separate account of SunAmerica Annuity and Life Assurance Company, at December 31, 2011, and the results of their operations for the year then ended, and the changes in each of their net assets for the year ended December 31, 2011, for the periods indicated in the eight months ended December 31, 2010 and for the year ended April 30, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Separate Account's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2011 by correspondence with the custodians and transfer agents, provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
April 25, 2012

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2011

                                                                   Capital    Government and
                                              Asset Allocation  Appreciation   Quality Bond                     Asset Allocation
                                                 Portfolio        Portfolio     Portfolio     Growth Portfolio      Portfolio
                                                 (Class 1)       (Class 1)       (Class 1)        (Class 1)         (Class 3)
                                              ----------------  ------------  --------------  ----------------  ----------------
Assets:
  Investments in Trusts, at net asset value      $12,702,926     $70,183,281    $56,385,005      $31,593,436        $5,456,788

Liabilities:                                              --              --             --               --                --
                                                 -----------     -----------    -----------      -----------        ----------

Net assets:                                      $12,702,926     $70,183,281    $56,385,005      $31,593,436        $5,456,788
                                                 ===========     ===========    ===========      ===========        ==========

  Accumulation units                             $12,666,252     $70,009,875    $56,234,185      $31,531,443        $5,456,788

  Contracts in payout (annuitization) period          36,674         173,406        150,820           61,993                --
                                                 -----------     -----------    -----------      -----------        ----------

     Total net assets                            $12,702,926     $70,183,281    $56,385,005      $31,593,436        $5,456,788
                                                 ===========     ===========    ===========      ===========        ==========

Accumulation units outstanding                       642,249       3,863,350      3,152,043        2,361,780           357,310
                                                 ===========     ===========    ===========      ===========        ==========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                          22             926             77              973                --
  Unit value of accumulation units               $     16.42     $     11.89    $     16.41      $     10.03        $       --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                     400,609       3,319,573      2,448,302        2,028,986           307,308
  Unit value of accumulation units               $     15.52     $     16.07    $     17.12      $     11.76        $    15.30

Contracts with total expenses of 0.95%
  Accumulation units outstanding                          --              --             --               --            30,480
  Unit value of accumulation units               $        --     $        --    $        --      $        --        $    15.28

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                      29,487         297,984        164,752          140,634            10,381
  Unit value of accumulation units               $     15.11     $     15.63    $     16.66      $     11.44        $    14.89

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                          --              --             --               --             9,141
  Unit value of accumulation units               $        --     $        --    $        --      $        --        $    14.89

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                     212,131         244,867        538,912          191,187                --
  Unit value of accumulation units               $     28.47     $     49.68    $     21.77      $     32.00        $       --

                                                  Capital      Government and
                                               Appreciation     Quality Bond                     Natural Resources     Aggressive
                                                 Portfolio        Portfolio    Growth Portfolio      Portfolio      Growth Portfolio
                                                 (Class 3)        (Class 3)       (Class 3)          (Class 3)          (Class 1)
                                             ----------------  --------------  ----------------  -----------------  ----------------
Assets:
  Investments in Trusts, at net asset value    $105,117,546      $97,013,952      $3,958,202         $6,378,281        $4,336,866

Liabilities:                                             --               --              --                 --                --
                                               ------------      -----------      ----------         ----------        ----------

Net assets:                                    $105,117,546      $97,013,952      $3,958,202         $6,378,281        $4,336,866
                                               ============      ===========      ==========         ==========        ==========

  Accumulation units                           $105,062,852      $96,869,292      $3,958,202         $6,378,281        $4,334,320

  Contracts in payout (annuitization) period         54,694          144,660              --                 --             2,546
                                               ------------      -----------      ----------         ----------        ----------

     Total net assets                          $105,117,546      $97,013,952      $3,958,202         $6,378,281        $4,336,866
                                               ============      ===========      ==========         ==========        ==========

Accumulation units outstanding                    6,638,165        5,757,968         341,477            654,820           381,288
                                               ============      ===========      ==========         ==========        ==========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                         --               --              --                 --                12
  Unit value of accumulation units             $         --      $        --      $       --         $       --        $     5.36

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                  6,392,822        4,934,413         330,585            612,888           111,402
  Unit value of accumulation units             $      15.85      $     16.87      $    11.60         $     9.75        $     8.19

Contracts with total expenses of 0.95%
  Accumulation units outstanding                     87,337          534,665           6,968             13,784                --
  Unit value of accumulation units             $      15.80      $     16.86      $    11.59         $     9.73        $       --

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                    124,318           73,420             915             16,837            29,874
  Unit value of accumulation units             $      15.41      $     16.42      $    11.26         $     9.61        $     7.98

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                     33,688          215,470           3,009             11,311                --
  Unit value of accumulation units             $      15.37      $     16.41      $    11.27         $     9.60        $       --

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                         --               --              --                 --           240,000
  Unit value of accumulation units             $         --      $        --      $       --         $       --        $    13.28

(1)  Offered in Polaris Plus product.

(2) Offered in Polaris II Asset Manager, Polaris II A-Class, and Polaris II A-Class Platinum products.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2011
                                   (continued)

                                             Alliance Growth      Balanced     Blue Chip Growth   Capital Growth     Cash Management
                                                Portfolio        Portfolio         Portfolio        Portfolio           Portfolio
                                                (Class 1)        (Class 1)         (Class 1)        (Class 1)           (Class 1)
                                             ----------------  --------------  ----------------  -----------------  ----------------
Assets:
  Investments in Trusts, at net asset value     $20,614,056      $16,862,084      $1,032,130         $1,138,262        $19,038,886

Liabilities:                                             --               --              --                 --                 --
                                                -----------      -----------      ----------         ----------        -----------

Net assets:                                     $20,614,056      $16,862,084      $1,032,130         $1,138,262        $19,038,886
                                                ===========      ===========      ==========         ==========        ===========

  Accumulation units                            $20,602,290      $16,775,908      $1,032,130         $1,138,262        $18,927,383

  Contracts in payout (annuitization) period         11,766           86,176              --                 --            111,503
                                                -----------      -----------      ----------         ----------        -----------

    Total net assets                            $20,614,056      $16,862,084      $1,032,130         $1,138,262        $19,038,886
                                                ===========      ===========      ==========         ==========        ===========

Accumulation units outstanding                      927,957        1,107,883         174,245            148,001          1,583,571
                                                ===========      ===========      ==========         ==========        ===========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                      1,867              524              --                 --                 30
  Unit value of accumulation units              $      6.74      $      8.95      $       --         $       --        $     11.22

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                    371,570          337,401         167,095            134,214          1,184,921
  Unit value of accumulation units              $      8.11      $     10.36      $     5.93         $     7.71        $     11.63

Contracts with total expenses of 0.95%
  Accumulation units outstanding                         --               --              --                 --                 --
  Unit value of accumulation units              $        --      $        --      $       --         $       --        $        --

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                     24,342            8,970           7,150             13,787             62,533
  Unit value of accumulation units              $      7.89      $     10.09      $     5.77         $     7.50        $     11.34

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                         --               --              --                 --                 --
  Unit value of accumulation units              $        --      $        --      $       --         $       --        $        --

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                    530,178          760,988              --                 --            336,087
  Unit value of accumulation units              $     32.81      $     17.44      $       --         $       --        $     13.54

                                              Corporate Bond    Davis Venture    "Dogs" of Wall    Emerging Markets   Equity Index
                                                 Portfolio     Value Portfolio  Street Portfolio      Portfolio         Portfolio
                                                 (Class 1)        (Class 1)         (Class 1)         (Class 1)         (Class 1)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $68,020,756      $57,459,907       $3,758,211         $7,759,890       $9,620,430

Liabilities:                                             --               --               --                 --               --
                                                -----------      -----------       ----------         ----------       ----------

Net assets:                                     $68,020,756      $57,459,907       $3,758,211         $7,759,890       $9,620,430
                                                ===========      ===========       ==========         ==========       ==========

  Accumulation units                            $67,976,153      $57,370,099       $3,758,211         $7,735,402       $9,596,341

  Contracts in payout (annuitization) period         44,603           89,808               --             24,488           24,089
                                                -----------      -----------       ----------         ----------       ----------

    Total net assets                            $68,020,756      $57,459,907       $3,758,211         $7,759,890       $9,620,430
                                                ===========      ===========       ==========         ==========       ==========

Accumulation units outstanding                    3,163,389        3,661,616          247,452            404,082        1,008,160
                                                ===========      ===========       ==========         ==========       ==========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                         --              952                4                 --               --
  Unit value of accumulation units              $        --      $     12.81       $    16.10         $       --       $       --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                  2,799,036        3,088,508           81,882            141,502               --
  Unit value of accumulation units              $     21.29      $     14.05       $    16.89         $    21.86       $       --

Contracts with total expenses of 0.95%
  Accumulation units outstanding                         --               --               --                 --               --
  Unit value of accumulation units              $        --      $        --       $       --         $       --       $       --

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                    194,787          280,607            6,655             17,829               --
  Unit value of accumulation units              $     20.71      $     13.67       $    16.47         $    21.31       $       --

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                         --               --               --                 --               --
  Unit value of accumulation units              $        --      $        --       $       --         $       --       $       --

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                    169,566          291,549          158,911            244,751        1,008,160
  Unit value of accumulation units              $     25.93      $     35.09       $    14.26         $    17.52       $     9.54

(1)  Offered in Polaris Plus product.

(2) Offered in Polaris II Asset Manager, Polaris II A-Class, and Polaris II A-Class Platinum products.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2011
                                   (continued)

                                                  Equity         Fundamental                                             Growth
                                              Opportunities        Growth         Global Bond      Global Equities    Opportunities
                                                Portfolio         Portfolio        Portfolio          Portfolio         Portfolio
                                                (Class 1)         (Class 1)        (Class 1)          (Class 1)          (Class 1)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $8,917,611        $9,920,792       $15,102,584        $4,878,592        $1,550,205

Liabilities:                                            --                --                --                --                --
                                                ----------        ----------       -----------        ----------        ----------

Net assets:                                     $8,917,611        $9,920,792       $15,102,584        $4,878,592        $1,550,205
                                                ==========        ==========       ===========        ==========        ==========

  Accumulation units                            $8,892,599        $9,901,824       $15,088,926        $4,877,039        $1,549,594

  Contracts in payout (annuitization) period        25,012            18,968            13,658             1,553               611
                                                ----------        ----------       -----------        ----------        ----------

    Total net assets                            $8,917,611        $9,920,792       $15,102,584        $4,878,592        $1,550,205
                                                ==========        ==========       ===========        ==========        ==========

Accumulation units outstanding                     679,123           979,576           786,317           375,753           254,477
                                                ==========        ==========       ===========        ==========        ==========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                        --                87                24                --                --
  Unit value of accumulation units              $       --        $     6.24       $     17.14        $       --        $       --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                   547,143           619,790           598,083           200,924           240,248
  Unit value of accumulation units              $    12.24        $     6.79       $     18.28        $     8.75        $     6.08

Contracts with total expenses of 0.95%
  Accumulation units outstanding                        --                --                --                --                --
  Unit value of accumulation units              $       --        $       --       $        --        $       --        $       --

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                    40,750            51,425            66,709            24,642            14,229
  Unit value of accumulation units              $    11.91        $     6.61       $     17.79        $     8.52        $     6.27

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                        --                --                --                --                --
  Unit value of accumulation units              $       --        $       --       $        --        $       --        $       --

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                    91,230           308,274           121,501           150,187                --
  Unit value of accumulation units              $    19.04        $    17.43       $     24.57        $    19.38        $       --

                                                                                 International                             MFS
                                                                                  Diversified       International      Massachusetts
                                              Growth-Income    High-Yield Bond      Equities          Growth and     Investors Trust
                                                Portfolio         Portfolio        Portfolio       Income Portfolio     Portfolio
                                                (Class 1)         (Class 1)        (Class 1)          (Class 1)         (Class 1)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $17,904,980      $13,645,893       $4,981,467         $8,694,008       $4,000,677

Liabilities:                                             --               --               --                 --               --
                                                -----------      -----------       ----------         ----------       ----------

Net assets:                                     $17,904,980      $13,645,893       $4,981,467         $8,694,008       $4,000,677
                                                ===========      ===========       ==========         ==========       ==========

  Accumulation units                            $17,828,057      $13,634,421       $4,946,316         $8,688,961       $3,998,372

  Contracts in payout (annuitization) period         76,923           11,472           35,151              5,047            2,305
                                                -----------      -----------       ----------         ----------       ----------

    Total net assets                            $17,904,980      $13,645,893       $4,981,467         $8,694,008       $4,000,677
                                                ===========      ===========       ==========         ==========       ==========

Accumulation units outstanding                      934,705          766,664          560,559            820,755          367,906
                                                ===========      ===========       ==========         ==========       ==========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                        150               21               44                712               --
  Unit value of accumulation units              $      8.93      $     17.19       $    12.63         $     8.94       $       --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                    467,904          613,082          376,656            542,775          343,551
  Unit value of accumulation units              $      9.76      $     16.84       $     7.87         $     9.95       $    10.89

Contracts with total expenses of 0.95%
  Accumulation units outstanding                         --               --               --                 --               --
  Unit value of accumulation units              $        --      $        --       $       --         $       --       $       --

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                     29,007           41,959           32,348             56,709           24,355
  Unit value of accumulation units              $      9.50      $     16.40       $     7.66         $     9.69       $    10.60

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                         --               --               --                 --               --
  Unit value of accumulation units              $        --      $        --       $       --         $       --       $       --

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                    437,644          111,602          151,511            220,559               --
  Unit value of accumulation units              $     29.84      $     23.61       $    11.68         $    12.41       $       --

(1)  Offered in Polaris Plus product.

(2) Offered in Polaris II Asset Manager, Polaris II A-Class, and Polaris II A-Class Platinum products.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2011
                                   (continued)

                                             MFS Total Return   Mid-Cap Growth     Real Estate      Small Company       Technology
                                                 Portfolio        Portfolio         Portfolio      Value Portfolio      Portfolio
                                                 (Class 1)        (Class 1)         (Class 1)         (Class 1)         (Class 1)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $86,038,905       $3,521,322       $5,299,776         $3,681,375         $318,713

Liabilities:                                             --               --               --                 --               --
                                                -----------       ----------       ----------         ----------         --------

Net assets:                                     $86,038,905       $3,521,322       $5,299,776         $3,681,375         $318,713
                                                ===========       ==========       ==========         ==========         ========

  Accumulation units                            $85,799,595       $3,519,279       $5,299,454         $3,681,375         $318,713

  Contracts in payout (annuitization) period        239,310            2,043              322                 --               --
                                                -----------       ----------       ----------         ----------         --------

    Total net assets                            $86,038,905       $3,521,322       $5,299,776         $3,681,375         $318,713
                                                ===========       ==========       ==========         ==========         ========

Accumulation units outstanding                    5,205,010          372,085          192,759            141,214          139,237
                                                ===========       ==========       ==========         ==========         ========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                         --               --               15                362               --
  Unit value of accumulation units              $        --       $       --       $    25.77         $    18.87         $     --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                  4,814,248          346,585          104,510                 --          117,091
  Unit value of accumulation units              $     16.56       $     9.48       $    29.72         $       --         $   2.30

Contracts with total expenses of 0.95%
  Accumulation units outstanding                         --               --               --                 --               --
  Unit value of accumulation units              $        --       $       --       $       --         $       --         $     --

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                    390,762           25,500            7,305               --             22,146
  Unit value of accumulation units              $     16.12       $     9.23       $    28.93         $     --           $   2.24

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                         --               --               --                 --               --
  Unit value of accumulation units              $        --       $       --       $       --         $       --         $     --

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                         --               --           80,929            140,852               --
  Unit value of accumulation units              $        --       $       --       $    24.49         $    26.09         $     --

                                                                    Total
                                             Telecom Utility     Return Bond       Aggressive      Alliance Growth      Balanced
                                                Portfolio         Portfolio     Growth Portfolio      Portfolio         Portfolio
                                                (Class 1)         (Class 1)        (Class 3)          (Class 3)         (Class 3)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $2,245,084       $26,095,979        $385,850          $9,130,254       $4,064,697

Liabilities:                                            --                --              --                  --               --
                                                ----------       -----------        --------          ----------       ----------

Net assets:                                     $2,245,084       $26,095,979        $385,850          $9,130,254       $4,064,697
                                                ==========       ===========        ========          ==========       ==========

  Accumulation units                            $2,232,873       $26,095,979        $385,850          $9,130,254       $4,064,697

  Contracts in payout (annuitization) period        12,211                --              --                  --               --
                                                ----------       -----------        --------          ----------       ----------

    Total net assets                            $2,245,084       $26,095,979        $385,850          $9,130,254       $4,064,697
                                                ==========       ===========        ========          ==========       ==========

Accumulation units outstanding                     142,761         1,281,945          47,837           1,143,404          398,661
                                                ==========       ===========        ========          ==========       ==========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                        52                --              --                  --               --
  Unit value of accumulation units              $    13.21       $        --        $     --          $       --       $       --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                    46,633         1,134,476          39,725           1,118,951          325,995
  Unit value of accumulation units              $    12.42       $     19.82        $   8.07          $     7.99       $    10.22

Contracts with total expenses of 0.95%
  Accumulation units outstanding                        --                --           6,372               1,215           45,572
  Unit value of accumulation units              $       --       $        --        $   8.07          $     7.97       $    10.21

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                     4,305            67,149             548              22,485            4,616
  Unit value of accumulation units              $    12.10       $     19.30        $   7.93          $     7.77       $     9.88

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                        --                --           1,192                 753           22,478
  Unit value of accumulation units              $       --       $        --        $   7.92          $     7.76       $     9.88

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                    91,771            80,320              --                  --               --
  Unit value of accumulation units              $    17.58       $     28.77        $     --          $       --       $       --

(1)  Offered in Polaris Plus product.

(2) Offered in Polaris II Asset Manager, Polaris II A-Class, and Polaris II A-Class Platinum products.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2011
                                   (continued)

                                             Blue Chip Growth   Capital Growth  Cash Management    Corporate Bond     Davis Venture
                                                Portfolio         Portfolio        Portfolio         Portfolio       Value Portfolio
                                                (Class 3)         (Class 3)        (Class 3)         (Class 3)          (Class 3)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $1,777,763        $3,109,242       $13,425,444       $172,812,534      $81,238,583

Liabilities:                                            --                --                --                 --               --
                                                ----------        ----------       -----------       ------------      -----------

Net assets:                                     $1,777,763        $3,109,242       $13,425,444       $172,812,534      $81,238,583
                                                ==========        ==========       ===========       ============      ===========

  Accumulation units                            $1,777,763        $3,109,242       $13,425,444       $172,804,641      $81,219,383

  Contracts in payout (annuitization) period            --                --                --              7,893           19,200
                                                ----------        ----------       -----------       ------------      -----------

    Total net assets                            $1,777,763        $3,109,242       $13,425,444       $172,812,534      $81,238,583
                                                ==========        ==========       ===========       ============      ===========

Accumulation units outstanding                     304,672           409,439         1,171,718          8,239,617        5,871,997
                                                ==========        ==========       ===========       ============      ===========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                        --                --                --                 --               --
  Unit value of accumulation units              $       --        $       --       $        --       $         --      $        --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                   241,176           396,118         1,065,113          7,825,877        5,626,575
  Unit value of accumulation units              $     5.85        $     7.60       $     11.46       $      20.99      $     13.84

Contracts with total expenses of 0.95%
  Accumulation units outstanding                    47,145             4,175            86,712            209,299          105,832
  Unit value of accumulation units              $     5.84        $     7.60       $     11.46       $      20.98      $     13.82

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                       922             7,266            12,947            128,139           93,562
  Unit value of accumulation units              $     5.65        $     7.39       $     11.11       $      20.42      $     13.47

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                    15,429             1,880             6,946             76,302           46,028
  Unit value of accumulation units              $     5.65        $     7.39       $     11.11       $      20.41      $     13.44

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                        --                --                --                 --               --
  Unit value of accumulation units              $       --        $       --       $        --       $         --      $        --

                                                                  Emerging          Equity                             Fundamental
                                              "Dogs" of Wall       Markets        Opportunities     Foreign Value         Growth
                                             Street Portfolio     Portfolio        Portfolio          Portfolio         Portfolio
                                                 (Class 3)        (Class 3)        (Class 3)           (Class 3)        (Class 3)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $1,722,968        $9,319,379       $1,089,923        $64,786,340       $2,829,282

Liabilities:                                            --                --               --                 --               --
                                                ----------        ----------       ----------        -----------       ----------

Net assets:                                     $1,722,968        $9,319,379       $1,089,923        $64,786,340       $2,829,282
                                                ==========        ==========       ==========        ===========       ==========

  Accumulation units                            $1,707,558        $9,319,379       $1,089,923        $64,772,433       $2,829,282

  Contracts in payout (annuitization) period        15,410                --               --             13,907               --
                                                ----------        ----------       ----------        -----------       ----------

    Total net assets                            $1,722,968        $9,319,379       $1,089,923        $64,786,340       $2,829,282
                                                ==========        ==========       ==========        ===========       ==========

Accumulation units outstanding                     103,475           432,992           90,495          7,616,670          422,765
                                                ==========        ==========       ==========        ===========       ==========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                        --                --               --                 --               --
  Unit value of accumulation units              $       --        $       --       $       --        $        --       $       --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                    99,735           404,837           84,431          6,372,025          415,891
  Unit value of accumulation units              $    16.66        $    21.54       $    12.06        $      8.51       $     6.70

Contracts with total expenses of 0.95%
  Accumulation units outstanding                     2,212            14,205              549            835,489              914
  Unit value of accumulation units              $    16.67        $    21.51       $    12.06        $      8.51       $     6.69

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                       808             9,025            5,259             91,547            3,341
  Unit value of accumulation units              $    16.20        $    21.00       $    11.74        $      8.39       $     6.48

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                       720             4,925              256            317,609            2,619
  Unit value of accumulation units              $    16.21        $    20.99       $    11.75        $      8.39       $     6.48

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                        --                --               --                 --               --
  Unit value of accumulation units              $       --        $       --       $       --        $        --       $       --

(1)  Offered in Polaris Plus product.

(2) Offered in Polaris II Asset Manager, Polaris II A-Class, and Polaris II A-Class Platinum products.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2011
                                   (continued)

                                                                                     Growth
                                               Global Bond     Global Equities   Opportunities      Growth-Income    High-Yield Bond
                                                Portfolio         Portfolio         Portfolio         Portfolio         Portfolio
                                                (Class 3)         (Class 3)         (Class 3)         (Class 3)         (Class 3)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value    $26,445,146        $1,155,601       $19,802,800        $6,662,058       $35,021,899

Liabilities:                                            --                --                --                --                --
                                               -----------        ----------       -----------        ----------       -----------

Net assets:                                    $26,445,146        $1,155,601       $19,802,800        $6,662,058       $35,021,899
                                               ===========        ==========       ===========        ==========       ===========

  Accumulation units                           $26,423,690        $1,155,601       $19,802,800        $6,662,058       $34,968,953

  Contracts in payout (annuitization) period        21,456                --                --                --            52,946
                                               -----------        ----------       -----------        ----------       -----------

    Total net assets                           $26,445,146        $1,155,601       $19,802,800        $6,662,058       $35,021,899
                                               ===========        ==========       ===========        ==========       ===========

Accumulation units outstanding                   1,469,111           133,917         3,300,537           694,256         2,111,423
                                               ===========        ==========       ===========        ==========       ===========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                        --                --                --                --                --
  Unit value of accumulation units             $        --        $       --       $        --        $       --       $        --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                 1,366,513           128,888         3,011,808           511,134         2,036,917
  Unit value of accumulation units             $     18.02        $     8.63       $      5.99        $     9.62       $     16.60

Contracts with total expenses of 0.95%
  Accumulation units outstanding                    54,780             4,043           184,748           122,533            25,720
  Unit value of accumulation units             $     18.00        $     8.63       $      5.99        $     9.62       $     16.59

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                    18,136               647            46,955            12,290            31,964
  Unit value of accumulation units             $     17.54        $     8.43       $      6.18        $     9.32       $     16.17

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                    29,682               339            57,026            48,299            16,822
  Unit value of accumulation units             $     17.52        $     8.43       $      6.18        $     9.32       $     16.16

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                        --                --                --                --                --
  Unit value of accumulation units             $        --        $       --       $        --        $       --       $        --

                                              International     International
                                               Diversified       Growth and                       MFS Massachusetts        MFS
                                                 Equities          Income        Marsico Focused   Investors Trust    Total Return
                                                Portfolio         Portfolio     Growth Portfolio     Portfolio          Portfolio
                                                (Class 3)         (Class 3)         (Class 3)        (Class 3)          (Class 3)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $4,648,045       $32,850,575       $3,170,730        $33,390,332       $111,079,120

Liabilities:                                            --                --               --                 --                 --
                                                ----------       -----------       ----------        -----------       ------------

Net assets:                                     $4,648,045       $32,850,575       $3,170,730        $33,390,332       $111,079,120
                                                ==========       ===========       ==========        ===========       ============

  Accumulation units                            $4,648,045       $32,850,575       $3,170,730        $33,390,332       $111,063,382

  Contracts in payout (annuitization) period            --                --               --                 --             15,738
                                                ----------       -----------       ----------        -----------       ------------

    Total net assets                            $4,648,045       $32,850,575       $3,170,730        $33,390,332       $111,079,120
                                                ==========       ===========       ==========        ===========       ============

Accumulation units outstanding                     599,697         3,349,655          317,623          3,118,241          6,808,929
                                                ==========       ===========       ==========        ===========       ============

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                        --                --               --                 --                 --
  Unit value of accumulation units              $       --        $       --       $       --        $        --       $         --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                   584,966         3,290,580          259,755          2,550,427          6,607,241
  Unit value of accumulation units              $     7.75       $      9.81       $     9.99        $     10.73       $      16.32

Contracts with total expenses of 0.95%
  Accumulation units outstanding                     4,630             2,783           32,760            374,486             56,871
  Unit value of accumulation units              $     7.75       $      9.81       $     9.99        $     10.73       $      16.31

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                     7,059            48,678           14,239             40,679            121,360
  Unit value of accumulation units              $     7.55       $      9.55       $     9.85        $     10.32       $      15.88

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                     3,042             7,614           10,869            152,649             23,457
  Unit value of accumulation units              $     7.55       $      9.55       $     9.85        $     10.31       $      15.87

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                        --                --               --                 --                 --
  Unit value of accumulation units              $       --        $       --       $       --        $        --       $         --

(1)  Offered in Polaris Plus product.

(2) Offered in Polaris II Asset Manager, Polaris II A-Class, and Polaris II A-Class Platinum products.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2011
                                   (continued)

                                              Mid-Cap Growth     Real Estate    Small & Mid Cap     Small Company      Technology
                                                Portfolio         Portfolio     Value Portfolio    Value Portfolio      Portfolio
                                                (Class 3)         (Class 3)        (Class 3)          (Class 3)         (Class 3)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $7,862,931       $23,668,467       $44,564,972       $27,942,383         $586,022

Liabilities:                                            --                --                --                --               --
                                                ----------       -----------       -----------       -----------         --------

Net assets:                                     $7,862,931       $23,668,467       $44,564,972       $27,942,383         $586,022
                                                ==========       ===========       ===========       ===========         ========

  Accumulation units                            $7,862,931       $23,668,467       $44,558,722       $27,931,988         $586,022

  Contracts in payout (annuitization) period            --                --             6,250            10,395               --
                                                ----------       -----------       -----------       -----------         --------

    Total net assets                            $7,862,931       $23,668,467       $44,564,972       $27,942,383         $586,022
                                                ==========       ===========       ===========       ===========         ========

Accumulation units outstanding                     845,004           808,937         4,147,775         2,899,537          258,808
                                                ==========       ===========       ===========       ===========         ========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                        --                --                --                --               --
  Unit value of accumulation units              $       --       $        --       $        --       $        --         $     --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                   413,646           750,135         3,847,381         2,556,855          242,634
  Unit value of accumulation units              $     9.35       $     29.28       $     10.75       $      9.64         $   2.26

Contracts with total expenses of 0.95%
  Accumulation units outstanding                   296,738            34,676           177,599           223,090           15,580
  Unit value of accumulation units              $     9.34       $     29.27       $     10.74       $      9.64         $   2.26

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                    17,105            12,015            56,523            36,103              118
  Unit value of accumulation units              $     9.10       $     28.50       $     10.60       $      9.51         $   2.18

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                   117,515            12,111            66,272            83,489              476
  Unit value of accumulation units              $     9.09       $     28.50       $     10.59       $      9.51         $   2.19

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                        --                --                --                --               --
  Unit value of accumulation units              $       --       $        --       $        --       $        --         $     --

                                                                                  Invesco Van                          Invesco Van
                                                                    Total          Kampen V.I.       Invesco Van       Kampen V.I.
                                             Telecom Utility     Return Bond     Capital Growth      Kampen V.I.       Growth and
                                                 Portfolio        Portfolio           Fund          Comstock Fund      Income Fund
                                                 (Class 3)        (Class 3)        (Series II)       (Series II)       (Series II)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value     $1,138,993       $99,250,165       $5,785,568       $215,633,423       $227,760,765

Liabilities:                                            --                --               --                 --                 --
                                                ----------       -----------       ----------       ------------       ------------

Net assets:                                     $1,138,993       $99,250,165       $5,785,568       $215,633,423       $227,760,765
                                                ==========       ===========       ==========       ============       ============

  Accumulation units                            $1,138,993       $99,250,165       $5,785,568       $215,512,403       $227,531,326

  Contracts in payout (annuitization) period            --                --               --            121,020            229,439
                                                ----------       -----------       ----------       ------------       ------------

    Total net assets                            $1,138,993       $99,250,165       $5,785,568       $215,633,423       $227,760,765
                                                ==========       ===========       ==========       ============       ============

Accumulation units outstanding                      93,254         5,088,050          547,888         16,891,729         15,734,906
                                                ==========       ===========       ==========       ============       ============

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                        --                --               --                 --                 --
  Unit value of accumulation units              $       --       $        --       $       --       $         --       $         --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                    86,663         4,126,544          505,335         15,678,524         14,480,884
  Unit value of accumulation units              $    12.23       $     19.54       $    10.58       $      12.78       $      14.49

Contracts with total expenses of 0.95%
  Accumulation units outstanding                     2,103           651,411            3,172            422,878            487,187
  Unit value of accumulation units              $    12.21       $     19.53       $    10.56       $      12.78       $      14.48

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                     2,301            54,171           36,765            624,030            570,083
  Unit value of accumulation units              $    11.92       $     19.03       $    10.35       $      12.46       $      14.11

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                     2,187           255,924            2,616            166,297            196,752
  Unit value of accumulation units              $    11.91       $     19.02       $    10.34       $      12.46       $      14.10

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                        --                --               --                 --                 --
  Unit value of accumulation units              $       --       $        --       $       --       $         --       $         --

(1)  Offered in Polaris Plus product.

(2) Offered in Polaris II Asset Manager, Polaris II A-Class, and Polaris II A-Class Platinum products.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2011
                                   (continued)

                                                 Growth
                                                and Income      Mid Cap Value   Asset Allocation    Global Growth
                                                Portfolio         Portfolio           Fund              Fund           Growth Fund
                                                (Class VC)        (Class VC)       (Class 2)          (Class 2)         (Class 2)
                                             ----------------  ---------------  ----------------  -----------------  ---------------
Assets:
  Investments in Trusts, at net asset value    $120,543,506      $77,188,094      $299,059,306       $261,361,569     $207,500,378

Liabilities:                                             --               --                --                 --               --
                                               ------------      -----------      ------------       ------------     ------------

Net assets:                                    $120,543,506      $77,188,094      $299,059,306       $261,361,569     $207,500,378
                                               ============      ===========      ============       ============     ============

  Accumulation units                           $120,384,708      $77,145,361      $298,593,517       $261,205,469     $207,308,900

  Contracts in payout (annuitization) period        158,798           42,733           465,789            156,100          191,478
                                               ------------      -----------      ------------       ------------     ------------

    Total net assets                           $120,543,506      $77,188,094      $299,059,306       $261,361,569     $207,500,378
                                               ============      ===========      ============       ============     ============

Accumulation units outstanding                   10,291,928        5,575,464        17,776,821         11,908,185       10,468,633
                                               ============      ===========      ============       ============     ============

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                         --               --                --                 --               --
  Unit value of accumulation units             $         --      $        --      $         --       $         --     $         --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                  9,725,893        5,228,574        17,008,847         11,146,565        9,748,039
  Unit value of accumulation units             $      11.73      $     13.86      $      16.84       $      21.97     $      19.85

Contracts with total expenses of 0.95%
  Accumulation units outstanding                     61,706           24,441            65,422            270,895          159,147
  Unit value of accumulation units             $      11.72      $     13.87      $      16.83       $      21.96     $      19.85

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                    484,291          314,406           659,756            388,333          501,629
  Unit value of accumulation units             $      11.45      $     13.53      $      16.46       $      21.48     $      19.40

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                     20,038            8,043            42,796            102,392           59,818
  Unit value of accumulation units             $      11.44      $     13.54      $      16.46       $      21.47     $      19.40

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                         --               --                --                 --               --
  Unit value of accumulation units             $         --      $        --      $         --       $         --     $         --

                                                                                    Franklin
                                                                                   Templeton
                                                                                  VIP Founding
                                              Growth-Income    Franklin Income  Funds Allocation     Real Return
                                                   Fund        Securities Fund        Fund            Portfolio
                                                 (Class 2)        (Class 2)         (Class 2)         (Class 3)
                                             ----------------  ---------------  ----------------  -----------------
Assets:
  Investments in Trusts, at net asset value    $363,374,312      $15,179,584       $23,506,395        $7,022,566

Liabilities:                                             --               --                --                --
                                               ------------      -----------       -----------        ----------

Net assets:                                    $363,374,312      $15,179,584       $23,506,395        $7,022,566
                                               ============      ===========       ===========        ==========

  Accumulation units                           $363,111,860      $15,154,069       $23,506,395        $7,022,566

  Contracts in payout (annuitization) period        262,452           25,515              --                --
                                               ------------      -----------       -----------        ----------

    Total net assets                           $363,374,312      $15,179,584       $23,506,395        $7,022,566
                                               ============      ===========       ===========        ==========

Accumulation units outstanding                   21,562,653        1,407,331         2,561,875           573,990
                                               ============      ===========       ===========        ==========

Contracts with total expenses of 0.85%(1):
  Accumulation units outstanding                         --               --                --                --
  Unit value of accumulation units             $         --      $        --       $        --        $       --

Contracts with total expenses of 0.85%(2):
  Accumulation units outstanding                 20,655,681        1,242,645         2,509,007           287,872
  Unit value of accumulation units             $      16.87      $     10.79       $      9.18        $    12.24

Contracts with total expenses of 0.95%
  Accumulation units outstanding                     62,260           90,666            24,669           208,508
  Unit value of accumulation units             $      16.84      $     10.78       $      9.18        $    12.23

Contracts with total expenses of 1.10%:
  Accumulation units outstanding                    815,903           19,610            11,966                 9
  Unit value of accumulation units             $      16.47      $     10.71       $      9.09        $    12.27

Contracts with total expenses of 1.20%:
  Accumulation units outstanding                     28,809           54,410            16,233            77,601
  Unit value of accumulation units             $      16.47      $     10.70       $      9.09        $    12.23

Contracts with total expenses of 1.25%:
  Accumulation units outstanding                         --               --                --                --
  Unit value of accumulation units             $         --      $        --       $        --        $       --

(1)  Offered in Polaris Plus product.

(2) Offered in Polaris II Asset Manager, Polaris II A-Class, and Polaris II A-Class Platinum products.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       SCHEDULES OF PORTFOLIO INVESTMENTS
                                DECEMBER 31, 2011

                                                                             Net Asset Value    Net Asset                     Level
Variable Accounts                                                  Shares       Per Share         Value           Cost      (Note A)
---------------------------------------------------------------  ----------  ---------------  -------------  -------------  --------
ANCHOR SERIES TRUST
  Asset Allocation Portfolio (Class 1)                              975,151  $         13.03  $  12,702,926  $  12,542,111         1
  Capital Appreciation Portfolio (Class 1)                        2,055,874            34.14     70,183,281     71,406,819         1
  Government and Quality Bond Portfolio (Class 1)                 3,621,172            15.57     56,385,005     54,166,313         1
  Growth Portfolio (Class 1)                                      1,636,499            19.31     31,593,436     37,924,523         1
  Asset Allocation Portfolio (Class 3)                              420,815            12.97      5,456,788      5,001,626         1
  Capital Appreciation Portfolio (Class 3)                        3,146,679            33.41    105,117,546    109,800,972         1
  Government and Quality Bond Portfolio (Class 3)                 6,249,540            15.52     97,013,952     94,234,854         1
  Growth Portfolio (Class 3)                                        205,477            19.26      3,958,202      3,890,417         1
  Natural Resources Portfolio (Class 3)                             263,775            24.18      6,378,281      8,549,224         1

SUNAMERICA SERIES TRUST
  Aggressive Growth Portfolio (Class 1)                             447,008  $          9.70  $   4,336,866  $   5,516,759         1
  Alliance Growth Portfolio (Class 1)                               925,378            22.28     20,614,056     27,424,174         1
  Balanced Portfolio (Class 1)                                    1,168,580            14.43     16,862,084     18,073,926         1
  Blue Chip Growth Portfolio (Class 1)                              149,442             6.91      1,032,130        989,815         1
  Capital Growth Portfolio (Class 1)                                134,013             8.49      1,138,262      1,081,080         1
  Cash Management Portfolio (Class 1)                             1,789,096            10.64     19,038,886     19,190,464         1
  Corporate Bond Portfolio (Class 1)                              5,115,715            13.30     68,020,756     61,571,250         1
  Davis Venture Value Portfolio (Class 1)                         2,623,853            21.90     57,459,907     60,602,257         1
  "Dogs" of Wall Street Portfolio (Class 1)                         441,437             8.51      3,758,211      3,568,154         1
  Emerging Markets Portfolio (Class 1)                            1,124,196             6.90      7,759,890      8,243,692         1
  Equity Index Portfolio (Class 1)                                  914,636            10.52      9,620,430      9,934,854         1
  Equity Opportunities Portfolio (Class 1)                          774,047            11.52      8,917,611      8,762,193         1
  Fundamental Growth Portfolio (Class 1)                            636,994            15.57      9,920,792     12,473,716         1
  Global Bond Portfolio (Class 1)                                 1,211,296            12.47     15,102,584     14,879,745         1
  Global Equities Portfolio (Class 1)                               390,547            12.49      4,878,592      5,878,069         1
  Growth Opportunities Portfolio (Class 1)                          222,899             6.95      1,550,205      1,389,357         1
  Growth-Income Portfolio (Class 1)                                 846,460            21.15     17,904,980     19,243,546         1
  High-Yield Bond Portfolio (Class 1)                             2,545,839             5.36     13,645,893     13,518,315         1
  International Diversified Equities Portfolio (Class 1)            657,715             7.57      4,981,467      5,869,920         1
  International Growth and Income Portfolio (Class 1)             1,142,298             7.61      8,694,008     11,737,437         1
  MFS Massachusetts Investors Trust Portfolio (Class 1)             293,617            13.63      4,000,677      3,654,095         1
  MFS Total Return Portfolio (Class 1)                            5,941,999            14.48     86,038,905     91,783,836         1
  Mid-Cap Growth Portfolio (Class 1)                                330,371            10.66      3,521,322      2,986,704         1
  Real Estate Portfolio (Class 1)                                   420,906            12.59      5,299,776      4,924,641         1
  Small Company Value Portfolio (Class 1)                           223,647            16.46      3,681,375      3,432,263         1
  Technology Portfolio (Class 1)                                    117,879             2.70        318,713        281,319         1
  Telecom Utility Portfolio (Class 1)                               202,841            11.07      2,245,084      2,203,957         1
  Total Return Bond Portfolio (Class 1)                           2,896,036             9.01     26,095,979     24,718,012         1
  Aggressive Growth Portfolio (Class 3)                              40,343             9.56        385,850        343,576         1
  Alliance Growth Portfolio (Class 3)                               412,480            22.14      9,130,254      9,078,938         1
  Balanced Portfolio (Class 3)                                      282,374            14.39      4,064,697      3,820,838         1
  Blue Chip Growth Portfolio (Class 3)                              258,098             6.89      1,777,763      1,658,964         1
  Capital Growth Portfolio (Class 3)                                373,023             8.34      3,109,242      2,842,464         1
  Cash Management Portfolio (Class 3)                             1,272,158            10.55     13,425,444     13,449,302         1
  Corporate Bond Portfolio (Class 3)                             13,058,262            13.23    172,812,534    156,730,578         1
  Davis Venture Value Portfolio (Class 3)                         3,721,362            21.83     81,238,583     86,915,199         1
  "Dogs" of Wall Street Portfolio (Class 3)                         203,096             8.48      1,722,968      1,496,017         1
  Emerging Markets Portfolio (Class 3)                            1,368,082             6.81      9,319,379      8,443,557         1
  Equity Opportunities Portfolio (Class 3)                           94,804            11.50      1,089,923        935,680         1
  Foreign Value Portfolio (Class 3)                               5,393,337            12.01     64,786,340     74,174,017         1
  Fundamental Growth Portfolio (Class 3)                            184,898            15.30      2,829,282      2,408,448         1
  Global Bond Portfolio (Class 3)                                 2,143,818            12.34     26,445,146     25,778,502         1
  Global Equities Portfolio (Class 3)                                93,110            12.41      1,155,601      1,191,258         1
  Growth Opportunities Portfolio (Class 3)                        2,920,626             6.78     19,802,800     14,821,148         1
  Growth-Income Portfolio (Class 3)                                 315,476            21.12      6,662,058      6,574,294         1
  High-Yield Bond Portfolio (Class 3)                             6,563,230             5.34     35,021,899     36,050,297         1
  International Diversified Equities Portfolio (Class 3)            617,831             7.52      4,648,045      5,695,560         1
  International Growth and Income Portfolio (Class 3)             4,315,363             7.61     32,850,575     33,192,407         1
  Marsico Focused Growth Portfolio (Class 3)                        357,710             8.86      3,170,730      3,082,532         1
  MFS Massachusetts Investors Trust Portfolio (Class 3)           2,455,990            13.60     33,390,332     27,402,826         1
  MFS Total Return Portfolio (Class 3)                            7,687,959            14.45    111,079,120    119,089,500         1
  Mid-Cap Growth Portfolio (Class 3)                                755,023            10.41      7,862,931      7,472,719         1
  Real Estate Portfolio (Class 3)                                 1,892,162            12.51     23,668,467     14,179,443         1
  Small & Mid Cap Value Portfolio (Class 3)                       2,814,898            15.83     44,564,972     31,199,330         1
  Small Company Value Portfolio (Class 3)                         1,708,471            16.36     27,942,383     22,103,612         1
  Technology Portfolio (Class 3)                                    221,942             2.64        586,022        570,325         1
  Telecom Utility Portfolio (Class 3)                               103,192            11.04      1,138,993      1,023,858         1
  Total Return Bond Portfolio (Class 3)                          11,100,116             8.94     99,250,165     93,148,830         1

INVESCO VARIABLE INSURANCE FUNDS (Series II):
  Invesco Van Kampen V.I. Capital Growth Fund                       184,548  $         31.35  $   5,785,568     $4,596,252         1
  Invesco Van Kampen V.I. Comstock Fund                          19,116,438            11.28    215,633,423    226,404,129         1
  Invesco Van Kampen V.I. Growth and Income Fund                 12,838,826            17.74    227,760,765    229,889,411         1

LORD ABBETT SERIES FUND, INC. (Class VC):
  Growth and Income Portfolio                                     5,442,145  $         22.15  $ 120,543,506  $ 136,465,366         1
  Mid Cap Value Portfolio                                         4,866,841            15.86     77,188,094     84,409,385         1

AMERICAN FUNDS INSURANCE SERIES (Class 2):
  Asset Allocation Fund                                          18,621,376  $         16.06  $ 299,059,306  $ 299,494,031         1
  Global Growth Fund                                             13,549,070            19.29    261,361,569    276,111,713         1
  Growth Fund                                                     4,015,100            51.68    207,500,378    215,531,136         1
  Growth-Income Fund                                             10,988,035            33.07    363,374,312    400,434,452         1

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
  Franklin Income Securities Fund                                 1,060,027  $         14.32  $  15,179,584  $  13,534,655         1
  Franklin Templeton VIP Founding Funds Allocation Fund           3,097,022             7.59     23,506,395     19,151,388         1

SEASONS SERIES TRUST (Class 3):
  Real Return Portfolio                                             693,462  $         10.13  $   7,022,566  $   6,888,337         1

(A) Represents the level within the fair value hierarchy under which the portfolio is classified as defined in Fair Value Measurements, and described in
Note 3 to the Financial Statements.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011

                                                                Capital       Government and
                                           Asset Allocation   Appreciation     Quality Bond                        Asset Allocation
                                               Portfolio        Portfolio       Portfolio       Growth Portfolio      Portfolio
                                               (Class 1)        (Class 1)       (Class 1)          (Class 1)         (Class 3)
                                           ----------------  --------------  ----------------  -----------------  -----------------
Investment income:
  Dividends                                $        362,233  $           --  $      1,820,603  $         264,720  $         132,209
                                           ----------------  --------------  ----------------  -----------------  -----------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                   (141,589)       (797,821)         (567,091)          (348,736)           (43,342)
                                           ----------------  --------------  ----------------  -----------------  -----------------

Net investment income (loss)                        220,644        (797,821)        1,253,512            (84,016)            88,867
                                           ----------------  --------------  ----------------  -----------------  -----------------

Net realized gains (losses) from
  securities transactions                          (270,582)      1,480,118           404,727         (2,826,088)          (219,325)
Realized gain distributions                              --              --           255,390                 --                 --
                                           ----------------  --------------  ----------------  -----------------  -----------------

Net realized gains (losses)                        (270,582)      1,480,118           660,117         (2,826,088)          (219,325)
                                           ----------------  --------------  ----------------  -----------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                               104,998       4,997,836           625,241         (6,754,893)           319,398
  End of period                                     160,815      (1,223,538)        2,218,692         (6,331,087)           455,162
                                           ----------------  --------------  ----------------  -----------------  -----------------

Change in net unrealized appreciation
  (depreciation) of investments                      55,817      (6,221,374)        1,593,451            423,806            135,764
                                           ----------------  --------------  ----------------  -----------------  -----------------

Increase (decrease) in net assets from
  operations                               $          5,879  $   (5,539,077) $      3,507,080  $      (2,486,298) $           5,306
                                           ================  ==============  ================  =================  =================

                                                Capital      Government and
                                             Appreciation     Quality Bond                     Natural Resources  Aggressive Growth
                                               Portfolio        Portfolio    Growth Portfolio      Portfolio          Portfolio
                                               (Class 3)        (Class 3)        (Class 3)         (Class 3)          (Class 1)
                                           ----------------  --------------  ----------------  -----------------  -----------------
Investment income:
  Dividends                                $             --  $    2,669,352  $         20,092  $          33,826  $              --
                                           ----------------  --------------  ----------------  -----------------  -----------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                 (1,043,944)       (782,327)          (37,382)           (67,792)           (54,052)
                                           ----------------  --------------  ----------------  -----------------  -----------------

Net investment income (loss)                     (1,043,944)      1,887,025           (17,290)           (33,966)           (54,052)
                                           ----------------  --------------  ----------------  -----------------  -----------------

Net realized gains (losses) from
  securities transactions                        (4,290,254)        625,463          (297,468)        (1,762,606)          (274,185)
Realized gain distributions                              --         405,496                --          1,862,403                 --
                                           ----------------  --------------  ----------------  -----------------  -----------------

Net realized gains (losses)                      (4,290,254)      1,030,959          (297,468)            99,797           (274,185)
                                           ----------------  --------------  ----------------  -----------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:

  Beginning of period                            (1,765,308)        433,985            49,944           (425,494)        (1,359,483)
  End of period                                  (4,683,426)      2,779,098            67,785         (2,170,943)        (1,179,893)
                                           ----------------  --------------  ----------------  -----------------  -----------------

Change in net unrealized appreciation
  (depreciation) of investments                  (2,918,118)      2,345,113            17,841         (1,745,449)            179,590
                                           ----------------  --------------  ----------------  -----------------  -----------------

Increase (decrease) in net assets from
  operations                               $     (8,252,316)     $5,263,097  $       (296,917) $      (1,679,618) $        (148,647)
                                           ================  ==============  ================  =================  =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                           Alliance Growth                      Blue Chip Growth   Capital Growth   Cash Management
                                              Portfolio     Balanced Portfolio      Portfolio         Portfolio        Portfolio
                                              (Class 1)          (Class 1)          (Class 1)         (Class 1)        (Class 1)
                                           ---------------  ------------------  ----------------  ----------------  ---------------
Investment income:
  Dividends                                $       111,243  $          316,364  $          2,288  $             --  $            --
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                  (275,269)           (209,215)           (8,900)          (12,089)        (173,244)
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Net investment income (loss)                      (164,026)            107,149            (6,612)          (12,089)        (173,244)
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Net realized gains (losses) from sale of
  securities                                    (1,153,256)           (381,665)           32,845           190,819          (95,602)
Realized gain distributions                             --                  --                --                --               --
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Net realized gains (losses)                     (1,153,256)           (381,665)           32,845           190,819          (95,602)
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Net unrealized appreciation
  (depreciation) of investments:

  Beginning of period                           (7,415,283)         (1,688,155)          131,085           285,984         (197,784)
  End of period                                 (6,810,118)         (1,211,842)           42,315            57,182         (151,578)
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Change in net unrealized appreciation
  (depreciation) of investments                    605,165             476,313           (88,770)         (228,802)          46,206
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Increase (decrease) in net assets from
  operations                               $      (712,117) $          201,797  $        (62,537) $        (50,072) $      (222,640)
                                           ===============  ==================  ================  ================  ===============

                                            Corporate Bond     Davis Venture     "Dogs" of Wall   Emerging Markets    Equity Index
                                              Portfolio       Value Portfolio   Street Portfolio      Portfolio        Portfolio
                                              (Class 1)         (Class 1)           (Class 1)         (Class 1)        (Class 1)
                                           ---------------  ------------------  ----------------  ----------------  ---------------
Investment income:
  Dividends                                $     4,461,696  $          825,094  $         76,765  $         56,881  $       158,106
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                  (642,984)           (616,165)          (36,767)         (114,855)        (130,441)
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Net investment income (loss)                     3,818,712             208,929            39,998           (57,974)          27,665
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Net realized gains (losses) from sale
  of securities                                  2,236,171          (1,384,505)           78,210         1,174,249          (85,931)
Realized gain distributions                        332,720                  --                --                --               --
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Net realized gains (losses)                      2,568,891          (1,384,505)           78,210         1,174,249          (85,931)
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Net unrealized appreciation
  (depreciation) of investments:

  Beginning of period                            8,922,219          (1,019,689)          (57,300)        3,708,054         (432,234)
  End of period                                  6,449,506          (3,142,350)          190,057          (483,802)        (314,424)
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Change in net unrealized appreciation
  (depreciation) of investments                 (2,472,713)         (2,122,661)          247,357        (4,191,856)         117,810
                                           ---------------  ------------------  ----------------  ----------------  ---------------

Increase (decrease) in net assets from
  operations                               $     3,914,890  $       (3,298,237) $        365,565  $     (3,075,581) $        59,544
                                           ===============  ==================  ================  ================  ===============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                              Equity                                                                      Growth
                                           Opportunities     Fundamental         Global Bond       Global Equities    Opportunities
                                             Portfolio    Growth Portfolio        Portfolio           Portfolio          Portfolio
                                             (Class 1)        (Class 1)           (Class 1)           (Class 1)         (Class 1)
                                           -------------  ----------------  --------------------  -----------------  --------------
Investment income:
  Dividends                                $      55,066  $             --  $            347,147  $          53,898  $           --
                                           -------------  ----------------  --------------------  -----------------  --------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                 (92,666)         (121,411)             (145,609)           (63,437)        (15,214)
                                           -------------  ----------------  --------------------  -----------------  --------------

Net investment income (loss)                     (37,600)         (121,411)              201,538             (9,539)        (15,214)
                                           -------------  ----------------  --------------------  -----------------  --------------

Net realized gains (losses) from
  sale of securities                            (766,556)         (351,993)               23,430           (238,828)        127,830
Realized gain distributions                           --                --               215,520                 --              --
                                           -------------  ----------------  --------------------  -----------------  --------------

Net realized gains (losses)                     (766,556)         (351,993)              238,950           (238,828)        127,830
                                           -------------  ----------------  --------------------  -----------------  --------------

Net unrealized appreciation
  (depreciation) of investments:

  Beginning of period                           (533,024)       (2,335,258)              (27,886)          (579,304)        328,819
  End of period                                  155,418        (2,552,924)              222,839           (999,477)        160,848
                                           -------------  ----------------  --------------------  -----------------  --------------

Change in net unrealized appreciation
    (depreciation) of investments                688,442          (217,666)              250,725           (420,173)       (167,971)
                                           -------------  ----------------  --------------------  -----------------  --------------

Increase (decrease) in net assets from
  operations                               $    (115,714) $       (691,070) $            691,213  $        (668,540) $      (55,355)
                                           =============  ================  ====================  =================  ==============

                                                                                                                           MFS
                                                                                International       International     Massachusetts
                                           Growth-Income  High-Yield Bond   Diversified Equities  Growth and Income  Investors Trust
                                             Portfolio        Portfolio           Portfolio           Portfolio         Portfolio
                                             (Class 1)        (Class 1)           (Class 1)           (Class 1)         (Class 1)
                                           -------------  ----------------  --------------------  -----------------  --------------
Investment income:
  Dividends                                $     174,151  $      1,184,745  $            129,936  $         315,060  $       29,346
                                           -------------  ----------------  --------------------  -----------------  --------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                (215,429)         (136,600)              (63,046)          (108,163)        (37,226)
                                           -------------  ----------------  --------------------  -----------------  --------------

Net investment income (loss)                     (41,278)        1,048,145                66,890            206,897          (7,880)
                                           -------------  ----------------  --------------------  -----------------  --------------

Net realized gains (losses) from
  sale of securities                          (1,575,201)         (890,036)             (344,099)        (2,433,723)        162,096
Realized gain distributions                           --                --                    --                 --              --
                                           -------------  ----------------  --------------------  -----------------  --------------

Net realized gains (losses)                   (1,575,201)         (890,036)             (344,099)        (2,433,723)        162,096
                                           -------------  ----------------  --------------------  -----------------  --------------

Net unrealized appreciation
  (depreciation) of investments:

  Beginning of period                         (4,259,325)         (208,651)             (222,674)        (3,705,433)        600,868
  End of period                               (1,338,566)          127,578              (888,453)        (3,043,429)        346,582
                                           -------------  ----------------  --------------------  -----------------  --------------

Change in net unrealized appreciation
    (depreciation) of investments              2,920,759           336,229              (665,779)           662,004        (254,286)
                                           -------------  ----------------  --------------------  -----------------  --------------

Increase (decrease) in net assets from
  operations                               $   1,304,280  $        494,338  $           (942,988) $      (1,564,822) $     (100,070)
                                           =============  ================  ====================  =================  ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                           MFS Total Return    Mid-Cap Growth      Real Estate       Small Company    Technology
                                               Portfolio         Portfolio          Portfolio       Value Portfolio   Portfolio
                                               (Class 1)         (Class 1)          (Class 1)          (Class 1)      (Class 1)
                                           ----------------  -----------------  -----------------  ----------------  -----------
Investment income:
  Dividends                                $      2,462,229  $              --  $          52,256  $         15,077  $        --
                                           ----------------  -----------------  -----------------  ---------------   -----------

Expenses:
  Charges for distribution, mortality and
    expense risk                                   (830,968)           (35,334)           (55,485)          (53,304)      (3,460)
                                           ----------------  -----------------  -----------------  ---------------   -----------

Net investment income (loss)                      1,631,261            (35,334)            (3,229)          (38,227)      (3,460)
                                           ----------------  -----------------  -----------------  ---------------   -----------

Net realized gains (losses) from
  sale of securities                             (2,518,584)           164,397           (812,820)          570,716       54,082
Realized gain distributions                              --                 --                 --                --           --
                                           ----------------  -----------------  -----------------  ---------------   -----------

Net realized gains (losses)                      (2,518,584)           164,397           (812,820)          570,716       54,082
                                           ----------------  -----------------  -----------------  ---------------   -----------

Net unrealized appreciation
  (depreciation) of investments:

  Beginning of period                            (7,853,538)           889,106           (805,044)          942,391      112,285
  End of period                                  (5,744,931)           534,618            375,135           249,112       37,394
                                           ----------------  -----------------  -----------------  ---------------   -----------

Change in net unrealized appreciation
  (depreciation) of investments                   2,108,607           (354,488)         1,180,179          (693,279)     (74,891)
                                           ----------------  -----------------  -----------------  ---------------   -----------

Increase (decrease) in net assets from
  operations                               $      1,221,284  $        (225,425) $         364,130  $       (160,790) $   (24,269)
                                           ================  =================  =================  ================  ===========

                                            Telecom Utility  Total Return Bond  Aggressive Growth   Alliance Growth    Balanced
                                               Portfolio         Portfolio          Portfolio          Portfolio      Portfolio
                                               (Class 1)         (Class 1)          (Class 3)          (Class 3)      (Class 3)
                                           ----------------  -----------------  -----------------  ---------------   -----------
Investment income:
  Dividends                                $         53,284  $         378,544  $              --  $         22,401  $    56,520
                                           ----------------  -----------------  -----------------  ---------------   -----------

Expenses:
  Charges for distribution, mortality and
    expense risk                                    (26,475)          (218,212)            (3,492)          (91,114)     (30,171)
                                           ----------------  -----------------  -----------------  ---------------   -----------

Net investment income (loss)                         26,809            160,332             (3,492)          (68,713)      26,349
                                           ----------------  -----------------  -----------------  ---------------   -----------

Net realized gains (losses) from
  sale of securities                                 29,843            892,680            (12,928)          138,176      224,751
Realized gain distributions                              --            292,587                 --                --           --
                                           ----------------  -----------------  -----------------  ---------------   -----------

Net realized gains (losses)                          29,843          1,185,267            (12,928)          138,176      224,751
                                           ----------------  -----------------  -----------------  ---------------   -----------

Net unrealized appreciation
  (depreciation) of investments:

  Beginning of period                               (14,931)         1,464,039             40,802           435,766      464,765
  End of period                                      41,127          1,377,967             42,274            51,316      243,859
                                           ----------------  -----------------  -----------------  ---------------   -----------

Change in net unrealized appreciation
  (depreciation) of investments                      56,058            (86,072)             1,472          (384,450)    (220,906)
                                           ----------------  -----------------  -----------------  ---------------   -----------

Increase (decrease) in net assets from
  operations                               $        112,710  $       1,259,527  $         (14,948) $       (314,987) $    30,194
                                           ================  =================  =================  ================  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                           Blue Chip Growth    Capital Growth   Cash Management  Corporate Bond    Davis Venture
                                              Portfolio          Portfolio         Portfolio        Portfolio        Portfolio
                                              (Class 3)          (Class 3)         (Class 3)        (Class 3)        (Class 3)
                                           ----------------  -----------------  ---------------  --------------  ----------------
Investment income:
  Dividends                                $             96  $              --  $            --  $   10,711,069  $        951,913
                                           ----------------  -----------------  ---------------  --------------  ----------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                    (14,197)           (29,424)        (104,979)     (1,538,304)         (756,649)
                                           ----------------  -----------------  ---------------  --------------  ----------------

Net investment income (loss)                        (14,101)           (29,424)        (104,979)      9,172,765           195,264
                                           ----------------  -----------------  ---------------  --------------  ----------------

Net realized gains (losses) from
  sale of securities                                115,409            (48,493)         (65,264)      4,499,044        (7,227,904)
Realized gain distributions                              --                 --               --         828,968                --
                                           ----------------  -----------------  ---------------  --------------  ----------------

Net realized gains (losses)                         115,409            (48,493)         (65,264)      5,328,012        (7,227,904)
                                           ----------------  -----------------  ---------------  --------------  ----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                               326,855            274,675          (24,520)     21,334,354        (8,300,117)
  End of period                                     118,799            266,778          (23,858)     16,081,956        (5,676,616)
                                           ----------------  -----------------  ---------------  --------------  ----------------

Change in net unrealized appreciation
  (depreciation) of investments                    (208,056)            (7,897)             662      (5,252,398)        2,623,501
                                           ----------------  -----------------  ---------------  --------------  ----------------

Increase (decrease) in net assets from
  operations                               $       (106,748) $         (85,814) $      (169,581) $    9,248,379  $     (4,409,139)
                                           ================= =================  ===============  ==============  ================

                                                                                    Equity
                                            "Dogs" of Wall    Emerging Markets   Opportunities   Foreign Value      Fundamental
                                           Street Portfolio      Portfolio         Portfolio        Portfolio    Growth Portfolio
                                              (Class 3)          (Class 3)         (Class 3)        (Class 3)        (Class 3)
                                           ----------------  -----------------  ---------------  --------------  ----------------
Investment income:
  Dividends                                $         32,155  $          43,344  $         3,601  $      948,611  $             --
                                           ----------------  -----------------  ---------------  --------------  ----------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                    (12,030)           (92,682)         (10,712)       (539,678)          (28,058)
                                           ----------------  -----------------  ---------------  --------------  ----------------

Net investment income (loss)                         20,125            (49,338)          (7,111)        408,933           (28,058)
                                           ----------------  -----------------  ---------------  --------------  ----------------

Net realized gains (losses) from
  sale of securities                                (16,656)         1,012,821          (97,037)     (4,174,931)          (88,785)
Realized gain distributions                              --                 --               --              --                --
                                           ----------------  -----------------  ---------------  --------------  ----------------

Net realized gains (losses)                         (16,656)         1,012,821          (97,037)     (4,174,931)          (88,785)
                                           ----------------  -----------------  ---------------  --------------  ----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                                71,154          4,815,374           73,143      (5,796,079)          471,093
  End of period                                     226,951            875,822          154,243      (9,387,677)          420,834
                                           ----------------  -----------------  ---------------  --------------  ----------------

Change in net unrealized appreciation
  (depreciation) of investments                     155,797         (3,939,552)          81,100      (3,591,598)          (50,259)
                                           ----------------  -----------------  ---------------  --------------  ----------------

Increase (decrease) in net assets from
  operations                               $        159,266  $      (2,976,069) $       (23,048) $   (7,357,596) $       (167,102)
                                           ================= =================  ===============  ==============  ================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                                                                         Growth                         High-Yield
                                               Global Bond       Global Equities     Opportunities     Growth-Income      Bond
                                                Portfolio           Portfolio          Portfolio         Portfolio      Portfolio
                                                (Class 3)           (Class 3)          (Class 3)         (Class 3)      (Class 3)
                                          --------------------  -----------------  ----------------    -------------   ------------
Investment income:
  Dividends                               $            538,316  $          10,147  $             --    $      39,968   $  2,983,772
                                          --------------------  -----------------  ----------------    -------------   ------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                      (228,858)           (11,280)         (173,178)         (43,215)      (317,750)
                                          --------------------  -----------------  ----------------    -------------   ------------

Net investment income (loss)                           309,458             (1,133)         (173,178)          (3,247)     2,666,022
                                          --------------------  -----------------  ----------------    -------------   ------------

Net realized gains (losses)
  from sale of securities                               86,338           (113,394)          615,969         (419,653)    (1,700,497)
Realized gain distributions                            366,469                 --                --               --             --
                                          --------------------  -----------------  ----------------    -------------   ------------

Net realized gains (losses)                            452,807           (113,394)          615,969         (419,653)    (1,700,497)
                                          --------------------  -----------------  ----------------    -------------   ------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                                  217,905               (579)        5,754,102         (749,840)    (1,265,684)
  End of period                                        666,644            (35,657)        4,981,652           87,764     (1,028,398)
                                          --------------------  -----------------  ----------------    -------------   ------------

Change in net unrealized appreciation
    (depreciation) of investments                      448,739            (35,078)         (772,450)         837,604        237,286
                                          --------------------  -----------------  ----------------    -------------   ------------

Increase (decrease) in net assets from
  operations                              $          1,211,004  $        (149,605) $       (329,659)   $     414,704   $  1,202,811
                                          ====================  =================  ================    =============   ============

                                            International       International                      MFS Massachusetts     MFS Total
                                        Diversified Equities  Growth and Income   Marsico Focused   Investors Trust       Return
                                              Portfolio           Portfolio      Growth Portfolio      Portfolio         Portfolio
                                              (Class 3)           (Class 3)         (Class 3)          (Class 3)         (Class 3)
                                        --------------------  -----------------  ----------------  -----------------   ------------
Investment income:
  Dividends                             $            104,632  $       1,070,058  $          3,499  $         150,706   $  2,830,722
                                        --------------------  -----------------  ----------------  -----------------   ------------

Expenses:
  Charges for distribution, mortality
   and expense risk                                  (46,647)          (312,300)          (26,857)          (260,188)    (1,022,482)
                                        --------------------  -----------------  ----------------  -----------------   ------------

Net investment income (loss)                          57,985            757,758           (23,358)          (109,482)     1,808,240
                                        --------------------  -----------------  ----------------  -----------------   ------------

Net realized gains (losses)
  from sale of securities                           (422,601)        (3,335,775)         (236,906)            31,826     (5,513,594)
Realized gain distributions                               --                 --                --                 --             --
                                        --------------------  -----------------  ----------------  -----------------   ------------

Net realized gains (losses)                         (422,601)        (3,335,775)         (236,906)            31,826     (5,513,594)
                                        --------------------  -----------------  ----------------  -----------------   ------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                               (579,547)         2,168,744           (94,103)         6,608,130    (12,805,127)
  End of period                                   (1,047,515)          (341,832)           88,198          5,987,506     (8,010,380)
                                        --------------------  -----------------  ----------------  -----------------   ------------

Change in net unrealized appreciation
    (depreciation) of investments                   (467,968)        (2,510,576)          182,301           (620,624)     4,794,747
                                        --------------------  -----------------  ----------------  -----------------   ------------

Increase (decrease) in net assets from
  operations                            $           (832,584) $      (5,088,593) $        (77,963) $        (698,280)  $  1,089,393
                                        ====================  =================  ================  =================   ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                            Mid-Cap Growth     Real Estate     Small & Mid Cap  Small Company     Technology
                                              Portfolio         Portfolio      Value Portfolio    Portfolio        Portfolio
                                              (Class 3)         (Class 3)         (Class 3)       (Class 3)        (Class 3)
                                           ---------------  -----------------  ---------------  -------------  -----------------
Investment income:
  Dividends                                $            --  $         189,557  $        59,143  $      64,704  $             --
                                           ---------------  -----------------  ---------------  -------------  -----------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                   (43,376)          (207,571)        (393,674)      (236,577)            (6,113)
                                           ---------------  -----------------  ---------------  -------------  -----------------

Net investment income (loss)                       (43,376)           (18,014)        (334,531)      (171,873)            (6,113)
                                           ---------------  -----------------  ---------------  -------------  -----------------

Net realized gains (losses)
  from sale of securities                          142,800          1,387,135          398,279        330,776            123,245
Realized gain distributions                             --                 --               --             --                 --
                                           ---------------  -----------------  ---------------  -------------  -----------------

Net realized gains (losses)                        142,800          1,387,135          398,279        330,776            123,245
                                           ---------------  -----------------  ---------------  -------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                              748,432          9,097,626       16,913,537      6,799,948            178,359
  End of period                                    390,212          9,489,024       13,365,642      5,838,771             15,697
                                           ---------------  -----------------  ---------------  -------------  -----------------

Change in net unrealized appreciation
    (depreciation) of investments                 (358,220)           391,398       (3,547,895)      (961,177)          (162,662)
                                           ---------------  -----------------  ---------------  -------------  -----------------

Increase (decrease) in net assets from
  operations                               $      (258,796) $       1,760,519  $    (3,484,147) $    (802,274) $         (45,530)
                                           ===============  =================  ===============  ============== =================

                                                                                 Invesco Van                      Invesco Van
                                                                                 Kampen V.I.     Invesco Van      Kampen V.I.
                                           Telecom Utility  Total Return Bond   Capital Growth   Kampen V.I.   Growth and Income
                                              Portfolio         Portfolio            Fund       Comstock Fund        Fund
                                              (Class 3)         (Class 3)        (Series II)     (Series II)      (Series II)
                                           ---------------  -----------------  ---------------  -------------  -----------------
Investment income:
  Dividends                                $        20,934  $       1,077,355  $            --  $   3,194,159  $       2,463,725
                                           ---------------  -----------------  ---------------  -------------  -----------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                    (8,035)          (736,302)         (60,720)    (2,014,209)        (2,102,693)
                                           ---------------  -----------------  ---------------  -------------  -----------------

Net investment income (loss)                        12,899            341,053          (60,720)     1,179,950            361,032
                                           ---------------  -----------------  ---------------  -------------  -----------------

Net realized gains (losses)
  from sale of securities                          (26,206)         3,060,226          481,246     (6,532,428)        (3,803,917)
Realized gain distributions                             --            984,836               --             --                 --
                                           ---------------  -----------------  ---------------  -------------  -----------------

Net realized gains (losses)                        (26,206)         4,045,062          481,246     (6,532,428)        (3,803,917)
                                           ---------------  -----------------  ---------------  -------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                               55,549          6,158,153        2,072,159    (10,412,549)           808,028
  End of period                                    115,135          6,101,335        1,189,316    (10,770,706)        (2,128,646)
                                           ---------------  -----------------  ---------------  -------------  -----------------

Change in net unrealized appreciation
    (depreciation) of investments                   59,586            (56,818)        (882,843)      (358,157)        (2,936,674)
                                           ---------------  -----------------  ---------------  -------------  -----------------

Increase (decrease) in net assets from
  operations                               $        46,279  $       4,329,297  $      (462,317) $  (5,710,635) $      (6,379,559)
                                           ===============  =================  ===============  ============== =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                           Growth and Income   Mid Cap Value    Asset Allocation   Global Growth
                                               Portfolio          Portfolio           Fund              Fund       Growth Fund
                                               (Class VC)        (Class VC)         (Class 2)        (Class 2)      (Class 2)
                                           -----------------  ---------------  ------------------  -------------  ------------
Investment income:
  Dividends                                $         939,292  $       172,497  $        5,855,956  $   3,745,966  $  1,391,433
                                           -----------------  ---------------  ------------------  -------------  ------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                  (1,188,795)        (777,601)         (2,780,851)    (2,532,034)   (2,014,543)
                                           -----------------  ---------------  ------------------  -------------  ------------

Net investment income (loss)                        (249,503)        (605,104)          3,075,105      1,213,932      (623,110)
                                           -----------------  ---------------  ------------------  -------------  ------------

Net realized gains (losses)
  from sale of securities                         (4,108,446)      (4,593,180)         (2,248,237)     2,510,922    (1,106,128)
Realized gain distributions                               --               --                  --             --            --
                                           -----------------  ---------------  ------------------  -------------  ------------

Net realized gains (losses)                       (4,108,446)      (4,593,180)         (2,248,237)     2,510,922    (1,106,128)
                                           -----------------  ---------------  ------------------  -------------  ------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                            (11,211,789)      (8,701,536)         (1,704,321)    15,959,876       643,675
  End of period                                  (15,921,860)      (7,221,291)           (434,725)   (14,750,144)   (8,030,758)
                                           -----------------  ---------------  ------------------  -------------  ------------

Change in net unrealized appreciation
    (depreciation) of investments                 (4,710,071)       1,480,245           1,269,596    (30,710,020)   (8,674,433)
                                           -----------------  ---------------  ------------------  -------------  ------------

Increase (decrease) in net assets from
  operations                               $      (9,068,020) $    (3,718,039) $        2,096,464  $ (26,985,166) $(10,403,671)
                                           =================  ===============  ==================  =============  ============

                                                                               Franklin Templeton
                                                                                  VIP Founding
                                             Growth-Income    Franklin Income   Funds Allocation    Real Return
                                                 Fund         Securities Fund         Fund           Portfolio
                                               (Class 2)         (Class 2)          (Class 2)        (Class 3)
                                           -----------------  ---------------  ------------------  -------------
Investment income:
  Dividends                                $       5,974,981  $       790,215  $            3,771  $          --
                                           -----------------  ---------------  ------------------  -------------

Expenses:
  Charges for distribution, mortality and
    expense risk                                  (3,462,910)        (121,018)           (209,811)       (31,584)
                                           -----------------  ---------------  ------------------  -------------

Net investment income (loss)                       2,512,071          669,197            (206,040)       (31,584)
                                           -----------------  ---------------  ------------------  -------------

Net realized gains (losses)
  from sale of securities                         (7,539,388)          37,668            (101,028)        44,946
Realized gain distributions                               --               --                  --             --
                                           -----------------  ---------------  ------------------  -------------

Net realized gains (losses)                       (7,539,388)          37,668            (101,028)        44,946
                                           -----------------  ---------------  ------------------  -------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                            (32,362,578)       2,118,159           4,536,709        (11,142)
  End of period                                  (37,060,140)       1,644,929           4,355,007        134,229
                                           -----------------  ---------------  ------------------  -------------

Change in net unrealized appreciation
    (depreciation) of investments                 (4,697,562)        (473,230)           (181,702)       145,371
                                           -----------------  ---------------  ------------------  -------------

Increase (decrease) in net assets from
  operations                               $      (9,724,879) $       233,635  $         (488,770) $     158,733
                                           =================  ===============  ==================  =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011

                                                                                   Government and                         Asset
                                           Asset Allocation  Capital Appreciation   Quality Bond                        Allocation
                                             Portfolio             Portfolio          Portfolio       Growth Portfolio  Portfolio
                                             (Class 1)             (Class 1)          (Class 1)          (Class 1)      (Class 3)
                                           ----------------  --------------------  ----------------  -----------------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $        220,644  $           (797,821) $      1,253,512  $         (84,016) $   88,867

  Net realized gains (losses)                      (270,582)            1,480,118           660,117         (2,826,088)   (219,325)
  Change in net unrealized appreciation
    (depreciation) of investments                    55,817            (6,221,374)        1,593,451            423,806     135,764
                                           ----------------  --------------------  ----------------  -----------------  ----------
    Increase(decrease) in net assets from
      operations                                      5,879            (5,539,077)        3,507,080         (2,486,298)      5,306
                                           ----------------  --------------------  ----------------  -----------------  ----------

From capital transactions:
  Net proceeds from units sold                       33,147               180,184            72,842             63,770     466,883
  Cost of units redeemed                         (1,673,268)          (13,586,113)      (10,829,160)        (6,609,270)   (781,930)
  Net transfers                                     168,322            (2,033,023)       (2,216,614)        (1,322,448)  1,026,440
  Contract maintenance charge                            --                    --                --                 --      (1,033)
                                           ----------------  --------------------  ----------------  -----------------  ----------
    Increase(decrease) in net assets from
      capital transactions                       (1,471,799)          (15,438,952)      (12,972,932)        (7,867,948)    710,360
                                           ----------------  --------------------  ----------------  -----------------  ----------

Increase (decrease) in net assets                (1,465,920)          (20,978,029)       (9,465,852)       (10,354,246)    715,666
Net assets at beginning of period                14,168,846            91,161,310        65,850,857         41,947,682   4,741,122
                                           ----------------  --------------------  ----------------  -----------------  ----------
Net assets at end of period                $     12,702,926  $         70,183,281  $     56,385,005  $      31,593,436  $5,456,788
                                           ================  ====================  ================  =================  ==========

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                          2,012                 7,776             3,762              3,996      30,623
  Units redeemed                                    (79,774)             (689,331)         (633,816)          (469,095)    (51,304)
  Units transferred                                   7,945              (123,767)         (132,507)           (94,359)     68,338
                                           ----------------  --------------------  ----------------  -----------------  ----------
Increase (decrease) in units outstanding            (69,817)             (805,322)         (762,561)          (559,458)     47,657
Beginning units                                     712,066             4,668,672         3,914,604          2,921,238     309,653
                                           ----------------  --------------------  ----------------  -----------------  ----------
Ending units                                        642,249             3,863,350         3,152,043          2,361,780     357,310
                                           ================  ====================  ================  =================  ==========

                                                Capital          Government and                                         Aggressive
                                             Appreciation         Quality Bond                       Natural Resources    Growth
                                               Portfolio           Portfolio       Growth Portfolio      Portfolio       Portfolio
                                               (Class 3)           (Class 3)          (Class 3)          (Class 3)       (Class 1)
                                           ----------------  --------------------  ----------------  -----------------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $     (1,043,944) $          1,887,025  $        (17,290) $         (33,966) $  (54,052)

  Net realized gains (losses)                    (4,290,254)            1,030,959          (297,468)            99,797    (274,185)
  Change in net unrealized appreciation
    (depreciation) of investments                (2,918,118)            2,345,113            17,841         (1,745,449)    179,590
                                           ----------------  --------------------  ----------------  -----------------  ----------
    Increase(decrease) in net assets from
      operations                                 (8,252,316)            5,263,097          (296,917)        (1,679,618)   (148,647)
                                           ----------------  --------------------  ----------------  -----------------  ----------

From capital transactions:
  Net proceeds from units sold                    1,071,887             6,064,874           132,350            139,384       9,587
  Cost of units redeemed                        (14,180,498)          (11,894,511)         (533,467)        (1,013,856)   (454,535)
  Net transfers                                  (2,002,338)            4,869,731          (174,648)            61,740       2,832
  Contract maintenance charge                       (18,565)              (10,607)             (795)            (1,411)         --
                                           ----------------  --------------------  ----------------  -----------------  ----------
    Increase(decrease) in net assets from
      capital transactions                      (15,129,514)             (970,513)         (576,560)          (814,143)   (442,116)
                                           ----------------  --------------------  ----------------  -----------------  ----------

Increase (decrease) in net assets               (23,381,830)            4,292,584          (873,477)        (2,493,761)   (590,763)
Net assets at beginning of period               128,499,376            92,721,368         4,831,679          8,872,042   4,927,629
                                           ----------------  --------------------  ----------------  -----------------  ----------
Net assets at end of period                $    105,117,546  $         97,013,952  $      3,958,202  $       6,378,281  $4,336,866
                                           ================  ====================  ================  =================  ==========

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:

  Units sold                                         62,965               368,254            10,983             11,929         767
  Units redeemed                                   (798,472)             (729,792)          (43,386)           (84,413)    (41,248)
  Units transferred                                 (84,739)              297,272           (12,515)             9,215       1,924
                                           ----------------  --------------------  ----------------  -----------------  ----------
Increase (decrease) in units outstanding           (820,246)              (64,266)          (44,918)           (63,269)    (38,557)
Beginning units                                   7,458,411             5,822,234           386,395            718,089     419,845
                                           ----------------  --------------------  ----------------  -----------------  ----------
Ending units                                      6,638,165             5,757,968           341,477            654,820     381,288
                                           ================  ====================  ================  =================  ==========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                                                                                                          Cash
                                            Alliance Growth                      Blue Chip Growth   Capital Growth     Management
                                               Portfolio     Balanced Portfolio      Portfolio         Portfolio        Portfolio
                                               (Class 1)         (Class 1)           (Class 1)         (Class 1)        (Class 1)
                                            ---------------  ------------------  ----------------  ----------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)              $      (164,026) $          107,149  $         (6,612) $        (12,089) $    (173,244)

  Net realized gains (losses)                    (1,153,256)           (381,665)           32,845           190,819        (95,602)
  Change in net unrealized appreciation
    (depreciation) of investments                   605,165             476,313           (88,770)         (228,802)        46,206
                                            ---------------  ------------------  ----------------  ----------------  -------------
    Increase (decrease) in net assets from
      operations                                   (712,117)            201,797           (62,537)          (50,072)      (222,640)
                                            ---------------  ------------------  ----------------  ----------------  -------------
From capital transactions:
  Net proceeds from units sold                       69,512              28,634               875                28      1,091,341
  Cost of units redeemed                         (3,346,126)         (2,411,671)         (169,343)         (415,519)   (17,214,574)
  Net transfers                                    (369,146)            308,651           193,233            51,597     17,987,730
  Contract maintenance charge                            --                  --                --                --             --
                                            ---------------  ------------------  ----------------  ----------------  -------------
    Increase (decrease) in net assets from
      capital transactions                       (3,645,760)         (2,074,386)           24,765          (363,894)     1,864,497
                                            ---------------  ------------------  ----------------  ----------------  -------------

Increase (decrease) in net assets                (4,357,877)         (1,872,589)          (37,772)         (413,966)     1,641,857
Net assets at beginning of period                24,971,933          18,734,673         1,069,902         1,552,228     17,397,029
                                            ---------------  ------------------  ----------------  ----------------  -------------
Net assets at end of period                 $    20,614,056  $       16,862,084  $      1,032,130  $      1,138,262  $  19,038,886
                                            ===============  ==================  ================  ================  =============

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                         2,681               1,939               140                 4         88,254
   Units redeemed                                  (166,322)           (161,602)          (26,600)          (53,624)    (1,458,080)
   Units transferred                                (32,610)             39,746            31,632             4,239      1,534,695
                                            ---------------  ------------------  ----------------  ----------------  -------------
Increase (decrease) in units outstanding           (196,251)           (119,917)            5,172           (49,381)       164,869
Beginning units                                   1,124,208           1,227,800           169,073           197,382      1,418,702
                                            ---------------  ------------------  ----------------  ----------------  -------------
Ending units                                        927,957           1,107,883           174,245           148,001      1,583,571
                                            ===============  ==================  ================  ================  =============

                                            Corporate Bond      Davis Venture     "Dogs" of Wall   Emerging Markets  Equity Index
                                               Portfolio       Value Portfolio   Street Portfolio      Portfolio      Portfolio
                                               (Class 1)          (Class 1)          (Class 1)         (Class 1)      (Class 1)
                                            ---------------  -----------------   ----------------  ----------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)              $     3,818,712  $          208,929  $         39,998  $        (57,974) $      27,665

  Net realized gains (losses)                     2,568,891          (1,384,505)           78,210         1,174,249        (85,931)
  Change in net unrealized appreciation
    (depreciation) of investments                (2,472,713)         (2,122,661)          247,357        (4,191,856)       117,810
                                            ---------------  ------------------  ----------------  ----------------  -------------
    Increase (decrease) in net assets from
      operations                                  3,914,890          (3,298,237)          365,565        (3,075,581)        59,544
                                            ---------------  ------------------  ----------------  ----------------  -------------

From capital transactions:
  Net proceeds from units sold                      178,003             173,903             8,172             8,755         26,614
  Cost of units redeemed                        (12,235,093)        (10,085,420)         (420,929)       (1,733,802)    (1,190,712)
  Net transfers                                  (1,464,818)         (2,667,913)          777,259          (517,511)      (166,780)
  Contract maintenance charge                            --                  --                --                --             --
                                            ---------------  ------------------  ----------------  ----------------  -------------
    Increase (decrease) in net assets from
      capital transactions                       13,521,908)        (12,579,430)          364,502        (2,242,558)    (1,330,878)
                                            ---------------  ------------------  ----------------  ----------------  -------------

Increase (decrease) in net assets                (9,607,018)        (15,877,667)          730,067        (5,318,139)    (1,271,334)
Net assets at beginning of period                77,627,774          73,337,574         3,028,144        13,078,029     10,891,764
                                            ---------------  ------------------  ----------------  ----------------  -------------
Net assets at end of period                     $68,020,756  $       57,459,907  $      3,758,211  $      7,759,890  $   9,620,430
                                            ===============  ==================  ================  ================  =============

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                         8,004              10,071               506               302          2,650
   Units redeemed                                  (583,092)           (618,927)          (28,771)          (69,552)      (123,751)
   Units transferred                                (70,972)           (180,709)           50,018           (24,292)       (15,604)
                                            ---------------  ------------------  ----------------  ----------------  -------------
Increase (decrease) in units outstanding           (646,060)           (789,565)           21,753           (93,542)      (136,705)
Beginning units                                   3,809,449           4,451,181           225,699           497,624      1,144,865
                                            ---------------  ------------------  ----------------  ----------------  -------------
Ending units                                      3,163,389           3,661,616           247,452           404,082      1,008,160
                                            ===============  ==================  ================  ================  =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                               Equity                                                                    Growth
                                           Opportunities     Fundamental        Global Bond        Global Equities    Opportunities
                                             Portfolio    Growth Portfolio       Portfolio             Portfolio       Portfolio
                                             (Class 1)       (Class 1)           (Class 1)             (Class 1)       (Class 1)
                                           -------------  ----------------  --------------------  -----------------  --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $     (37,600) $       (121,411) $            201,538  $          (9,539) $      (15,214)

  Net realized gains (losses)                   (766,556)         (351,993)              238,950           (238,828)        127,830
  Change in net unrealized appreciation
    (depreciation) of investments                688,442          (217,666)              250,725           (420,173)       (167,971)
                                           -------------  ----------------  --------------------  -----------------  --------------
    Increase(decrease) in net assets from
      operations                                (115,714)         (691,070)              691,213           (668,540)        (55,355)
                                           -------------  ----------------  --------------------  -----------------  --------------

From capital transactions:
  Net proceeds from units sold                    11,325            13,887                15,732             16,551           1,881
  Cost of units redeemed                      (1,730,910)       (1,647,956)           (2,160,414)          (783,529)       (371,767)
  Net transfers                                 (333,402)         (220,260)              456,556             34,438         238,388
  Contract maintenance charge                         --                --                    --                 --              --
                                           -------------  ----------------  --------------------  -----------------  --------------
    Increase(decrease) in net assets from
      capital transactions                    (2,052,987)       (1,854,329)           (1,688,126)          (732,540)       (131,498)
                                           -------------  ----------------  --------------------  -----------------  --------------

Increase (decrease) in net assets             (2,168,701)       (2,545,399)             (996,913)        (1,401,080)       (186,853)
Net assets at beginning of period             11,086,312        12,466,191            16,099,497          6,279,672       1,737,058
                                           -------------  ----------------  --------------------  -----------------  --------------
Net assets at end of period                $   8,917,611  $      9,920,792  $         15,102,584  $       4,878,592  $    1,550,205
                                           =============  ================  ====================  =================  ==============

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                         625             1,129                   732              1,203             294
  Units redeemed                                (134,119)         (165,259)             (114,678)           (53,338)        (56,910)
  Units transferred                              (26,834)          (19,966)               23,180              3,179          35,048
                                           -------------  ----------------  --------------------  -----------------  --------------
Increase (decrease) in units outstanding        (160,328)         (184,096)              (90,766)           (48,956)        (21,568)
Beginning units                                  839,451         1,163,672               877,083            424,709         276,045
                                           -------------  ----------------  --------------------  -----------------  --------------
Ending units                                     679,123           979,576               786,317            375,753         254,477
                                           =============  ================  ====================  =================  ==============

                                                                                                                           MFS
                                                                                                                      Massachusetts
                                                                                International         International     Investors
                                           Growth-Income   High-Yield Bond  Diversified Equities  Growth and Income       Trust
                                             Portfolio       Portfolio           Portfolio             Portfolio        Portfolio
                                             (Class 1)       (Class 1)           (Class 1)             (Class 1)        (Class 1)
                                           -------------  ----------------  --------------------  -----------------  --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $     (41,278) $      1,048,145  $             66,890  $         206,897  $       (7,880)

  Net realized gains (losses)                 (1,575,201)         (890,036)             (344,099)        (2,433,723)        162,096
  Change in net unrealized appreciation
    (depreciation) of investments              2,920,759           336,229              (665,779)           662,004        (254,286)
                                           -------------  ----------------  --------------------  -----------------  --------------
    Increase(decrease) in net assets from
      operations                               1,304,280           494,338              (942,988)        (1,564,822)       (100,070)
                                           -------------  ----------------  --------------------  -----------------  --------------

From capital transactions:
  Net proceeds from units sold                    68,083             9,347                29,723             36,342           2,935
  Cost of units redeemed                      (2,936,301)       (2,544,892)           (1,026,962)        (2,126,620)       (557,846)
  Net transfers                                 (635,078)          302,201              (165,230)           (17,845)        128,527
  Contract maintenance charge                         --                --                --                     --              --
                                           -------------  ----------------  --------------------  -----------------  --------------
    Increase(decrease) in net assets from
      capital transactions                    (3,503,296)       (2,233,344)           (1,162,469)        (2,108,123)       (426,384)
                                           -------------  ----------------  --------------------  -----------------  --------------

Increase (decrease) in net assets             (2,199,016)       (1,739,006)           (2,105,457)        (3,672,945)       (526,454)
Net assets at beginning of period             20,103,996        15,384,899             7,086,924         12,366,953       4,527,131
                                           -------------  ----------------  --------------------  -----------------  --------------
Net assets at end of period                $  17,904,980  $     13,645,893  $          4,981,467  $       8,694,008  $    4,000,677
                                           =============  ================  ====================  =================  ==============

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                       4,718               464                 3,674              2,966             247
  Units redeemed                                (166,368)         (146,775)             (103,288)          (180,259)        (49,373)
  Units transferred                              (36,179)           14,337               (15,234)              (194)         12,065
                                           -------------  ----------------  --------------------  -----------------  --------------
Increase (decrease) in units outstanding        (197,829)         (131,974)             (114,848)          (177,487)        (37,061)
Beginning units                                1,132,534           898,638               675,407            998,242         404,967
                                           -------------  ----------------  --------------------  -----------------  --------------
Ending units                                     934,705           766,664               560,559            820,755         367,906
                                           =============  ================  ====================  =================  ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                           MFS Total Return    Mid-Cap Growth     Real Estate       Small Company     Technology
                                               Portfolio         Portfolio          Portfolio      Value Portfolio     Portfolio
                                               (Class 1)         (Class 1)          (Class 1)         (Class 1)        (Class 1)
                                           ----------------  -----------------  -----------------  ---------------  --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $      1,631,261  $         (35,334) $          (3,229) $       (38,227) $       (3,460)

  Net realized gains (losses)                    (2,518,584)           164,397           (812,820)         570,716          54,082
  Change in net unrealized appreciation
    (depreciation) of investments                 2,108,607           (354,488)         1,180,179         (693,279)        (74,891)
                                           ----------------  -----------------  -----------------  ---------------  --------------
    Increase (decrease) in net assets from
      operations                                  1,221,284           (225,425)           364,130         (160,790)        (24,269)
                                           ----------------  -----------------  -----------------  ---------------  --------------

From capital transactions:
  Net proceeds from units sold                      295,241              3,737              5,878            9,579              --
  Cost of units redeemed                        (17,905,544)          (668,442)          (875,132)        (584,999)        (89,335)
  Net transfers                                  (2,471,066)           105,845            173,733       (1,041,665)          5,276
  Contract maintenance charge                            --                 --                 --               --              --
                                           ----------------  -----------------  -----------------  ---------------  --------------
    Increase (decrease) in net assets from
      capital transactions                      (20,081,369)          (558,860)          (695,521)      (1,617,085)        (84,059)
                                           ----------------  -----------------  -----------------  ---------------  --------------

Increase (decrease) in net assets               (18,860,085)          (784,285)         (331,391)       (1,777,875)       (108,328)
Net assets at beginning of period               104,898,990          4,305,607          5,631,167        5,459,250         427,041
                                           ----------------  -----------------  -----------------  ---------------  --------------
Net assets at end of period                $     86,038,905  $       3,521,322  $       5,299,776  $     3,681,375  $      318,713
                                           ================  =================  =================  ===============  ==============

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                         15,919                371                189              334              --
  Units redeemed                                 (1,073,066)           (63,904)           (32,304)         (21,798)        (35,647)
  Units transferred                                (149,910)            11,013              5,178          (37,424)             67
                                           ----------------  -----------------  -----------------  ---------------  --------------
Increase (decrease) in units outstanding         (1,207,057)           (52,520)           (26,937)         (58,888)        (35,580)
Beginning units                                   6,412,067            424,605            219,696          200,102         174,817
                                           ----------------  -----------------  -----------------  ---------------  --------------
Ending units                                      5,205,010            372,085            192,759          141,214         139,237
                                           ================  =================  =================  ===============  ==============

                                           Telecom Utility   Total Return Bond  Aggressive Growth  Alliance Growth     Balanced
                                               Portfolio         Portfolio          Portfolio          Portfolio       Portfolio
                                               (Class 1)         (Class 1)          (Class 3)          (Class 3)       (Class 3)
                                           ----------------  -----------------  -----------------  ---------------  --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $         26,809  $         160,332  $          (3,492) $       (68,713) $       26,349

  Net realized gains (losses)                        29,843          1,185,267            (12,928)         138,176         224,751
  Change in net unrealized appreciation
    (depreciation) of investments                    56,058            (86,072)             1,472         (384,450)       (220,906)
                                           ----------------  -----------------  -----------------  ---------------  --------------
    Increase (decrease) in net assets from
      operations                                    112,710          1,259,527            (14,948)        (314,987)         30,194
                                           ----------------  -----------------  -----------------  ---------------  --------------

From capital transactions:
  Net proceeds from units sold                        1,500            123,499             74,617          131,741         345,308
  Cost of units redeemed                           (305,947)        (4,553,987)           (44,710)      (1,683,851)       (445,340)
  Net transfers                                     291,834          5,272,160            (53,798)        (663,295)        767,502
  Contract maintenance charge                            --                 --               (136)          (1,895)           (439)
                                           ----------------  -----------------  -----------------  ---------------  --------------
    Increase (decrease) in net assets from
      capital transactions                          (12,613)           841,672            (24,027)      (2,217,300)        667,031
                                           ----------------  -----------------  -----------------  ---------------  --------------

Increase (decrease) in net assets                   100,097          2,101,199            (38,975)      (2,532,287)        697,225
Net assets at beginning of period                 2,144,987         23,994,780            424,825       11,662,541       3,367,472
                                           ----------------  -----------------  -----------------  ---------------  --------------
Net assets at end of period                $      2,245,084  $      26,095,979  $         385,850  $     9,130,254  $    4,064,697
                                           ================  =================  =================  ===============  ==============

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                             87              5,847              9,139           15,368          34,472
  Units redeemed                                    (19,644)          (232,952)            (5,524)        (200,680)        (43,268)
  Units transferred                                  22,529            269,828             (6,816)         (82,435)         74,084
                                           ----------------  -----------------  -----------------  ---------------  --------------
Increase (decrease) in units outstanding              2,972             42,723             (3,201)        (267,747)         65,288
Beginning units                                     139,789          1,239,222              51,038       1,411,151         333,373
                                           ----------------  -----------------  -----------------  ---------------  --------------
Ending units                                        142,761          1,281,945             47,837        1,143,404         398,661
                                           ================  =================  =================  ===============  ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                          Blue Chip Growth  Capital Growth  Cash Management  Corporate Bond   Davis Venture
                                              Portfolio       Portfolio        Portfolio        Portfolio    Value Portfolio
                                              (Class 3)       (Class 3)        (Class 3)        (Class 3)       (Class 3)
                                          ----------------  --------------  ---------------  --------------  ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $        (14,101) $      (29,424) $      (104,979) $    9,172,765  $       195,264

 Net realized gains (losses)                       115,409         (48,493)         (65,264)      5,328,012      (7,227,904)
 Change in net unrealized
   appreciation (depreciation) of
   investments                                    (208,056)         (7,897)             662     (5,252,398)        2,623,501
                                          ----------------  --------------  ---------------  --------------  ---------------
   Increase (decrease) in net assets
    from operations                               (106,748)        (85,814)        (169,581)      9,248,379      (4,409,139)
                                          ----------------  --------------  ---------------  --------------  ---------------

From capital transactions:
   Net proceeds from units sold                    135,195          34,679        4,090,804       3,107,997          921,756
   Cost of units redeemed                         (201,546)       (314,975)     (13,793,062)    (22,038,706)      (9,851,954)
   Net transfers                                   388,556        (243,388)      12,436,543      (5,407,105)      (1,633,991)
   Contract maintenance charge                        (323)           (464)          (2,754)        (23,999)         (13,019)
                                          ----------------  --------------  ---------------  --------------  ---------------
   Increase (decrease) in net assets
    from capital transactions                      321,882        (524,148)       2,731,531     (24,361,813)     (10,577,208)
                                          ----------------  --------------  ---------------  --------------  ---------------

Increase (decrease) in net assets                  215,134        (609,962)       2,561,950     (15,113,434)     (14,986,347)
Net assets at beginning of period                1,562,629       3,719,204       10,863,494     187,925,968       96,224,930
                                          ----------------  --------------  ---------------  --------------  ---------------
Net assets at end of period               $      1,777,763  $    3,109,242  $    13,425,444  $  172,812,534  $    81,238,583
                                          ================  ==============  ===============  ==============  ===============

ANALYSIS OF INCREASE (DECREASE)
    IN UNITS OUTSTANDING:
    Units sold                                      22,785           4,477          357,373         151,333           66,448
    Units redeemed                                 (32,559)        (40,918)      (1,194,791)     (1,074,150)        (680,934)
    Units transferred                               64,838         (32,066)       1,074,385        (264,975)         (99,616)
                                          ----------------  --------------  ---------------  --------------  ---------------
Increase (decrease) in units outstanding            55,064         (68,507)         236,967      (1,187,792)        (714,102)
Beginning units                                    249,608         477,946          934,751       9,427,409        6,586,099
                                          ----------------  --------------  ---------------  --------------  ---------------
Ending units                                       304,672         409,439        1,171,718       8,239,617        5,871,997
                                          ================  ==============  ===============  ==============  ===============
                                                                                 Equity
                                           "Dogs" of Wall   Emerging Markets  Opportunities  Foreign Value     Fundamental
                                          Street Portfolio     Portfolio        Portfolio      Portfolio    Growth Portfolio
                                              (Class 3)        (Class 3)        (Class 3)      (Class 3)        (Class 3)
                                          ----------------  ----------------  -------------  -------------  ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $         20,125  $        (49,338) $      (7,111) $     408,933  $        (28,058)

 Net realized gains (losses)                       (16,656)        1,012,821        (97,037)    (4,174,931)          (88,785)
 Change in net unrealized
   appreciation (depreciation) of
   investments                                     155,797        (3,939,552)        81,100     (3,591,598)          (50,259)
                                          ----------------  ----------------  -------------  -------------  ----------------
   Increase (decrease) in net assets
    from operations                                159,266        (2,976,069)       (23,048)    (7,357,596)         (167,102)
                                          ----------------  ----------------  -------------  -------------  ----------------

From capital transactions:
   Net proceeds from units sold                     17,390           172,560         39,108      4,372,022            52,497
   Cost of units redeemed                         (117,319)       (1,366,894)      (167,507)    (6,540,107)         (279,800)
   Net transfers                                   436,994         1,114,807       (46,539)     10,450,690          (218,177)
   Contract maintenance charge                        (306)           (1,268)          (210)        (6,951)             (321)
                                          ----------------  ----------------  -------------  -------------  ----------------
   Increase (decrease) in net assets
    from capital transactions                      336,759           (80,795)      (175,148)     8,275,654          (445,801)
                                          ----------------  ----------------  -------------  -------------  ----------------

Increase (decrease) in net assets                  496,025        (3,056,864)      (198,196)       918,058          (612,903)
Net assets at beginning of period                1,226,943        12,376,243      1,288,119     63,868,282         3,442,185
                                          ----------------  ----------------  -------------  -------------  ----------------
Net assets at end of period               $      1,722,968  $      9,319,379  $   1,089,923  $  64,786,340  $      2,829,282
                                          ================  ================  =============  =============  ================

ANALYSIS OF INCREASE (DECREASE)
    IN UNITS OUTSTANDING:
    Units sold                                       1,070             7,090          3,208        485,236             7,487
    Units redeemed                                  (7,521)          (49,796)       (14,279)      (671,676)          (39,861)
    Units transferred                               27,815            55,506         (4,064)     1,244,121           (25,586)
                                          ----------------  ----------------  -------------  -------------  ----------------
Increase (decrease) in units outstanding            21,364            12,800        (15,135)     1,057,681           (57,960)
Beginning units                                     82,111           420,192        105,630      6,558,989           480,725
                                          ----------------  ----------------  -------------  -------------  ----------------
Ending units                                       103,475           432,992         90,495      7,616,670           422,765
                                          ================  ================  =============  =============  ================

The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                                                           Growth
                                          Global Bond  Global Equities  Opportunities  Growth-Income  High-Yield Bond
                                           Portfolio      Portfolio       Portfolio      Portfolio       Portfolio
                                           (Class 3)      (Class 3)       (Class 3)      (Class 3)       (Class 3)
                                          -----------  ---------------  -------------  -------------  ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)           $   309,458  $        (1,133) $    (173,178) $      (3,247) $     2,666,022

   Net realized gains (losses)                452,807         (113,394)       615,969       (419,653)      (1,700,497)
   Change in net unrealized
    appreciation (depreciation) of
    investments                               448,739          (35,078)      (772,450)       837,604          237,286
                                          -----------  ---------------  -------------  -------------  ---------------
      Increase (decrease) in net assets
       from operations                      1,211,004         (149,605)      (329,659)       414,704        1,202,811
                                          -----------  ---------------  -------------  -------------  ---------------

From capital transactions:
   Net proceeds from units sold               681,155           22,021        598,469        783,791          451,748
   Cost of units redeemed                  (3,145,102)        (121,828)    (1,613,075)      (738,363)      (4,798,616)
   Net transfers                              532,765          (21,085)       810,140      1,509,604        (502,106)
   Contract maintenance charge                 (3,438)            (256)        (1,649)          (691)          (5,492)
                                          -----------  ---------------  -------------  -------------  ---------------
      Increase (decrease) in net assets
       from capital transactions           (1,934,620)        (121,148)      (206,115)     1,554,341       (4,854,466)
                                          -----------  ---------------  -------------  -------------  ---------------

Increase (decrease) in net assets            (723,616)        (270,753)      (535,774)     1,969,045       (3,651,655)
Net assets at beginning of period          27,168,762        1,426,354     20,338,574      4,693,013       38,673,554
                                          -----------  ---------------  -------------  -------------  ---------------
Net assets at end of period               $26,445,146  $     1,155,601  $  19,802,800  $   6,662,058  $    35,021,899
                                          ===========  ===============  =============  =============  ===============

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                  38,121            2,559         98,592         85,558           27,509
   Units redeemed                            (178,144)         (12,514)      (253,081)       (79,402)        (289,491)
   Units transferred                           31,387          (2,622)        180,231        165,139          (30,719)
                                          -----------  ---------------  -------------  -------------  ---------------
Increase (decrease) in units outstanding     (108,636)         (12,577)        25,742        171,295         (292,701)
Beginning units                             1,577,747          146,494      3,274,795        522,961        2,404,124
                                          -----------  ---------------  -------------  -------------  ---------------
Ending units                                1,469,111          133,917      3,300,537        694,256        2,111,423
                                          ===========  ===============  =============  =============  ===============
                                         International       International                      MFS Massachusetts
                                     Diversified Equities  Growth and Income  Marsico Focused   Investors Trust    MFS Total Return
                                          Portfolio           Portfolio       Growth Portfolio      Portfolio          Portfolio
                                          (Class 3)           (Class 3)          (Class 3)          (Class 3)          (Class 3)
                                     --------------------  -----------------  ----------------  -----------------  ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)      $             57,985  $         757,758  $        (23,358) $        (109,482) $      1,808,240

   Net realized gains (losses)                   (422,601)        (3,335,775)         (236,906)            31,826        (5,513,594)
   Change in net unrealized
    appreciation (depreciation) of
    investments                                  (467,968)        (2,510,576)          182,301           (620,624)        4,794,747
                                     --------------------  -----------------  ----------------  -----------------  ----------------
     Increase (decrease) in net
      assets from operations                     (832,584)        (5,088,593)          (77,963)          (698,280)        1,089,393
                                     --------------------  -----------------  ----------------  -----------------  ----------------

From capital transactions:
   Net proceeds from units sold                    92,983            193,091           173,863          2,522,449         1,434,219
   Cost of units redeemed                        (570,954)        (3,777,022)         (249,038)        (2,519,434)      (15,182,393)
   Net transfers                                  (16,386)         2,008,653           289,344          4,799,240        (3,682,252)
   Contract maintenance charge                       (825)            (4,085)             (459)            (2,316)          (18,342)
                                     --------------------  -----------------  ----------------  -----------------  ----------------
     Increase (decrease) in net
    assets from capital transactions             (495,182)        (1,579,363)          213,710          4,799,939       (17,448,768)
                                     --------------------  -----------------  ----------------  -----------------  ----------------

Increase (decrease) in net assets              (1,327,766)        (6,667,956)          135,747          4,101,659       (16,359,375)
Net assets at beginning of period               5,975,811         39,518,531         3,034,983         29,288,673       127,438,495
                                     --------------------  -----------------  ----------------  -----------------  ----------------
Net assets at end of period          $          4,648,045  $      32,850,575  $      3,170,730  $      33,390,332  $    111,079,120
                                     ====================  =================   ===============  =================  ================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                      11,097             17,796            17,387            236,405            87,921
   Units redeemed                                 (63,829)          (336,344)          (24,075)          (226,581)         (926,816)
   Units transferred                                1,327            232,830            28,117            459,880          (225,941)
                                     --------------------  -----------------  ----------------  -----------------  ----------------
Increase (decrease) in units
 outstanding                                      (51,405)           (85,718)           21,429            469,704        (1,064,836)
Beginning units                                   651,102          3,435,373           296,194          2,648,537         7,873,765
                                     --------------------  -----------------  ----------------  -----------------  ----------------
Ending units                                      599,697          3,349,655           317,623          3,118,241         6,808,929
                                     ====================  =================   ===============  =================  ================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                           Mid-Cap Growth  Real Estate  Small & Mid Cap   Small Company   Technology
                                              Portfolio     Portfolio   Value Portfolio  Value Portfolio   Portfolio
                                              (Class 3)     (Class 3)      (Class 3)        (Class 3)      (Class 3)
                                           --------------  -----------  ---------------  ---------------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $      (43,376) $   (18,014) $      (334,531) $      (171,873) $   (6,113)

   Net realized gains (losses)                    142,800    1,387,135          398,279          330,776     123,245
   Change in net unrealized
    appreciation (depreciation) of
    investments                                  (358,220)     391,398       (3,547,895)        (961,177)   (162,662)
                                           --------------  -----------  ---------------  ---------------  ----------
    Increase (decrease) in net assets
     from operations                             (258,796)   1,760,519       (3,484,147)        (802,274)    (45,530)
                                           --------------  -----------  ---------------  ---------------  ----------

From capital transactions:
    Net proceeds from units sold                1,739,798      541,904        1,110,155        1,362,228      40,894
    Cost of units redeemed                      (473,933)   (2,051,966)      (4,443,329)      (2,791,976)   (105,291)
    Net transfers                               3,181,149   (1,110,573)       2,854,050        1,304,397     (78,765)
    Contract maintenance charge                      (488)      (2,345)          (4,331)          (3,313)       (141)
                                           --------------  -----------  ---------------  ---------------  ----------
     Increase (decrease) in net assets
      from capital transactions                 4,446,526   (2,622,980)        (483,455)        (128,664)   (143,303)
                                           --------------  -----------  ---------------  ---------------  ----------

Increase (decrease) in net assets               4,187,730     (862,461)      (3,967,602)        (930,938)   (188,833)
Net assets at beginning of period               3,675,201   24,530,928       48,532,574       28,873,321     774,855
                                           --------------  -----------  ---------------  ---------------  ----------
Net assets at end of period                $    7,862,931  $23,668,467  $    44,564,972  $    27,942,383  $  586,022
                                           ==============  ===========  ===============  ===============  ==========

ANALYSIS OF INCREASE (DECREASE)
    IN UNITS OUTSTANDING:
    Units sold                                    184,049       19,230          103,862          146,779      17,398
    Units redeemed                                (47,178)     (71,435)        (383,880)        (281,706)    (43,300)
    Units transferred                             341,966      (35,278)         318,439          167,840     (35,508)
                                           --------------  -----------  ---------------  ---------------  ----------
Increase (decrease) in units outstanding          478,837      (87,483)          38,421           32,913     (61,410)
Beginning units                                   366,167      896,420        4,109,354        2,866,624     320,218
                                           --------------  -----------  ---------------  ---------------  ----------
Ending units                                      845,004      808,937        4,147,775        2,899,537     258,808
                                           ==============  ===========  ===============  ===============  ==========
                                                                                                                     Invesco Van
                                                                                  Invesco Van       Invesco Van      Kampen V.I.
                                          Telecom Utility  Total Return Bond  Kampen V.I. Capital    Kampen V.I.  Growth and Income
                                              Portfolio         Portfolio         Growth Fund      Comstock Fund       Fund
                                              (Class 3)         (Class 3)         (Series II)       (Series II)     (Series II)
                                          ---------------  -----------------  -------------------  -------------  -----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)           $        12,899  $         341,053  $           (60,720) $   1,179,950  $         361,032

   Net realized gains (losses)                   (26,206)          4,045,062              481,246     (6,532,428)        (3,803,917)
   Change in net unrealized
    appreciation (depreciation) of
    investments                                    59,586            (56,818)            (882,843)      (358,157)        (2,936,674)
                                          ---------------  -----------------  -------------------  -------------  -----------------
    Increase (decrease) in net assets
     from operations                               46,279          4,329,297             (462,317)    (5,710,635)        (6,379,559)
                                          ---------------  -----------------  -------------------  -------------  -----------------

From capital transactions:
    Net proceeds from units sold                   45,641          8,038,956               98,531      4,043,373          5,191,615
    Cost of units redeemed                        (84,643)        (7,883,006)          (1,049,336)   (32,269,146)       (33,484,244)
    Net transfers                                 282,134         12,153,148             (381,769)    (2,047,760)          (572,488)
    Contract maintenance charge                      (189)            (7,923)                (387)       (20,915)           (21,681)
                                          ---------------  -----------------  -------------------  -------------  -----------------
     Increase (decrease) in net assets
      from capital transactions                   242,943         12,301,175           (1,332,961)   (30,294,448)       (28,886,798)
                                          ---------------  -----------------  -------------------  -------------  -----------------

Increase (decrease) in net assets                 289,222         16,630,472           (1,795,278)   (36,005,083)       (35,266,357)
Net assets at beginning of period                 849,771         82,619,693            7,580,846    251,638,506        263,027,122
                                          ---------------  -----------------  -------------------  -------------  -----------------
Net assets at end of period               $     1,138,993  $      99,250,165  $         5,785,568  $ 215,633,423  $     227,760,765
                                          ===============  =================  ===================  =============  =================

ANALYSIS OF INCREASE (DECREASE)
    IN UNITS OUTSTANDING:
    Units sold                                      4,009            419,466                8,278        318,164            361,828
    Units redeemed                                 (6,882)          (415,763)             (92,031)    (2,430,310)        (2,232,848)
    Units transferred                              23,029            634,455              (34,697)      (123,996)             2,992
                                          ---------------  -----------------  -------------------  -------------  -----------------
Increase (decrease) in units outstanding           20,156            638,158             (118,450)    (2,236,142)        (1,868,028)
Beginning units                                    73,098          4,449,892              666,338     19,127,871         17,602,934
                                          ---------------  -----------------  -------------------  -------------  -----------------
Ending units                                       93,254          5,088,050              547,888     16,891,729         15,734,906
                                          ===============  =================  ===================  =============  =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2011
                                   (continued)

                                              Growth and     Mid Cap Value  Asset Allocation  Global Growth
                                           Income Portfolio    Portfolio          Fund             Fund      Growth Fund
                                              (Class VC)      (Class VC)        (Class 2)       (Class 2)     (Class 2)
                                           ----------------  -------------- ----------------  -------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $       (249,503) $    (605,104) $      3,075,105  $   1,213,932  $   (623,110)

   Net realized gains (losses)                   (4,108,446)    (4,593,180)       (2,248,237)     2,510,922    (1,106,128)
   Change in net unrealized
   appreciation (depreciation)
    of investments                               (4,710,071)     1,480,245         1,269,596    (30,710,020)   (8,674,433)
                                           ----------------  -------------- ----------------  -------------  ------------
    Increase (decrease) in net assets
   from operations                               (9,068,020)    (3,718,039)        2,096,464    (26,985,166)  (10,403,671)
                                           ----------------  -------------- ----------------  -------------  ------------

From capital transactions:
   Net proceeds from units sold                     868,695        304,518         2,805,736      4,382,985     2,536,782
   Cost of units redeemed                       (20,635,458)   (14,127,313)      (41,000,752)   (39,296,012)  (30,581,172)
   Net transfers                                 (4,550,974)    (4,207,145)       (9,041,152)       541,579    (5,608,505)
   Contract maintenance charge                       (9,548)        (5,225)          (29,494)      (27,567)       (18,298)
                                           ----------------  -------------- ----------------  -------------  ------------
    Increase (decrease) in net assets
   from capital transactions                    (24,327,285)   (18,035,165)      (47,265,662)   (34,399,015)  (33,671,193)
                                           ----------------  -------------- ----------------  -------------  ------------

Increase (decrease) in net assets               (33,395,305)   (21,753,204)      (45,169,198)   (61,384,181)  (44,074,864)
Net assets at beginning of period               153,938,811     98,941,298       344,228,504    322,745,750   251,575,242
                                           ----------------  -------------- ----------------  -------------  ------------
Net assets at end of period                $    120,543,506  $  77,188,094  $    299,059,306  $ 261,361,569  $207,500,378
                                           ================  =============  ================  =============  ============

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                        69,432         19,967           165,525        190,691       123,383
   Units redeemed                                (1,652,488)      (957,036)       (2,406,694)    (1,627,690)   (1,447,272)
   Units transferred                               (362,247)      (287,941)         (530,426)        63,582     (251,256)
                                           ----------------  -------------- ----------------  -------------  ------------
Increase (decrease) in units outstanding         (1,945,303)    (1,225,010)       (2,771,595)    (1,373,417)   (1,575,145)
Beginning units                                  12,237,231      6,800,474        20,548,416     13,281,602    12,043,778
                                           ----------------  -------------- ----------------  -------------  ------------
Ending units                                     10,291,928      5,575,464        17,776,821     11,908,185    10,468,633
                                           ================  =============  ================  =============  ============
                                                                            Franklin Templeton
                                                                                VIP Founding
                                           Growth-Income  Franklin Income    Funds Allocation    Real Return
                                               Fund       Securities Fund          Fund           Portfolio
                                             (Class 2)      (Class 2)            (Class 2)        (Class 3)
                                           -------------  ---------------   ------------------ ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $   2,512,071    $     669,197    $     (206,040)   $        (31,584)

   Net realized gains (losses)                (7,539,388)          37,668          (101,028)             44,946
   Change in net unrealized
   appreciation (depreciation)
     of investments                           (4,697,562)        (473,230)         (181,702)            145,371
                                           -------------    -------------    --------------    ----------------
    Increase (decrease) in net assets
   from operations                            (9,724,879)         233,635          (488,770)            158,733
                                           -------------    -------------    --------------    ----------------

From capital transactions:
   Net proceeds from units sold                2,352,022          762,366           415,900           1,359,958
   Cost of units redeemed                    (51,893,554)      (1,145,468)       (2,182,583)           (301,766)
   Net transfers                             (14,770,037)       1,776,500           660,285           3,809,339
   Contract maintenance charge                   (35,647)          (1,712)           (2,640)               (196)
                                           -------------    -------------    --------------    ----------------
    Increase (decrease) in net assets
   from capital transactions                 (64,347,216)       1,391,686        (1,109,038)          4,867,335
                                           -------------    -------------    --------------    ----------------

Increase (decrease) in net assets            (74,072,095)       1,625,321        (1,597,808)          5,026,068
Net assets at beginning of period            437,446,407       13,554,263        25,104,203           1,996,498
                                           -------------    -------------    --------------    ----------------
Net assets at end of period                $ 363,374,312    $  15,179,584    $   23,506,395    $      7,022,566
                                           =============    =============    ==============    ================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                    135,524           71,469            43,094             112,098
   Units redeemed                             (2,987,658)        (105,326)         (227,011)            (25,305)
   Units transferred                            (848,944)         165,994            74,917             315,740
                                           -------------    -------------    --------------    ----------------
Increase (decrease) in units outstanding      (3,701,078)         132,137          (109,000)            402,533
Beginning units                               25,263,731        1,275,194         2,670,875             171,457
                                           -------------    -------------    --------------    ----------------
Ending units                                  21,562,653        1,407,331         2,561,875             573,990
                                           =============    =============    ==============    ================

The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                           FOR THE EIGHT MONTHS ENDED
                               DECEMBER 31, 2010

                                                                            Government and
                                  Asset Allocation   Capital Appreciation    Quality Bond                       Asset Allocation
                                      Portfolio            Portfolio           Portfolio     Growth Portfolio     Portfolio
                                      (Class 1)            (Class 1)           (Class 1)          (Class 1)         (Class 3)
                                  ----------------   --------------------   --------------   ----------------   ----------------
INCREASE (DECREASE) IN NET
ASSETS:
From operations:
  Net investment income
    (loss)                         $     268,288        $    (406,222)       $   2,380,663    $      34,846      $      81,486

  Net realized gains
    (losses)                            (202,096)            (901,704)             334,555       (2,815,125)          (115,639)
  Change in net unrealized
    appreciation
    (depreciation) of
    investments                          827,168           11,760,448           (1,327,057)       4,937,009            324,026
                                   -------------        -------------        -------------    -------------      -------------
    Increase (decrease) in
      net assets from
      operations                         893,360           10,452,522            1,388,161        2,156,730            289,873
                                   -------------        -------------        -------------    -------------      -------------

From capital transactions:
  Net proceeds from units
    sold                                   2,181               87,662               17,157           32,011              4,017
  Cost of units redeemed              (1,293,762)          (7,229,492)          (8,756,062)      (4,174,468)          (227,409)
  Net transfers                        1,223,748           (1,818,115)           1,118,188       (1,481,578)           392,666
  Contract maintenance
    charge                                    --                   --                   --               --               (632)
                                   -------------        -------------        -------------    -------------      -------------
    Increase (decrease) in
      net assets from capital
      transactions                       (67,833)          (8,959,945)          (7,620,717)      (5,624,035)           168,642
                                   -------------        -------------        -------------    -------------      -------------

Increase (decrease) in net
  assets                                 825,527            1,492,577           (6,232,556)      (3,467,305)           458,515
Net assets at beginning of
  period                              13,343,319           89,668,733           72,083,413       45,414,987          4,282,607
                                   -------------        -------------        -------------    -------------      -------------
Net assets at end of period        $  14,168,846        $  91,161,310        $  65,850,857    $  41,947,682      $   4,741,122
                                   =============        =============        =============    =============      =============

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                 105                4,039                1,027            2,393                280
  Units redeemed                         (76,162)            (437,334)            (515,815)        (331,924)           (16,289)
  Units transferred                       84,555             (119,526)              68,288         (116,501)            26,913
                                   -------------        -------------        -------------    -------------      -------------
Increase (decrease) in units               8,498             (552,821)            (446,500)        (446,032)            10,904
outstanding
Beginning units                          703,568            5,221,493            4,361,104        3,367,270            298,749
                                   -------------        -------------        -------------    -------------      -------------
Ending units                             712,066            4,668,672            3,914,604        2,921,238            309,653
                                   =============        =============        =============    =============      =============

                                                         Government and
                                  Capital Appreciation   Quality Bond                        Natural Resources   Aggressive Growth
                                        Portfolio           Portfolio     Growth Portfolio       Portfolio           Portfolio
                                         (Class 3)           (Class 3)        (Class 3)          (Class 3)           (Class 1)
                                  --------------------   --------------   ----------------   -----------------   -----------------
INCREASE (DECREASE) IN NET
ASSETS:
From operations:
  Net investment income
    (loss)                            $    (675,471)      $   2,870,520    $      (2,498)      $      10,156       $     (34,587)

  Net realized gains
    (losses)                             (3,404,544)            476,611         (250,157)           (453,803)           (313,472)
  Change in net unrealized
    appreciation
    (depreciation) of
    investments                          19,165,483          (1,743,494)         526,156           1,578,593             663,689
                                      -------------       -------------    -------------       -------------       -------------
    Increase (decrease) in
      net assets from
      operations                         15,085,468           1,603,637          273,501           1,134,946             315,630
                                      -------------       -------------    -------------       -------------       -------------

From capital transactions:
  Net proceeds from units
    sold                                    292,507             312,227           73,408               8,880              30,297
  Cost of units redeemed                 (7,011,055)         (5,762,816)        (239,843)           (457,032)           (319,112)
  Net transfers                          (5,913,721)          3,844,995         (127,949)           (402,617)             (9,247)
  Contract maintenance
    charge                                  (14,777)             (7,881)            (500)             (1,116)               --
                                      -------------       -------------    -------------       -------------       -------------
    Increase (decrease) in
      net assets from capital
      transactions                      (12,647,046)         (1,613,475)        (294,884)           (851,885)           (298,062)
                                      -------------       -------------    -------------       -------------       -------------

Increase (decrease) in net
  assets                                  2,438,422              (9,838)         (21,383)            283,061              17,568
Net assets at beginning of
  period                                126,060,954          92,731,206        4,853,062           8,588,981           4,910,061
                                      -------------       -------------    -------------       -------------       -------------
Net assets at end of period           $ 128,499,376       $  92,721,368    $   4,831,679       $   8,872,042       $   4,927,629
                                      =============       =============    =============       =============       =============

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                 19,545              19,605            6,563                 748               3,917
  Units redeemed                           (467,715)           (359,956)         (21,211)            (43,468)            (32,697)
  Units transferred                        (365,630)            239,620          (10,473)            (36,492)             (4,352)
                                      -------------       -------------    -------------       -------------       -------------
Increase (decrease) in units               (813,800)           (100,731)         (25,121)            (79,212)            (33,132)
outstanding
Beginning units                           8,272,211           5,922,965          411,516             797,301             452,977
                                      -------------       -------------    -------------       -------------       -------------
Ending units                              7,458,411           5,822,234          386,395             718,089             419,845
                                      =============       =============    =============       =============       =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                           FOR THE EIGHT MONTHS ENDED
                                DECEMBER 31, 2010

                                   Alliance Growth                    Blue Chip Growth Capital Growth   Cash Management
                                      Portfolio    Balanced Portfolio    Portfolio       Portfolio         Portfolio
                                       (Class 1)       (Class 1)         (Class 1)       (Class 1)         (Class 1)
                                   --------------- ------------------ ---------------- ---------------- ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)     $      14,980   $      215,256     $       (3,011)  $    (8,446)     $    (128,287)
  Net realized gains (losses)         (1,181,608)        (402,325)            11,222        (2,459)          (288,187)
  Change in net unrealized
  appreciation (depreciation)
  of investments                       2,489,034        1,098,523             57,633        73,260            256,453
                                   -------------   --------------     --------------   -----------      -------------
    Increase (decrease) in net
    assets from operations             1,322,406          911,454             65,844        62,355           (160,021)
                                   -------------   --------------     --------------   -----------      -------------
From capital transactions:
  Net proceeds from units sold            20,482           14,260                105            19            303,059
  Cost of units redeemed              (1,965,899)      (1,533,857)          (133,478)     (468,319)       (10,602,558)
  Net transfers                         (588,052)         (24,894)           (24,667)      340,702          7,324,969
  Contract maintenance charge                  -                -                  -             -                  -
                                   -------------   --------------     --------------   -----------      -------------
    Increase (decrease)
    in net assets from capital
    transactions                      (2,533,469)      (1,544,491)          (158,040)     (127,598)        (2,974,530)
                                   -------------   --------------     --------------   -----------      -------------
Increase (decrease) in net assets     (1,211,063)        (633,037)           (92,196)      (65,243)        (3,134,551)
Net assets at beginning of period     26,182,996       19,367,710          1,162,098     1,617,471         20,531,580
                                   -------------   --------------     --------------   -----------      -------------
Net assets at end of period        $  24,971,933   $   18,734,673     $    1,069,902   $ 1,552,228        $17,397,029
                                   =============   ==============     ==============   ===========      =============
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                 574            1,071                 19             3             25,589
  Units redeemed                        (109,894)        (105,258)           (23,439)      (68,131)          (867,817)
  Units transferred                      (43,316)             798             (4,227)       47,519            598,331
                                   -------------   --------------     --------------   -----------      -------------
Increase (decrease) in units
outstanding                             (152,636)        (103,389)           (27,647)      (20,609)          (243,897)
Beginning units                        1,276,844        1,331,189            196,720       217,991          1,662,599
                                   -------------   --------------     --------------   -----------      -------------
Ending units                           1,124,208        1,227,800            169,073       197,382          1,418,702
                                   =============   ==============     ==============   ===========      =============

                                   Corporate Bond     Davis Venture    "Dogs" of Wall  Emerging Markets Equity Index
                                     Portfolio       Value Portfolio  Street Portfolio   Portfolio       Portfolio
                                      (Class 1)        (Class 1)         (Class 1)        (Class 1)       Class 1)
                                   --------------- ------------------ ---------------- ---------------- ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)     $   4,575,658   $       96,210     $       61,374   $    91,089      $      84,286
  Net realized gains (losses)          1,569,769       (1,792,358)          (104,159)      445,062           (154,768)
  Change in net unrealized
  appreciation (depreciation)
  of investments                      (2,504,027)       5,696,910            245,562     1,289,521            679,322
                                   -------------   --------------     --------------   -----------      -------------
    Increase (decrease) in net
    assets from operations             3,641,400        4,000,762            202,777     1,825,672            608,840
                                   -------------   --------------     --------------   -----------      -------------

From capital transactions:
  Net proceeds from units sold            35,834           44,193                734        10,204             13,311
  Cost of units redeemed              (8,693,231)      (6,872,578)          (357,064)   (1,287,374)          (818,678)
  Net transfers                         (295,997)      (1,320,859)           117,045       599,094            (99,663)
  Contract maintenance charge                  -                -                  -             -                  -
                                   -------------   --------------     --------------   -----------      -------------
    Increase (decrease) in net
    assets from capital
    transactions                      (8,953,394)      (8,149,244)          (239,285)     (678,076)          (905,030)
                                   -------------   --------------     --------------   -----------      -------------
Increase (decrease) in net assets     (5,311,994)      (4,148,482)           (36,508)    1,147,596           (296,190)
Net assets at beginning of period     82,939,768       77,486,056          3,064,652    11,930,433         11,187,954
                                   -------------   --------------     --------------   -----------      -------------
Net assets at end of period        $  77,627,774   $   73,337,574     $    3,028,144   $13,078,029     $   10,891,764
                                   =============   ==============     ==============   ===========      =============
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                               1,446            1,838                 60           385              1,404
  Units redeemed                        (437,902)        (467,656)           (27,102)      (53,413)           (94,612)
  Units transferred                      (16,099)        (102,193)             7,569        21,494            (11,867)
                                   -------------   --------------     --------------   -----------      -------------
Increase (decrease) in units
outstanding                             (452,555)        (568,011)           (19,473)      (31,534)          (105,075)
Beginning units                        4,262,004        5,019,192            245,172       529,158          1,249,940
                                   -------------   --------------     --------------   -----------      -------------
Ending units                           3,809,449        4,451,181            225,699       497,624          1,144,865
                                   =============   ==============     ==============   ===========      =============

The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                           FOR THE EIGHT MONTHS ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                               Equity                                         Global          Growth
                                            Opportunities      Fundamental     Global Bond    Equities    Opportunities
                                              Portfolio     Growth Portfolio    Portfolio    Portfolio      Portfolio
                                              (Class 1)        (Class 1)        (Class 1)    (Class 1)      (Class 1)
                                            -------------   ----------------   -----------   ----------   -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
     Net investment income (loss)           $       9,489    $       (81,354)  $   579,175   $   57,359   $      (8,976)

     Net realized gains (losses)                 (738,086)          (412,181)      405,041     (191,957)        (24,623)
     Change in net unrealized appreciation
        (depreciation) of investments           1,647,762          1,764,056      (131,303)     614,790         194,432
                                            -------------   ----------------   -----------   ----------   -------------
      Increase (decrease) in net assets
         from operations                          919,165          1,270,521       852,913      480,192         160,833
                                            -------------   ----------------   -----------   ----------   -------------

From capital transactions:
     Net proceeds from units sold                   7,140              9,011         3,270        4,284             914
     Cost of units redeemed                      (925,254)          (888,347)   (1,875,133)    (521,184)       (188,735)
     Net transfers                               (474,301)          (159,587)      682,997       58,419         149,274
     Contract maintenance charge                       --                 --            --           --              --
                                            -------------   ----------------   -----------   ----------   -------------
     Increase (decrease) in net assets
        from capital transactions              (1,392,415)        (1,038,923)   (1,188,866)    (458,481)        (38,547)
                                            -------------   ----------------   -----------   ----------   -------------

Increase (decrease) in net assets                (473,250)           231,598      (335,953)      21,711         122,286
Net assets at beginning of period              11,559,562         12,234,593    16,435,450    6,257,961       1,614,772
                                            -------------   ----------------   -----------   ----------   -------------
Net assets at end of period                 $  11,086,312   $     12,466,191   $16,099,497   $6,279,672   $   1,737,058
                                            =============   ================   ===========   ==========   =============

ANALYSIS OF INCREASE (DECREASE)
     IN UNITS OUTSTANDING:
     Units sold                                       582                588           139          183             163
     Units redeemed                               (77,380)           (97,700)     (104,654)     (37,795)        (33,478)
     Units transferred                            (38,510)           (18,812)       38,480        5,732          27,185
                                            -------------   ----------------   -----------   ----------   -------------
Increase (decrease) in units outstanding         (115,308)          (115,924)      (66,035)     (31,880)         (6,130)
Beginning units                                   954,759          1,279,596       943,118      456,589         282,175
                                            -------------   ----------------   -----------   ----------   -------------
Ending units                                      839,451          1,163,672       877,083      424,709         276,045
                                            =============   ================   ===========   ==========   =============

                                                                              International   International         MFS
                                                                               Diversified      Growth and    Massachusetts
                                            Growth-Income   High-Yield Bond      Equities        Income       Investors Trust
                                              Portfolio         Portfolio       Portfolio       Portfolio        Portfolio
                                              (Class 1)         (Class 1)       (Class 1)       (Class 1)        (Class 1)
                                            -------------   ---------------   -------------   -------------   ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
     Net investment income (loss)           $      40,311   $     1,396,819   $     234,242   $     415,322   $        16,708

     Net realized gains (losses)               (1,590,741)         (634,355)        (11,071)     (1,033,612)           62,058
     Change in net unrealized appreciation
        (depreciation) of investments           2,603,059           228,160         395,651       1,435,956           106,578
                                            -------------   ---------------   -------------   -------------   ---------------
     Increase (decrease) in net assets
        from operations                         1,052,629           990,624         618,822         817,666           185,344
                                            -------------   ---------------   -------------   -------------   ---------------

From capital transactions:
     Net proceeds from units sold                  12,002             8,791           4,454          12,201             1,392
     Cost of units redeemed                    (1,754,075)       (1,928,889)       (563,406)     (1,128,530)         (632,421)
     Net transfers                             (1,002,008)          201,859        (22,081)         (27,327)          350,487
     Contract maintenance charge                       --                --              --              --                --
                                            -------------   ---------------   -------------   -------------   ---------------
     Increase (decrease) in net assets
        from capital transactions              (2,744,081)       (1,718,239)       (581,033)     (1,143,656)         (280,542)
                                            -------------   ---------------   -------------   -------------   ---------------

Increase (decrease) in net assets              (1,691,452)         (727,615)         37,789        (325,990)          (95,198)
Net assets at beginning of period              21,795,448        16,112,514       7,049,135      12,692,943         4,622,329
                                            -------------   ---------------   -------------   -------------   ---------------
Net assets at end of period                 $  20,103,996   $    15,384,899   $   7,086,924   $  12,366,953   $     4,527,131
                                            =============   ===============   =============   =============   ===============

ANALYSIS OF INCREASE (DECREASE)
     IN UNITS OUTSTANDING:
     Units sold                                       484               491             319             805               139
     Units redeemed                              (107,064)         (120,073)        (58,727)       (100,834)          (62,143)
     Units transferred                           (100,739)           10,540         (1,990)           3,744            34,251
                                            -------------   ---------------   -------------   -------------   ---------------
Increase (decrease) in units outstanding         (207,319)         (109,042)        (60,398)        (96,285)          (27,753)
Beginning units                                 1,339,853         1,007,680         735,805       1,094,527           432,720
                                            -------------   ---------------   -------------   -------------   ---------------
Ending units                                    1,132,534           898,638         675,407         998,242           404,967
                                            =============   ===============   =============   =============   ===============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                           FOR THE EIGHT MONTHS ENDED
                                DECEMBER 31, 2010
                                   (continued)

                                        MFS Total Return    Mid-Cap Growth      Real Estate       Small Company       Technology
                                           Portfolio          Portfolio          Portfolio       Value Portfolio       Portfolio
                                           (Class 1)          (Class 1)          (Class 1)          (Class 1)          (Class 1)
                                        ----------------   ----------------   ----------------   ----------------   ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)          $      2,442,197   $        (20,673)  $         64,733   $         (9,988)  $        (2,486)
  Net realized gains (losses)                 (2,276,727)           (54,931)          (828,753)           122,218            21,104
  Change in net unrealized
    appreciation (depreciation)
    of investments                             4,247,185            554,385          1,007,271            115,781            25,034
                                        ----------------   ----------------   ----------------   ----------------   ---------------
    Increase (decrease) in net assets
      from operations                          4,412,655            478,781            243,251            228,011            43,652
                                        ----------------   ----------------   ----------------   ----------------   ---------------
From capital transactions:
  Net proceeds from units sold                    71,144              1,787              5,267              3,293             1,201
  Cost of units redeemed                     (11,258,661)          (233,106)          (579,693)          (267,991)          (69,820)
  Net transfers                                  290,672            336,336            (22,630)           478,825            (1,267)
  Contract maintenance charge                         --                 --                 --                 --                --
                                        ----------------   ----------------   ----------------   ----------------   ---------------
    Increase (decrease) in net
      assets from capital transactions       (10,896,845)           105,017           (597,056)           214,127           (69,886)
                                        ----------------   ----------------   ----------------   ----------------   ---------------
Increase (decrease) in net assets             (6,484,190)           583,798           (353,805)           442,138           (26,234)
Net assets at beginning of period            111,383,180          3,721,809          5,984,972          5,017,112           453,275
                                        ----------------   ----------------   ----------------   ----------------   ---------------
Net assets at end of period             $    104,898,990   $      4,305,607   $      5,631,167   $      5,459,250   $       427,041
                                        ================   ================   ================   ================   ===============
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                       4,678                211                211                166               541
  Units redeemed                                (723,649)           (26,887)           (22,684)           (11,417)          (30,870)
  Units transferred                               12,749             35,737             (1,243)            14,898              (178)
                                        ----------------   ----------------   ----------------   ----------------   ---------------
Increase (decrease) in units
  outstanding                                   (706,222)             9,061            (23,716)             3,647           (30,507)
Beginning units                                7,118,289            415,544            243,412            196,455           205,324
                                        ----------------   ----------------   ----------------   ----------------   ---------------
Ending units                                   6,412,067            424,605            219,696            200,102           174,817
                                        ================   ================   ================   ================   ===============

                                       Telecom Utility   Total Return Bond   Aggressive Growth   Alliance Growth       Balanced
                                          Portfolio           Portfolio          Portfolio          Portfolio          Portfolio
                                          (Class 1)           (Class 1)          (Class 3)          (Class 3)          (Class 3)
                                       ---------------   -----------------   -----------------   ---------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)         $        43,580   $         507,451   $          (2,276)  $         7,990   $         33,903
  Net realized gains (losses)                  (63,508)            292,827             (64,311)          (74,855)           (31,604)
  Change in net unrealized
    appreciation (depreciation)
    of investments                             248,306            (279,746)             81,140           698,273            160,674
                                       ---------------   -----------------   -----------------   ---------------   ----------------
    Increase (decrease) in net
      assets from operations                   228,378             520,532              14,553           631,408            162,973
                                       ---------------   -----------------   -----------------   ---------------   ----------------
From capital transactions:
  Net proceeds from units sold                   1,549               4,694                  --             2,033            414,081
  Cost of units redeemed                      (132,603)         (2,306,208)            (29,046)         (831,775)          (155,636)
  Net transfers                                (76,216)          5,150,838             (98,934)         (310,668)          (121,461)
  Contract maintenance charge                       --                  --                 (72)           (1,338)              (362)
                                       ---------------   -----------------   -----------------   ---------------   ----------------
  Increase (decrease) in net
    assets from capital transactions          (207,270)          2,849,324            (128,052)       (1,141,748)           136,622
                                       ---------------   -----------------   -----------------   ---------------   ----------------
Increase (decrease) in net assets               21,108           3,369,856            (113,499)         (510,340)           299,595
Net assets at beginning of period            2,123,879          20,624,924             538,324        12,172,881          3,067,877
                                       ---------------   -----------------   -----------------   ---------------   ----------------
Net assets at end of period            $     2,144,987   $      23,994,780   $         424,825   $    11,662,541   $      3,367,472
                                       ===============   =================   =================   ===============   ================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                        88                 247                  --               291             42,602
  Units redeemed                               (10,410)           (120,673)             (4,056)         (112,293)           (15,997)
  Units transferred                             (6,199)            267,064             (14,493)          (40,377)           (13,001)
                                       ---------------   -----------------   -----------------   ---------------   ----------------
Increase (decrease) in units
  outstanding                                  (16,521)            146,638             (18,549)         (152,379)            13,604
Beginning units                                156,310           1,092,584              69,587         1,563,530            319,769
                                       ---------------   -----------------   -----------------   ---------------   ----------------
Ending units                                   139,789           1,239,222              51,038         1,411,151            333,373
                                       ===============   =================   =================   ===============   ================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                           FOR THE EIGHT MONTHS ENDED
                                DECEMBER 31, 2010
                                   (continued)

                                       Blue Chip Growth    Capital Growth    Cash Management   Corporate Bond    Davis Venture
                                          Portfolio           Portfolio         Portfolio         Portfolio     Value Portfolio
                                          (Class 3)           (Class 3)         (Class 3)         (Class 3)        (Class 3)
                                       ----------------   ----------------   ---------------   --------------   ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)         $         (6,729)  $        (19,840)  $       (69,869)  $   10,385,985   $       (10,137)
  Net realized gains (losses)                   (10,802)          (128,269)         (174,156)       2,807,537        (4,663,406)
  Change in net unrealized
    appreciation (depreciation)
      of investments                            136,187            356,489           133,921       (5,045,170)       10,192,628
                                       ----------------   ----------------   ---------------   --------------   ---------------
    Increase (decrease) in net
      assets from operations                    118,656            208,380          (110,104)       8,148,352         5,519,085
                                       ----------------   ----------------   ---------------   --------------   ---------------
From capital transactions:
  Net proceeds from units sold                   25,050              3,134           418,758          563,533           244,433
  Cost of units redeemed                       (133,780)          (158,791)       (6,346,574)     (13,319,596)       (5,362,825)
  Net transfers                                 262,099            (54,249)        6,046,336       (1,073,358)       (2,641,068)
  Contract maintenance charge                      (230)              (294)           (2,311)         (19,311)          (10,741)
                                       ----------------   ----------------   ---------------   --------------   ---------------
    Increase (decrease) in net
      assets from capital
      transactions                              153,139           (210,200)          116,209      (13,848,732)       (7,770,201)
                                       ----------------   ----------------   ---------------   --------------   ---------------
Increase (decrease) in net assets               271,795             (1,820)            6,105       (5,700,380)       (2,251,116)
Net assets at beginning of period             1,290,834          3,721,024        10,857,389      193,626,348        98,476,046
                                       ----------------   ----------------   ---------------   --------------   ---------------
Net assets at end of period            $      1,562,629   $      3,719,204   $    10,863,494   $  187,925,968   $    96,224,930
                                       ================   ================   ===============   ==============   ===============
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                      4,300                451            35,875           28,621            18,519
  Units redeemed                                (23,139)           (22,725)         (544,379)        (679,991)         (403,516)
  Units transferred                              48,053             (5,900)          517,395          (68,716)         (187,074)
                                       ----------------   ----------------   ---------------   --------------   ---------------
Increase (decrease) in
  units outstanding                              29,214            (28,174)            8,891         (720,086)         (572,071)
Beginning units                                 220,394            506,120           925,860       10,147,495         7,158,170
                                       ----------------   ----------------   ---------------   --------------   ---------------
Ending units                                    249,608            477,946           934,751        9,427,409         6,586,099
                                       ================   ================   ===============   ==============   ===============

                                                                                   Equity
                                          "Dogs" of Wall    Emerging Markets   Opportunities   Foreign Value     Fundamental
                                         Street Portfolio       Portfolio        Portfolio       Portfolio     Growth Portfolio
                                            (Class 3)           (Class 3)        (Class 3)       (Class 3)        (Class 3)
                                         ----------------   ----------------   -------------   -------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)           $         19,731   $         71,512   $      (1,028)  $     757,404   $        (18,420)
  Net realized gains (losses)                     (40,753)          (397,245)        (99,032)     (2,133,404)          (153,559)
  Change in net unrealized appreciation
    (depreciation) of investments                  93,059          1,956,373         214,139       4,439,868            549,797
                                         ----------------   ----------------   -------------   -------------   ----------------
    Increase (decrease) in net
      assets from operations                       72,037          1,630,640         114,079       3,063,868            377,818
                                         ----------------   ----------------   -------------   -------------   ----------------
From capital transactions:
  Net proceeds from units sold                         --             31,618          23,980         256,881              2,001
  Cost of units redeemed                          (65,917)          (490,007)        (37,876)     (2,891,413)          (151,043)
  Net transfers                                   454,051            234,201         133,905       2,737,545           (196,893)
  Contract maintenance charge                        (153)              (938)           (111)         (5,529)              (120)
                                         ----------------   ----------------   -------------   -------------   ----------------
    Increase (decrease) in net assets
      from capital transactions                   387,981           (225,126)        119,898          97,484           (346,055)
                                         ----------------   ----------------   -------------   -------------   ----------------
Increase (decrease) in net assets                 460,018          1,405,514         233,977       3,161,352             31,763
Net assets at beginning of period                 766,925         10,970,729       1,054,142      60,706,930          3,410,422
                                         ----------------   ----------------   -------------   -------------   ----------------
Net assets at end of period              $      1,226,943   $     12,376,243   $   1,288,119   $  63,868,282   $      3,442,185
                                         ================   ================   =============   =============   ================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                           --              1,213           2,256          27,935                316
  Units redeemed                                   (4,721)           (18,815)         (3,452)       (320,027)           (24,062)
  Units transferred                                31,609              7,771          12,588         321,655            (26,823)
                                         ----------------   ----------------   -------------   -------------   ----------------
Increase (decrease) in units
  outstanding                                      26,888             (9,831)         11,392          29,563            (50,569)
Beginning units                                    55,223            430,023          94,238       6,529,426            531,294
                                         ----------------   ----------------   -------------   -------------   ----------------
Ending units                                       82,111            420,192         105,630       6,558,989            480,725
                                         ================   ================   =============   =============   ================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                           FOR THE EIGHT MONTHS ENDED
                                DECEMBER 31, 2010
                                   (continued)

                                                                                 Growth
                                           Global Bond     Global Equities   Opportunities   Growth-Income   High-Yield Bond
                                            Portfolio         Portfolio        Portfolio       Portfolio        Portfolio
                                            (Class 3)         (Class 3)        (Class 3)       (Class 3)        (Class 3)
                                         ---------------   ---------------   -------------   -------------   ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)           $       892,394   $        12,653   $    (104,069)  $       8,091   $     3,391,693
  Net realized gains (losses)                    542,672           (89,209)        (48,584)       (362,090)       (1,491,494)
  Change in net unrealized appreciation
    (depreciation) of investments               (102,123)          192,025       2,023,046         609,701           465,416
                                         ---------------   ---------------   -------------   -------------   ---------------
    Increase (decrease) in net assets
      from operations                          1,332,943           115,469       1,870,393         255,702         2,365,615
                                         ---------------   ---------------   -------------   -------------   ---------------
From capital transactions:
  Net proceeds from units sold                    23,445                --          66,208          13,128            35,847
  Cost of units redeemed                      (1,420,040)          (36,098)       (804,348)       (256,939)       (2,752,607)
  Net transfers                                  768,959            59,688         138,209        (164,994)         (489,284)
  Contract maintenance charge                     (2,399)             (143)         (1,301)           (476)           (4,519)
                                         ---------------   ---------------   -------------   -------------   ---------------
    Increase (decrease) in net assets
      from capital transactions                 (630,035)           23,447        (601,232)       (409,281)       (3,210,563)
                                         ---------------   ---------------   -------------   -------------   ---------------
Increase (decrease) in net assets                702,908           138,916       1,269,161        (153,579)         (844,948)
Net assets at beginning of period             26,465,854         1,287,438      19,069,413       4,846,592        39,518,502
                                         ---------------   ---------------   -------------   -------------   ---------------
Net assets at end of period              $    27,168,762   $     1,426,354   $  20,338,574   $   4,693,013   $    38,673,554
                                         ===============   ===============   =============   =============   ===============
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                       1,402                --          11,686           1,762             2,341
  Units redeemed                                 (83,261)           (4,270)       (148,287)        (31,886)         (179,838)
  Units transferred                               40,598             6,977          37,466         (19,859)          (34,441)
                                         ---------------   ---------------   -------------   -------------   ---------------
Increase (decrease) in units
  outstanding                                    (41,261)            2,707         (99,135)        (49,983)         (211,938)
Beginning units                                1,619,008           143,787       3,373,930         572,944         2,616,062
                                         ---------------   ---------------   -------------   -------------   ---------------
Ending units                                   1,577,747           146,494       3,274,795         522,961         2,404,124
                                         ===============   ===============   =============   =============   ===============

                                                                                                         MFS
                                          International        International                         Massachusetts       MFS
                                      Diversified Equities   Growth and Income    Marsico Focused   Investors Trust   Total Return
                                            Portfolio            Portfolio       Growth Portfolio     Portfolio         Portfolio
                                            (Class 3)            (Class 3)           (Class 3)        (Class 3)         (Class 3)
                                      --------------------   -----------------   ----------------   ---------------   -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)        $            184,257   $       1,249,188   $         (9,791)  $        57,692   $   2,672,511
  Net realized gains (losses)                     (242,906)         (4,551,478)          (139,589)          (94,192)     (3,680,117)
  Change in net unrealized
    appreciation (depreciation)
    of investments                                 574,831           6,218,906            399,324         1,417,260       6,148,579
                                      --------------------   -----------------   ----------------   ---------------   -------------
    Increase (decrease) in net
      assets from operations                       516,182           2,916,616            249,944         1,380,760       5,140,973
                                      --------------------   -----------------   ----------------   ---------------   -------------
From capital transactions:
  Net proceeds from units sold                      28,575              49,897             13,564           155,441         325,248
  Cost of units redeemed                          (255,122)         (1,879,030)          (161,202)       (1,223,652)     (8,498,407)
  Net transfers                                    (58,830)           (667,755)            93,951         1,444,858      (3,077,283)
  Contract maintenance charge                         (601)             (3,416)              (337)           (1,847)        (14,942)
                                      --------------------   -----------------   ----------------   ---------------   -------------
    Increase (decrease) in net
      assets from capital
      transactions                                (285,978)         (2,500,304)           (54,024)          374,800     (11,265,384)
                                      --------------------   -----------------   ----------------   ---------------   -------------
Increase (decrease) in net assets                  230,204             416,312            195,920         1,755,560      (6,124,411)
Net assets at beginning of period                5,745,607          39,102,219          2,839,063        27,533,113     133,562,906
                                      --------------------   -----------------   ----------------   ---------------   -------------
Net assets at end of period           $          5,975,811   $      39,518,531   $      3,034,983   $    29,288,673   $ 127,438,495
                                      ====================   =================   ================   ===============   =============
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                         3,178               4,860              1,481            14,847          20,907
  Units redeemed                                   (31,164)           (180,110)           (17,148)         (121,415)       (555,392)
  Units transferred                                 (7,539)            (30,213)            10,359           154,892        (205,691)
                                      --------------------   -----------------   ----------------   ---------------   -------------
Increase (decrease) in units
  outstanding                                      (35,525)           (205,463)            (5,308)           48,324        (740,176)
Beginning units                                    686,627           3,640,836            301,502         2,600,213       8,613,941
                                      --------------------   -----------------   ----------------   ---------------   -------------
Ending units                                       651,102           3,435,373            296,194         2,648,537       7,873,765
                                      ====================   =================   ================   ===============   =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                           FOR THE EIGHT MONTHS ENDED
                                DECEMBER 31, 2010
                                   (continued)

                                      Mid-Cap Growth    Real Estate     Small & Mid Cap    Small Company    Technology
                                         Portfolio       Portfolio      Value Portfolio   Value Portfolio    Portfolio
                                         (Class 3)       (Class 3)         (Class 3)         (Class 3)       (Class 3)
                                      --------------   --------------   ---------------   ---------------   -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)        $      (16,068)  $     248,948    $      (170,659)  $       (33,761)  $    (3,759)
  Net realized gains (losses)                (48,816)       (356,206)          (453,232)         (566,872)       50,715
  Change in net unrealized
    appreciation (depreciation)
    of investments                           495,462       1,122,577          3,000,191         2,469,902        19,199
                                      --------------   --------------   ---------------   ---------------   -----------
    Increase (decrease) in net
      assets from operations                 430,578       1,015,319          2,376,300         1,869,269        66,155
                                      --------------   --------------   ---------------   ---------------   -----------
From capital transactions:
  Net proceeds from units sold                50,452          57,247            106,808            51,827            --
  Cost of units redeemed                    (100,475)     (1,042,825)        (2,117,022)       (1,520,943)      (14,229)
  Net transfers                              790,878         (35,880)        (1,360,209)       (1,116,483)       31,213
  Contract maintenance charge                   (313)         (1,806)            (3,479)           (2,760)          (61)
                                      --------------   --------------   ---------------   ---------------   -----------
    Increase (decrease) in net
      assets from capital
      transactions                           740,542      (1,023,264)        (3,373,902)       (2,588,359)       16,923
                                      --------------   --------------   ---------------   ---------------   -----------
Increase (decrease) in net assets          1,171,120          (7,945)          (997,602)         (719,090)       83,078
Net assets at beginning of period          2,504,081      24,538,873         49,530,176        29,592,411       691,777
                                      --------------   --------------   ---------------   ---------------   -----------
Net assets at end of period           $    3,675,201   $  24,530,928    $    48,532,574   $    28,873,321   $   774,855
                                      ==============   =============    ===============   ===============   ===========
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                   5,272           2,214             10,332             5,927            --
  Units redeemed                             (11,709)        (40,053)          (202,695)         (172,669)       (6,702)
  Units transferred                           90,673          (6,124)           (86,085)         (108,295)       10,887
                                      --------------   --------------   ---------------   ---------------   -----------
Increase (decrease) in units
  outstanding                                 84,236         (43,963)          (278,448)         (275,037)        4,185
Beginning units                              281,931         940,383          4,387,802         3,141,661       316,033
                                      --------------   --------------   ---------------   ---------------   -----------
Ending units                                 366,167         896,420          4,109,354         2,866,624       320,218
                                      ==============   =============    ===============   ===============   ===========

                                                                                                                   Invesco Van
                                                                              Invesco Van        Invesco Van       Kampen V.I.
                                    Telecom Utility   Total Return Bond   Kampen V.I. Capital    Kampen V.I.    Growth and Income
                                       Portfolio          Portfolio           Growth Fund       Comstock Fund         Fund
                                       (Class 3)          (Class 3)           (Series II)        (Series II)       (Series II)
                                    ---------------   -----------------   -------------------   -------------   -----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)      $        15,818   $       1,512,200   $           (41,597)  $  (1,366,597)  $      (1,424,406)
  Net realized gains (losses)                (6,073)          1,304,417               191,491      (6,583,466)         (4,718,890)
  Change in net unrealized
    appreciation (depreciation)
    of investments                           74,675          (1,061,752)              497,384      25,213,616          14,708,044
                                    ---------------   -----------------   -------------------   -------------   -----------------
    Increase (decrease) in net
      assets from operations                 84,420           1,754,865               647,278      17,263,553           8,564,748
                                    ---------------   -----------------   -------------------   -------------   -----------------
From capital transactions:
  Net proceeds from units sold                   --             490,269                 6,362         535,799             550,581
  Cost of units redeemed                    (11,653)         (3,840,532)             (802,904)    (19,217,979)        (18,648,556)
  Net transfers                              53,216           8,058,608              (214,177)     (4,221,047)         (1,827,324)
  Contract maintenance charge                  (104)             (5,960)                 (267)        (16,731)            (17,767)
                                    ---------------   -----------------   -------------------   -------------   -----------------
    Increase (decrease) in net
      assets from capital
      transactions                           41,459           4,702,385            (1,010,986)    (22,919,958)        (19,943,066)
                                    ---------------   -----------------   -------------------   -------------   -----------------
Increase (decrease) in net assets           125,879           6,457,250              (363,708)     (5,656,405)        (11,378,318)
Net assets at beginning of period           723,892          76,162,443             7,944,554     257,294,911         274,405,440
                                    ---------------   -----------------   -------------------   -------------   -----------------
Net assets at end of period         $       849,771   $      82,619,693   $         7,580,846   $ 251,638,506   $     263,027,122
                                    ===============   =================   ===================   =============   =================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     --              26,325                   721          39,217              39,053
  Units redeemed                             (1,126)           (206,052)              (79,230)     (1,610,498)         (1,377,925)
  Units transferred                           4,786             427,609               (22,953)       (333,109)            (95,832)
                                    ---------------   -----------------   -------------------   -------------   -----------------
Increase (decrease) in units
  outstanding                                 3,660             247,882              (101,462)     (1,904,390)         (1,434,704)
Beginning units                              69,438           4,202,010               767,800      21,032,261          19,037,638
                                    ---------------   -----------------   -------------------   -------------   -----------------
Ending units                                 73,098           4,449,892               666,338      19,127,871          17,602,934
                                    ===============   =================   ===================   =============   =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                           FOR THE EIGHT MONTHS ENDED
                                DECEMBER 31, 2010
                                   (continued)

                                    Growth and Income   Mid Cap Value   Asset Allocation   Global Growth
                                        Portfolio         Portfolio           Fund              Fund         Growth Fund
                                       (Class VC)         (Class VC)        (Class 2)        (Class 2)        (Class 2)
                                    -----------------   -------------   ----------------   -------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)      $         (39,855)  $    (167,259)  $      4,588,937   $   2,754,866   $        332,256
  Net realized gains (losses)              (4,538,622)     (5,274,282)        (3,421,873)     (1,000,643)        (3,634,505)
  Change in net unrealized
    appreciation (depreciation)
    of investments                         11,417,005      15,114,897         21,446,828      26,637,712         26,045,396
                                    -----------------   -------------   ----------------   -------------   ----------------
    Increase (decrease) in net
      assets from operations                6,838,528       9,673,356         22,613,892      28,391,935         22,743,147
                                    -----------------   -------------   ----------------   -------------   ----------------
From capital transactions:
  Net proceeds from units sold                299,271         237,531            826,166         703,292            343,026
  Cost of units redeemed                  (12,674,819)     (8,099,792)       (24,210,544)    (21,884,688)       (17,807,957)
  Net transfers                            (3,991,969)     (3,214,379)        (5,954,383)     (5,350,847)        (7,123,383)
  Contract maintenance charge                  (7,789)         (3,991)           (24,217)        (22,088)           (14,235)
                                    -----------------   -------------   ----------------   -------------   ----------------
    Increase (decrease) in net
      assets from capital
      transactions                        (16,375,306)    (11,080,631)       (29,362,978)    (26,554,331)       (24,602,549)
                                    -----------------   -------------   ----------------   -------------   ----------------
Increase (decrease) in net assets          (9,536,778)     (1,407,275)        (6,749,086)      1,837,604         (1,859,402)
Net assets at beginning of period         163,475,589     100,348,573        350,977,590     320,908,146        253,434,644
                                    -----------------   -------------   ----------------   -------------   ----------------
Net assets at end of period         $     153,938,811   $  98,941,298   $    344,228,504   $ 322,745,750   $    251,575,242
                                    =================   =============   ================   =============   ================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                   23,399          15,709             48,556          29,976             16,836
  Units redeemed                           (1,118,404)       (635,955)        (1,567,164)       (993,453)          (953,677)
  Units transferred                          (340,666)       (254,053)          (389,188)       (242,136)          (379,394)
                                    -----------------   -------------   ----------------   -------------   ----------------
Increase (decrease) in units
  outstanding                              (1,435,671)       (874,299)        (1,907,796)     (1,205,613)        (1,316,235)
Beginning units                            13,672,902       7,674,773         22,456,212      14,487,215         13,360,013
                                    -----------------   -------------   ----------------   -------------   ----------------
Ending units                               12,237,231       6,800,474         20,548,416      13,281,602         12,043,778
                                    =================   =============   ================   =============   ================

                                                                        Franklin Templeton
                                                                           VIP Founding
                                      Growth-Income   Franklin Income    Funds Allocation     Real Return
                                          Fund        Securities Fund          Fund            Portfolio
                                        (Class 2)         (Class 2)          (Class 2)       (Class 3) (1)
                                      -------------   ---------------   ------------------   -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)        $   3,752,611   $       749,885   $          377,897   $      13,906
  Net realized gains (losses)            (8,568,086)          (90,845)            (191,449)            869
  Change in net unrealized
    appreciation (depreciation)
    of investments                       25,433,597           117,447              949,819         (11,142)
                                      -------------   ---------------   ------------------   -------------
    Increase (decrease) in net
      assets from operations             20,618,122           776,487            1,136,267           3,633
                                      -------------   ---------------   ------------------   -------------
From capital transactions:
  Net proceeds from units sold              879,789            11,711               37,596          34,231
  Cost of units redeemed                (30,371,667)         (634,416)            (983,308)        (42,324)
  Net transfers                          (6,805,731)          988,365              333,366       2,001,007
  Contract maintenance charge               (28,643)           (1,274)              (2,405)            (49)
                                      -------------   ---------------   ------------------   -------------
    Increase (decrease) in net
      assets from capital
      transactions                      (36,326,252)          364,386             (614,751)      1,992,865
                                      -------------   ---------------   ------------------   -------------
Increase (decrease) in net assets       (15,708,130)        1,140,873              521,516       1,996,498
Net assets at beginning of period       453,154,537        12,413,390           24,582,687              --
                                      -------------   ---------------   ------------------   -------------
Net assets at end of period           $ 437,446,407   $    13,554,263   $       25,104,203   $   1,996,498
                                      =============   ===============   ==================   =============
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                 51,345             1,194                4,074           2,944
  Units redeemed                         (1,924,041)          (63,335)            (111,653)         (3,665)
  Units transferred                        (426,832)           98,289               34,187         172,178
                                      -------------   ---------------   ------------------   -------------
Increase (decrease) in units
  outstanding                            (2,299,528)           36,148              (73,392)        171,457
Beginning units                          27,563,259         1,239,046            2,744,267              --
                                      -------------   ---------------   ------------------   -------------
Ending units                             25,263,731         1,275,194            2,670,875         171,457
                                      =============   ===============   ==================   =============

(1) For the period from May 3, 2010 (inception) to December 31, 2010.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2010

                                                                              Government and
                                    Asset Allocation   Capital Appreciation    Quality Bond                       Asset Allocation
                                        Portfolio            Portfolio           Portfolio     Growth Portfolio       Portfolio
                                        (Class 1)            (Class 1)           (Class 1)         (Class 1)          (Class 3)
                                    ----------------   --------------------   --------------   ----------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)      $        335,809   $           (778,487)  $    3,079,911   $         42,558   $        101,178
  Net realized gains (losses)               (508,087)            (3,372,986)         339,765         (4,683,477)          (361,258)
  Change in net unrealized
    appreciation (depreciation)
    of investments                         3,323,430             34,639,900          293,670         19,331,547          1,248,465
                                    ----------------   --------------------   --------------   ----------------   ----------------
    Increase (decrease) in net
      assets from operations               3,151,152             30,488,427        3,713,346         14,690,628            988,385
                                    ----------------   --------------------   --------------   ----------------   ----------------
From capital transactions:
  Net proceeds from units sold                16,326                 91,786           46,051             74,729              4,079
  Cost of units redeemed                  (1,625,460)           (10,781,825)     (14,710,307)        (5,738,591)          (421,950)
  Net transfers                              258,189             (2,132,927)      (2,937,170)        (1,817,739)           218,146
  Contract maintenance charge                     --                     --               --                 --             (1,044)
                                    ----------------   --------------------   --------------   ----------------   ----------------
    Increase (decrease) in net
      assets from capital
      transactions                        (1,350,945)           (12,822,966)     (17,601,426)        (7,481,601)          (200,769)
                                    ----------------   --------------------   --------------   ----------------   ----------------
Increase (decrease) in net assets          1,800,207             17,665,461      (13,888,080)         7,209,027            787,616
Net assets at beginning of period         11,543,112             72,003,272       85,971,493         38,205,960          3,494,991
                                    ----------------   --------------------   --------------   ----------------   ----------------
Net assets at end of period         $     13,343,319   $         89,668,733   $   72,083,413   $     45,414,987   $      4,282,607
                                    ================   ====================   ==============   ================   ================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                   1,030                  3,816            2,651              3,064                310
  Units redeemed                             (93,565)              (746,485)        (917,130)          (487,888)           (31,846)
  Units transferred                           22,851               (139,619)        (193,239)          (155,924)            18,633
                                    ----------------   --------------------   --------------   ----------------   ----------------
Increase (decrease) in units
  outstanding                                (69,684)              (882,288)      (1,107,718)          (640,748)           (12,903)
Beginning units                              773,252              6,103,781        5,468,822          4,008,018            311,652
                                    ----------------   --------------------   --------------   ----------------   ----------------
Ending units                                 703,568              5,221,493        4,361,104          3,367,270            298,749
                                    ================   ====================   ==============   ================   ================

                                                          Government and
                                   Capital Appreciation    Quality Bond                       Natural Resources   Aggressive Growth
                                        Portfolio           Portfolio      Growth Portfolio       Portfolio           Portfolio
                                        (Class 3)           (Class 3)          (Class 3)          (Class 3)           (Class 1)
                                   --------------------   --------------   ----------------   -----------------   -----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)     $           (976,716)  $    3,267,112   $         (6,969)  $          10,738   $         (43,055)
  Net realized gains (losses)                (4,640,350)         204,781           (686,382)           (535,975)           (583,755)
  Change in net unrealized
    appreciation (depreciation)
    of investments                           46,673,741          623,481          2,230,001           3,290,647           2,276,291
                                   --------------------   --------------   ----------------   -----------------   -----------------
    Increase (decrease) in net
      assets from operations                 41,056,675        4,095,374          1,536,650           2,765,410           1,649,481
                                   --------------------   --------------   ----------------   -----------------   -----------------
From capital transactions:
  Net proceeds from units sold                  896,382          657,392             71,342              20,406             131,626
  Cost of units redeemed                     (7,318,276)      (6,147,189)          (387,815)           (789,438)           (470,915)
  Net transfers                              (2,686,202)      12,764,249           (336,314)             72,911              59,230
  Contract maintenance charge                   (22,366)         (13,590)              (833)             (1,749)                 --
                                   --------------------   --------------   ----------------   -----------------   -----------------
    Increase (decrease) in net
      assets from capital
      transactions                           (9,130,462)       7,260,862           (653,620)           (697,870)           (280,059)
                                   --------------------   --------------   ----------------   -----------------   -----------------
Increase (decrease) in net assets            31,926,213       11,356,236            883,030           2,067,540           1,369,422
Net assets at beginning of period            94,134,741       81,374,970          3,970,032           6,521,441           3,540,639
                                   --------------------   --------------   ----------------   -----------------   -----------------
Net assets at end of period        $        126,060,954   $   92,731,206   $      4,853,062   $       8,588,981   $       4,910,061
                                   ====================   ==============   ================   =================   =================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     66,466           42,738              6,720               1,961              16,751
  Units redeemed                               (548,811)        (400,268)           (35,990)            (76,369)            (57,974)
  Units transferred                            (174,113)         837,825            (31,888)              7,138              10,982
                                   --------------------   --------------   ----------------   -----------------   -----------------
Increase (decrease) in units
  outstanding                                  (656,458)         480,295            (61,158)            (67,270)            (30,241)
Beginning units                               8,928,669        5,442,670            472,674             864,571             483,218
                                   --------------------   --------------   ----------------   -----------------   -----------------
Ending units                                  8,272,211        5,922,965            411,516             797,301             452,977
                                   ====================   ==============   ================   =================   =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2010
                                   (continued)

                                    Alliance Growth                        Blue Chip Growth   Capital Growth   Cash Management
                                       Portfolio      Balanced Portfolio      Portfolio          Portfolio        Portfolio
                                       (Class 1)          (Class 1)           (Class 1)          (Class 1)        (Class 1)
                                    ---------------   ------------------   ----------------   --------------   ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)      $      (153,112)  $          387,856   $         (6,022)  $      (13,892)  $       435,879
  Net realized gains (losses)            (1,419,313)            (908,253)            (5,093)         (20,835)         (791,461)
  Change in net unrealized
    appreciation (depreciation)
    of investments                        8,693,181            5,061,319            315,757          471,114            65,377
                                    ---------------   ------------------   ----------------   --------------   ---------------
    Increase (decrease) in net
      assets from operations              7,120,756            4,540,922            304,642          436,387          (290,205)
                                    ---------------   ------------------   ----------------   --------------   ---------------
From capital transactions:
  Net proceeds from units sold               61,161               15,236                318               29           727,099
  Cost of units redeemed                 (2,416,031)          (2,480,718)          (187,390)        (389,080)      (20,717,039)
  Net transfers                               2,039              238,438            105,578          391,691        (3,862,044)
  Contract maintenance charge                    --                   --                 --               --                --
                                    ---------------   ------------------   ----------------   --------------   ---------------
    Increase (decrease) in net
      assets from capital
      transactions                       (2,352,831)          (2,227,044)           (81,494)           2,640       (23,851,984)
                                    ---------------   ------------------   ----------------   --------------   ---------------
Increase (decrease) in net assets         4,767,925            2,313,878            223,148          439,027       (24,142,189)
Net assets at beginning of period        21,415,071           17,053,832            938,950        1,178,444        44,673,769
                                    ---------------   ------------------   ----------------   --------------   ---------------
Net assets at end of period         $    26,182,996   $       19,367,710   $      1,162,098   $    1,617,471   $    20,531,580
                                    ===============   ==================   ================   ==============   ===============
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                  1,833                  973                 69                4            60,867
  Units redeemed                           (161,396)            (196,332)           (36,479)         (59,233)       (1,666,881)
  Units transferred                           6,563               20,978             21,595           65,317          (374,818)
                                    ---------------   ------------------   ----------------   --------------   ---------------
Increase (decrease) in units
  outstanding                              (153,000)            (174,381)           (14,815)           6,088        (1,980,832)
Beginning units                           1,429,844            1,505,570            211,535          211,903         3,643,431
                                    ---------------   ------------------   ----------------   --------------   ---------------
Ending units                              1,276,844            1,331,189            196,720          217,991         1,662,599
                                    ===============   ==================   ================   ==============   ===============

                                          Corporate Bond    Davis Venture     "Dogs" of Wall    Emerging Markets   Equity Index
                                             Portfolio     Value Portfolio   Street Portfolio      Portfolio         Portfolio
                                             (Class 1)        (Class 1)          (Class 1)         (Class 1)         (Class 1)
                                          --------------   ---------------   ----------------   ----------------   ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)            $    4,175,449   $       420,225   $         96,305   $       (118,751)  $    132,820
  Net realized gains (losses)                  1,287,154        (1,626,830)          (258,948)        (6,088,020)      (370,390)
  Change in net unrealized
    appreciation (depreciation)
    of investments                            14,196,538        24,627,622          1,040,448         10,207,814      3,498,704
                                          --------------   ---------------   ----------------   ----------------   ------------
    Increase (decrease) in net
      assets from operations                  19,659,141        23,421,017            877,805          4,001,043      3,261,134
                                          --------------   ---------------   ----------------   ----------------   ------------
From capital transactions:
  Net proceeds from units sold                    68,135           119,554              4,398              4,214         22,129
  Cost of units redeemed                     (14,698,978)       (9,627,072)          (400,516)        (1,118,230)    (1,436,951)
  Net transfers                                1,594,431        (1,700,070)           219,257          1,256,555        (15,484)
  Contract maintenance charge                         --                --                 --                 --             --
                                          --------------   ---------------   ----------------   ----------------   ------------
    Increase (decrease) in net
      assets from capital
      transactions                           (13,036,412)      (11,207,588)          (176,861)           142,539     (1,430,306)
                                          --------------   ---------------   ----------------   ----------------   ------------
Increase (decrease) in net assets              6,622,729        12,213,429            700,944          4,143,582      1,830,828
Net assets at beginning of period             76,317,039        65,272,627          2,363,708          7,786,851      9,357,126
                                          --------------   ---------------   ----------------   ----------------   ------------
Net assets at end of period               $   82,939,768   $    77,486,056   $      3,064,652   $     11,930,433   $ 11,187,954
                                          ==============   ===============   ================   ================   ============
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                       3,363             4,887                381                202          2,781
  Units redeemed                                (822,604)         (706,332)           (35,508)           (55,774)      (177,121)
  Units transferred                               90,144          (131,582)            18,396             53,216         (2,209)
                                          --------------   ---------------   ----------------   ----------------   ------------
Increase (decrease) in units outstanding        (729,097)         (833,027)           (16,731)            (2,356)      (176,549)
Beginning units                                4,991,101         5,852,219            261,903            531,514      1,426,489
                                          --------------   ---------------   ----------------   ----------------   ------------
Ending units                                   4,262,004         5,019,192            245,172            529,158      1,249,940
                                          ==============   ===============   ================   ================   ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2010
                                   (continued)

                                            Equity                                                            Growth
                                         Opportunities    Fundamental       Global Bond   Global Equities  Opportunities
                                           Portfolio     Growth Portfolio   Portfolio        Portfolio       Portfolio
                                           (Class 1)        (Class 1)       (Class 1)        (Class 1)       (Class 1)
                                         -------------   ------------      ------------   ---------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $     32,211    $   (125,947)    $    420,549    $     87,902    $    (10,585)
 Net realized gains (losses)                (1,537,622)       (759,588)         782,698        (325,581)        (39,419)
 Change in net unrealized appreciation
  (depreciation) of investments              4,660,113       4,278,088          581,061       2,027,108         425,327
                                          ------------    ------------     ------------    ------------    ------------
  Increase (decrease) in net assets
   from operations                           3,154,702       3,392,553        1,784,308       1,789,429         375,323
                                          ------------    ------------     ------------    ------------    ------------
From capital transactions:
 Net proceeds from units sold                   24,635          27,948           15,231          15,102           5,924
 Cost of units redeemed                     (1,536,130)     (1,463,857)      (2,735,343)       (886,613)        (98,618)
 Net transfers                                (384,628)       (290,622)         844,963         412,319         538,935
 Contract maintenance charge                        --              --               --              --              --
                                          ------------    ------------     ------------    ------------    ------------
  Increase (decrease) in net assets
   from capital transactions                (1,896,123)     (1,726,531)      (1,875,149)       (459,192)        446,241
                                          ------------    ------------     ------------    ------------    ------------
Increase (decrease) in net assets            1,258,579       1,666,022          (90,841)      1,330,237         821,564
Net assets at beginning of period           10,300,983      10,568,571       16,526,291       4,927,724         793,208
                                          ------------    ------------     ------------    ------------    ------------
Net assets at end of period               $ 11,559,562    $ 12,234,593     $ 16,435,450    $  6,257,961    $  1,614,772
                                          ============    ============     ============    ============    ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      2,224           3,542              885           1,208           1,228
 Units redeemed                               (142,281)       (194,768)        (159,546)        (83,133)        (20,252)
 Units transferred                             (42,691)        (51,387)          47,108          49,263         113,142
                                          ------------    ------------     ------------    ------------    ------------
Increase (decrease) in units outstanding      (182,748)       (242,613)        (111,553)        (32,662)         94,118
Beginning units                              1,137,507       1,522,209        1,054,671         489,251         188,057
                                          ------------    ------------     ------------    ------------    ------------
Ending units                                   954,759       1,279,596          943,118         456,589         282,175
                                          ============    ============     ============    ============    ============
                                                                              International       International    MFS Massachusetts
                                         Growth-Income   High-Yield Bond  Diversified Equities  Growth and Income   Investors Trust
                                            Portfolio        Portfolio           Portfolio          Portfolio          Portfolio
                                            (Class 1)        (Class 1)           (Class 1)          (Class 1)          (Class 1)
                                         -------------   ---------------  --------------------  -----------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)            $      50,479    $   1,159,587      $      17,026        $    (131,383)     $      13,643
 Net realized gains (losses)                (2,184,598)      (1,376,293)            (7,206)          (1,571,486)            17,114
 Change in net unrealized appreciation
  (depreciation) of investments              7,788,975        4,865,931          1,732,894            5,483,731          1,092,939
                                         -------------    -------------      -------------        -------------      -------------
  Increase (decrease) in net assets
   from operations                           5,654,856        4,649,225          1,742,714            3,780,862          1,123,696
                                         -------------    -------------      -------------        -------------      -------------
From capital transactions:
 Net proceeds from units sold                   41,072           18,914              7,635               27,618              1,475
 Cost of units redeemed                     (2,615,421)      (2,244,957)          (732,612)          (1,959,186)          (571,088)
 Net transfers                                (387,007)       1,194,272            950,262             (166,209)           982,402
 Contract maintenance charge                        --               --                 --                   --                 --
                                         -------------    -------------      -------------        -------------      -------------
  Increase (decrease) in net assets
   from capital transactions                (2,961,356)      (1,031,771)           225,285           (2,097,777)           412,789
                                         -------------    -------------      -------------        -------------      -------------
Increase (decrease) in net assets            2,693,500        3,617,454          1,967,999            1,683,085          1,536,485
Net assets at beginning of period           19,101,948       12,495,060          5,081,136           11,009,858          3,085,844
                                         -------------    -------------      -------------        -------------      -------------
Net assets at end of period              $  21,795,448    $  16,112,514      $   7,049,135        $  12,692,943      $   4,622,329
                                         =============    =============      =============        =============      =============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      3,013            1,062                640                2,311                147
 Units redeemed                               (215,882)        (159,348)           (79,118)            (177,910)           (59,503)
 Units transferred                             (35,760)          94,781            116,423              (13,343)           103,497
                                         -------------    -------------      -------------        -------------      -------------
Increase (decrease) in units outstanding      (248,629)         (63,505)            37,945             (188,942)            44,141
Beginning units                              1,588,482        1,071,185            697,860            1,283,469            388,579
                                         -------------    -------------      -------------        -------------      -------------
Ending units                                 1,339,853        1,007,680            735,805            1,094,527            432,720
                                         =============    =============      =============        =============      =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2010
                                   (continued)

                                         MFS Total Return  Mid-Cap Growth   Real Estate     Small Company    Technology
                                            Portfolio        Portfolio       Portfolio     Value Portfolio    Portfolio
                                            (Class 1)        (Class 1)       (Class 1)         (Class 1)      (Class 1)
                                         ----------------  --------------  -------------   ---------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $   3,148,044    $     (28,550)  $      53,989    $     (19,874)  $      (3,655)
 Net realized gains (losses)                 (3,899,792)        (189,287)     (1,979,822)          66,982         (81,190)
 Change in net unrealized appreciation
  (depreciation) of investments              24,280,525        1,302,263       4,246,097        1,532,118         230,628
                                          -------------    -------------   -------------    -------------   -------------
  Increase (decrease) in net assets
   from operations                           23,528,777        1,084,426       2,320,264        1,579,226         145,783
                                          -------------    -------------   -------------    -------------   -------------
From capital transactions:
 Net proceeds from units sold                   120,874            3,369           6,251            7,817              --
 Cost of units redeemed                     (15,796,536)        (458,636)       (922,543)        (366,166)        (74,455)
 Net transfers                                1,302,465          774,384        (175,909)         442,257         128,994
 Contract maintenance charge                         --               --              --               --              --
                                          -------------    -------------   -------------    -------------   -------------
  Increase (decrease) in net assets
   from capital transactions                (14,373,197)         319,117      (1,092,201)          83,908          54,539
                                          -------------    -------------   -------------    -------------   -------------
Increase (decrease) in net assets             9,155,580        1,403,543       1,228,063        1,663,134         200,322
Net assets at beginning of period           102,227,600        2,318,266       4,756,909        3,353,978         252,953
                                          -------------    -------------   -------------    -------------   -------------
Net assets at end of period               $ 111,383,180    $   3,721,809   $   5,984,972    $   5,017,112   $     453,275
                                          =============    =============   =============    =============   =============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                       8,369              342             273              352              --
 Units redeemed                              (1,082,777)         (57,728)        (44,992)         (17,230)        (35,539)
 Units transferred                               92,002          111,229         (11,759)          16,818          79,542
                                          -------------    -------------   -------------    -------------   -------------
Increase (decrease) in units outstanding       (982,406)          53,843         (56,478)             (60)         44,003
Beginning units                               8,100,695          361,701         299,890          196,515         161,321
                                          -------------    -------------   -------------    -------------   -------------
Ending units                                  7,118,289          415,544         243,412          196,455         205,324
                                          =============    =============   =============    =============   =============

                                         Telecom Utility  Total Return Bond  Aggressive Growth  Alliance Growth    Balanced
                                            Portfolio         Portfolio          Portfolio         Portfolio       Portfolio
                                             (Class 1)         (Class 1)          (Class 3)        (Class 3)       (Class 3)
                                         ---------------  -----------------  -----------------  ---------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $      88,416     $     198,634      $      (3,211)    $     (63,866)  $      47,792
 Net realized gains (losses)                   (156,665)          371,242           (102,468)         (178,848)        (88,224)
 Change in net unrealized appreciation
  (depreciation) of investments                 680,993         1,180,694            251,655         3,639,586         611,647
                                          -------------     -------------      -------------     -------------   -------------
  Increase (decrease) in net assets
   from operations                              612,744         1,750,570            145,976         3,396,872         571,215
                                          -------------     -------------      -------------     -------------   -------------
From capital transactions:
 Net proceeds from units sold                     4,254             9,958             25,145             8,470              --
 Cost of units redeemed                        (385,831)       (3,499,277)           (55,925)       (1,040,377)       (260,091)
 Net transfers                                   29,830         6,811,927             98,185          (472,641)        765,770
 Contract maintenance charge                         --                --               (133)           (2,504)           (410)
                                          -------------     -------------      -------------     -------------   -------------
  Increase (decrease) in net assets
   from capital transactions                   (351,747)        3,322,608             67,272        (1,507,052)        505,269
                                          -------------     -------------      -------------     -------------   -------------
Increase (decrease) in net assets               260,997         5,073,178            213,248         1,889,820       1,076,484
Net assets at beginning of period             1,862,882        15,551,746            325,076        10,283,061       1,991,393
                                          -------------     -------------      -------------     -------------   -------------
Net assets at end of period               $   2,123,879     $  20,624,924      $     538,324     $  12,172,881   $   3,067,877
                                          =============     =============      =============     =============   =============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                         313               554              4,320             1,156              --
 Units redeemed                                 (33,514)         (193,482)            (8,883)         (144,676)        (30,414)
 Units transferred                                4,309           383,208             11,707           (66,580)         83,977
                                          -------------     -------------      -------------     -------------   -------------
Increase (decrease) in units outstanding        (28,892)          190,280              7,144          (210,100)         53,563
Beginning units                                 185,202           902,304             62,443         1,773,630         266,206
                                          -------------     -------------      -------------     -------------   -------------
Ending units                                    156,310         1,092,584             69,587         1,563,530         319,769
                                          =============     =============      =============     =============   =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2010
                                   (continued)

                                          Blue Chip Growth  Capital Growth  Cash Management  Corporate Bond   Davis Venture
                                              Portfolio        Portfolio       Portfolio        Portfolio    Value Portfolio
                                              (Class 3)        (Class 3)       (Class 3)        (Class 3)       (Class 3)
                                          ----------------  --------------  ---------------  --------------  ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $     (10,123)   $     (29,852)   $     255,113   $   8,849,827    $     298,650
 Net realized gains (losses)                     (77,256)        (188,170)        (518,755)      1,088,886       (3,062,774)
 Change in net unrealized appreciation
  (depreciation) of investments                  418,265        1,173,858           73,405      31,996,629       30,834,499
                                           -------------    -------------    -------------   -------------    -------------
  Increase (decrease) in net assets
   from operations                               330,886          955,836         (190,237)     41,935,342       28,070,375
                                           -------------    -------------    -------------   -------------    -------------
From capital transactions:
 Net proceeds from units sold                     28,191            5,353          691,135         919,607          538,782
 Cost of units redeemed                         (448,759)        (184,032)     (10,466,417)    (12,723,729)      (5,546,318)
 Net transfers                                   499,149          (49,322)      (1,489,043)      8,792,813         (726,240)
 Contract maintenance charge                        (233)            (558)          (3,855)        (31,455)         (17,348)
                                           -------------    -------------    -------------   -------------    -------------
  Increase (decrease) in net assets
   from capital transactions                      78,348         (228,559)     (11,268,180)     (3,042,764)      (5,751,124)
                                           -------------    -------------    -------------   -------------    -------------
Increase (decrease) in net assets                409,234          727,277      (11,458,417)     38,892,578       22,319,251
Net assets at beginning of period                881,600        2,993,747       22,315,806     154,733,770       76,156,795
                                           -------------    -------------    -------------   -------------    -------------
Net assets at end of period                $   1,290,834    $   3,721,024    $  10,857,389   $ 193,626,348    $  98,476,046
                                           =============    =============    =============   =============    =============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                        5,096              797           58,517          52,981           43,534
 Units redeemed                                  (80,964)         (26,758)        (887,771)       (718,579)        (445,997)
 Units transferred                                96,389          (10,139)        (125,780)        525,527          (48,169)
                                           -------------    -------------    -------------   -------------    -------------
Increase (decrease) in units outstanding          20,521          (36,100)        (955,034)       (140,071)        (450,632)
Beginning units                                  199,873          542,220        1,880,894      10,287,566        7,608,802
                                           -------------    -------------    -------------   -------------    -------------
Ending units                                     220,394          506,120          925,860      10,147,495        7,158,170
                                           =============    =============    =============   =============    =============

                                                                                Equity
                                          "Dogs" of Wall   Emerging Markets  Opportunities   Foreign Value     Fundamental
                                         Street Portfolio      Portfolio       Portfolio       Portfolio     Growth Portfolio
                                            (Class 3)          (Class 3)       (Class 3)       (Class 3)        (Class 3)
                                         ----------------  ----------------  -------------   -------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $      23,096    $     (83,621)    $         187   $     869,534    $     (27,223)
 Net realized gains (losses)                    (78,829)      (3,387,585)         (154,984)       (574,263)         (96,032)
 Change in net unrealized appreciation
  (depreciation) of investments                 277,045        7,215,919           389,629      12,862,734        1,033,049
                                          -------------    -------------     -------------   -------------    -------------
  Increase (decrease) in net assets
   from operations                              221,312        3,744,713           234,832      13,158,005          909,794
                                          -------------    -------------     -------------   -------------    -------------
From capital transactions:
 Net proceeds from units sold                        --          176,203            64,707         468,064           11,975
 Cost of units redeemed                         (46,965)        (583,245)         (142,507)     (2,819,685)        (173,073)
 Net transfers                                   (3,920)         189,443           170,144       5,223,880           29,441
 Contract maintenance charge                       (239)          (1,390)             (131)         (8,891)            (373)
                                          -------------    -------------     -------------   -------------    -------------
  Increase (decrease) in net assets
   from capital transactions                    (51,124)        (218,989)           92,213       2,863,368         (132,030)
                                          -------------    -------------     -------------   -------------    -------------
Increase (decrease) in net assets               170,188        3,525,724           327,045      16,021,373          777,764
Net assets at beginning of period               596,737        7,445,005           727,097      44,685,557        2,632,658
                                          -------------    -------------     -------------   -------------    -------------
Net assets at end of period               $     766,925    $  10,970,729     $   1,054,142   $  60,706,930    $   3,410,422
                                          =============    =============     =============   =============    =============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                          --            7,217             6,044          50,871            2,215
 Units redeemed                                  (3,660)         (25,437)          (13,895)       (313,848)         (29,044)
 Units transferred                                  (70)           2,959            15,941         584,134            9,017
                                          -------------    -------------     -------------   -------------    -------------
Increase (decrease) in units outstanding         (3,730)         (15,261)            8,090         321,157          (17,812)
Beginning units                                  58,953          445,284            86,148       6,208,269          549,106
                                          -------------    -------------     -------------   -------------    -------------
Ending units                                     55,223          430,023            94,238       6,529,426          531,294
                                          =============    =============     =============   =============    =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2010
                                   (continued)

                                                                             Growth
                                          Global Bond    Global Equities  Opportunities  Growth-Income  High-Yield Bond
                                           Portfolio        Portfolio       Portfolio      Portfolio       Portfolio
                                           (Class 3)        (Class 3)       (Class 3)       (Class 3)      (Class 3)
                                         -------------   ---------------  -------------  -------------  ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)            $     582,369    $      16,952   $   (135,239)  $      8,615    $  2,694,624
 Net realized gains (losses)                   765,548          (70,813)      (165,809)      (506,076)     (1,746,657)
 Change in net unrealized appreciation
  (depreciation) of investments              1,009,777          383,483      5,181,079      1,689,521      10,249,444
                                         -------------    -------------   ------------   ------------    ------------
  Increase (decrease) in net assets
   from operations                           2,357,694          329,622      4,880,031      1,192,060      11,197,411
                                         -------------    -------------   ------------   ------------    ------------
From capital transactions:
 Net proceeds from units sold                  139,791           41,742        194,716          3,386         152,982
 Cost of units redeemed                     (1,868,750)         (63,142)      (669,986)      (367,592)     (2,865,094)
 Net transfers                               4,705,409          133,382      3,057,431         34,834         223,182
 Contract maintenance charge                    (4,094)            (210)        (1,720)          (899)         (6,911)
                                         -------------    -------------   ------------   ------------    ------------
  Increase (decrease) in net assets
   from capital transactions                 2,972,356          111,772      2,580,441       (330,271)     (2,495,841)
                                         -------------    -------------   ------------   ------------    ------------
Increase (decrease) in net assets            5,330,050          441,394      7,460,472        861,789       8,701,570
Net assets at beginning of period           21,135,804          846,044     11,608,941      3,984,803      30,816,932
                                         -------------    -------------   ------------   ------------    ------------
Net assets at end of period              $  26,465,854    $   1,287,438   $ 19,069,413   $  4,846,592    $ 39,518,502
                                         =============    =============   ============   ============    ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      8,763            5,204         40,198            430          11,640
 Units redeemed                               (114,824)          (7,953)      (139,471)       (46,032)       (211,843)
 Units transferred                             290,563           16,613        695,374          1,150          26,384
                                         -------------    -------------   ------------   ------------    ------------
Increase (decrease) in units outstanding       184,502           13,864        596,101        (44,452)       (173,819)
Beginning units                              1,434,506          129,923      2,777,829        617,396       2,789,881
                                         -------------    -------------   ------------   ------------    ------------
Ending units                                 1,619,008          143,787      3,373,930        572,944       2,616,062
                                         =============    =============   ============   ============    ============

                                            International       International                    MFS Massachusetts
                                         Diversified Equities Growth and Income Marsico Focused   Investors Trust  MFS Total Return
                                              Portfolio           Portfolio     Growth Portfolio    Portfolio          Portfolio
                                              (Class 3)           (Class 3)         (Class 3)        (Class 3)          (Class 3)
                                         -------------------- ----------------- ---------------- ----------------- ----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                $       7,560     $    (321,733)    $     (10,582)    $      42,922     $   3,299,361
 Net realized gains (losses)                      (346,304)       (5,850,103)         (366,639)         (158,237)       (3,849,071)
 Change in net unrealized appreciation
  (depreciation) of investments                  1,853,389        16,628,705         1,138,617         6,793,092        27,209,598
                                             -------------     -------------     -------------     -------------     -------------
  Increase (decrease) in net assets
   from operations                               1,514,645        10,456,869           761,396         6,677,777        26,659,888
                                             -------------     -------------     -------------     -------------     -------------
From capital transactions:
 Net proceeds from units sold                      150,865           328,909            46,646           313,623           527,792
 Cost of units redeemed                           (498,313)       (2,001,037)         (280,936)       (1,061,737)       (9,452,221)
 Net transfers                                     (41,583)           24,057           134,202         4,233,199         1,478,146
 Contract maintenance charge                        (1,057)           (5,548)             (582)           (2,578)          (24,542)
                                             -------------     -------------     -------------     -------------     -------------
  Increase (decrease) in net assets
   from capital transactions                      (390,088)       (1,653,619)         (100,670)        3,482,507        (7,470,825)
                                             -------------     -------------     -------------     -------------     -------------
Increase (decrease) in net assets                1,124,557         8,803,250           660,726        10,160,284        19,189,063
Net assets at beginning of period                4,621,050        30,298,969         2,178,337        17,372,829       114,373,843
                                             -------------     -------------     -------------     -------------     -------------
Net assets at end of period                  $   5,745,607     $  39,102,219     $   2,839,063     $  27,533,113     $ 133,562,906
                                             =============     =============     =============     =============     =============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                         18,774            31,895             5,376            32,971            36,614
 Units redeemed                                    (62,208)         (194,943)          (34,056)         (110,837)         (652,642)
 Units transferred                                  (9,546)             (819)           15,426           476,767           104,625
                                             -------------     -------------     -------------     -------------     -------------
Increase (decrease) in units outstanding           (52,980)         (163,867)          (13,254)          398,901          (511,403)
Beginning units                                    739,607         3,804,703           314,756         2,201,312         9,125,344
                                             -------------     -------------     -------------     -------------     -------------
Ending units                                       686,627         3,640,836           301,502         2,600,213         8,613,941
                                             =============     =============     =============     =============     =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2010
                                   (continued)

                                             Mid-Cap Growth    Real Estate    Small & Mid Cap    Small Company      Technology
                                               Portfolio        Portfolio     Value Portfolio   Value Portfolio     Portfolio
                                               (Class 3)        (Class 3)        (Class 3)         (Class 3)        (Class 3)
                                             --------------  --------------   ---------------   ---------------   --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
      Net investment income (loss)           $      (17,282) $      165,522   $      (143,783)  $       (89,801)  $       (5,131)

      Net realized gains (losses)                   (42,821)     (6,510,760)       (1,540,489)       (1,259,176)         (70,717)
      Change in net unrealized appreciation
          (depreciation) of investments             724,910      16,039,412        21,951,735        11,644,810          283,555
                                             --------------  --------------   ---------------   ---------------  ---------------
          Increase (decrease) in net assets
            from operations                         664,807       9,694,174        20,267,463        10,295,833          207,707
                                             --------------  --------------   ---------------   ---------------  ---------------

From capital transactions:
      Net proceeds from units sold                   12,708         212,150           347,093           158,272            3,077
      Cost of units redeemed                        (77,265)     (1,133,601)       (2,289,750)       (1,463,090)         (73,452)
      Net transfers                                 486,692      (3,012,451)       (3,715,329)         (562,496)         106,703
      Contract maintenance charge                      (415)         (2,864)           (5,695)           (4,212)            (111)
                                             --------------  --------------   ---------------   ---------------  ---------------
          Increase (decrease) in net assets
           from capital transactions                421,720      (3,936,766)       (5,663,681)       (1,871,526)          36,217
                                             --------------  --------------   ---------------   ---------------   --------------

Increase (decrease) in net assets                 1,086,527       5,757,408        14,603,782         8,424,307          243,924
Net assets at beginning of period                 1,417,554      18,781,465        34,926,394        21,168,104          447,853
                                             --------------  --------------   ---------------   ---------------  ---------------
Net assets at end of period                  $    2,504,081  $   24,538,873   $    49,530,176   $    29,592,411   $      691,777
                                             ==============  ==============   ===============   ===============  ===============

ANALYSIS OF INCREASE (DECREASE)
      IN UNITS OUTSTANDING:
      Units sold                                      1,475           9,888            38,172            20,224            1,586
      Units redeemed                                 (9,858)        (52,782)         (249,260)         (186,540)         (35,014)
      Units transferred                              67,693        (136,922)         (338,645)          (59,720)          61,878
                                             --------------  --------------   ---------------   ---------------  ---------------
Increase (decrease) in units outstanding             59,310        (179,816)         (549,733)         (226,036)          28,450
Beginning units                                     222,621       1,120,199         4,937,535         3,367,697          287,583
                                             --------------  --------------   ---------------   ---------------  ---------------
Ending units                                        281,931         940,383         4,387,802         3,141,661          316,033
                                             ==============  ==============   ===============   ===============  ===============

                                                                                   Invesco Van                   Invesco Van
                                                                                   Kampen V.I.   Invesco Van     Kampen V.I.
                                             Telecom Utility  Total Return Bond     Capital       Kampen V.I.    Growth and Income
                                                Portfolio         Portfolio       Growth Fund    Comstock Fund         Fund
                                                (Class 3)         (Class 3)       (Series II)     (Series II)       (Series II)
                                             ---------------  -----------------  -------------  ---------------  -----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
      Net investment income (loss)           $        32,495  $         629,984  $     (62,986) $     1,877,947  $       1,122,031

      Net realized gains (losses)                    (58,672)           296,860        (63,466)     (11,675,921)        (6,205,882)
      Change in net unrealized appreciation
          (depreciation) of investments              248,152          4,928,413      2,748,637       90,553,651         89,618,212
                                             ---------------  -----------------  -------------  ---------------  -----------------
          Increase (decrease) in net assets
           from operations                           221,975          5,855,257      2,622,185       80,755,677         84,534,361
                                             ----------------------------------  -------------  ---------------  -----------------

From capital transactions:
      Net proceeds from units sold                         -            724,231         14,198        1,023,455          1,067,111
      Cost of units redeemed                        (100,141)        (3,312,096)      (929,319)     (24,647,866)       (23,813,797)
      Net transfers                                  (45,384)        23,468,034        749,527       (6,576,338)         1,092,389
      Contract maintenance charge                       (215)            (8,073)          (458)         (26,373)           (27,947)
                                             ---------------  -----------------  -------------  ---------------  -----------------
          Increase (decrease) in net assets
           from capital transactions                (145,740)        20,872,096       (166,052)     (30,227,122)       (21,682,244)
                                             ---------------  -----------------  -------------  ---------------  -----------------

Increase (decrease) in net assets                     76,235         26,727,353      2,456,133       50,528,555         62,852,117
Net assets at beginning of period                    647,657         49,435,090      5,488,421      206,766,356        211,553,323
                                             ---------------  -----------------  -------------  ---------------  -----------------
Net assets at end of period                  $       723,892  $      76,162,443  $   7,944,554  $   257,294,911  $     274,405,440
                                             ===============  =================  =============  ===============  =================

ANALYSIS OF INCREASE (DECREASE)
      IN UNITS OUTSTANDING:
      Units sold                                           -             41,137          1,652           92,087             82,400
      Units redeemed                                 (10,062)          (188,832)      (104,044)      (2,253,800)        (1,845,809)
      Units transferred                               (4,148)         1,351,750         97,936         (564,563)           163,927
                                             ---------------  -----------------  -------------  ---------------  -----------------
Increase (decrease) in units outstanding             (14,210)         1,204,055         (4,456)      (2,726,276)        (1,599,482)
Beginning units                                       83,648          2,997,955        772,256       23,758,537         20,637,120
                                             ---------------  -----------------  -------------  ---------------  -----------------
Ending units                                          69,438          4,202,010        767,800       21,032,261         19,037,638
                                             ===============  =================  =============  ===============  =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2010
                                   (continued)

                                           Growth and Income  Mid Cap Value  Asset Allocation   Global Growth
                                               Portfolio        Portfolio           Fund              Fund          Growth Fund
                                              (Class VC)        (Class VC)        (Class 2)        (Class 2)         (Class 2)
                                           ------------------ -------------  ----------------  ----------------  -----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $          78,302  $    (376,148) $      4,567,152  $      1,337,382  $        (637,030)

 Net realized gains (losses)                      (6,645,964)    (8,781,301)       (6,502,957)       (2,612,013)        (6,633,865)
 Change in net unrealized appreciation
  (depreciation) of investments                   55,618,687     42,132,553        79,322,724        95,988,421         83,059,502
                                           -----------------  -------------  ----------------  ----------------  -----------------
  Increase (decrease) in net assets from
   operations                                     49,051,025     32,975,104        77,386,919        94,713,790         75,788,607
                                           -----------------  -------------  ----------------  ----------------  -----------------

From capital transactions:
 Net proceeds from units sold                        655,647        251,584         2,324,130         1,506,794          1,165,983
 Cost of units redeemed                          (13,947,276)    (9,605,373)      (34,367,044)      (28,609,224)       (22,732,286)
 Net transfers                                    (3,361,650)    (3,292,676)       (1,176,643)         (675,847)        (2,378,848)
 Contract maintenance charge                         (12,322)        (6,422)          (37,937)          (35,544)           (21,560)
                                           -----------------  -------------  ----------------  ----------------  -----------------
  Increase (decrease) in net assets
   from capital transactions                     (16,665,601)   (12,652,887)      (33,257,494)      (27,813,821)       (23,966,711)
                                           -----------------  -------------  ----------------  ----------------  -----------------

Increase (decrease) in net assets                 32,385,424     20,322,217        44,129,425        66,899,969         51,821,896
Net assets at beginning of period                131,090,165     80,026,356       306,848,165       254,008,177        201,612,748
                                           -----------------  -------------  ----------------  ----------------  -----------------
Net assets at end of period                $     163,475,589  $ 100,348,573  $    350,977,590  $    320,908,146  $     253,434,644
                                           =================  =============  ================  ================  =================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                           61,732         18,746           160,133            69,268             64,345
 Units redeemed                                   (1,322,734)      (860,189)       (2,387,543)       (1,384,763)        (1,341,503)
 Units transferred                                  (307,609)      (295,253)          (52,339)          (23,855)          (106,764)
                                           -----------------  -------------  ----------------  ----------------  -----------------
Increase (decrease) in units outstanding          (1,568,611)    (1,136,696)       (2,279,749)       (1,339,350)        (1,383,922)
Beginning units                                   15,241,513      8,811,469        24,735,961        15,826,565         14,743,935
                                           -----------------  -------------  ----------------  ----------------  -----------------
Ending units                                      13,672,902      7,674,773        22,456,212        14,487,215         13,360,013
                                           =================  =============  ================  ================  =================

                                                                                     Franklin
                                                                                    Templeton
                                                                                   VIP Founding
                                             Growth-Income    Franklin Income   Funds Allocation
                                                 Fund         Securities Fund         Fund
                                              (Class 2)         (Class 2)          (Class 2)
                                           -----------------  ---------------  ------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $       2,620,733  $       646,183  $          343,707

 Net realized gains (losses)                     (11,069,529)        (234,527)           (548,976)
 Change in net unrealized appreciation
  (depreciation) of investments                  130,939,236        2,761,036           6,539,886
                                           -----------------  ---------------  ------------------
  Increase (decrease) in net assets from
   operations                                    122,490,440        3,172,692           6,334,617
                                           -----------------  ---------------  ------------------

From capital transactions:
 Net proceeds from units sold                      2,699,971           67,979              58,400
 Cost of units redeemed                          (41,288,354)        (495,743)         (1,113,509)
 Net transfers                                       490,087        1,735,306           1,239,711
 Contract maintenance charge                         (44,108)          (1,682)             (3,814)
                                           -----------------  ---------------  ------------------
  Increase (decrease) in net assets
   from capital transactions                     (38,142,404)       1,305,860             180,788
                                           -----------------  ---------------  ------------------

Increase (decrease) in net assets                 84,348,036        4,478,552           6,515,405
Net assets at beginning of period                368,806,501        7,934,838          18,067,282
                                           -----------------  ---------------  ------------------
Net assets at end of period                $     453,154,537  $    12,413,390  $       24,582,687
                                           =================  ===============  ==================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                          164,928            7,452               7,270
 Units redeemed                                   (2,757,463)         (54,865)           (137,135)
 Units transferred                                    74,081          204,102             157,543
                                           -----------------  ---------------  ------------------
Increase (decrease) in units outstanding          (2,518,454)         156,689              27,678
Beginning units                                   30,081,713        1,082,357           2,716,589
                                           -----------------  ---------------  ------------------
Ending units                                      27,563,259        1,239,046           2,744,267
                                           =================  ===============  ==================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

1.    ORGANIZATION

      Variable Annuity Account Seven of SunAmerica Annuity and Life Assurance Company (the "Separate Account") is an investment account of SunAmerica Annuity and Life Assurance Company (the "Company"). The Company is a direct wholly owned subsidiary of SunAmerica Life Insurance Company, which is a subsidiary of SAFG Retirement Services, Inc. (formerly known as AIG Retirement Services, Inc.), the retirement services and asset management organization within American International Group, Inc. ("American International Group"). American International Group is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities, financial services, retirement savings, and asset management. AIG Retirement Services, Inc. changed its name to SAFG Retirement Services, Inc. on June 10, 2010. The Separate Account is registered as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended.

      The Separate Account offers the following variable annuity products:
      Polaris Plus, Polaris II Asset Manager, Polaris II A-Class, Polaris II A-Class Platinum Series, and Polaris Platinum O-Series.

      The Separate Account contracts are sold through the Company's affiliated broker-dealers, independent broker-dealers, full-service securities firms, and financial institutions. The distributor of these contracts is SunAmerica Capital Services, Inc., an affiliate of the Company. No underwriting fees are paid in connection with the distribution of the contracts.

      The Separate Account is composed of a total of 79 variable portfolios of different classes (the "Variable Accounts"). Each of the Variable Accounts is invested solely in the shares of one of the following: (1) the nine currently available Class 1 and Class 3 investment portfolios of the Anchor Series Trust (the "Anchor Trust"), (2) the fifty-eight currently available Class 1 and Class 3 investment portfolios of the SunAmerica Series Trust (the "SunAmerica Trust"), (3) the three currently available Series II investment portfolios of the Invesco Variable Insurance Funds (the "Invesco Funds"), (4) the two currently available Class VC investment portfolios of the Lord Abbett Series Fund, Inc. (the "Lord Abbett Fund"),
      (5) the four currently available Class 2 investment portfolios of the American Fund Insurance Series (the "American Series"), (6) the two currently available Class 2 investment portfolios of the Franklin Templeton Variable Insurance Products Trust (the "Franklin Trust"), or (7) the one currently available Class 3 investment portfolio of the Seasons Series Trust (the "Seasons Trust"). The primary difference between the classes of the Variable Accounts is that the Class 2 shares in the American Series, the Series II shares in the Invesco Funds, the Class 2 shares in the Franklin Trust and the Class 3 shares in the Anchor Trust, the SunAmerica Trust, and the Seasons Trust are subject to 12b-1 fees of 0.25%, of each classes' average daily net assets, while the Class 1 shares are not subject to 12b-1 fees. The Class VC Shares of the Lord Abbett Fund are not subject to 12b-1 fees. The Anchor Trust, the SunAmerica Trust, the Invesco Funds, the Lord Abbett Fund are not subject to 12b-1 fees. The Anchor Trust, the

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

1.    ORGANIZATION (continued)

      SunAmerica Trust, the Invesco Funds, the Lord Abbett Fund, the Franklin Trust, the American Series, and the Seasons Trust (collectively referred to as the "Trusts") are diversified, open-ended investment companies, which retain investment advisers to assist in their investment activities. The Anchor Trust, the SunAmerica Trust, and the Seasons Trust are affiliated investment companies. The contract holder may elect to have payments allocated to the guaranteed-interest funds of the Company (the "General Account"), which are not a part of the Separate Account. The financial statements include balances allocated by the participants to the Variable Accounts and do not include balances allocated to the General Account.

      On June 1, 2010, the portfolios of the Van Kampen Life Investment Trust (the "Van Kampen Trust") were reorganized into the Invesco Funds. On that date, the Variable Accounts that invested in portfolios of the Van Kampen Trust exchanged their shares in the portfolios of the Van Kampen Trust for shares with an equal value in similar portfolios of the Invesco Funds. The predecessor and current portfolios before and after the changes are listed below.

Predecessor Van Kampen Trust Portfolio   Current Invesco Funds Portfolio
--------------------------------------   --------------------------------------
Capital Growth Portfolio                 Invesco Van Kampen V.I. Capital Growth
                                           Fund

Comstock Portfolio                       Invesco Van Kampen V.I. Comstock Fund
Growth and Income Portfolio              Invesco Van Kampen V.I. Growth and
                                           Income Fund

      Effective December 31, 2010, Variable Annuity Account Seven changed its year-end from April 30 to December 31. Reflecting this change are the Variable Annuity Account Seven audited Statements of Changes in Net Assets for the eight months ended December 31, 2010 and for the fiscal year ended April 30, 2010.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      INVESTMENT ACCOUNTING AND VALUATION: The investments are stated at the net asset value of each of the portfolios of the Trusts as determined at the close of the business day. Purchases and sales of shares of the portfolios are valued at the net asset values of such portfolios, which value their investment securities at fair value, on the date the shares are purchased or sold. Dividends and capital gains distributions are recorded on the ex-distribution date. Realized gains and losses on the sale of investments in the Trusts are recognized at the date of sale and are determined on a first-in, first-out basis. Accumulation unit values are computed daily based on total net assets of the portfolios.

      FEDERAL INCOME TAXES: The Company qualifies for federal income tax treatment granted to life insurance companies under subchapter L of the Internal Revenue Service Code (the "Code"). The operations of the Separate Account are part of the total

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      operations of the Company and are not taxed separately. Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Separate Account to the extent that the earnings are credited under the contracts. Based on this, no charge is being made currently to the Separate Account for federal income taxes. The Separate Account is not treated as a regulated investment company under the Code.

      USE OF ESTIMATES: The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from these estimates.

      RESERVES FOR CONTRACTS IN PAYOUT (ANNUITIZATION) PERIOD: Net assets allocated to contracts in the payout period are based on the Annuity 2000 Mortality Table depending on the calendar year of annuitization as well as other assumptions, including provisions for the risk of adverse deviation from assumptions. An assumed interest rate of 3.5% is used in determining annuity payments for all products.

      The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Separate Account by the Company to cover greater longevity of the annuitant than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company. Transfers are recorded as cost of units redeemed or as net proceeds from units sold in the accompanying Statements of Changes in Net Assets.

      Annuity benefit payments are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

3.    FAIR VALUE MEASUREMENTS

      Assets and liabilities recorded at fair value in the Separate Account balance sheet are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of inputs available in the marketplace used to measure the fair values as discussed below. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Separate Account's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgments. In making the assessment, the Separate Account considers factors specific to the asset or liability.

      Level 1 -- Fair value measurements that are quoted prices (unadjusted) in active markets that the Separate Account has the ability to access for identical assets or liabilities.

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

3.    FAIR VALUE MEASUREMENTS (continued)

      Market price data generally is obtained from exchange or dealer markets. The Separate Account does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include government and agency securities, actively traded listed common stocks and derivative contracts, most separate account assets, and most mutual funds.

      Level 2 -- Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liability in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government securities, most investment-grade and high-yield corporate bonds, certain asset backed securities, certain listed equities, state, municipal, and provincial obligations, hybrid securities, and derivative contracts.

      Level 3 -- Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 principally include fixed maturities.

      The Separate Account assets measured at fair value as of December 31, 2011 consist of investments in trusts, which are registered and open-end mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1 as of December 31, 2011 and for the year then ended. The Separate Account had no liabilities as of December 31, 2011. See the Schedules of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at December 31, 2011, and respective hierarchy levels.

4.    CHARGES AND DEDUCTIONS

      Charges and deductions are applied against the current value of the Separate Account and are paid as follows:

      WITHDRAWAL CHARGE: The Polaris Plus, Polaris Platinum O-Series, and Polaris II A-Class Platinum Series contracts provide that in the event that a contract holder withdraws all or a portion of the contract value during the surrender charge period, withdrawal charges may be assessed on the excess of the free withdrawal amounts as defined in the contract. The withdrawal charges are based on tables of charges applicable to the specific contracts, with a maximum charge of 6% for the Polaris Plus and Polaris Platinum O-Series products and 0.50% for the Polaris II A-Class Platinum Series product,

                     VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

4.    CHARGES AND DEDUCTIONS (continued)

      of any amount withdrawn that exceed the free withdrawal amount and are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. There are no withdrawal charges under the Polaris II Asset Manager and Polaris II A-Class contracts.

      CONTRACT MAINTENANCE CHARGE: An annual contract maintenance charge ranging from $35 to $50 is charged against certain contracts, which reimburses the Company for expenses incurred in establishing and maintaining records relating to the contract. The contract maintenance charge is assessed on each anniversary during the accumulation phase. In the event that a total surrender of contract value is made, the entire charge is assessed as of the date of surrender, and deducted from that withdrawal. The contract maintenance charge is recorded as a charge in the Statements of Changes in Net Assets. There are no contract maintenance charges under the Polaris Plus, Polaris II Asset Manager, and Polaris II A-Class contracts.

      SEPARATE ACCOUNT ANNUAL CHARGE: The Company deducts a separate account annual charge comprised of mortality and expense risk charges and distribution expense charges, computed on a daily basis. Separate Account annual charges are recorded as a charge in the Statements of Operations. The total annual rates of the net asset value of each portfolio, depending on any death benefits elected for each product, is as follows: Polaris Plus, 0.85% or 1.25%, Polaris II Asset Manager, Polaris II A-Class, and Polaris II A-Class Platinum Series, 0.85% or 1.10%, and Polaris Platinum O-Series, 0.95% or 1.20%. The mortality risk charge is compensation for the mortality risks assumed by the Company from its contractual obligations to make annuity payments after the contract has annuitized for the life of the annuitant and to provide the standard death benefit. The expense risk charge is compensation for assuming the risk that the current contract administration charges will be insufficient in the future to cover the cost of administering the contract. The distribution expense is deducted at an annual rate of 0.15% of the net asset value of each portfolio and is included in the respective separate account annual charge rate. It is for all expenses associated with the distribution of the contract. If this charge is not sufficient to cover the cost of distributing the contract, the Company will bear the loss.

      TRANSFER FEE: A transfer fee of $25 ($10 in Pennsylvania and Texas), depending on the contract provisions, may be assessed on each transfer of funds in excess of the maximum transactions allowed within a contract year and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. There are no transfer fees under the Polaris Plus contracts.

      INCOME PROTECTOR FEE: The optional Income Protector Program, offered in Polaris Plus, provides a guaranteed fixed minimum retirement income upon annuitization. The fee is either 0.15% or 0.30% of the income benefit base (as defined in the prospectus), deducted annually from the contract value, and is recorded as cost of units redeemed in the

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

4.    CHARGES AND DEDUCTIONS (continued)

      accompanying Statements of Changes in Net Assets. The income benefit base is calculated using the contract value on the effective date of the enrollment in the program and then each subsequent contract anniversary, adjusted for the applicable growth rates, purchase payments, proportional withdrawals, fees, and charges.

      MARKETLOCK, MARKETLOCK FOR LIFE PLUS, MARKETLOCK INCOME PLUS, AND MARKETLOCK FOR LIFE FEE: The optional MarketLock, MarketLock for Life Plus, MarketLock Income Plus, and MarketLock for Life features provide a guaranteed withdrawal stream by locking in market gains during an applicable evaluation period. The MarketLock feature is offered in Polaris II A-Class Platinum Series. The annual fee for MarketLock ranges from 0.50% to 0.65% of the maximum anniversary value benefit base (as defined in the prospectus), deducted quarterly from the contract value and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The maximum anniversary value benefit base is calculated as the greater of eligible purchase payments received during the first two years, adjusted for withdrawals or the maximum anniversary date contract value occurring in the first ten contract years, adjusted for withdrawals.

      The MarketLock for Life Plus and MarketLock Income Plus features are offered in Polaris II A-Class Platinum Series. The annual fee ranges from 0.70% to 0.75% for one covered person and from 0.95% to 1.00% for two covered persons for MarketLock for Life Plus and ranges from 0.85% to 0.95% for one covered person and 1.10% to 1.35% for two covered persons for MarketLock Income Plus, of the income base, deducted quarterly from the contract value and recorded as cost of units redeemed in the Statements of Changes in Net Assets. The income base for MarketLock for Life Plus and MarketLock Income Plus is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plush a bonus, if eligible, or the highest anniversary date contract value less purchase payments in years 2-5 over the first year purchase payments.

      The MarketLock for Life feature is offered in Polaris II A-Class Platinum Series. The annual fee is 0.70% for one covered person and 0.95% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The maximum anniversary value benefit base for MarketLock for Life is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contact years 2-5, capped at 100% of purchase payments in year 2-5 over the first year purchase payments.

      SUNAMERICA INCOME PLUS FEE: The optional SunAmerica Income Plus feature provides a guaranteed withdrawal steam by locking in market gains during an applicable evaluation period. The SunAmerica Income Plus feature is offered in Polaris Platinum O-Series. The annual fee ranges from 0.60% to 2.20% for one covered person and 0.60%

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

4.    CHARGES AND DEDUCTIONS (continued)

      to 2.70% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The fee may change after the first year based on an index of market volatility. The maximum anniversary value benefit base is calculated as the greater of eligible purchase payments received during the first five years, adjusted for withdrawals plus a credit, if eligible, or the maximum anniversary date contract value.

      SALES CHARGE: For the Polaris II A-Class and the Polaris II A-Class Platinum Series products, an up-front sales charge may be applied against the gross purchase payments made on the contract. The sales charge ranges from 0.50% to 5.75% of the gross purchase payment invested, depending on the investment amount and is paid to the Company. The net proceeds from units sold are recorded in the accompanying Statements of Changes in Net Assets.

      PREMIUM BASED CHARGE: For the Polaris Platinum O-Series product, an up-front sales charge is applied against the gross purchase payments made on the contract. The sales charge ranges from 1.25% to 5.00% of the gross purchase payment invested, depending on the investment amount and the year of receipt and is paid to the Company. The charge is deducted from the contract value on a quarterly basis over a period of 7 years and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

      PREMIUM TAXES: Certain states charge the Company a premium tax on purchase payments up to a maximum of 3.5%. Some states assess premium taxes at the time purchase payments are made; whereas some states assess premium taxes at the time annuity payments begin or at the time of surrender. There are certain states that do not assess premium taxes. The Company currently deducts premium taxes upon annuitization; however, it reserves the right to deduct premium taxes when a purchase payment is made or upon surrender of the contract. Premium taxes are deducted from purchases when a contract annuitizes in the Statements of Changes in Net Assets.

      SEPARATE ACCOUNT INCOME TAXES: The Company currently does not maintain a provision for taxes, but has reserved the right to establish such a provision for taxes in the future if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account.

5.    PURCHASES AND SALES OF INVESTMENTS

      The aggregate cost of the Trusts' shares acquired and the aggregate proceeds from shares sold during the year ended December 31, 2011 consist of the following:

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

5.    PURCHASES AND SALES OF INVESTMENTS (continued)

                                                           Cost of Shares    Proceeds from
Variable Account:                                             Acquired        Shares Sold
-----------------                                          --------------    -------------
ANCHOR TRUST:
Asset Allocation Portfolio (Class 1)                       $    1,453,010    $   2,704,165
Capital Appreciation Portfolio (Class 1)                        3,652,654       19,889,427
Government and Quality Bond Portfolio (Class 1)                 3,935,411       15,399,441
Growth Portfolio (Class 1)                                        533,403        8,485,367
Asset Allocation Portfolio (Class 3)                            1,915,364        1,116,137
Capital Appreciation Portfolio (Class 3)                        4,670,574       20,844,032
Government and Quality Bond Portfolio (Class 3)                20,704,748       19,382,740
Growth Portfolio (Class 3)                                        413,541        1,007,391
Natural Resources Portfolio (Class 3)                           3,009,082        1,994,788

SUNAMERICA TRUST:
Aggressive Growth Portfolio (Class 1)                      $      211,544    $     707,712
Alliance Growth Portfolio (Class 1)                               406,977        4,216,763
Balanced Portfolio (Class 1)                                    1,099,026        3,066,263
Blue Chip Growth Portfolio (Class 1)                              253,418          235,265
Capital Growth Portfolio (Class 1)                                418,966          794,949
Cash Management Portfolio (Class 1)                            18,907,061       17,215,808
Corporate Bond Portfolio (Class 1)                              6,147,289       15,517,765
Davis Venture Value Portfolio (Class 1)                         1,209,244       13,579,745
"Dogs" of Wall Street Portfolio (Class 1)                       1,034,170          629,670
Emerging Markets Portfolio (Class 1)                            1,047,792        3,348,324
Equity Index Portfolio (Class 1)                                  667,095        1,970,308
Equity Opportunities Portfolio (Class 1)                          173,939        2,264,526
Fundamental Growth Portfolio (Class 1)                            144,529        2,120,269
Global Bond Portfolio (Class 1)                                 2,177,840        3,448,908
Global Equities Portfolio (Class 1)                               369,708        1,111,787
Growth Opportunities Portfolio (Class 1)                          476,478          623,190
Growth-Income Portfolio (Class 1)                                 618,629        4,163,203
High-Yield Bond Portfolio (Class 1)                             2,282,202        3,467,401
International Diversified Equities Portfolio (Class 1)            539,097        1,634,676
International Growth and Income Portfolio (Class 1)               999,943        2,901,169
MFS Massachusetts Investors Trust Portfolio (Class 1)             527,605          961,869
MFS Total Return Portfolio (Class 1)                            3,184,879       21,634,987
Mid-Cap Growth Portfolio (Class 1)                                650,625        1,244,819
Real Estate Portfolio (Class 1)                                   690,136        1,388,886
Small Company Value Portfolio (Class 1)                           367,995        2,023,307
Technology Portfolio (Class 1)                                     61,643          149,162
Telecom Utility Portfolio (Class 1)                             1,304,708        1,290,512
Total Return Bond Portfolio (Class 1)                           7,196,920        5,902,329

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                      OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

5.    PURCHASES AND SALES OF INVESTMENTS (continued)

                                                         Cost of Shares   Proceeds from
Variable Account:                                           Acquired       Shares Sold
-----------------                                        --------------   -------------
SUNAMERICA TRUST (continued):
Aggressive Growth Portfolio (Class 3)                    $       95,099   $     122,618
Alliance Growth Portfolio (Class 3)                             232,880       2,518,893
Balanced Portfolio (Class 3)                                  1,954,932       1,261,552
Blue Chip Growth Portfolio (Class 3)                            645,717         337,936
Capital Growth Portfolio (Class 3)                              151,272         704,844
Cash Management Portfolio (Class 3)                          22,733,348      20,106,796
Corporate Bond Portfolio (Class 3)                           20,299,005      34,659,085
Davis Venture Value Portfolio (Class 3)                       4,673,667      15,055,611
"Dogs" of Wall Street Portfolio (Class 3)                       699,446         342,562
Emerging Markets Portfolio (Class 3)                          2,702,045       2,832,178
Equity Opportunities Portfolio (Class 3)                        143,719         325,978
Foreign Value Portfolio (Class 3)                            16,362,214       7,677,627
Fundamental Growth Portfolio (Class 3)                          502,129         975,988
Global Bond Portfolio (Class 3)                               4,719,154       5,977,847
Global Equities Portfolio (Class 3)                             284,572         406,853
Growth Opportunities Portfolio (Class 3)                      3,556,769       3,936,062
Growth-Income Portfolio (Class 3)                             2,504,649         953,555
High-Yield Bond Portfolio (Class 3)                           4,173,628       6,362,072
International Diversified Equities Portfolio (Class 3)          673,738       1,110,935
International Growth and Income Portfolio (Class 3)           4,805,543       5,627,148
Marsico Focused Growth Portfolio (Class 3)                      696,998         506,646
MFS Massachusetts Investors Trust Portfolio (Class 3)         7,572,410       2,881,953
MFS Total Return Portfolio (Class 3)                          4,716,576      20,357,104
Mid-Cap Growth Portfolio (Class 3)                            5,481,564       1,078,414
Real Estate Portfolio (Class 3)                               1,938,318       4,579,312
Small & Mid Cap Value Portfolio (Class 3)                     7,560,403       8,378,389
Small Company Value Portfolio (Class 3)                       4,985,870       5,286,407
Technology Portfolio (Class 3)                                  225,825         375,241
Telecom Utility Portfolio (Class 3)                             490,283         234,441
Total Return Bond Portfolio (Class 3)                        31,161,784      17,534,720

INVESCO FUNDS (Class II):
Invesco Van Kampen V.I. Capital Growth Fund              $      476,854   $   1,870,535
Invesco Van Kampen V.I. Comstock Fund                        12,702,192      41,816,690
Invesco Van Kampen V.I. Growth and Income Fund               15,036,903      43,562,669

LORD ABBETT FUND (Class VC):
Growth and Income Portfolio                              $    3,808,090   $  28,384,878
Mid Cap Value Portfolio                                       1,594,425      20,234,694

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

5.    PURCHASES AND SALES OF INVESTMENTS (continued)

                                                         Cost of Shares   Proceeds from
Variable Account:                                          Acquired        Shares Sold
------------------                                       --------------   -------------
AMERICAN SERIES (Class 2):
Asset Allocation Fund                                    $    9,792,433   $  53,982,990
Global Growth Fund                                           16,816,067      50,001,150
Growth Fund                                                   7,355,644      41,649,947
Growth-Income Fund                                            8,890,538      70,725,683

FRANKLIN TEMPLETON TRUST (Class 2):
Franklin Income Securities Fund                          $    3,945,489   $   1,884,606
Franklin Templeton VIP Founding Funds Allocation Fund         1,786,377       3,101,455

SEASONS TRUST (Class 3):
Real Return Portfolio                                    $    5,887,933   $   1,052,182

6.    OTHER MATTERS

      The Company is a subsidiary of American International Group. Information on American International Group is publicly available in its regulatory filings with the U.S. Securities and Exchange Commission ("SEC").

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES

     A summary of unit values and units outstanding for the variable accounts and the expense ratios, excluding expenses of the underlying funds, total return and investment income ratios for the year ended December 31, 2011, for the eight months ended December 31, 2010 and for the years ended April 30, 2010, 2009, 2008 and 2007 follows:

                    At December 31 or April 30                  For the Period Ended December 31 or April 30
----------------------------------------------------------  -----------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment          Total Return
                               Lowest to        Net Assets     Lowest          Income            Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)           Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  -------------------------
Asset Allocation Portfolio (Class 1)
------------------------------------
 12/31/2011        642,249  16.42 to 28.47(4)   12,702,926  0.85% to 1.25%       2.68%   -0.33%     to   0.04%(5)
 12/31/2010        712,066  16.41 to 28.57(4)   14,168,846  0.85% to 1.25%       2.76%    6.70%     to   6.98%(5)
  4/30/2010        703,568  15.34 to 26.77(4)   13,343,319  0.85% to 1.25%       3.67%   27.69%     to  27.83%(5)
  4/30/2009        773,252  12.00 to 20.97(4)   11,543,112  0.85% to 1.25%       3.55%  -22.05%     to -22.01%(5)
  4/30/2008        869,404  15.39 to 26.90(4)   17,088,965  0.85% to 1.25%       2.88%   -0.32%     to  -0.30%(5)
  4/30/2007        916,119  15.44 to 26.98(4)   18,467,182  0.85% to 1.25%       3.16%   10.59%     to  10.74%(5)

Capital Appreciation Portfolio (Class 1)
----------------------------------------
 12/31/2011      3,863,350  16.07 to 49.68(4)   70,183,281  0.85% to 1.25%       0.00%   -8.20%     to  -7.83%
 12/31/2010      4,668,672  17.44 to 54.12(4)   91,161,310  0.85% to 1.25%       0.13%   12.95%     to  13.25%
  4/30/2010      5,221,493  15.40 to 47.92(4)   89,668,733  0.85% to 1.25%       0.00%   44.33%     to  44.91%
  4/30/2009      6,103,781  10.63 to 33.20(4)   72,003,272  0.85% to 1.25%       0.00%  -34.86%     to -34.60%
  4/30/2008      7,277,987  16.25 to 50.97(4)  131,934,651  0.85% to 1.25%       0.34%    8.44%     to   8.87%
  4/30/2007      8,114,213  14.92 to 47.00(4)  135,629,169  0.85% to 1.25%       0.14%    9.24%     to   9.68%

Government and Quality Bond Portfolio (Class 1)
-----------------------------------------------
 12/31/2011      3,152,043  17.12 to 21.77(4)   56,385,005  0.85% to 1.25%       3.05%    5.76%     to   6.18%
 12/31/2010      3,914,604  16.12 to 20.59(4)   65,850,857  0.85% to 1.25%       4.02%    1.62%     to   1.90%
  4/30/2010      4,361,104  15.82 to 20.26(4)   72,083,413  0.85% to 1.25%       4.93%    4.56%     to   4.98%
  4/30/2009      5,468,822  15.07 to 19.37(4)   85,971,493  0.85% to 1.25%       4.17%    2.30%     to   2.71%
  4/30/2008      5,992,724  14.67 to 18.94(4)   92,173,031  0.85% to 1.25%       3.74%    4.76%     to   5.18%
  4/30/2007      5,953,394  13.95 to 18.08(4)   87,861,069  0.85% to 1.25%       3.65%    5.23%     to   5.65%

Growth Portfolio (Class 1)
--------------------------
 12/31/2011      2,361,780  11.76 to 32.00(4)   31,593,436  0.85% to 1.25%       0.71%   -7.42%     to  -7.05%
 12/31/2010      2,921,238  12.65 to 34.57(4)   41,947,682  0.85% to 1.25%       0.72%    5.93%     to   6.21%
  4/30/2010      3,367,270  11.91 to 32.63(4)   45,414,987  0.85% to 1.25%       1.04%   40.20%     to  40.76%
  4/30/2009      4,008,018   8.46 to 23.28(4)   38,205,960  0.85% to 1.25%       0.91%  -36.22%     to -35.96%
  4/30/2008      4,982,926  13.21 to 36.50(4)   73,973,227  0.85% to 1.25%       0.73%   -2.18%     to  -1.79%
  4/30/2007      5,772,736  13.45 to 37.31(4)   86,859,847  0.85% to 1.25%       0.61%   11.97%     to  12.41%

Asset Allocation Portfolio (Class 3)
------------------------------------
 12/31/2011        357,310  14.89 to 15.30       5,456,788  0.85% to 1.20%       2.59%   -5.92%(10) to  -0.18%
 12/31/2010        309,653  14.95 to 15.32       4,741,122  0.85% to 1.10%       2.50%    6.63%     to   6.81%
  4/30/2010        298,749  14.02 to 14.35       4,282,607  0.85% to 1.10%       3.32%   27.56%     to  27.88%
  4/30/2009        311,652  10.99 to 11.22       3,494,991  0.85% to 1.10%       3.28%  -22.12%     to -21.93%
  4/30/2008        265,948  14.11 to 14.37       3,820,926  0.85% to 1.10%       2.08%   -0.41%     to  -0.17%
  4/30/2007        103,436  14.17 to 14.39       1,488,630  0.85% to 1.10%       1.64%   10.61%(6)  to  10.95%(6)

Capital Appreciation Portfolio (Class 3)
----------------------------------------
 12/31/2011      6,638,165  15.37 to 15.85     105,117,546  0.85% to 1.20%       0.00%  -19.45%(10) to  -8.06%
 12/31/2010      7,458,411  16.80 to 17.24     128,499,376  0.85% to 1.10%       0.00%   12.87%     to  13.06%
  4/30/2010      8,272,211  14.88 to 15.25     126,060,954  0.85% to 1.10%       0.00%   44.19%     to  44.55%
  4/30/2009      8,928,669  10.32 to 10.55      94,134,741  0.85% to 1.10%       0.00%  -34.93%     to -34.77%
  4/30/2008      6,845,459  15.86 to 16.17     110,634,862  0.85% to 1.10%       0.13%    8.33%     to   8.60%
  4/30/2007      3,085,252  14.64 to 14.89      45,912,750  0.85% to 1.10%       0.00%    9.53%(6)  to   9.82%(6)

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                 For the Period Ended December 31 or April 30
----------------------------------------------------------  -----------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment          Total Return
                               Lowest to        Net Assets     Lowest          Income            Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)           Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  -------------------------
Government and Quality Bond Portfolio (Class 3)
-----------------------------------------------
 12/31/2011      5,757,968  16.41 to 16.87      97,013,952  0.85% to 1.20%       2.93%    4.47%(10) to   5.92%
 12/31/2010      5,822,234  15.54 to 15.93      92,721,368  0.85% to 1.10%       3.69%    1.56%     to   1.72%
  4/30/2010      5,922,965  15.31 to 15.66      92,731,206  0.85% to 1.10%       4.48%    4.45%     to   4.72%
  4/30/2009      5,442,670  14.65 to 14.96      81,374,970  0.85% to 1.10%       3.70%    2.20%     to   2.45%
  4/30/2008      3,775,931  14.34 to 14.60      55,105,056  0.85% to 1.10%       3.27%    4.66%     to   4.92%
  4/30/2007      2,044,042  13.70 to 13.91      28,430,845  0.85% to 1.10%       1.30%    5.45%(6)  to   5.71%(6)

Growth Portfolio (Class 3)
--------------------------
 12/31/2011        341,477  11.27 to 11.60(4)    3,958,202  0.85% to 1.20%       0.46%  -14.08%(10) to  -7.28%
 12/31/2010        386,395  12.18 to 12.51       4,831,679  0.85% to 1.10%       0.52%    5.81%     to   6.03%
  4/30/2010        411,516  11.51 to 11.79       4,853,062  0.85% to 1.10%       0.71%   39.93%     to  40.41%
  4/30/2009        472,674   8.23 to  8.40       3,970,032  0.85% to 1.10%       0.50%  -36.30%     to -36.12%
  4/30/2008        296,113  12.92 to 13.15       3,893,356  0.85% to 1.10%       0.43%   -2.21%     to  -2.04%
  4/30/2007        143,500  13.21 to 13.42       1,925,911  0.85% to 1.10%       0.24%   12.29%(6)  to  12.64%(6)

Natural Resources Portfolio (Class 3)
-------------------------------------
 12/31/2011        654,820   9.60 to  9.75       6,378,281  0.85% to 1.20%       0.42%  -27.10%(10) to -21.14%
 12/31/2010        718,089  12.22 to 12.36       8,872,042  0.85% to 1.10%       0.71%   14.50%     to  14.69%
  4/30/2010        797,301  10.67 to 10.78       8,588,981  0.85% to 1.10%       1.00%   42.47%     to  42.83%
  4/30/2009        864,571   7.49 to  7.54       6,521,441  0.85% to 1.10%       0.81%  -48.71%     to -48.58%
  4/30/2008        617,073  14.60 to 14.67       9,051,703  0.85% to 1.10%       0.69%   31.40%     to  31.74%
  4/30/2007        226,414  11.11 to 11.14       2,521,228  0.85% to 1.10%       0.18%   11.12%(6)  to  11.36%(6)

Aggressive Growth Portfolio (Class 1)
-------------------------------------
 12/31/2011        381,288   8.19 to 13.28(4)    4,336,866  0.85% to 1.25%       0.00%   -3.20%     to  -2.81%
 12/31/2010        419,845   8.42 to 13.71(4)    4,927,629  0.85% to 1.25%       0.00%    7.45%     to   7.74%
  4/30/2010        452,977   7.82 to 12.76(4)    4,910,061  0.85% to 1.25%       0.13%   48.43%     to  49.03%
  4/30/2009        483,218   5.25 to  8.60(4)    3,540,639  0.85% to 1.25%       0.82%  -45.77%     to -45.56%
  4/30/2008        584,193   9.64 to 15.86(4)    7,886,613  0.85% to 1.25%       0.64%  -19.13%     to -18.80%
  4/30/2007        686,222  11.87 to 19.61(4)   11,523,478  0.85% to 1.25%       0.10%   12.60%     to  13.05%

Alliance Growth Portfolio (Class 1)
-----------------------------------
 12/31/2011        927,957   8.11 to 32.81(4)   20,614,056  0.85% to 1.25%       0.48%   -3.51%     to  -3.13%
 12/31/2010      1,124,208   8.37 to 34.01(4)   24,971,933  0.85% to 1.25%       0.86%    6.05%     to   6.34%
  4/30/2010      1,276,844   7.87 to 32.07(4)   26,182,996  0.85% to 1.25%       0.57%   34.09%     to  34.63%
  4/30/2009      1,429,844   5.85 to 23.92(4)   21,415,071  0.85% to 1.25%       0.19%  -31.59%     to -31.31%
  4/30/2008      1,797,555   8.51 to 34.96(4)   38,382,318  0.85% to 1.25%       0.05%   -0.58%     to  -0.18%
  4/30/2007      2,189,625   8.53 to 35.16(4)   47,489,197  0.85% to 1.25%       0.13%    2.03%     to   2.44%

Balanced Portfolio (Class 1)
----------------------------
 12/31/2011      1,107,883  10.36 to 17.44(4)   16,862,084  0.85% to 1.25%       1.77%    1.00%     to   1.41%
 12/31/2010      1,227,800  10.22 to 17.26(4)   18,734,673  0.85% to 1.25%       1.97%    5.17%     to   5.45%
  4/30/2010      1,331,189   9.69 to 16.42(4)   19,367,710  0.85% to 1.25%       3.28%   28.07%     to  28.58%
  4/30/2009      1,505,570   7.54 to 12.82(4)   17,053,832  0.85% to 1.25%       3.93%  -23.28%     to -22.98%
  4/30/2008      1,878,292   9.78 to 16.71(4)   28,239,635  0.85% to 1.25%       2.96%   -4.27%     to  -3.88%
  4/30/2007      2,217,107  10.18 to 17.45(4)   35,003,995  0.85% to 1.25%       2.76%   11.47%     to  11.92%

Blue Chip Growth Portfolio (Class 1)
------------------------------------
 12/31/2011        174,245  5.77 to 5.93         1,032,130  0.85% to 1.10%       0.22%   -6.62%     to  -6.39%
 12/31/2010        169,073  6.18 to 6.33         1,069,902  0.85% to 1.10%       0.29%    6.89%     to   7.07%
  4/30/2010        196,720  5.78 to 5.92         1,162,098  0.85% to 1.10%       0.32%   32.80%     to  33.13%
  4/30/2009        211,535  4.35 to 4.44           938,950  0.85% to 1.10%       0.54%  -31.55%     to -31.37%
  4/30/2008        248,749  6.36 to 6.48         1,608,902  0.85% to 1.10%       0.35%   -0.44%     to  -0.19%
  4/30/2007        289,877  6.39 to 6.49         1,878,739  0.85% to 1.10%       0.25%    9.97%     to  10.25%

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                 For the Period Ended December 31 or April 30
----------------------------------------------------------  -------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment      Total Return
                               Lowest to        Net Assets     Lowest          Income        Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)       Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  ---------------------
Capital Growth Portfolio (Class 1)
------------------------------------
 12/31/2011        148,001   7.50 to  7.71       1,138,262  0.85% to 1.10%       0.00%   -2.39% to  -2.15%
 12/31/2010        197,382   7.69 to  7.88       1,552,228  0.85% to 1.10%       0.00%    5.85% to   6.03%
  4/30/2010        217,991   7.26 to  7.43       1,617,471  0.85% to 1.10%       0.00%   33.16% to  33.50%
  4/30/2009        211,903   5.45 to  5.57       1,178,444  0.85% to 1.10%       0.00%  -38.05% to -37.90%
  4/30/2008        217,046   8.81 to  8.96       1,943,884  0.85% to 1.10%       1.18%    1.64% to   1.89%
  4/30/2007        247,323   8.66 to  8.80       2,174,280  0.85% to 1.10%       0.31%   14.30% to  14.58%

Cash Management Portfolio (Class 1)
-----------------------------------
 12/31/2011      1,583,571  11.63 to 13.54(4)   19,038,886  0.85% to 1.25%       0.00%   -1.51% to  -1.12%
 12/31/2010      1,418,702  11.76 to 13.75(4)   17,397,029  0.85% to 1.25%       0.00%   -0.99% to  -0.73%
  4/30/2010      1,662,599  11.85 to 13.89(4)   20,531,580  0.85% to 1.25%       2.53%   -1.31% to  -0.91%
  4/30/2009      3,643,431  11.95 to 14.07(4)   44,673,769  0.85% to 1.25%       3.51%   -0.63% to  -0.23%
  4/30/2008      2,585,728  11.98 to 14.16(4)   32,502,964  0.85% to 1.25%       3.25%    2.19% to   2.60%
  4/30/2007      1,908,753  11.68 to 13.86(4)   23,875,174  0.85% to 1.25%       2.55%    3.63% to   4.04%

Corporate Bond Portfolio (Class 1)
----------------------------------
 12/31/2011      3,163,389  21.29 to 25.93(4)   68,020,756  0.85% to 1.25%       6.21%    5.09% to   5.51%
 12/31/2010      3,809,449  20.18 to 24.67(4)   77,627,774  0.85% to 1.25%       6.28%    4.37% to   4.65%
  4/30/2010      4,262,004  19.28 to 23.64(4)   82,939,768  0.85% to 1.25%       5.91%   26.67% to  27.18%
  4/30/2009      4,991,101  15.16 to 18.66(4)   76,317,039  0.85% to 1.25%       4.72%   -3.52% to  -3.13%
  4/30/2008      5,908,285  15.65 to 19.34(4)   93,350,119  0.85% to 1.25%       3.89%    3.13% to   3.54%
  4/30/2007      5,762,823  15.12 to 18.75(4)   88,117,103  0.85% to 1.25%       4.34%    7.31% to   7.74%

Davis Venture Value Portfolio (Class 1)
---------------------------------------
 12/31/2011      3,661,616  14.05 to 35.09(4)   57,459,907  0.85% to 1.25%       1.25%   -5.42% to  -5.04%
 12/31/2010      4,451,181  14.79 to 37.10(4)   73,337,574  0.85% to 1.25%       0.77%    6.10% to   6.38%
  4/30/2010      5,019,192  13.90 to 34.97(4)   77,486,056  0.85% to 1.25%       1.50%   37.24% to  37.80%
  4/30/2009      5,852,219  10.09 to 25.48(4)   65,272,627  0.85% to 1.25%       2.04%  -36.45% to -36.20%
  4/30/2008      7,123,996  15.81 to 40.10(4)  124,976,792  0.85% to 1.25%       0.92%   -3.92% to  -3.54%
  4/30/2007      8,070,942  16.39 to 41.73(4)  148,405,314  0.85% to 1.25%       0.98%   13.90% to  14.35%

"Dogs" Of Wall Street Portfolio (Class 1)
-----------------------------------------
 12/31/2011        247,452  14.26 to 16.89       3,758,211  0.85% to 1.25%       2.31%   11.28% to  11.73%(5)
 12/31/2010        225,699  12.81 to 15.12       3,028,144  0.85% to 1.25%       2.90%    7.42% to   7.71%(5)
  4/30/2010        245,172  11.92 to 14.04       3,064,652  0.85% to 1.25%       4.53%   37.01% to  37.56%(5)
  4/30/2009        261,903   8.70 to 10.20       2,363,708  0.85% to 1.25%       3.97%  -31.73% to -31.45%(5)
  4/30/2008        303,915  12.75 to 14.89       3,993,931  0.85% to 1.25%       2.67%   -6.81% to  -6.44%(5)
  4/30/2007        373,356  13.68 to 15.91       5,265,702  0.85% to 1.25%       2.40%   16.44% to  16.90%

Emerging Markets Portfolio (Class 1)
------------------------------------
 12/31/2011        404,082  17.52 to 21.86       7,759,890  0.85% to 1.25%       0.54%  -27.00% to -26.71%
 12/31/2010        497,624  24.00 to 29.82      13,078,029  0.85% to 1.25%       1.49%   15.36% to  15.66%
  4/30/2010        529,158  20.80 to 25.79      11,930,433  0.85% to 1.25%       0.00%   52.37% to  52.98%
  4/30/2009        531,514  13.65 to 16.86       7,786,851  0.85% to 1.25%       2.11%  -46.75% to -46.54%
  4/30/2008        687,305  25.64 to 31.53      19,068,073  0.85% to 1.25%       1.93%   20.50% to  20.98%
  4/30/2007        705,715  21.28 to 26.06      16,152,724  0.85% to 1.25%       0.95%   16.26% to  16.72%

Equity Index Portfolio (Class 1)
--------------------------------
 12/31/2011      1,008,160            9.54       9,620,430           1.25%       1.51%               0.30%
 12/31/2010      1,144,865            9.51      10,891,764           1.25%       1.67%               6.29%
  4/30/2010      1,249,940            8.95      11,187,954           1.25%       2.51%              36.45%
  4/30/2009      1,426,489            6.56       9,357,126           1.25%       2.48%             -36.27%
  4/30/2008      1,882,083           10.29      19,373,157           1.25%       1.58%              -6.28%
  4/30/2007      2,345,019           10.98      25,756,567           1.25%       1.56%              13.14%

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                For the Period Ended December 31 or April 30
----------------------------------------------------------  -------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment       Total Return
                               Lowest to        Net Assets     Lowest          Income         Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)        Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  ---------------------
Equity Opportunities Portfolio (Class 1)
----------------------------------------
 12/31/2011        679,123  12.24 to 19.04(4)    8,917,611  0.85% to 1.25%       0.56%   -1.35% to  -0.95%
 12/31/2010        839,451  12.35 to 19.30(4)   11,086,312  0.85% to 1.25%       0.72%    8.94% to   9.23%
  4/30/2010        954,759  11.31 to 17.71(4)   11,559,562  0.85% to 1.25%       1.23%   32.30% to  32.84%
  4/30/2009      1,137,507   8.51 to 13.39(4)   10,300,983  0.85% to 1.25%       1.86%  -32.23% to -31.96%
  4/30/2008      1,374,566  12.51 to 19.76(4)   18,231,057  0.85% to 1.25%       1.84%   -8.00% to  -7.63%
  4/30/2007      1,550,960  13.55 to 21.47(4)   22,389,453  0.85% to 1.25%       1.63%   11.61% to  12.05%

Fundamental Growth Portfolio (Class 1)
--------------------------------------
 12/31/2011        979,576   6.79 to 17.43(4)    9,920,792  0.85% to 1.25%       0.00%   -6.65% to  -6.28%(5)
 12/31/2010      1,163,672   7.24 to 18.67(4)   12,466,191  0.85% to 1.25%       0.00%   11.44% to  11.74%(5)
  4/30/2010      1,279,596   6.48 to 16.75(4)   12,234,593  0.85% to 1.25%       0.00%   33.69% to  34.42%
  4/30/2009      1,522,209   4.83 to 12.53(4)   10,568,571  0.85% to 1.25%       0.00%  -40.72% to -40.48%
  4/30/2008      1,859,610   8.11 to 21.14(4)   21,612,238  0.85% to 1.25%       0.00%    6.59% to   7.02%
  4/30/2007      2,167,678   7.58 to 19.83(4)   24,040,160  0.85% to 1.25%       0.02%    4.32% to   4.74%

Global Bond Portfolio (Class 1)
-------------------------------
 12/31/2011        786,317  18.28 to 24.57(4)   15,102,584  0.85% to 1.25%       2.27%    4.44% to   4.86%
 12/31/2010        877,083  17.43 to 23.52(4)   16,099,497  0.85% to 1.25%       4.16%    5.24% to   5.52%
  4/30/2010        943,118  16.52 to 22.35(4)   16,435,450  0.85% to 1.25%       3.45%   10.78% to  11.23%
  4/30/2009      1,054,671  14.85 to 20.18(4)   16,526,291  0.85% to 1.25%       3.46%   -4.63% to  -4.24%
  4/30/2008      1,270,133  15.51 to 21.16(4)   20,864,229  0.85% to 1.25%       0.49%   13.57% to  14.03%
  4/30/2007        818,750  13.60 to 18.63(4)   12,192,862  0.85% to 1.25%       9.13%    2.82% to   3.23%(5)

Global Equities Portfolio (Class 1)
-----------------------------------
 12/31/2011        375,753   8.75 to 19.38(4)    4,878,592  0.85% to 1.25%       0.93%  -11.50% to -11.14%
 12/31/2010        424,709   9.85 to 21.89(4)    6,279,672  0.85% to 1.25%       1.74%    8.64% to   8.93%
  4/30/2010        456,589   9.04 to 20.15(4)    6,257,961  0.85% to 1.25%       2.62%   37.29% to  37.84%
  4/30/2009        489,251   6.56 to 14.68(4)    4,927,724  0.85% to 1.25%       2.81%  -41.70% to -41.47%
  4/30/2008        620,943  11.21 to 25.18(4)   10,592,395  0.85% to 1.25%       1.24%   -3.66% to  -3.27%
  4/30/2007        697,578  11.59 to 26.14(4)   12,617,488  0.85% to 1.25%       0.89%   16.51% to  16.98%

Growth Opportunities Portfolio (Class 1)
----------------------------------------
 12/31/2011        254,477   6.08 to  6.27       1,550,205  0.85% to 1.10%       0.00%   -3.43% to  -3.19%
 12/31/2010        276,045   6.28 to  6.49       1,737,058  0.85% to 1.10%       0.00%    9.89% to  10.07%
  4/30/2010        282,175   5.71 to  5.91       1,614,772  0.85% to 1.10%       0.00%   35.23% to  35.57%
  4/30/2009        188,057   4.21 to  4.37         793,208  0.85% to 1.10%       0.00%  -31.48% to -31.31%
  4/30/2008        175,626   6.13 to  6.38       1,077,783  0.85% to 1.10%       0.00%    2.41% to   2.67%
  4/30/2007        181,505   5.97 to  6.23       1,085,841  0.85% to 1.10%       0.00%   -0.92% to  -0.68%

Growth-Income Portfolio (Class 1)
---------------------------------
 12/31/2011        934,705   9.76 to 29.84(4)   17,904,980  0.85% to 1.25%       0.92%    6.99% to   7.42%(5)
 12/31/2010      1,132,534   9.09 to 27.89(4)   20,103,996  0.85% to 1.25%       0.98%    5.99% to   6.27%
  4/30/2010      1,339,853   8.55 to 26.31(4)   21,795,448  0.85% to 1.25%       1.38%   30.87% to  31.40%
  4/30/2009      1,588,482   6.51 to 20.11(4)   19,101,948  0.85% to 1.25%       1.36%  -37.60% to -37.35%
  4/30/2008      1,960,560  10.39 to 32.22(4)   38,263,550  0.85% to 1.25%       0.98%   -5.23% to  -4.85%(5)
  4/30/2007      2,172,631  10.92 to 34.00(4)   46,157,588  0.85% to 1.25%       0.75%    8.88% to   9.32%(5)

High-Yield Bond Portfolio (Class 1)
-----------------------------------
 12/31/2011        766,664  17.19 to 23.61(4)   13,645,893  0.85% to 1.25%       8.16%    2.98% to   3.19%(5)
 12/31/2010        898,638  16.66 to 22.92(4)   15,384,899  0.85% to 1.25%       9.62%    6.39% to   6.59%(5)
  4/30/2010      1,007,680  15.63 to 21.55(4)   16,112,514  0.85% to 1.25%       8.43%   36.56% to  36.75%(5)
  4/30/2009      1,071,185  11.43 to 15.78(4)   12,495,060  0.85% to 1.25%      12.09%  -25.73% to -25.63%(5)
  4/30/2008      1,122,869  15.36 to 21.25(4)   17,677,184  0.85% to 1.25%       7.63%   -3.84% to  -3.68%(5)
  4/30/2007      1,264,402  15.95 to 22.09(4)   20,788,545  0.85% to 1.25%       7.63%   10.90% to  11.06%(5)

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                For the Period Ended December 31 or April 30
----------------------------------------------------------  -------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment       Total Return
                               Lowest to        Net Assets     Lowest          Income         Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)        Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  ---------------------
International Diversified Equities Portfolio (Class 1)
------------------------------------------------------
 12/31/2011        560,559  11.68 to 12.63(4)    4,981,467  0.85% to 1.25%       2.06%  -15.67% to -15.55%(5)
 12/31/2010        675,407  13.85 to 14.95(4)    7,086,924  0.85% to 1.25%       4.22%    9.58% to   9.85%(5)
  4/30/2010        735,805  12.64 to 13.61(4)    7,049,135  0.85% to 1.25%       1.27%   33.73% to  34.34%
  4/30/2009        697,860   9.45 to 10.13(4)    5,081,136  0.85% to 1.25%       4.13%  -42.42% to -42.26%(5)
  4/30/2008        842,165  16.41 to 17.55(4)   10,620,895  0.85% to 1.25%       2.09%    2.47% to   2.73%(5)
  4/30/2007        812,228  16.02 to 17.08(4)   10,099,384  0.85% to 1.25%       0.41%   15.00% to  15.42%(5)

International Growth and Income Portfolio (Class 1)
---------------------------------------------------
 12/31/2011        820,755   9.95 to 12.41(4)    8,694,008  0.85% to 1.25%       2.88%  -14.86% to -14.52%
 12/31/2010        998,242  11.64 to 14.57(4)   12,366,953  0.85% to 1.25%       4.25%    7.01% to   7.29%
  4/30/2010      1,094,527  10.85 to 13.62(4)   12,692,943  0.85% to 1.25%       0.00%   34.67% to  35.21%
  4/30/2009      1,283,469   8.03 to 10.11(4)   11,009,858  0.85% to 1.25%       3.73%  -48.39% to -48.19%
  4/30/2008      1,900,582  15.49 to 19.60(4)   31,204,073  0.85% to 1.25%       1.67%   -5.30% to  -4.92%
  4/30/2007      1,930,818  16.29 to 20.69(4)   33,618,066  0.85% to 1.25%       1.26%   17.01% to  17.48%

MFS Massachusetts Investors Trust Portfolio (Class 1)
-----------------------------------------------------
 12/31/2011        367,906  10.60 to 10.89       4,000,677  0.85% to 1.10%       0.68%   -2.98% to  -2.74%
 12/31/2010        404,967  10.93 to 11.20       4,527,131  0.85% to 1.10%       0.98%    4.44% to   4.62%
  4/30/2010        432,720  10.47 to 10.71       4,622,329  0.85% to 1.10%       1.21%   34.18% to  34.52%
  4/30/2009        388,579   7.80 to  7.96       3,085,844  0.85% to 1.10%       1.20%  -32.13% to -31.96%
  4/30/2008        492,672  11.49 to 11.70       5,753,833  0.85% to 1.10%       1.18%    0.51% to   0.77%
  4/30/2007        571,906  11.43 to 11.61       6,629,932  0.85% to 1.10%       0.70%   12.29% to  12.57%

MFS Total Return Portfolio (Class 1)
------------------------------------
 12/31/2011      5,205,010  16.12 to 16.56      86,038,905  0.85% to 1.10%       2.58%    0.81% to   1.06%
 12/31/2010      6,412,067  15.99 to 16.39     104,898,990  0.85% to 1.10%       2.95%    4.39% to   4.56%
  4/30/2010      7,118,289  15.32 to 15.67     111,383,180  0.85% to 1.10%       3.72%   23.71% to  24.02%
  4/30/2009      8,100,695  12.38 to 12.64     102,227,600  0.85% to 1.10%       3.66%  -21.50% to -21.30%
  4/30/2008     10,055,681  15.77 to 16.06     161,294,974  0.85% to 1.10%       2.66%   -4.27% to  -4.03%
  4/30/2007     10,626,450  16.47 to 16.73     177,627,795  0.85% to 1.10%       2.38%   12.03% to  12.31%

Mid-Cap Growth Portfolio (Class 1)
----------------------------------
 12/31/2011        372,085   9.23 to  9.48       3,521,322  0.85% to 1.10%       0.00%   -6.96% to  -6.73%
 12/31/2010        424,605   9.92 to 10.16       4,305,607  0.85% to 1.10%       0.00%   13.02% to  13.21%
  4/30/2010        415,544   8.78 to  8.98       3,721,809  0.85% to 1.10%       0.00%   39.52% to  39.87%
  4/30/2009        361,701   6.29 to  6.42       2,318,266  0.85% to 1.10%       0.00%  -33.90% to -33.74%
  4/30/2008        441,212   9.52 to  9.69       4,268,355  0.85% to 1.10%       0.24%    1.85% to   2.10%
  4/30/2007        432,792   9.34 to  9.49       4,101,234  0.85% to 1.10%       0.00%    2.10% to   2.35%

Real Estate Portfolio (Class 1)
-------------------------------
 12/31/2011        192,759  24.49 to 29.72       5,299,776  0.85% to 1.25%       0.94%    6.81% to   7.23%
 12/31/2010        219,696  22.93 to 27.71       5,631,167  0.85% to 1.25%       1.85%    4.77% to   5.05%
  4/30/2010        243,412  21.89 to 26.38       5,984,972  0.85% to 1.25%       2.02%   55.42% to  56.04%
  4/30/2009        299,890  14.08 to 16.91       4,756,909  0.85% to 1.25%       4.34%  -49.67% to -49.47%
  4/30/2008        382,374  27.98 to 33.46      11,983,610  0.85% to 1.25%       1.55%  -16.91% to -16.58%
  4/30/2007        589,555  33.68 to 40.11      22,020,106  0.85% to 1.25%       1.24%   25.16% to  25.66%

Small Company Value Portfolio (Class 1)
---------------------------------------
 12/31/2011        141,214  18.87 to 26.09       3,681,375  0.85% to 1.25%       0.36%   -4.43% to  -4.07%
 12/31/2010        200,102  19.67 to 27.30       5,459,250  0.85% to 1.25%       0.59%    6.83% to   7.09%
  4/30/2010        196,455  18.36 to 25.55       5,017,112  0.85% to 1.25%       0.75%   49.63% to  50.20%
  4/30/2009        196,515  12.23 to 17.08       3,353,978  0.85% to 1.25%       0.59%  -32.17% to -31.88%
  4/30/2008        247,131  17.95 to 25.18       6,218,989  0.85% to 1.25%       0.00%  -13.59% to -13.23%
  4/30/2007        340,916  20.69 to 29.13       9,928,447  0.85% to 1.25%       0.01%    7.15% to   7.58%

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                For the Period Ended December 31 or April 30
----------------------------------------------------------  -----------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment        Total Return
                               Lowest to        Net Assets     Lowest          Income           Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)         Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  -------------------------
Technology Portfolio (Class 1)
------------------------------
 12/31/2011        139,237   2.24 to  2.30         318,713  0.85% to 1.10%       0.00%   -6.42%     to  -6.18%
 12/31/2010        174,817   2.39 to  2.45         427,041  0.85% to 1.10%       0.00%   10.55%     to  10.73%
  4/30/2010        205,324   2.16 to  2.21         453,275  0.85% to 1.10%       0.00%   40.56%     to  40.91%
  4/30/2009        161,321   1.54 to  1.57         252,953  0.85% to 1.10%       0.00%  -35.24%     to -35.07%
  4/30/2008        177,656   2.38 to  2.42         429,037  0.85% to 1.10%       0.00%   -1.43%     to  -1.18%
  4/30/2007        147,503   2.41 to  2.45         360,403  0.85% to 1.10%       0.00%    1.20%     to   1.45%

Telecom Utility Portfolio (Class 1)
-----------------------------------
 12/31/2011        142,761  13.21 to 17.58(4)    2,245,084  0.85% to 1.25%       2.35%    4.95%     to   5.26%(5)
 12/31/2010        139,789  12.55 to 16.75(4)    2,144,987  0.85% to 1.25%       2.90%   11.41%     to  11.76%
  4/30/2010        156,310  11.23 to 15.03(4)    2,123,879  0.85% to 1.25%       5.35%   34.46%     to  35.00%
  4/30/2009        185,202   8.32 to 11.18(4)    1,862,882  0.85% to 1.25%       3.03%  -37.78%     to -37.56%(5)
  4/30/2008        222,071  13.32 to 17.97(4)    3,621,268  0.85% to 1.25%       3.04%    7.31%     to   7.53%(5)
  4/30/2007        228,872  12.39 to 16.75(4)    3,559,841  0.85% to 1.25%       3.49%   29.03%     to  29.65%

Total Return Bond Portfolio (Class 1)
-------------------------------------
 12/31/2011      1,281,945  19.82 to 28.77(4)   26,095,979  0.85% to 1.25%       1.56%    5.05%     to   5.47%
 12/31/2010      1,239,222  18.80 to 27.39(4)   23,994,780  0.85% to 1.25%       2.76%    2.34%     to   2.61%
  4/30/2010      1,092,584  18.32 to 26.76(4)   20,624,924  0.85% to 1.25%       1.93%    9.76%     to  10.20%
  4/30/2009        902,304  16.62 to 24.38(4)   15,551,746  0.85% to 1.25%       3.08%    6.13%     to   6.56%
  4/30/2008        431,252  15.60 to 22.97(4)    7,169,673  0.85% to 1.25%       6.45%    1.70%     to   2.11%
  4/30/2007        441,898  15.28 to 22.59(4)    7,255,884  0.85% to 1.25%       7.41%    9.53%     to   9.97%

Aggressive Growth Portfolio (Class 3)
-------------------------------------
 12/31/2011         47,837   7.92 to  8.07         385,850  0.85% to 1.20%       0.00%  -12.26%(10) to  -3.05%
 12/31/2010         51,038   8.18 to  8.33         424,825  0.85% to 1.10%       0.00%    7.44%     to   7.56%
  4/30/2010         69,587   7.62 to  7.74         538,324  0.85% to 1.10%       0.00%   48.54%     to  48.66%
  4/30/2009         62,443   5.13 to  5.21         325,076  0.85% to 1.10%       0.39%  -45.75%     to -45.71%
  4/30/2008         54,796   9.45 to  9.59         525,484  0.85% to 1.10%       0.38%  -19.04%     to -18.99%
  4/30/2007         27,200  11.67 to 11.84         321,940  0.85% to 1.10%       0.00%   13.05%(6)  to  13.31%(6)

Alliance Growth Portfolio (Class 3)
-----------------------------------
 12/31/2011      1,143,404   7.76 to  7.99       9,130,254  0.85% to 1.20%       0.21%  -10.19%(10) to  -3.37%
 12/31/2010      1,411,151   8.07 to  8.27      11,662,541  0.85% to 1.10%       0.65%    5.98%     to   6.16%
  4/30/2010      1,563,530   7.61 to  7.79      12,172,881  0.85% to 1.10%       0.32%   33.95%     to  34.29%
  4/30/2009      1,773,630   5.68 to  5.80      10,283,061  0.85% to 1.10%       0.00%  -31.66%     to -31.49%
  4/30/2008      1,941,059   8.31 to  8.47      16,426,222  0.85% to 1.10%       0.00%   -0.68%     to  -0.43%
  4/30/2007      1,540,187   8.37 to  8.50      13,090,904  0.85% to 1.10%       0.00%    2.62%(6)  to   2.89%(6)

Balanced Portfolio (Class 3)
----------------------------
 12/31/2011        398,661   9.88 to 10.22       4,064,697  0.85% to 1.20%       1.57%   -4.37%(10) to   1.16%
 12/31/2010        333,373   9.79 to 10.10       3,367,472  0.85% to 1.10%       1.69%    5.09%     to   5.27%
  4/30/2010        319,769   9.32 to  9.60       3,067,877  0.85% to 1.10%       2.79%   27.94%     to  28.26%
  4/30/2009        266,206   7.28 to  7.48       1,991,393  0.85% to 1.10%       3.37%  -23.43%     to -23.18%
  4/30/2008        157,604   9.51 to  9.74       1,535,078  0.85% to 1.10%       2.44%   -4.61%     to  -4.07%
  4/30/2007         72,752   9.97 to 10.15         738,657  0.85% to 1.10%       2.46%   11.39%(6)  to  11.95%(6)

Blue Chip Growth Portfolio (Class 3)
------------------------------------
 12/31/2011        304,672   5.65 to  5.85       1,777,763  0.85% to 1.20%       0.01%  -12.42%(10) to  -6.62%
 12/31/2010        249,608   6.07 to  6.26       1,562,629  0.85% to 1.10%       0.08%    6.77%     to   6.89%
  4/30/2010        220,394   5.68 to  5.86       1,290,834  0.85% to 1.10%       0.05%   32.36%     to  32.80%
  4/30/2009        199,873   4.29 to  4.41         881,600  0.85% to 1.10%       0.19%  -31.94%     to -31.54%
  4/30/2008        114,836   6.31 to  6.44         739,922  0.85% to 1.10%       0.09%   -0.82%     to  -0.44%
  4/30/2007         31,532   6.36 to  6.47         204,059  0.85% to 1.10%       0.01%    9.90%(6)  to  10.38%(6)

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                   For the Period Ended December 31 or April 30
----------------------------------------------------------  ---------------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment          Total Return
                               Lowest to        Net Assets     Lowest          Income            Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)          Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  -----------------------------
Capital Growth Portfolio (Class 3)
----------------------------------
 12/31/2011        409,439   7.39 to  7.60       3,109,242  0.85% to 1.20%       0.00%   -9.14%(10) to  -2.39%
 12/31/2010        477,946   7.59 to  7.78       3,719,204  0.85% to 1.10%       0.00%    5.67%     to   5.85%
  4/30/2010        506,120   7.18 to  7.35       3,721,024  0.85% to 1.10%       0.00%   32.83%     to  33.17%
  4/30/2009        542,220   5.41 to  5.52       2,993,747  0.85% to 1.10%       0.00%  -38.21%     to -38.05%
  4/30/2008        315,718   8.75 to  8.92       2,814,010  0.85% to 1.10%       0.80%    1.39%     to   1.65%
  4/30/2007        111,654   8.63 to  8.77         978,668  0.85% to 1.10%       0.07%   14.37%(6)  to  14.75%(6)

Cash Management Portfolio (Class 3)
-----------------------------------
 12/31/2011      1,171,718  11.11 to 11.46      13,425,444  0.85% to 1.20%       0.00%   -1.37%     to  -1.06%(5)(10)
 12/31/2010        934,751  11.29 to 11.62      10,863,494  0.85% to 1.10%       0.00%   -1.04%     to  -0.89%
  4/30/2010        925,860  11.41 to 11.73      10,857,389  0.85% to 1.10%       2.47%   -1.41%     to  -1.16%
  4/30/2009      1,880,894  11.57 to 11.87      22,315,806  0.85% to 1.10%       3.30%   -0.81%     to  -0.48%
  4/30/2008        903,247  11.66 to 11.92      10,769,286  0.85% to 1.10%       2.74%    1.90%     to   2.34%
  4/30/2007        221,901  11.45 to 11.65       2,585,109  0.85% to 1.10%       1.18%    3.06%(6)  to   3.78%(6)

Corporate Bond Portfolio (Class 3)
----------------------------------
 12/31/2011      8,239,617  20.41 to 20.99     172,812,534  0.85% to 1.20%       5.97%    1.50%(10) to   5.25%
 12/31/2010      9,427,409  19.45 to 19.94     187,925,968  0.85% to 1.10%       6.09%    4.30%     to   4.47%
  4/30/2010     10,147,495  18.64 to 19.09     193,626,348  0.85% to 1.10%       5.66%   26.55%     to  26.87%
  4/30/2009     10,287,566  14.73 to 15.05     154,733,770  0.85% to 1.10%       4.44%   -3.61%     to  -3.37%
  4/30/2008      7,546,558  15.29 to 15.57     117,474,094  0.85% to 1.10%       3.28%    3.02%     to   3.28%
  4/30/2007      2,737,040  14.84 to 15.08      41,252,054  0.85% to 1.10%       2.33%    7.41%(6)  to   7.69%(6)

Davis Venture Value Portfolio (Class 3)
---------------------------------------
 12/31/2011      5,871,997  13.44 to 13.84      81,238,583  0.85% to 1.20%       1.07%  -11.67%(10) to  -5.28%
 12/31/2010      6,586,099  14.25 to 14.62      96,224,930  0.85% to 1.10%       0.56%    6.03%     to   6.20%
  4/30/2010      7,158,170  13.44 to 13.76      98,476,046  0.85% to 1.10%       1.19%   37.11%     to  37.45%
  4/30/2009      7,608,802   9.81 to 10.01      76,156,795  0.85% to 1.10%       1.65%  -36.51%     to -36.35%
  4/30/2008      5,189,859  15.44 to 15.73      81,616,529  0.85% to 1.10%       0.65%   -4.02%     to  -3.78%
  4/30/2007      2,334,998  16.09 to 16.35      38,159,680  0.85% to 1.10%       0.47%   14.21%(6)  to  14.51%(6)

"Dogs" Of Wall Street Portfolio (Class 3)
-----------------------------------------
 12/31/2011        103,475  16.21 to 16.66(4)    1,722,968  0.85% to 1.20%       2.23%    2.41%(10) to  11.45%
 12/31/2010         82,111  14.58 to 14.95       1,226,943  0.85% to 1.10%       2.75%    7.34%     to   7.53%
  4/30/2010         55,223  13.58 to 13.90         766,925  0.85% to 1.10%       4.12%   36.87%     to  37.22%
  4/30/2009         58,953   9.92 to 10.13         596,737  0.85% to 1.10%       3.41%  -31.79%     to -31.62%
  4/30/2008         58,757  14.55 to 14.81         869,654  0.85% to 1.10%       1.87%   -6.91%     to  -6.68%
  4/30/2007         15,406  15.63 to 15.87         244,392  0.85% to 1.10%       1.08%   16.65%(6)  to  17.21%(6)

Emerging Markets Portfolio (Class 3)
------------------------------------
 12/31/2011        432,992  20.99 to 21.54       9,319,379  0.85% to 1.20%       0.40%  -30.13%(10) to -26.90%
 12/31/2010        420,192  28.80 to 29.47      12,376,243  0.85% to 1.10%       1.22%   15.28%     to  15.47%
  4/30/2010        430,023  24.98 to 25.52      10,970,729  0.85% to 1.10%       0.00%   52.21%     to  52.60%
  4/30/2009        445,284  16.41 to 16.72       7,445,005  0.85% to 1.10%       1.78%  -46.81%     to -46.67%
  4/30/2008        187,242  30.86 to 31.36       5,869,661  0.85% to 1.10%       1.52%   20.38%     to  20.68%
  4/30/2007         78,177  25.63 to 25.99       2,030,305  0.85% to 1.10%       0.43%   15.89%(6)  to  16.18%(6)

Equity Opportunities Portfolio (Class 3)
----------------------------------------
 12/31/2011         90,495  11.75 to 12.06(4)    1,089,923  0.85% to 1.20%       0.29%   -6.08%(10) to  -1.20%
 12/31/2010        105,630  11.91 to 12.21       1,288,119  0.85% to 1.10%       0.48%    8.87%     to   9.05%
  4/30/2010         94,238  10.94 to 11.20       1,054,142  0.85% to 1.10%       0.88%   32.17%     to  32.51%
  4/30/2009         86,148   8.28 to  8.45         727,097  0.85% to 1.10%       1.45%  -32.30%     to -32.13%
  4/30/2008         77,706  12.23 to 12.45         966,485  0.85% to 1.10%       1.48%   -8.09%     to  -7.86%
  4/30/2007         44,392  13.31 to 13.51         599,323  0.85% to 1.10%       0.91%   11.80%(6)  to  12.09%(6)

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                For the Period Ended December 31 or April 30
----------------------------------------------------------  -----------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment        Total Return
                               Lowest to        Net Assets     Lowest          Income           Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)         Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  -------------------------
Foreign Value Portfolio (Class 3)
---------------------------------
 12/31/2011      7,616,670   8.39 to  8.51      64,786,340  0.85% to 1.20%       1.48%  -22.25%(10) to -12.60%
 12/31/2010      6,558,989   9.63 to  9.74      63,868,282  0.85% to 1.10%       1.86%    4.56%     to   4.73%
  4/30/2010      6,529,426   9.21 to  9.30      60,706,930  0.85% to 1.10%       2.38%   28.85%     to  29.18%
  4/30/2009      6,208,269   7.15 to  7.20      44,685,557  0.85% to 1.10%       3.27%  -39.79%     to -39.64%
  4/30/2008      3,247,960  11.87 to 11.93      38,732,779  0.85% to 1.10%       1.64%   -2.48%     to  -2.24%
  4/30/2007      1,412,237  12.17 to 12.20      17,227,088  0.85% to 1.10%       0.51%   21.70%(6)  to  21.99%(6)

Fundamental Growth Portfolio (Class 3)
--------------------------------------
 12/31/2011        422,765   6.48 to  6.70       2,829,282  0.85% to 1.20%       0.00%  -14.02%(10) to  -6.51%
 12/31/2010        480,725   6.94 to  7.16       3,442,185  0.85% to 1.10%       0.00%   11.34%     to  11.55%
  4/30/2010        531,294   6.24 to  6.42       3,410,422  0.85% to 1.10%       0.00%   33.50%     to  33.89%
  4/30/2009        549,106   4.67 to  4.80       2,632,658  0.85% to 1.10%       0.00%  -40.80%     to -40.64%
  4/30/2008        177,756   7.89 to  8.08       1,435,774  0.85% to 1.10%       0.00%    6.18%     to   6.83%
  4/30/2007         11,279   7.43 to  7.56          85,279  0.85% to 1.10%       0.00%    4.81%(6)  to   5.26%(6)

Global Bond Portfolio (Class 3)
-------------------------------
 12/31/2011      1,469,111  17.52 to 18.02      26,445,146  0.85% to 1.20%       2.01%    0.95%(10) to   4.59%
 12/31/2010      1,577,747  16.81 to 17.23      27,168,762  0.85% to 1.10%       3.96%    5.16%     to   5.34%
  4/30/2010      1,619,008  15.98 to 16.35      26,465,854  0.85% to 1.10%       3.16%   10.67%     to  10.95%
  4/30/2009      1,434,506  14.44 to 14.74      21,135,804  0.85% to 1.10%       3.23%   -4.72%     to  -4.48%
  4/30/2008        818,108  15.16 to 15.43      12,619,049  0.85% to 1.10%       0.24%   13.46%     to  13.74%
  4/30/2007        191,065  13.36 to 13.57       2,590,965  0.85% to 1.10%       5.37%    2.58%(6)  to   2.83%(6)

Global Equities Portfolio (Class 3)
-----------------------------------
 12/31/2011        133,917   8.43 to  8.63       1,155,601  0.85% to 1.20%       0.76%  -18.94%(10) to -11.37%
 12/31/2010        146,494   9.53 to  9.74       1,426,354  0.85% to 1.10%       1.57%    8.66%     to   8.74%
  4/30/2010        143,787   8.77 to  8.95       1,287,438  0.85% to 1.10%       2.36%   37.36%     to  37.50%
  4/30/2009        129,923   6.38 to  6.51         846,044  0.85% to 1.10%       2.42%  -41.69%     to -41.62%
  4/30/2008        150,531  10.95 to 11.15       1,678,705  0.85% to 1.10%       1.03%   -3.74%     to  -3.51%
  4/30/2007        112,385  11.38 to 11.56       1,298,904  0.85% to 1.10%       0.40%   16.27%(6)  to  16.66%(6)

Growth Opportunities Portfolio (Class 3)
----------------------------------------
 12/31/2011      3,300,537   5.99 to  6.18      19,802,800  0.85% to 1.20%       0.00%  -14.75%(10) to  -3.44%
 12/31/2010      3,274,795   6.21 to  6.41      20,338,574  0.85% to 1.10%       0.00%    9.70%     to   9.89%
  4/30/2010      3,373,930   5.65 to  5.84      19,069,413  0.85% to 1.10%       0.00%   34.89%     to  35.23%
  4/30/2009      2,777,829   4.18 to  4.33      11,608,941  0.85% to 1.10%       0.00%  -31.65%     to -31.48%
  4/30/2008        191,851   6.10 to  6.34       1,170,449  0.85% to 1.10%       0.00%    2.16%     to   2.42%
  4/30/2007         87,358   5.95 to  6.21         520,946  0.85% to 1.10%       0.00%   -0.96%(6)  to  -0.64%(6)

Growth-Income Portfolio (Class 3)
---------------------------------
 12/31/2011        694,256   9.32 to  9.62       6,662,058  0.85% to 1.20%       0.78%   -2.42%(10) to   7.15%
 12/31/2010        522,961   8.72 to  8.98       4,693,013  0.85% to 1.10%       0.76%    5.92%     to   6.10%
  4/30/2010        572,944   8.23 to  8.46       4,846,592  0.85% to 1.10%       1.05%   30.75%     to  31.07%
  4/30/2009        617,396   6.29 to  6.46       3,984,803  0.85% to 1.10%       1.00%  -37.67%     to -37.51%
  4/30/2008        569,721  10.10 to 10.33       5,885,515  0.85% to 1.10%       0.66%   -5.37%     to  -5.08%
  4/30/2007        101,291  10.67 to 10.89       1,102,657  0.85% to 1.10%       0.21%    8.52%(6)  to   9.30%(6)

High-Yield Bond Portfolio (Class 3)
-----------------------------------
 12/31/2011      2,111,423  16.16 to 16.60      35,021,899  0.85% to 1.20%       8.04%   -2.85%(10) to   3.14%
 12/31/2010      2,404,124  15.72 to 16.09      38,673,554  0.85% to 1.10%       9.48%    6.31%     to   6.49%
  4/30/2010      2,616,062  14.78 to 15.11      39,518,502  0.85% to 1.10%       8.11%   36.42%     to  36.76%
  4/30/2009      2,789,881  10.84 to 11.05      30,816,932  0.85% to 1.10%      12.02%  -25.81%     to -25.62%
  4/30/2008      1,832,333  14.61 to 14.86      27,212,609  0.85% to 1.10%       6.49%   -3.93%     to  -3.69%
  4/30/2007        450,753  15.20 to 15.42       6,950,276  0.85% to 1.10%       4.12%   10.71%(6)  to  10.99%(6)

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                For the Period Ended December 31 or April 30
----------------------------------------------------------  -----------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment        Total Return
                               Lowest to        Net Assets     Lowest          Income           Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)         Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  -------------------------
International Diversified Equities Portfolio (Class 3)
------------------------------------------------------
 12/31/2011        599,697   7.55 to  7.75       4,648,045  0.85% to 1.20%       1.90%  -22.60%(10) to -15.54%
 12/31/2010        651,102   8.96 to  9.18       5,975,811  0.85% to 1.10%       3.95%    9.50%     to   9.68%
  4/30/2010        686,627   8.19 to  8.37       5,745,607  0.85% to 1.10%       0.99%   33.60%     to  33.93%
  4/30/2009        739,607   6.13 to  6.25       4,621,050  0.85% to 1.10%       4.05%  -42.47%     to -42.33%
  4/30/2008        519,361  10.65 to 10.84       5,626,325  0.85% to 1.10%       1.75%    2.37%     to   2.62%
  4/30/2007        215,249  10.40 to 10.56       2,272,248  0.85% to 1.10%       0.16%   14.62%(6)  to  14.92%(6)

International Growth and Income Portfolio (Class 3)
---------------------------------------------------
 12/31/2011      3,349,655   9.55 to  9.81      32,850,575  0.85% to 1.20%       2.89%  -22.26%(10) to -14.74%
 12/31/2010      3,435,373  11.23 to 11.51      39,518,531  0.85% to 1.10%       3.95%    6.93%     to   7.11%
  4/30/2010      3,640,836  10.50 to 10.74      39,102,219  0.85% to 1.10%       0.00%   34.53%     to  34.87%
  4/30/2009      3,804,703   7.81 to  7.97      30,298,969  0.85% to 1.10%       3.17%  -48.45%     to -48.32%
  4/30/2008      1,501,532  15.14 to 15.41      23,134,118  0.85% to 1.10%       1.28%   -5.39%     to  -5.16%
  4/30/2007        423,527  16.01 to 16.25       6,879,058  0.85% to 1.10%       0.63%   16.72%(6)  to  17.01%(6)

Marsico Focused Growth Portfolio (Class 3)
------------------------------------------
 12/31/2011        317,623   9.85 to  9.99       3,170,730  0.85% to 1.20%       0.11%   -9.03%(10) to  -2.52%
 12/31/2010        296,194  10.13 to 10.25       3,034,983  0.85% to 1.10%       0.22%    8.64%     to   8.83%
  4/30/2010        301,502   9.33 to  9.42       2,839,063  0.85% to 1.10%       0.46%   35.74%     to  36.08%
  4/30/2009        314,756   6.87 to  6.92       2,178,337  0.85% to 1.10%       0.27%  -36.46%     to -36.30%
  4/30/2008        305,656  10.81 to 10.87       3,320,771  0.85% to 1.10%       0.00%    3.19%     to   3.44%
  4/30/2007        203,598  10.48 to 10.51       2,138,576  0.85% to 1.10%       0.00%    4.80%(6)  to   5.06%(6)

MFS Massachusetts Investors Trust Portfolio (Class 3)
-----------------------------------------------------
 12/31/2011      3,118,241  10.31 to 10.73      33,390,332  0.85% to 1.20%       0.49%  -10.26%(10) to  -2.98%
 12/31/2010      2,648,537  10.66 to 11.06      29,288,673  0.85% to 1.10%       0.79%    4.27%     to   4.44%
  4/30/2010      2,600,213  10.23 to 10.59      27,533,113  0.85% to 1.10%       1.03%   33.85%     to  34.19%
  4/30/2009      2,201,312   7.64 to  7.90      17,372,829  0.85% to 1.10%       0.66%  -32.30%     to -32.13%
  4/30/2008         45,027  11.29 to 11.63         523,067  0.85% to 1.10%       0.90%    0.24%     to   0.51%
  4/30/2007         15,110  11.26 to 11.57         174,212  0.85% to 1.10%       0.21%   12.58%(6)  to  12.91%(6)

MFS Total Return Portfolio (Class 3)
------------------------------------
 12/31/2011      6,808,929  15.87 to 16.32     111,079,120  0.85% to 1.20%       2.36%   -4.82%(10) to   0.81%
 12/31/2010      7,873,765  15.79 to 16.19     127,438,495  0.85% to 1.10%       2.72%    4.21%     to   4.38%
  4/30/2010      8,613,941  15.16 to 15.51     133,562,906  0.85% to 1.10%       3.43%   23.40%     to  23.71%
  4/30/2009      9,125,344  12.28 to 12.54     114,373,843  0.85% to 1.10%       3.37%  -21.69%     to -21.50%
  4/30/2008      7,467,400  15.68 to 15.97     119,224,419  0.85% to 1.10%       2.18%   -4.52%     to  -4.28%
  4/30/2007      2,743,739  16.43 to 16.69      45,763,499  0.85% to 1.10%       1.25%   12.13%(6)  to  12.42%(6)

Mid-Cap Growth Portfolio (Class 3)
----------------------------------
 12/31/2011        845,004   9.09 to  9.35       7,862,931  0.85% to 1.20%       0.00%  -15.38%(10) to  -6.96%
 12/31/2010        366,167   9.80 to 10.05       3,675,201  0.85% to 1.10%       0.00%   12.83%     to  13.02%
  4/30/2010        281,931   8.69 to  8.89       2,504,081  0.85% to 1.10%       0.00%   39.17%     to  39.52%
  4/30/2009        222,621   6.24 to  6.37       1,417,554  0.85% to 1.10%       0.00%  -34.07%     to -33.90%
  4/30/2008        163,829   9.47 to  9.64       1,578,667  0.85% to 1.10%       0.03%    1.59%     to   1.85%
  4/30/2007         90,634   9.32 to  9.46         857,521  0.85% to 1.10%       0.00%    2.69%(6)  to   2.94%(6)

Real Estate Portfolio (Class 3)
-------------------------------
 12/31/2011        808,937  28.50 to 29.28      23,668,467  0.85% to 1.20%       0.77%   -4.23%(10) to   6.97%
 12/31/2010        896,420  26.71 to 27.38      24,530,928  0.85% to 1.10%       1.65%    4.70%     to   4.87%
  4/30/2010        940,383  25.51 to 26.10      24,538,873  0.85% to 1.10%       1.63%   55.26%     to  55.65%
  4/30/2009      1,120,199  16.43 to 16.77      18,781,465  0.85% to 1.10%       3.18%  -49.72%     to -49.60%
  4/30/2008        195,450  32.68 to 33.27       6,501,661  0.85% to 1.10%       1.26%  -17.00%     to -16.79%
  4/30/2007        102,154  39.37 to 39.99       4,083,352  0.85% to 1.10%       0.58%   26.23%(6)  to  26.59%(6)

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                For the Period Ended December 31 or April 30
----------------------------------------------------------  -----------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment        Total Return
                               Lowest to        Net Assets     Lowest          Income           Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)         Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  -------------------------
Small & Mid Cap Value Portfolio (Class 3)
-----------------------------------------
 12/31/2011      4,147,775  10.59 to 10.75      44,564,972  0.85% to 1.20%       0.13%  -15.85%(10) to  -9.00%
 12/31/2010      4,109,354  11.67 to 11.81      48,532,574  0.85% to 1.10%       0.20%    4.45%     to   4.63%
  4/30/2010      4,387,802  11.18 to 11.29      49,530,176  0.85% to 1.10%       0.53%   59.19%     to  59.59%
  4/30/2009      4,937,535   7.02 to  7.07      34,926,394  0.85% to 1.10%       0.23%  -33.50%     to -33.33%
  4/30/2008      1,362,455  10.56 to 10.61      14,456,548  0.85% to 1.10%       0.44%   -7.76%     to  -7.52%
  4/30/2007        908,556  11.44 to 11.47      10,425,086  0.85% to 1.10%       0.05%   14.45%(6)  to  14.75%(6)

Small Company Value Portfolio (Class 3)
---------------------------------------
 12/31/2011      2,899,537   9.51 to  9.64      27,942,383  0.85% to 1.20%       0.23%  -10.53%(10) to  -4.28%
 12/31/2010      2,866,624   9.96 to 10.07      28,873,321  0.85% to 1.10%       0.45%    6.76%     to   6.93%
  4/30/2010      3,141,661   9.33 to  9.42      29,592,411  0.85% to 1.10%       0.51%   49.48%     to  49.86%
  4/30/2009      3,367,697   6.24 to  6.29      21,168,104  0.85% to 1.10%       0.23%  -32.24%     to -32.07%
  4/30/2008      1,666,072   9.21 to  9.25      15,416,331  0.85% to 1.10%       0.00%  -13.70%     to -13.48%
  4/30/2007        314,883  10.67 to 10.70       3,367,814  0.85% to 1.10%       0.00%    6.69%(6)  to   6.96%(6)

Technology Portfolio (Class 3)
------------------------------
 12/31/2011        258,808   2.19 to  2.26(4)      586,022  0.85% to 1.20%       0.00%  -10.46%(10) to  -6.42%(5)
 12/31/2010        320,218   2.33 to  2.42         774,855  0.85% to 1.10%       0.00%   10.18%     to  10.55%
  4/30/2010        316,033   2.12 to  2.19         691,777  0.85% to 1.10%       0.00%   39.38%     to  40.56%
  4/30/2009        287,583   1.52 to  1.56         447,853  0.85% to 1.10%       0.00%  -35.51%     to -35.24%
  4/30/2008        149,648   2.36 to  2.40         359,865  0.85% to 1.10%       0.00%   -1.83%     to  -1.43%
  4/30/2007         16,146   2.40 to  2.44          39,385  0.85% to 1.10%       0.00%    1.36%(6)  to   1.72%(6)

Telecom Utility Portfolio (Class 3)
-----------------------------------
 12/31/2011         93,254  11.91 to 12.23       1,138,993  0.85% to 1.20%       2.19%   -5.86%(10) to   5.10%
 12/31/2010         73,098  11.37 to 11.64         849,771  0.85% to 1.10%       2.69%   11.33%     to  11.51%
  4/30/2010         69,438  10.21 to 10.43         723,892  0.85% to 1.10%       5.09%   34.32%     to  34.66%
  4/30/2009         83,648   7.60 to  7.75         647,657  0.85% to 1.10%       2.67%  -37.85%     to -37.69%
  4/30/2008         58,854  12.23 to 12.44         731,526  0.85% to 1.10%       1.42%    7.16%     to   7.50%
  4/30/2007          2,799  11.41 to 11.57          32,370  0.85% to 1.10%       0.48%   21.19%(7)  to  21.26%(7)

Total Return Bond Portfolio (Class 3)
-------------------------------------
 12/31/2011      5,088,050  19.02 to 19.54      99,250,165  0.85% to 1.20%       1.25%    3.53%(10) to   5.20%
 12/31/2010      4,449,892  18.13 to 18.57      82,619,693  0.85% to 1.10%       2.51%    2.27%     to   2.44%
  4/30/2010      4,202,010  17.73 to 18.13      76,162,443  0.85% to 1.10%       1.76%    9.65%     to   9.93%
  4/30/2009      2,997,955  16.17 to 16.49      49,435,090  0.85% to 1.10%       2.66%    6.03%     to   6.29%
  4/30/2008        189,877  15.25 to 15.52       2,945,070  0.85% to 1.10%       5.88%    1.60%     to   1.85%
  4/30/2007        102,373  15.01 to 15.23       1,559,010  0.85% to 1.10%       3.60%    9.42%(6)  to   9.69%(6)

Invesco Van Kampen V.I. Capital Growth Fund (Series II)
-------------------------------------------------------
 12/31/2011        547,888  10.34 to 10.58       5,785,568  0.85% to 1.20%       0.00%  -14.09%(10) to  -7.18%
 12/31/2010        666,338  11.18 to 11.39       7,580,846  0.85% to 1.10%       0.00%    9.80%     to   9.98%
  4/30/2010        767,800  10.18 to 10.36       7,944,554  0.85% to 1.10%       0.00%   45.23%     to  45.60%
  4/30/2009        772,256   7.01 to  7.12       5,488,421  0.85% to 1.10%       0.00%  -35.91%     to -35.75%
  4/30/2008        877,919  10.94 to 11.08       9,713,264  0.85% to 1.10%       0.16%    5.44%     to   5.71%
  4/30/2007        900,337  10.37 to 10.48       9,424,612  0.85% to 1.10%       0.00%    0.76%     to   1.01%(5)

Invesco Van Kampen V.I. Comstock Fund (Series II)
-------------------------------------------------
 12/31/2011     16,891,729  12.46 to 12.78     215,633,423  0.85% to 1.20%       1.36%  -11.15%(10) to  -2.94%
 12/31/2010     19,127,871  12.87 to 13.17     251,638,506  0.85% to 1.10%       0.00%    7.37%     to   7.55%
  4/30/2010     21,032,261  11.99 to 12.24     257,294,911  0.85% to 1.10%       1.64%   40.23%     to  40.58%
  4/30/2009     23,758,537   8.55 to  8.71     206,766,356  0.85% to 1.10%       2.47%  -34.69%     to -34.53%
  4/30/2008     23,500,551  13.09 to 13.30     312,387,623  0.85% to 1.10%       1.97%  -13.48%     to -13.26%
  4/30/2007     19,886,050  15.13 to 15.34     304,736,859  0.85% to 1.10%       1.25%   14.53%     to  14.82%(5)

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                For the Period Ended December 31 or April 30
----------------------------------------------------------  -----------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment        Total Return
                               Lowest to        Net Assets     Lowest          Income           Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)         Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  -------------------------
Invesco Van Kampen V.I. Growth and Income Fund (Series II)
----------------------------------------------------------
 12/31/2011     15,734,906  14.10 to 14.49     227,760,765  0.85% to 1.20%       1.00%  -10.74%(10) to  -3.09%
 12/31/2010     17,602,934  14.59 to 14.96     263,027,122  0.85% to 1.10%       0.00%    3.50%     to   3.67%
  4/30/2010     19,037,638  14.10 to 14.43     274,405,440  0.85% to 1.10%       1.30%   40.26%     to  40.61%
  4/30/2009     20,637,120  10.05 to 10.26     211,553,323  0.85% to 1.10%       2.22%  -33.49%     to -33.32%
  4/30/2008     19,029,493  15.12 to 15.39     292,566,735  0.85% to 1.10%       1.67%   -8.76%     to  -8.53%
  4/30/2007     15,346,236  16.57 to 16.82     257,912,123  0.85% to 1.10%       1.60%   14.46%     to  14.75%(5)

Growth and Income Portfolio (Class VC)
-------------------------------------
 12/31/2011     10,291,928  11.44 to 11.73     120,543,506  0.85% to 1.20%       0.68%  -12.93%(10) to  -6.88%
 12/31/2010     12,237,231  12.32 to 12.59     153,938,811  0.85% to 1.10%       0.55%    5.04%     to   5.22%
  4/30/2010     13,672,902  11.73 to 11.97     163,475,589  0.85% to 1.10%       0.92%   38.67%     to  39.02%
  4/30/2009     15,241,513   8.46 to  8.61     131,090,165  0.85% to 1.10%       1.82%  -37.35%     to -37.19%
  4/30/2008     16,144,393  13.50 to 13.71     221,105,034  0.85% to 1.10%       1.28%   -6.87%     to  -6.63%
  4/30/2007     14,981,110  14.50 to 14.68     219,759,130  0.85% to 1.10%       1.25%   11.24%     to  11.52%(5)

Mid Cap Value Portfolio (Class VC)
----------------------------------
 12/31/2011      5,575,464  13.54 to 13.86(4)   77,188,094  0.85% to 1.20%       0.19%  -13.37%(10) to  -4.82%
 12/31/2010      6,800,474  14.25 to 14.57      98,941,298  0.85% to 1.10%       0.40%   11.10%     to  11.28%
  4/30/2010      7,674,773  12.83 to 13.09     100,348,573  0.85% to 1.10%       0.45%   43.62%     to  43.99%
  4/30/2009      8,811,469   8.93 to  9.09      80,026,356  0.85% to 1.10%       1.52%  -36.55%     to -36.40%
  4/30/2008     10,397,065  14.08 to 14.29     148,474,445  0.85% to 1.10%       0.46%  -16.11%     to -15.90%
  4/30/2007      9,734,214  16.78 to 16.99     165,297,895  0.85% to 1.10%       0.49%   17.11%     to  17.40%(5)

Asset Allocation Fund (Class 2)
-------------------------------
 12/31/2011     17,776,821  16.46 to 16.84     299,059,306  0.85% to 1.20%       1.80%   -6.35%(10) to   0.44%
 12/31/2010     20,548,416  16.43 to 16.76     344,228,504  0.85% to 1.10%       1.98%    7.01%     to   7.19%
  4/30/2010     22,456,212  15.36 to 15.64     350,977,590  0.85% to 1.10%       2.21%   25.69%     to  26.00%
  4/30/2009     24,735,961  12.22 to 12.41     306,848,165  0.85% to 1.10%       2.94%  -26.24%     to -26.06%
  4/30/2008     23,973,019  16.57 to 16.79     402,208,968  0.85% to 1.10%       2.19%   -3.24%     to  -3.00%
  4/30/2007     18,214,301  17.12 to 17.31     315,024,276  0.85% to 1.10%       2.14%    9.94%     to  10.21%(5)

Global Growth Fund (Class 2)
----------------------------
 12/31/2011     11,908,185  21.47 to 21.97     261,361,569  0.85% to 1.20%       1.27%  -17.13%(10) to  -9.66%
 12/31/2010     13,281,602  23.83 to 24.32     322,745,750  0.85% to 1.10%       1.49%    9.53%     to   9.71%
  4/30/2010     14,487,215  21.76 to 22.16     320,908,146  0.85% to 1.10%       1.29%   37.68%     to  38.03%
  4/30/2009     15,826,565  15.81 to 16.06     254,008,177  0.85% to 1.10%       2.18%  -34.28%     to -34.12%
  4/30/2008     15,374,374  24.05 to 24.37     374,542,455  0.85% to 1.10%       2.58%    1.92%     to   2.17%
  4/30/2007     12,313,486  23.60 to 23.86     293,600,783  0.85% to 1.10%       0.68%   15.39%     to  15.68%(5)

Growth Fund (Class 2)
---------------------
 12/31/2011     10,468,633  19.40 to 19.85     207,500,378  0.85% to 1.20%       0.59%  -12.83%(10) to  -5.09%
 12/31/2010     12,043,778  20.49 to 20.91     251,575,242  0.85% to 1.10%       0.72%    9.94%     to  10.13%
  4/30/2010     13,360,013  18.64 to 18.99     253,434,644  0.85% to 1.10%       0.60%   38.39%     to  38.74%
  4/30/2009     14,743,935  13.47 to 13.68     201,612,748  0.85% to 1.10%       0.99%  -37.78%     to -37.62%
  4/30/2008     14,604,346  21.64 to 21.94     320,152,992  0.85% to 1.10%       0.78%   -0.02%     to   0.23%
  4/30/2007     13,104,310  21.65 to 21.89     286,621,960  0.85% to 1.10%       0.78%    8.79%     to   9.06%(5)

Growth-Income Fund (Class 2)
----------------------------
 12/31/2011     21,562,653  16.47 to 16.87     363,374,312  0.85% to 1.20%       1.48%   -9.22%(10) to  -2.66%
 12/31/2010     25,263,731  16.97 to 17.33     437,446,407  0.85% to 1.10%       1.49%    5.15%     to   5.32%
  4/30/2010     27,563,259  16.14 to 16.45     453,154,537  0.85% to 1.10%       1.48%   33.77%     to  34.10%
  4/30/2009     30,081,713  12.06 to 12.27     368,806,501  0.85% to 1.10%       2.05%  -34.25%     to -34.09%
  4/30/2008     30,286,402  18.35 to 18.61     563,331,161  0.85% to 1.10%       1.55%   -5.45%     to  -5.21%
  4/30/2007     25,584,037  19.40 to 19.64     502,013,296  0.85% to 1.10%       1.51%   13.27%     to  13.55%(5)

                         VARIABLE ANNUITY ACCOUNT SEVEN
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

                    At December 31 or April 30                For the Period Ended December 31 or April 30
----------------------------------------------------------  -----------------------------------------------------
                             Unit Fair Value                 Expense Ratio  Investment        Total Return
                               Lowest to        Net Assets     Lowest          Income           Lowest to
    Year           Units       Highest ($)         ($)      to Highest (1)   Ratio (2)         Highest (3)
--------------   ---------  -----------------  -----------  --------------  ----------  -------------------------
Franklin Income Securities Fund (Class 2)
-----------------------------------------
 12/31/2011      1,407,331  10.70 to 10.79      15,179,584  0.85% to 1.20%    5.53%      -5.54%(10) to   1.52%
 12/31/2010      1,275,194  10.57 to 10.63      13,554,263  0.85% to 1.10%    6.52%       5.93%     to   6.10%
  4/30/2010      1,239,046   9.98 to 10.02      12,413,390  0.85% to 1.10%    6.78%      36.32%     to  36.66%
  4/30/2009      1,082,357   7.32 to  7.33       7,934,838  0.85% to 1.10%    1.46%     -27.67%     to -27.59%
  4/30/2008         64,002           10.12         647,972  0.85% to 1.10%    0.00%       1.22%(8)  to   1.24%(8)
  4/30/2007              -               -               -               -        -                          -

Franklin Templeton Vip Founding Funds Allocation Fund (Class 2)
---------------------------------------------------------------
 12/31/2011      2,561,875   9.09 to  9.18      23,506,395  0.85% to 1.20%    0.02%     -10.47%(10) to  -2.38%
 12/31/2010      2,670,875   9.34 to  9.40      25,104,203  0.85% to 1.10%    2.20%       4.75%     to   4.93%
  4/30/2010      2,744,267   8.91 to  8.96      24,582,687  0.85% to 1.10%    2.39%      34.35%     to  34.69%
  4/30/2009      2,716,589   6.63 to  6.65      18,067,282  0.85% to 1.10%    3.55%     -33.46%     to -33.29%
  4/30/2008         83,158            9.97         829,091  0.85% to 1.10%    0.00%      -0.31%(8)  to  -0.30%(8)
  4/30/2007              -               -               -               -        -           -              -

Real Return Portfolio (Class 3)
-------------------------------
 12/31/2011        573,990  12.23 to 12.24(4)    7,022,566  0.85% to 1.20%    0.00%(9)    2.20%(10) to   5.10%(5)
 12/31/2010        171,457  11.64 to 11.66       1,996,498  0.85% to 1.10%    1.59%(9)    1.35%(9)  to   1.52%(9)
  4/30/2010              -               -               -               -        -                          -
  4/30/2009              -               -               -               -        -                          -
  4/30/2008              -               -               -               -        -                          -
  4/30/2007              -               -               -               -        -                          -

(1) These amounts represent the annualized contract expenses of the variable account, consisting of distribution, mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying investment portfolios have been excluded. For additional information on charges and deductions, see footnote 4.

(2) These amounts represent the dividends, excluding distributions of capital gains, received by the variable account from the underlying investment portfolio, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the variable account is affected by the timing of the declaration of dividends by the underlying investment portfolio in which the variable account invests. The average net assets are calculated by adding ending net asset balances at the end of each month of the year and dividing it by the number of months that the portfolio had an ending asset balance during the year. The ratios for period ended December 31, 2010 are only for eight months unless otherwise noted.

(3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying investment portfolio, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. The total returns for period ended December 31, 2010 are only for eight months unless otherwise noted.

(4) Individual contract unit fair values are not all within the range presented due to differences in the unit fair value at a product's launch date and other market conditions.

(5) Individual contract total returns are not all within the total return range presented due to a variable account being added to a product during the year.

(6)  For the period from May 1, 2006 (inception) to April 30, 2007.

(7)  For the period from August 28, 2006 (inception) to April 30, 2007.

(8)  For the period from February 4, 2008 (inception) to April 30, 2008.

(9)  For the period from May 3, 2010 (inception) to December 31, 2010.

(10) For the period from May 2, 2011 (inception) to December 31, 2011.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                              UNAUDITED PRO FORMA
                           CONDENSED FINANCIAL DATA
                            AS OF DECEMBER 31, 2011

On December 31, 2012, American General Life Insurance Company of Delaware ("AGD"), American General Assurance Company ("AGAC"), American General Life and Accident ("AGLA"), Western National Life Insurance Company ("WNL"), SunAmerica Annuity and Life Assurance Company ("SAAL") and SunAmerica Life Insurance Company ("SALIC") (collectively the "Merged Entities") will merge with and into American General Life Insurance Company ("AGL") (the "Merger"). AGL, AGD, AGLA and WNL are wholly-owned subsidiaries of AGC Life Insurance Company ("AGC Life"), AGAC and SALIC are wholly-owned subsidiaries of SunAmerica Financial Group, Inc. and SAAL is a wholly-owned subsidiary of SALIC. The ultimate parent of all entities is American International Group, Inc. ("AIG"). Also on
December 31, 2012, the ownership of The Variable Annuity Life Insurance Company ("VALIC") will be transferred from AGL to AGC Life. The primary purpose of the Merger is to reduce costs, complexity and regulatory requirements by reducing the number of separate legal entities.

The following tables set forth certain unaudited pro forma condensed financial data of AGL, and are based on the historical financial data prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") of AGL and the Merged Entities. The Unaudited Pro Forma Condensed Financial Statements of AGL have been prepared assuming the proposed Merger is accounted for as a transaction between entities under common control and give effect to the proposed Merger by combining AGL's and the Merged Entities' results of operations as if AGL and the Merged Entities had been combined since inception. Assets and liabilities transferred between entities under common control are accounted for at historical cost.

The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the transaction been consummated as of the aforementioned date, or that may be achieved in the future. The accompanying Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical financial statements of AGL and the Merged Entities.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                                                                December 31, 2011
                                                         ----------------------------------------------------------------------
                                                                                                                   VALIC
                                                           AGL      AGD    AGAC    AGLA     WNL     SALIC   Deconsolidation (a)
                                                         -------- ------  -----  -------  -------  -------  -------------------
                                                                                         (In Millions, except share data)
ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................ $ 67,802 $6,329  $ 148  $ 8,650  $41,327  $ 9,726       $(34,328)
 Fixed maturity securities, trading, at fair value......      509     52     --       58      460      150           (276)
 Hybrid securities, at fair value.......................       25     22     --        9      131       24            (25)
 Equity securities, available for sale, at fair
   value................................................       69     11      5       22       61       34            (47)
 Mortgage and other loans receivable....................    6,282    454     --      956    2,695    1,951         (3,912)
 Policy loans...........................................    1,718    235     --      417       32      140           (901)
 Investment real estate.................................      166     18     --        6      119      103            (88)
 Partnerships and other invested assets.................    3,418    157      1      247    2,460    2,662         (2,183)
 Aircraft...............................................      540     --     --       --      555       --             --
 Short-term investments.................................      622     98      9       62      532    2,058           (287)
 Derivative assets, at fair value.......................       64      1     --       --       33      603            (29)
                                                         -------- ------  -----  -------  -------  -------       --------
Total investments.......................................   81,215  7,377    163   10,427   48,405   17,451        (42,076)
Cash....................................................      144      2     --       18       11      365           (136)
Restricted cash.........................................       44     --     --       --       49        2             --
Reinsurance receivables.................................    1,084     81     40       63       --      574             --
Deferred policy acquisition costs and value of
  business acquired.....................................    5,163    108     --      628    1,239      434         (1,736)
Deferred sales inducements..............................      221     --     --       --      380      117           (178)
Income taxes receivable.................................       --     --      1       --       70       --             --
Deferred tax asset......................................       --     --     --       --       --      422             --
Other assets............................................    1,271     88     20      228      469      502           (329)
Separate account assets, at fair value..................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL ASSETS                                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits................................. $ 16,726 $3,024  $  90  $ 4,558  $ 2,992  $   772       $    (23)
 Policyholder contract deposits.........................   50,253  3,434      1    3,128   40,040   13,795        (36,205)
 Policy claims and benefits payable.....................      483    100     14      211        3       11             --
 Other policyholders' funds.............................    1,905     29      5       86       --        1             --
 Income taxes payable...................................    2,540     33     --       12       --      153           (148)
 Deferred income taxes payable..........................       --     --     (8)     467      313       --           (884)
 Derivative liabilities, at fair value..................       39      5     --        2       --      698            (27)
 Other liabilities......................................    1,163     63      9      139      762    1,014           (225)
 Separate account liabilities...........................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES                                          99,170  8,862    111    8,603   44,170   37,483        (61,743)
                                                         -------- ------  -----  -------  -------  -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        1     --     --       --       --       --             --
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................        6      5      3       79        3        6             --
 Additional paid-in capital.............................   12,896  1,005    223    3,358   11,940    4,854         (6,248)
 Retained earnings (Accumulated deficit)................       --   (236)  (119)  (1,324)  (6,326)  (1,532)           504
 Accumulated other comprehensive income.................    3,026    194      6      648      757       95         (1,096)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                             15,929    968    113    2,761    6,374    3,423         (6,840)
                                                         -------- ------  -----  -------  -------  -------       --------
NONCONTROLLING INTERESTS                                      104     --     --       --      139       --           (103)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL EQUITY                                               16,033    968    113    2,761    6,513    3,423         (6,943)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES AND EQUITY                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========

                                                         -------------------------
                                                           Pro Forma     Pro Forma
                                                          Adjustments    Combined
                                                         -----------     ---------

ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................   $   (69)(c)   $ 99,585
 Fixed maturity securities, trading, at fair value......        --            953
 Hybrid securities, at fair value.......................        --            186
 Equity securities, available for sale, at fair
   value................................................        --            155
 Mortgage and other loans receivable....................        --          8,426
 Policy loans...........................................         1(c)       1,642
 Investment real estate.................................        (1)(c)        323
 Partnerships and other invested assets.................       (26)(c)      6,736
 Aircraft...............................................        --          1,095
 Short-term investments.................................        --          3,094
 Derivative assets, at fair value.......................        --            672
                                                           -------       --------
Total investments.......................................       (95)       122,867
Cash....................................................        --            404
Restricted cash.........................................        --             95
Reinsurance receivables.................................        --          1,842
Deferred policy acquisition costs and value of
  business acquired.....................................      (741)(b)      5,095
Deferred sales inducements..............................        15(b)         555
Income taxes receivable.................................       (71)(c)         --
Deferred tax asset......................................      (422)(b,c)       --
Other assets............................................      (191)(c)      2,058
Separate account assets, at fair value..................        --         25,103
                                                           -------       --------
TOTAL ASSETS                                               $(1,505)      $158,019
                                                           =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits.................................   $     9(c)    $ 28,148
 Policyholder contract deposits.........................        (1)(c)     74,445
 Policy claims and benefits payable.....................        (1)(c)        821
 Other policyholders' funds.............................        --          2,026
 Income taxes payable...................................    (2,565)(c)         25
 Deferred income taxes payable..........................     1,819(b,c)     1,707
 Derivative liabilities, at fair value..................        --            717
 Other liabilities......................................       (15)(c)      2,910
 Separate account liabilities...........................        --         25,103
                                                           -------       --------
TOTAL LIABILITIES                                             (754)       135,902
                                                           -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        --              1
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................       (96)(c)          6
 Additional paid-in capital.............................      (778)(c)     27,250
 Retained earnings (Accumulated deficit)................        22(b,c)    (9,011)
 Accumulated other comprehensive income.................        81(b,c)     3,711
                                                           -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                                (771)        21,957
                                                           -------       --------
NONCONTROLLING INTERESTS                                        20(c)         160
                                                           -------       --------
TOTAL EQUITY                                                  (751)        22,117
                                                           -------       --------
TOTAL LIABILITIES AND EQUITY                               $(1,505)      $158,019
                                                           =======       ========

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
           UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS)

                                                                                For the year ended December 31, 2011
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,032  $112  $42  $  424  $   20  $  (14)       $    --
 Net investment income (loss)..........................  4,279   415   13     613   2,328     877         (2,164)
 Net realized investment gains (losses)................    396    31   --      44     (41)   (525)          (112)
 Insurance charges.....................................    895   108   --     286      20      64             (9)
 Other.................................................    778    37    2      (1)    111   1,465           (422)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,380   703   57   1,366   2,438   1,867         (2,707)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,561   373   24     616     301      95             (6)
 Interest credited on policyholder contract deposits...  1,856   150   --     132   1,426     468         (1,279)
 Amortization of deferred policy acquisition costs.....    608    12   --     115     378     232           (269)
 Amortization of deferred sales inducements............     23    --   --       3     126      64            (17)
 General and administrative expenses, net of deferrals.    517    76    7     194     146     644           (183)
 Commissions, net of deferrals.........................    159    28   17      71      16     541            (81)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,724   639   48   1,131   2,393   2,044         (1,835)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,656    64    9     235      45    (177)          (872)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................   (196)   22    4      35    (266)    100            153
 Deferred..............................................    198    53   (1)     16     (90)   (305)            30
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................      2    75    3      51    (356)   (205)           183
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,654   (11)   6     184     401      28         (1,055)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................    (29)   --   --      --     (21)     --             29
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,683  $(11) $ 6  $  184  $  422  $   28        $(1,084)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        ----------------------
                                                         Pro Forma   Pro Forma
                                                        Adjustments  Combined
                                                        -----------  ---------

REVENUES:
 Premiums and other considerations.....................    $ (1)(c)   $ 1,615
 Net investment income (loss)..........................      79(c)      6,440
 Net realized investment gains (losses)................     (11)(c)      (218)
 Insurance charges.....................................       1(c)      1,365
 Other.................................................      --         1,970
                                                           ----       -------
TOTAL REVENUES.........................................      68        11,172
                                                           ----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       1(c)      3,965
 Interest credited on policyholder contract deposits...       1(c)      2,754
 Amortization of deferred policy acquisition costs.....     (94)(b)       982
 Amortization of deferred sales inducements............       6(b)        205
 General and administrative expenses, net of deferrals.     127(b,c)    1,528
 Commissions, net of deferrals.........................       7(b,c)      758
                                                           ----       -------
TOTAL BENEFITS AND EXPENSES............................      48        10,192
                                                           ----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......      20           980

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................       1(c)       (147)
 Deferred..............................................     (18)(c)      (117)
                                                           ----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (17)         (264)
                                                           ----       -------
NET INCOME (LOSS)......................................      37         1,244

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................     (14)(c)       (35)
                                                           ----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $ 51       $ 1,279
                                                           ====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2010
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,029  $110  $58  $  438  $   14  $  (16)       $    --
 Net investment income (loss)..........................  4,589   485    9     692   2,604   1,081         (2,253)
 Net realized investment gains (losses)................   (170)   99    2      18      37    (596)           223
 Insurance charges.....................................    962   101   --     268      25      71            (11)
 Other.................................................    775    45    3       1     106   1,310           (380)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,185   840   72   1,417   2,786   1,850         (2,421)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,419   338   22     522      31       5             (7)
 Interest credited on policyholder contract deposits...  1,860   159   --     131   1,471     526         (1,271)
 Amortization of deferred policy acquisition costs.....    642     6    1     142     218     201           (102)
 Amortization of deferred sales inducements............     17    --   --       4      94      75             (8)
 General and administrative expenses, net of deferrals.    519    68   10     195     147     701           (167)
 Commissions, net of deferrals.........................    153    30   23      76      14     474            (79)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,610   601   56   1,070   1,975   1,982         (1,634)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,575   239   16     347     811    (132)          (787)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................    153    15    3     138     (75)   (109)          (141)
 Deferred..............................................   (561)  (79)   4     (72)   (341)   (386)           321
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................   (408)  (64)   7      66    (416)   (495)           180
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,983   303    9     281   1,227     363           (967)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      2    --   --      --      10      --             (2)
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,981  $303  $ 9  $  281  $1,217  $  363        $  (965)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        -----------------------
                                                         Pro Forma    Pro Forma
                                                        Adjustments   Combined
                                                        -----------   ---------

REVENUES:
 Premiums and other considerations.....................    $  (1)(c)   $ 1,632
 Net investment income (loss)..........................        6(c)      7,213
 Net realized investment gains (losses)................      (17)(c)      (404)
 Insurance charges.....................................       --         1,416
 Other.................................................       (1)(c)     1,859
                                                           -----       -------
TOTAL REVENUES.........................................      (13)       11,716
                                                           -----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       (1)(c)     3,329
 Interest credited on policyholder contract deposits...       (1)(c)     2,875
 Amortization of deferred policy acquisition costs.....     (116)(b)       992
 Amortization of deferred sales inducements............       (3)(b)       179
 General and administrative expenses, net of deferrals.      106(b,c)    1,579
 Commissions, net of deferrals.........................        8(b,c)      699
                                                           -----       -------
TOTAL BENEFITS AND EXPENSES............................       (7)        9,653
                                                           -----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       (6)        2,063

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................        1(c)        (15)
 Deferred..............................................        1(c)     (1,113)
                                                           -----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................        2        (1,128)
                                                           -----       -------
NET INCOME (LOSS)......................................       (8)        3,191

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       (3)(c)         7
                                                           -----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $  (5)      $ 3,184
                                                           =====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2009
                                                        -----------------------------------------------------------------
                                                                                                             VALIC
                                                          AGL     AGD  AGAC  AGLA     WNL     SALIC   Deconsolidation (a)
                                                        -------  ----  ---- ------  -------  -------  -------------------
                                                                                             (In Millions)
REVENUES:
 Premiums and other considerations..................... $ 1,038  $111  $67  $  463  $    12  $    (9)       $    --
 Net investment income (loss)..........................   3,841   484   11     621    2,520      866         (2,022)
 Net realized investment gains (losses)................  (1,258)  (30)  (2)    (80)  (1,094)    (463)           906
 Insurance charges.....................................   1,067    98   --     263       73       51             --
 Other.................................................     585    27    3       1      108    1,245           (341)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL REVENUES.........................................   5,273   690   79   1,268    1,619    1,690         (1,457)
                                                        -------  ----  ---  ------  -------  -------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................   2,210   361   20     528       18       64            (12)
 Interest credited on policyholder contract deposits...   1,843   160   --     128    1,529      758         (1,274)
 Amortization of deferred policy acquisition costs.....     517    15    2     120      314      464            (94)
 Amortization of deferred sales inducements............      13    --   --       3      108       25             (3)
 General and administrative expenses, net of deferrals.     535    72   11     203      184      695           (168)
 Commissions, net of deferrals.........................     150    23   30      71       22      472            (82)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL BENEFITS AND EXPENSES............................   5,268   631   63   1,053    2,175    2,478         (1,633)
                                                        -------  ----  ---  ------  -------  -------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       5    59   16     215     (556)    (788)           176

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (14)   57    4     120       (2)    (433)           (49) (c)
 Deferred..............................................     205   (83)  14      61      (63)   1,810            (27) (c)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     191   (26)  18     181      (65)   1,377            (76)
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS)......................................    (186)   85   (2)     34     (491)  (2,165)           252

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      (6)   --   --      --       (3)      --             --
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $  (180) $ 85  $(2) $   34  $  (488) $(2,165)       $   252
                                                        =======  ====  ===  ======  =======  =======        =======

                                                        ---------------------
                                                         Pro Forma  Pro Forma
                                                        Adjustments Combined
                                                        ----------- ---------

REVENUES:
 Premiums and other considerations.....................    $ --      $ 1,682
 Net investment income (loss)..........................      --        6,321
 Net realized investment gains (losses)................      (6)(c)   (2,027)
 Insurance charges.....................................      --        1,552
 Other.................................................      --        1,628
                                                           ----      -------
TOTAL REVENUES.........................................      (6)       9,156
                                                           ----      -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................      --        3,189
 Interest credited on policyholder contract deposits...      --        3,144
 Amortization of deferred policy acquisition costs.....      35(b)     1,373
 Amortization of deferred sales inducements............      --          146
 General and administrative expenses, net of deferrals.      --        1,532
 Commissions, net of deferrals.........................      --          686
                                                           ----      -------
TOTAL BENEFITS AND EXPENSES............................      35       10,070
                                                           ----      -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......     (41)        (914)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (13)(c)     (330)
 Deferred..............................................      --        1,917
                                                           ----      -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (13)       1,587
                                                           ----      -------
NET INCOME (LOSS)......................................     (28)      (2,501)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       2(c)        (7)
                                                           ----      -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $(30)     $(2,494)
                                                           ====      =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. GENERAL

The following notes set forth the assumptions used in preparing the Unaudited Pro Forma Condensed Financial Statements. The pro forma adjustments are based on estimates made by AGL's management using information currently available.

2. PRO FORMA ADJUSTMENTS

The adjustments to the accompanying Unaudited Pro Forma Condensed Balance Sheet are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on total assets $(68,686) million; total liabilities $(61,743) million; equity $(6,943) million.

    (b)Deferred policy acquisition cost adjustments per the adoption of the Financial Accounting Standards Board ("FASB") Accounting Standard Update ("ASU") ASU 2010-26 on January 1, 2012. Impact on total assets $(467) million; total liabilities $5 million; equity $(472) million.

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust and Castle 2003-2 Trust consolidation / elimination adjustments to re-compute the controlling/noncontrolling interests from the deconsolidation of VALIC and merging of WNL.

       .  Intercompany elimination entries.

       . Common stock to additional paid in capital ("APIC") reclasses to cancel the common stock of the Merged Entities.

       .  Current and deferred tax asset / liability reclasses.

       . Impact of various consolidation adjustments on total assets $(1,038) million; total liabilities $(759) million; equity $(279) million.

The adjustments to the accompanying Unaudited Pro Forma Condensed Statements of Income (Loss) are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(872) million

           .  2010 - $(787) million

           .  2009 - $176 million

    (b)Deferred policy acquisition cost adjustments per the adoption of FASB ASU 2010-26 on January 1, 2012. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(48) million

           .  2010 - $3 million

           .  2009 - $(35) million

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust, Castle 2003-2 Trust and intercompany elimination adjustments. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $68 million

           .  2010 - $(9) million

           .  2009 - $(6) million

       .  Income tax expense (benefit) adjustments.

                           PART C -- OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements


The following financial statements are incorporated by reference or included herein, as indicated below, to this Registration Statement:



- Audited Financial Statements of Variable Annuity Account Seven of SunAmerica Annuity and Life Assurance Company for the year ended December 31, 2011 are included in Part B of the registration statement.



- Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 11 to Form N-4 Registration Statement (File Nos. 333-157199) of Variable Separate Account filed on April 26, 2012.



- Audited Statutory Financial Statements of American General Assurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 27 to Form N-6 Registration Statement (File No. 333-34199) of American General Life Insurance Company of Delaware Separate Account II filed on April 30, 2012.



- Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 26 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on April 30, 2012.



- Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 4 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on April 30, 2012.



- Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011 is included in Part B of the registration statement.


(b) Exhibits


(1)   Resolutions Establishing Separate Account.................................    4
(2)   Custody Agreements........................................................    Not Applicable
(3)   (a)  Form of Distribution Contract........................................    5
      (b)  Selling Agreement....................................................    20
(4)   Variable Annuity Contract
      (a)  Annuity Contract.....................................................    11
      (b)  Return of Purchase Payment Death Benefit Endorsement.................    11
      (c)  Purchase Payment Accumulation Death Benefit Endorsement..............    11
      (d)  Maximum Anniversary Value Death Benefit Endorsement..................    11
      (e)  Rights of Accumulation Endorsement...................................    11
      (f)  Letter of Intent Endorsement.........................................    11
      (g)  Guaranteed Minimum Withdrawal Benefit Endorsement....................    11
      (h)  Optional Enhanced Death Benefit Endorsement..........................    7
      (i)  Guaranteed Minimum Withdrawal Benefit Endorsement....................    12
      (j)  Form of Optional Minimum Withdrawal Benefit Endorsement..............    13
      (k)  Optional Guaranteed Living Benefit Endorsement.......................    14
      (l)  Form of Optional Guaranteed Living Benefit Endorsement...............    15
      (m)  Form of Optional Guaranteed Living Benefit Endorsement...............    15

      (n)  Form of Maximum Anniversary Value Optional Death Benefit.............    15
      (o)  Form of Charges and Deductions Endorsement...........................    6
(5)   (a)  Application for Contract.............................................    2
      (b)  Merger Endorsement...................................................    20
(6)   Corporate Documents of Depositor
      (a)  Amended and Restated Articles of Incorporation of American General
           Life Insurance Company, effective December 31, 1991..................    1
      (b)  Amendment to the Amended and Restated Articles of Incorporation of
           American General Life Insurance Company, effective July 13, 1995.....    3
      (c)  By-Laws of American General Life Insurance Company, restated as of
           June 8, 2005.........................................................    10
(7)   Reinsurance Contract......................................................    Not Applicable
(8)   Material Contracts
      (a)  Anchor Series Trust Fund Participation Agreement.....................    19
      (b)  SunAmerica Series Trust Fund Participation Agreement.................    19
      (c)  American Funds Form of Fund Participation Agreement..................    9
      (d)  Lord Abbett Form of Fund Participation Agreement.....................    9
      (e)  Van Kampen Form of Fund Participation Agreement......................    8
      (f)  Franklin Templeton Variable Insurance Products Trust Fund
           Participation Agreement..............................................    14
      (g)  AIM Variable Insurance Funds (Invesco Variable Insurance Funds) Fund
           Participation Agreement..............................................    16
      (h)  Seasons Series Trust Fund Participation Agreement....................    19
      (i)  Form of Consents to Assignment of the Fund Participation and Other
           Agreements...........................................................    20
(9)   (a)  Opinion of Counsel and Consent of Depositor..........................    Filed Herewith
(10)  Consents..................................................................    Filed Herewith
(11)  Financial Statements Omitted from Item 23.................................    Not Applicable
(12)  Initial Capitalization Agreement..........................................    Not Applicable
(13)  Other
      (a)  Power of Attorney -- American General Life Insurance Company
           Directors............................................................    Not Applicable
      (b)  Notice of Termination of Support Agreement...........................    17
      (c)  Unconditional Capital Maintenance Agreement between American
           International Group, Inc. and American General Life Insurance
           Company..............................................................    18
      (d)  Specimen Form of Agreement and Plan of Merger........................    20



--------


 1 Incorporated by reference to Initial Registration Statement, File No. 033-
   43390 of American General Life Insurance Company Separate Account D, filed on October 16, 1991.


 2 Incorporated by reference to Initial Registration Statement, File Nos. 333-
   25473 and 811-03859, filed on April 18, 1997, Accession No. 0000950148-97-
   000989.


 3 Incorporated by reference to Pre-Effective Amendment No. 3 to Form S-6
   Registration Statement, File No. 333-53909, of American General Life Insurance Company Separate Account VL-R, filed on August 19, 1998, Accession No. 0000899243-98-001661.



 4 Incorporated by reference to Initial Registration Statement, File Nos. 333-
   65965 and 811-09003, filed on October 21, 1998, Accession No. 0000950148-98-
   002332.



 5 Incorporated by reference to Pre-Effective Amendment No. 2 and Amendment No.
   3, File Nos. 333-63511 and 811-09003, filed on December 7, 1998, Accession No. 0000950148-98-002682.



 6 Incorporated by reference to Post-Effective Amendment No. 1 and Amendment No.
   3, File Nos. 333-65965 and 811-09003, filed on October 8, 1999, Accession No. 0000950148-99-002190.



 7 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No.
   1, File Nos. 333-65118 and 811-03859, filed on September 28, 2001, Accession No. 0000950148-01-501929.



 8 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No.
   1, File Nos. 333-66114 and 811-03859, filed on October 25, 2001, Accession No. 0000950148-01-502065.



 9 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No.
   1, File Nos. 333-91860 and 811-03859, filed on October 28, 2002, Accession No. 0000898430-02-003844.

10 Incorporated by reference to Post-Effective Amendment No. 11 and Amendment
   No. 46, File Nos. 333-43264 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on August 12, 2005, Accession No. 0001193125-05-165474.



11 Incorporated by reference to Post-Effective Amendment No. 26 and Amendment
   No. 28, File Nos. 333-65965 and 811-09003, filed on May 1, 2006, Accession No. 0000950129-06-004649.





12 Incorporated by reference to Post-Effective Amendment No. 1 and Amendment No.
   2, File Nos. 333-137867 and 811-03859, filed on February 14, 2007, Accession No. 0000950148-07-000041.



13 Incorporated by reference to Post-Effective Amendment No. 7 and Amendment No.
   8, File Nos. 333-137882 and 811-09003, filed on February 4, 2008, Accession No. 0000950137-08-001540.



14 Incorporated by reference to Post-Effective Amendment No. 10 and Amendment
   No. 11, File Nos. 333-137882 and 811-09003, filed on April 29, 2008,
   Accession No. 0000950134-08-007757.



15 Incorporated by reference to Post-Effective Amendment No. 14 and Amendment
   No. 15, File Nos. 333-137882 and 811-09003, filed on April 27, 2009,
   Accession No. 0000950148-09-000058.





16 Incorporated by reference to Post-Effective Amendment No. 7 and Amendment No.
   8, File Nos. 333-157199 and 811-03859, filed on August 25, 2010, Accession No. 0000950123-10-080861.



17 Incorporated by reference to Post-Effective Amendment No. 17 and Amendment
   No. 18, File Nos. 333-137867 and 811-03859, filed on April 27, 2011,
   Accession No. 0000950123-11-040070.



18 Incorporated by reference to Post-Effective Amendment No. 3 and Amendment No.
   149, File Nos. 333-151576 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on May 2, 2011, Accession No. 0001193125-11-120309.



19 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No.
   5, File Nos. 333-172003 and 811-03859, filed on July 13, 2012, Accession No. 0000950123-12-010016.



20 Incorporated by reference to Initial Registration Statement, File Nos. 333-
   185762 and 811-03859, filed on January 2, 2013, Accession No. 0000950123-12-
   014430.

ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR




The directors and principal officers of the Company are set forth below. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.



NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
James A. Mallon                  Director, Acting Chairman, President and Chief
                                 Executive Officer
Curtis W. Olson(1)               President -- Benefit Solutions
Mary Jane B. Fortin              Director, Executive Vice President and Chief
                                 Financial Officer
Jeffrey H. Carlson(9)            Director, Executive Vice President
John B. Deremo                   Executive Vice President
Kyle L. Jennings(10)             Director, Executive Vice President, General
                                 Counsel and Secretary
Steven D. Anderson               Senior Vice President
Erik A. Baden                    Senior Vice President
Wayne A. Barnard                 Senior Vice President and Illustration Actuary
Robert M. Beuerlein(9)           Director, Senior Vice President and Chief and
                                 Appointed Actuary
David Butterfield(1)             Senior Vice President
Don W. Cummings                  Director, Senior Vice President
Terry B. Festervand              Senior Vice President and Treasurer
Brad J. Gabel(4)                 Senior Vice President, Chief Underwriter
John Gatesman                    Senior Vice President
David S. Jorgensen               Senior Vice President
Terry Keiper                     Senior Vice President
Frank A. Kophamel(9)             Senior Vice President
Glen D. Keller(9)                Senior Vice President
Stephen Kennedy(9)               Senior Vice President
Simon J. Leech(9)                Senior Vice President
Edmund D. McClure(9)             Senior Vice President
Richard D. McFarland(9)          Senior Vice President
Laura E. Milazzo(9)              Senior Vice President
Larry Nisenson                   Senior Vice President
John W. Penko(2)                 Senior Vice President
Rodney E. Rishel                 Senior Vice President
Sharon K. Roberson               Senior Vice President
Dale W. Sachtleben(3)            Senior Vice President
Stephen Stone                    Senior Vice President
Carol B. Whaley(1)               Senior Vice President
Chris N. Aiken(9)                Vice President
Chris Ayers(9)                   Vice President
Joan M. Bartel                   Vice President
Robert Beauchamp                 Vice President
Michael B. Boesen                Vice President
Laura J. Borowski(4)             Vice President
David R. Brady(11)               Vice President
Dan Chamberlain(9)               Vice President
Mark E. Childs(9)                Vice President
Robert M. Cicchi(9)              Vice President
Lawrence C. Cox                  Vice President
Julie Cotton Hearne              Vice President and Assistant Secretary
Timothy M. Donovan               Vice President
Jay Drucker                      Vice President
Farideh N. Farrokhi(9)           Vice President and Assistant Secretary

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Royce Fithen(6)                  Vice President
Frederick J. Garland, Jr.        Vice President
Manda Ghaferi                    Vice President
Liza Glass(9)                    Vice President
Leo W. Grace                     Vice President and Assistant Secretary
Richard L. Gravette(9)           Vice President and Assistant Treasurer
Lori S. Guadagno(5)              Vice President
Daniel J. Gutenberger(9)         Vice President and Medical Director
Joel H. Hammer(8)                Vice President
D. Leigh Harrington(9)           Vice President
Tracy Harris                     Vice President
Michael S. Harrison              Vice President
Tim Heslin                       Vice President
Keith C. Honig(7)                Vice President
Stephen D. Howard(2)             Vice President
S. Caitlin Irby(9)               Vice President
Walter P. Irby                   Vice President
Sharla A. Jackson(6)             Vice President
Wesley E. Jarvis(1)              Vice President
Debra H. Kile(9)                 Vice President and Medical Director
Michael J. Krugel(4)             Vice President
Kenneth R. Kiefer                Vice President
Mel McFall(9)                    Vice President
Lochlan O. McNew                 Vice President and Investment Officer (handling
                                 private placement and commercial mortgage loans)
Gwendolyn J. Mallett(9)          Vice President
W. Larry Mask                    Vice President, Real Estate Investment Officer and
                                 Assistant Secretary
Beverly Meyer(4)                 Vice President
Candace A. Michael(9)            Vice President
Michael R. Murphy(4)             Vice President
David Napoli                     Vice President
Deanna D. Osmonson(1)            Vice President
Cathy A. Percival(9)             Vice President and Medical Director
Carin M. Phelan                  Vice President
Glenn H. Plotkin(4)              Vice President
Debbie Runge                     Vice President, Human Resources
Jeanise L. Ryser                 Vice President
Michael Sibley(2)                Vice President
T. Clay Spires                   Vice President and Tax Officer
Gregory R. Thornton(3)           Vice President
Cynthia Wieties                  Vice President
Jeffrey L. Winkelmann(4)         Vice President
Joann K. Brown                   Assistant Vice President
Dori A. Artis                    Administrative Officer
Wayne P. Arzberger               Administrative Officer
Brenda G. Esslinger              Administrative Officer
Beverly Farris                   Administrative Officer
Robin F. Farris                  Administrative Officer
Deborah G. Fewell                Administrative Officer

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Maike M. George                  Administrative Officer
Brandy Harris                    Administrative Officer
Cassandra Hendricks              Administrative Officer
Stephen Johnson                  Administrative Officer
Donna Johnston                   Administrative Officer
Jalen V. Lohman                  Administrative Officer
Beverly Macias                   Administrative Officer
Jody Powers                      Administrative Officer
Donna J. Robertson               Administrative Officer
Phillip W. Schraub               Administrative Officer
Michael A. Sepanski              Administrative Officer
Marie M. Cerligione              Assistant Secretary
Keith Coleman                    Assistant Secretary
Jeffrey P. Conklin               Assistant Secretary
Debra L. Herzog                  Assistant Secretary
Virginia N. Puzon                Assistant Secretary
Mary Carmen Rodriguez            Assistant Secretary
Barbara J. Moore                 Assistant Tax Officer
William P. Hayes(10)             Chief Compliance Officer
Lesli K. Martin                  Anti Money Laundering Officer
Becky L. Strom                   Privacy Officer
Marc Herling                     General Counsel, Benefit Solutions and Assistant
                                 Secretary
Roger E. Hahn                    Investment Officer (Handling Strategic Investment
                                 Allocation and Asset/liability matching)



--------


  (1)  3600 Route 66, Neptune, NJ 07753



  (2)  Walnut Glen Tower, 8141 Walnut Hill Lane, Dallas, TX 75231



  (3)  3051 Hollis Drive, Springfield, IL 62704



  (4)  1200 N. Mayfair Road, Milwaukee, WI 53226



  (5)  599 Lexington Avenue, New York, N 10022



  (6)  205 E. 10th Avenue, Amarillo, TX 79101



  (7)  1 SunAmerica Center, 1999 Avenue of the Stars, Los Angeles, CA 90067



  (8)  32 Old Slip, New York, NY 10005



  (9)  2727-A Allen Parkway, Houston, TX 77019



  (10) 2919 Allen Parkway, Houston, TX 77019



  (11) 200 Liberty Street, New York, NY 10281


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT


The Registrant is a separate account of American General Life Insurance Company ("Depositor"). The Depositor is an indirect, wholly owned subsidiary of American International Group, Inc. An organizational chart for American International Group, Inc. can be found as Exhibit 21 in American International Group, Inc.'s Form 10-K, SEC File No. 001-08787, Accession No. 0001047469-11-001369, filed on
February 23, 2012. Exhibit 21 is incorporated herein by reference.


ITEM 27.  NUMBER OF CONTRACT OWNERS


As of November 30, 2012, the number of Polaris II A-Class Platinum Series contracts funded by Variable Annuity Account Seven was 15,263 of which 6,446 were qualified contracts and 8,817 were non-qualified contracts.

ITEM 28.  INDEMNIFICATION




Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



AMERICAN GENERAL LIFE INSURANCE COMPANY



To the full extent authorized by law, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal or civil, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or serves or served in any capacity in any other corporation at the request of the corporation. Nothing contained herein shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.


ITEM 29.  PRINCIPAL UNDERWRITER

(a) SunAmerica Capital Services, Inc. acts as distributor for the following investment companies:


    American General Life Insurance Company -- Variable Separate Account


    American General Life Insurance Company -- Variable Annuity Account One


    American General Life Insurance Company -- Variable Annuity Account Two


    American General Life Insurance Company -- Variable Annuity Account Four


    American General Life Insurance Company -- Variable Annuity Account Five


    American General Life Insurance Company -- Variable Annuity Account Seven


    American General Life Insurance Company -- Variable Annuity Account Nine

    The United States Life Insurance Company in the City of New York -- FS Variable Separate Account
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account One
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account Two
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account Five
    Anchor Series Trust

    Seasons Series Trust

    SunAmerica Series Trust
    SunAmerica Equity Funds
    SunAmerica Income Funds

    SunAmerica Series, Inc.

    SunAmerica Money Market Funds, Inc.
    SunAmerica Senior Floating Rate Fund, Inc.

    SunAmerica Specialty Series


(b) Directors, Officers and principal place of business:


OFFICER/DIRECTORS*                               POSITION
------------------                               --------
Peter A. Harbeck            Director
James T. Nichols            Director, President & Chief Executive Officer
Stephen A. Maginn(1)        Director, Chief Distribution Officer
Frank Curran                Vice President, Controller, Financial Operation
                            Principal and Chief Financial Officer, Treasurer
Rebecca Snider              Chief Compliance Officer
John T. Genoy               Vice President
Mallary L. Reznik(2)        Vice President
Christine A. Nixon(2)       Secretary
Virginia N. Puzon(2)        Assistant Secretary

     --------

      * Unless otherwise indicated, the principal business address of SunAmerica Capital Services, Inc. and of each of the above individuals is Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311.

     (1) Principal business address is 21650 Oxnard Street, Suite 750, Woodland Hills, CA 91367-4901.


     (2) Principal business address is 1999 Avenue of the Stars, Los Angeles, California 90067-6121.


(c) SunAmerica Capital Services, Inc. retains no compensation or commissions from the Registrant.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS


All records referenced under Section 31(a) of the 1940 Act, and Rules 31a-1 through 31a-3 thereunder, are maintained and in the custody of American General Life Insurance Company at its principal executive office located at 2727-A Allen Parkway, Houston, Texas 77019-2191 or at American General Life Insurance Company's Annuity Service Center located at 21650 Oxnard Street, Suite 750, Woodland Hills, California 91367-4901.


ITEM 31.  MANAGEMENT SERVICES

Not Applicable.

ITEM 32.  UNDERTAKINGS




Undertakings of the Registrant

------------------------------


Registrant undertakes to: (a) file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted; (b) include either (1) as part of any application to purchase a contract offered by the prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the Applicant can remove to send for a Statement of Additional Information; and (c) deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.



REPRESENTATION REGARDING THE REASONABLENESS OF AGGREGATE FEES AND CHARGES DEDUCTED UNDER THE CONTRACTS PURSUANT TO SECTION 26(e)(2)(A) OF THE INVESTMENT COMPANY ACT OF 1940



American General Life Insurance Company represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by American General Life Insurance Company.

                               POWERS OF ATTORNEY



Each person whose signature appears below hereby appoints Mary Jane B. Fortin, Manda Ghaferi, Steven A. Glover and David S. Jorgensen and each of them, any one of whom may act without the joinder of the others, as his/her attorney-in-fact to sign on his/her behalf and in the capacity stated below and to file all amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.



                                   SIGNATURES



As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Variable Annuity Account Seven, has duly caused this Registration Statement to be signed on its behalf, in the City of Houston, and State of Texas on this 28th day of December, 2012.



                                        VARIABLE ANNUITY ACCOUNT SEVEN
                                        (Registrant)



                                        By: AMERICAN GENERAL LIFE INSURANCE
                                            COMPANY
                                            (On behalf of the Registrant and
                                            itself)



                                        By: /s/ MARY JANE B. FORTIN
                                            ------------------------------------
                                            MARY JANE B. FORTIN
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER



As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons, on behalf of the Registrant and Depositor, in the capacities and on the dates indicated.




          SIGNATURE                             TITLE                          DATE
          ---------                             -----                          ----
/s/ JAMES A. MALLON              Director, Acting Chairman,              December 28, 2012
-----------------------------    President
JAMES A. MALLON                  and Chief Executive Officer


/s/ MARY JANE B. FORTIN          Director, Executive Vice President      December 28, 2012
-----------------------------    and Chief Financial Officer
MARY JANE B. FORTIN


/s/ DON W. CUMMINGS              Director and Senior Vice President      December 28, 2012
-----------------------------
DON W. CUMMINGS


/s/ ROBERT M. BEUERLEIN          Director                                December 28, 2012
-----------------------------
ROBERT M. BEUERLEIN


/s/ JEFFREY H. CARLSON           Director                                December 28, 2012
-----------------------------
JEFFREY H. CARLSON


/s/ KYLE L. JENNINGS             Director                                December 28, 2012
-----------------------------
KYLE L. JENNINGS

                                  EXHIBIT INDEX


EXHIBIT NO.                                      DESCRIPTION
-----------                                      -----------
   (9)(a)       Opinion of Counsel and Consent of Depositor
   (10)         Consents